                                                Filed pursuant to Rule 424(b)(2)
                                                Registration No. 333-33040


PROSPECTUS SUPPLEMENT

[IUSACELL DIGITAL LOGO]

GRUPO IUSACELL, S.A. DE C.V.

10,000,000 American Depositary Shares,
each representing 10 Shares of Series V Common Stock

We are offering 10,000,000 ADSs.

On April 13, 2000, the closing price of Iusacell's ADSs on the New York Stock Exchange was $15.125.

The ADSs are listed on the New York Stock Exchange under the symbol "CEL." The series V shares are listed on the Mexican Stock Exchange.

INVESTING IN OUR ADSS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------------
                                                          PRICE TO             UNDERWRITING         PROCEEDS TO
                                                          PUBLIC               DISCOUNT             IUSACELL
------------------------------------------------------------------------------------------------------------------------
Per ADS                                                   $15.125              $0.529               $14.596
------------------------------------------------------------------------------------------------------------------------
Total                                                     $151,250,000         $5,293,750           $145,956,250
------------------------------------------------------------------------------------------------------------------------

We have granted the underwriters the right to purchase up to an additional 1,500,000 ADSs to cover over-allotments. If the over-allotment option is exercised in full, we will receive proceeds of $167,849,688.

                          Joint Book-Running Managers

J.P. MORGAN & CO.                                        WARBURG DILLON READ LLC
                            ------------------------

SALOMON SMITH BARNEY
                                                                     ING BARINGS

April 13, 2000

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

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                                            PAGE
                                             NO.
                                            -----
Prospectus Summary........................    S-1
Risk Factors..............................   S-10
Use of Proceeds...........................   S-16
Market Information........................   S-17
Dividends.................................   S-23
Capitalization............................   S-24
Dilution..................................   S-25
Exchange Rates............................   S-26
Selected Financial and Operating Data.....   S-27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   S-33
Business..................................   S-57

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                                            PAGE
                                             NO.
                                            -----
Management................................   S-84
Principal Shareholders....................   S-91
Certain Transactions......................   S-94
Description of Capital Stock..............   S-97
Description of ADSs.......................  S-103
Taxation..................................  S-108
Underwriting..............................  S-112
Legal Matters.............................  S-114
Experts...................................  S-114
Index to Financial Statements.............    F-1
Glossary of Telecommunications Terms......    A-1

                                   PROSPECTUS

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                                             PAGE
                                             NO.
                                             ----
About This Prospectus......................     i
Where You Can Find More Information........    ii
Forward-Looking Statements.................    ii
Iusacell...................................     1
Use of Proceeds............................     2
Ratio of Earnings to Fixed Charges.........     2

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                                             PAGE
                                             NO.
                                             ----
Description of Securities that May be
  Offered..................................     3
Description of the Debt Securities.........     3
Plan of Distribution.......................     8
Legal Matters..............................     9
Experts....................................     9
Enforceability of Civil Liabilities........     9

"NEW IUSACELL" AND "IUSACELL" MEAN GRUPO IUSACELL, S.A. DE C.V. THIS COMPANY WAS FORMERLY KNOWN AS NUEVO GRUPO IUSACELL, S.A. DE C.V.

"OLD IUSACELL" MEANS GRUPO IUSACELL CELULAR, S.A. DE C.V. THIS COMPANY WAS FORMERLY KNOWN AS GRUPO IUSACELL, S.A. DE C.V. NEW IUSACELL OWNS 99.9% OF THE CAPITAL STOCK OF OLD IUSACELL.

Unless otherwise specified, all references to "U.S. dollars," "dollars," "U.S.$" or "$" are to United States dollars, and references to "Ps." and "pesos" are to Mexican pesos. We publish our financial statements in pesos that are adjusted to reflect changes in purchasing power due to inflation. Thus, unless otherwise specified, our financial data is presented in constant pesos of December 31, 1999 purchasing power. Amounts presented in this prospectus may not add up or may be slightly inconsistent due to rounding.

Mexican generally accepted accounting principles require that financial statements of Mexican companies such as Iusacell recognize certain effects of inflation. As a result, unless otherwise indicated, all financial statements and data presented in this prospectus have been restated in constant pesos as of December 31, 1999. The U.S. dollar translations provided in this prospectus are, unless otherwise indicated, calculated at the exchange rate at December 31, 1999 reported by the Federal Reserve Bank of New York as its noon buying rate for pesos, which was Ps.9.480 per U.S. dollar. On April 13, 2000, the noon buying rate for pesos reported by the Federal Reserve Bank of New York was Ps.9.399 per U.S. dollar. Sums may not add due to rounding.

We have filed with the United States Securities and Exchange Commission, which we refer to as the SEC, a registration statement on Form F-3 under the Securities Act of 1933, as amended, to register the offer contemplated in this prospectus supplement. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information presented in the registration statement. Statements contained in this prospectus supplement or the prospectus that forms part of the registration statement, which together we refer to as the prospectus, concerning the provisions of any document are not necessarily complete. For further information about us, the offer and any document referred to in this prospectus, you should refer to the registration statement and its exhibits.

WE ARE NOT MAKING OFFERS TO, NOR ARE WE ACCEPTING OFFERS TO BUY FROM, PERSONS IN ANY JURISDICTION IN WHICH THIS OFFER WOULD NOT COMPLY WITH LOCAL SECURITIES LAWS.

We have not authorized any person to give you any information or to make any representation that is not contained in this prospectus in connection with this offer to sell ADSs. If such information or representation is given or made to you, you must not rely upon it as having been authorized by us.

We have filed an application with the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores), also referred to as the CNBV, to register our series V shares in the Securities and Special Sections of the National Registry of Securities and Intermediaries (Registro Nacional de Valores e Intermediarios) maintained by the CNBV and to permit the transactions mentioned in this prospectus. This registration and permission does not imply any certification as to the investment quality of our shares, our solvency or the accuracy or completeness of the information included in this prospectus.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We sometimes use general or Mexican telecommunications industry terms, which are explained in detail in Annex A -- "Glossary of Telecommunications Terms." This summary is not complete and may not contain all the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus including the risk factors beginning on page S-10 and the information and financial statements and the notes to those statements included in this prospectus.

                          GRUPO IUSACELL, S.A. DE C.V.

We are the second largest wireless telecommunications provider in Mexico with more than 1.3 million cellular customers. We own and operate concessions for a range of frequencies in the 800 MHz band used to provide cellular wireless services in four contiguous regions in central Mexico, including Mexico City, one of the world's most populous cities.

     - Our cellular concessions cover regions representing approximately 68 million inhabitants, or 69% of Mexico's total population.

     - Our cellular network makes services available in areas where approximately 59 million people live, representing 88% of the inhabitants of the regions where we provide cellular wireless services and 61% of Mexico's total population.

Since August 1999, we have been offering digital coverage and services in all areas where we provide cellular wireless services.

Since February 1997, we have been under the management control of subsidiaries of Bell Atlantic Corporation. Bell Atlantic has invested approximately U.S.$1.2 billion since 1993 for its current 40.2% economic and voting interest in our equity. Today, Bell Atlantic personnel seconded to Iusacell and Bell Atlantic consultants are integrally involved in defining and implementing our long-term strategy and in managing day-to-day operations.

Since Bell Atlantic took control of our management in February 1997, our cellular subscriber base has grown from approximately 245,000 to 1,322,798 subscribers at December 31, 1999. Of these subscribers, 352,289 were post-paid contract customers who purchase cellular services pursuant to fixed term contracts and the remaining 970,509 were customers who pay for their cellular services in advance through the purchase of prepay calling cards. Approximately 207,000 of these prepay customers are incoming calls only customers who only receive incoming calls and cannot make outgoing calls. These customers generate little or no revenue.

In addition to our core mobile wireless services, we also provide a wide range of other telecommunications services, including long distance, paging, wireless local telephony and data transmission. In late March 2000, we launched wireless Internet service.

COMPETITIVE STRENGTHS

Large Cellular Subscriber Base
At December 31, 1999, we had 1,322,798 cellular subscribers, including both contract and prepay subscribers. We believe that our contract customers seek the convenience of uninterrupted mobile cellular service and access to high quality customer service and are willing to pay a monthly fee for the choice of value-added services such as wireless Internet, call waiting, emergency service (*911), short messaging, voicemail, three-way calling and caller identification. Prepay subscribers are attractive because of their higher average per minute airtime charges, lower acquisition costs and the absence of billing costs, credit concerns and collection risk.

Leading Digital Technology Platform in All Our Markets
We believe we are the Mexican market leader in technology. In August 1999, upon completion of our deployment of a CDMA digital network in all areas where we provide cellular service, we became the first company in Mexico to make digital voice service broadly available to all of our customers.

Compared with analog cellular technology, our digital technology increases system capacity by approximately six to ten times, offers better call quality and clarity, enables significantly longer telephone battery life, ensures greater call confidentiality and fraud protection and provides a wider variety of advanced features and applications, such as short messaging service. Our network technology provides superior switching and transmission capabilities. These features allow for lower capital expenditures per subscriber and reduced network operating costs.

From January 1997 through December 31, 1999, we made approximately U.S.$480.2 million in capital expenditures, most of which was spent on our cellular telecommunications network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures."

Bell Atlantic Wireless Expertise and Support
Our management team draws extensively upon Bell Atlantic's expertise to develop and implement our operating strategy. Bell Atlantic is the managing partner of Verizon Wireless, the wireless company formed in early April 2000 by the combination of the United States wireless businesses of Bell Atlantic and Vodafone AirTouch plc. Verizon Wireless is the largest wireless business in the United States. Bell Atlantic also has substantial investments in other wireless telecommunications companies around the world. We believe that Bell Atlantic's extensive experience in the development and implementation of marketing programs designed to promote substantial subscriber growth provide us with a significant competitive advantage in the Mexican mobile wireless market.

Experienced Management Team
The five senior members of the Iusacell operational management team appointed by Bell Atlantic have an aggregate of approximately 71 years of experience in the telecommunications industry. Individually, Iusacell's operating managers have established track records of producing subscriber growth, penetrating new markets and developing new telecommunications product offerings. Iusacell's management team is complemented by experienced Mexican and Bell Atlantic telecommunications executives and consultants.

Well-Recognized Brand Name
All of the services that we offer use the well-recognized IUSACELL Digital brand name to increase consumer awareness and customer loyalty. We believe that our network's superior call quality and our customer care operations contribute to our strong, favorable brand awareness among potential and existing customers. Iusacell's ten years of operation give us significant advantages over new entrants to the wireless market offering similar services.

BUSINESS STRATEGY

Iusacell's strategic and operating plan is based on the wireless operating model that Bell Atlantic has successfully deployed in the United States, Europe and Asia. This model focuses on:

     - state-of-the-art network technology and performance,

     - delivery of products and services which customers consider valuable,

     - strong distribution, and

     - superior customer service.

We believe that our strategic and operating plan will enable us to increase our subscriber base, subscriber usage, revenues and profitability in our core wireless businesses. This strategic plan incorporates the following key elements:

Nationwide Wireless Footprint
We believe that it is important to provide reliable and high quality wireless service to our customers throughout Mexico. We intend to achieve this goal by owning concessions in each region of Mexico or, in those areas where we are unable to secure concessions, by exchanging airtime with other concessionaires or by enabling seamless roaming services and offering our customers telephones that can access nationwide services on different frequencies. In May 1998, as part of this strategy, Iusacell acquired concessions to provide PCS services in two regions in northern Mexico. By adding these new regions to areas already covered by our existing cellular footprint, Iusacell now owns concessions covering approximately 79 million inhabitants, or 80% of Mexico's total population.

From time to time we explore possibilities to expand our nationwide wireless footprint.

Significantly Strengthen Our Distribution Channels
We continue to strengthen our product distribution system to emphasize consistent, standardized merchandising through a well-balanced mix of company-owned stores and independent distributors conveniently located throughout all of our operating regions. We continue to develop additional long-term relationships with our distributors to encourage them to sell our products and services, and seek to make these relationships exclusive. We intend to continue to increase our distribution system primarily by expanding the number of locations where customers can purchase prepay cards. Since Bell Atlantic took control of Iusacell's management in February 1997, we have increased our points of distribution from approximately 230 to 6,522 at December 31, 1999.

Superior Network and Customer Service
We believe that superior network technology and proactive and timely customer service help us to attract and retain customers. To build a superior network, we swapped out our previous analog network for an analog and CDMA digital network supplied by Lucent Technologies and, upon completion of the swap out in August 1999, became the first company in Mexico to make digital voice services broadly available to all of our customers. For our customers, our digital technology offers better call quality and clarity, ensures greater call confidentiality and fraud protection, enables significantly longer telephone battery life, and provides a wider variety of advanced features and applications as compared with analog cellular technology. Over the last fifteen months, Iusacell has experienced rapid growth in digital subscribers and traffic. As a result, and in anticipation of further growth in digital subscribers and digital usage, we decided to accelerate our capital expenditure program to expand digital capacity and improve digital service quality.

To provide proactive and timely customer service, we operate two call centers that provide automated and efficient service to our customers. Our call center service quality and response speed should further improve with the implementation of state-of-the-art customer service software in 2000. We also use welcome packages, customer satisfaction calls, special programs for corporate customers and customized billing to communicate our commitment to our customers.

Customer Segmentation
We design our products and services for each customer segment. For contract customers, we offer six pricing packages tailored to meet the needs of high and mid-usage customers and another pricing tailored to lower usage customers. We believe that our contract customers seek the convenience of uninterrupted mobile service and access to high quality customer service and wish to purchase their long distance, paging, and other telecommunications services bundled together as a single product.

We also sell prepay cards to further penetrate the segment of lower usage customers. We believe our prepay customers seek service without a fixed financial commitment and monthly billing.

Value-Added Services
Our new analog and CDMA digital network permits us to provide our digital and analog customers with a wide range of value added services, including caller identification, voicemail, and three way calling. To encourage our customers to migrate to digital service, we offer additional value-added services, such as short messaging service, only to digital customers. In late March 2000, we launched our wireless Internet service as a value-added service available only to our digital contract customers.

Sales Force Incentives
To increase the size and quality of our subscriber base, we have a sales force compensation plan which is largely performance based. Our compensation plan is based on sales volume and product mix and rewards our sales force for upgrading analog contract customers to digital service and qualified prepay customers to contract plans. The compensation plan is also designed to encourage salespersons to sell bundled products and value-added services. Recently, the compensation plan has been modified to place greater emphasis on customer retention.

                            ------------------------

Our principal executive offices are located at Prolongacion Paseo de la Reforma 1236, Colonia Santa Fe, Delegacion Cuajimalpa, 05348, Mexico, D.F. Our telephone number is + (525) 109-4400. Our internet website address is http://www.iusacell.com.mx. Information contained in our website is not part of this prospectus.

                                  THE OFFERING

THE OFFERING...................We are offering a total of 10,000,000 ADSs through a U.S. and international offering.

OVER-ALLOTMENT OPTION..........We have granted the underwriters an option covering up to 1,500,000 ADSs, solely to cover over-allotments.

THE ADSS.......................Each ADS represents 10 series V shares of
                               Iusacell. The ADSs will be evidenced by American depositary receipts.

OFFERING PRICE.................U.S.$15.125 per ADS.

USE OF PROCEEDS................Our net proceeds, after commissions and expenses, assuming no exercise of the over-allotment option, will be approximately U.S.$144.5 million, which will be used to acquire cellular network equipment to increase the capacity coverage and quality of our network and to fund the initial deployment of our PCS network in Regions 1 and 4.

LISTING AND TRADING MARKETS....The ADSs are listed on the New York Stock
                               Exchange. The series V shares are listed on the Mexican Stock Exchange.

NYSE TRADING SYMBOL............"CEL."

VOTING RIGHTS..................Iusacell has two series of common stock, series V shares and series A shares. Holders of our series V shares may vote at any general shareholders meeting and are entitled to elect five of the twelve members of our Board of Directors.

                               Bell Atlantic and the Peralta Group, who, prior to this offering collectively owned 49.8% of the series V shares, have agreed to elect the President and Director General of Iusacell, whom the Chairman of the Board of Directors has the right to appoint, as one of the five series V directors.

                               Bell Atlantic, as holder of the majority of the series A shares, exercises control, as it has the right to elect six of the twelve board members, including the Chairman of the Board of Directors, whose vote breaks a tie. By agreement with the Peralta Group, Bell Atlantic also has the right to nominate all of the candidates for a seventh board position.

                               Holders of our ADSs may exercise the voting rights of the underlying series V shares through the ADS depositary. We will notify the depositary of any shareholders' meetings. The depositary will mail the information contained in any notices it receives to the ADS holders and will inform them of the procedures to follow in order to exercise their voting rights.

DIVIDEND POLICY................Since becoming a public company in 1994, Iusacell has not paid dividends. We do not contemplate paying dividends in the foreseeable future.

                                  RISK FACTORS

Investing in our ADSs involves some risks, including, among others, risks relating to:

     - OUR HOLDING COMPANY STRUCTURE, OUR HIGH LEVEL OF DEBT AND THE RESTRICTIVE COVENANTS TO WHICH WE ARE SUBJECT,

     - THE TELECOMMUNICATIONS INDUSTRY, generally and in Mexico particularly, such as high capital requirements, the need to adapt to rapid technological change and significant competition,

     - OUR TWO PRINCIPAL SHAREHOLDERS, such as the continued availability of Bell Atlantic seconded employees and consultants, the effect of any sale by Bell Atlantic of its interest in Iusacell and the potential negative effect on our operations of any governmental actions which have been taken against Mr. Carlos Peralta, and

     - THE BUSINESS ENVIRONMENT IN MEXICO, such as the devaluation of the peso, exchange controls, the telecommunications regulatory environment prevailing in Mexico, inflation levels significantly above those in the United States and economic downturns.

See "Risk Factors" beginning on page S-10.

                      SUMMARY FINANCIAL AND OPERATING DATA

The following tables present summary and operating information of Iusacell and its consolidated subsidiaries. We have extracted some of this information from the audited consolidated financial statements of Iusacell appearing elsewhere in this prospectus and you should read this information in conjunction with those consolidated financial statements.

Prior to August 10, 1999, when Iusacell completed a corporate restructuring, New Iusacell had minimal assets and liabilities and no operations and contingent liabilities. For accounting purposes, New Iusacell is the successor business to Old Iusacell. New Iusacell currently owns 99.9% of the capital stock of Old Iusacell.

The financial statements have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP. See "Selected Financial and Operating Data."

THOUSANDS OF CONSTANT DECEMBER 31, 1999 PESOS AND U.S. DOLLARS,  -------------------------------------------------------------------
except ratios and subscriber data.(1)(2)                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------------------------
                                                                     1997              1998             1999              1999
                                                                 -------------    --------------    -------------    ---------------
INCOME STATEMENT DATA:
MEXICAN GAAP:
Total revenues.................................                  Ps. 2,478,591     Ps. 3,172,397    Ps. 4,204,653    U.S.$  443,529
Gross profit...................................                      1,525,167         2,086,028        2,860,971           301,790
Operating expenses.............................                        990,880         1,210,540        1,444,799           152,405
Depreciation & amortization....................                        775,258           892,850        1,425,022           150,319
Operating (loss)...............................                       (240,971)       (1,119,763)          (8,850)             (934)
Total integral financing cost (gain)...........                          5,249           427,766         (529,525)          (55,857)
Total provisions for taxes.....................                         60,397            72,127          537,455            56,693
Net income (loss)..............................                     (1,332,572)       (1,457,062)         333,762            35,207
Net income (loss) per share....................                          (1.24)            (1.30)            0.26              0.03
U.S. GAAP:(3)
Total revenues.................................                  Ps. 2,593,830    Ps.  3,192,641    Ps. 4,204,653    U.S.$  443,529
Operating profit (loss)........................                     (1,652,678)         (947,509)         (77,878)           (8,215)
Net income (loss)..............................                       (904,623)       (1,447,526)         234,232            24,708
Basic and diluted income (loss) per share(4)...                          (0.84)            (1.35)            0.18              0.02
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital................................                  Ps.  (347,028)   Ps. (1,349,797)   Ps.   809,505    U.S.$   85,391
Property and equipment, net....................                      4,016,213         5,961,927        6,771,108           714,252
Total assets...................................                      8,892,877        11,151,350       14,834,370         1,564,807
Total debt.....................................                      2,959,543         5,002,121        7,916,374           835,061
Stockholders' equity...........................                      4,434,109         4,118,268        5,243,361           553,097
U.S. GAAP:(3)
Working capital................................                  Ps.  (559,374)   Ps. (1,517,058)   Ps.   605,687    U.S.$   63,891
Property and equipment, net....................                      4,016,213         5,774,626        6,582,807           694,389
Total assets...................................                      9,776,469        11,598,760       15,272,205         1,610,992
Total debt.....................................                      2,959,543         5,014,180        7,921,636           835,616
Minority interest..............................                         15,418               911           33,069             3,488
Stockholders' equity...........................                      4,386,376         4,120,659        5,133,707           541,530

THOUSANDS OF CONSTANT DECEMBER 31, 1999 PESOS AND U.S. DOLLARS,  -------------------------------------------------------------------
except ratios and subscriber data.(1)(2)                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------------------------
                                                                     1997              1998             1999              1999
                                                                 -------------    --------------    -------------    ---------------
OTHER FINANCIAL DATA:
MEXICAN GAAP:
EBITDA(6)(18).......................................              Ps.  534,287     Ps.   875,488    Ps. 1,416,172    U.S.$  149,385
EBITDA margin(7)....................................                        22%               28%              34%               34%
Capital expenditures(8).............................              Ps.  941,901     Ps. 3,635,488    Ps. 1,713,921    U.S.$  180,793
Interest expense, net                                             Ps.  330,659     Ps.   250,873    Ps.   291,417    U.S.$   30,740
Ratio of earnings to fixed charges(9)...............                        --                --             2.59              2.59

U.S. GAAP:
EBITDA(6)(17).......................................              Ps. (877,420)    Ps. 1,053,872    Ps. 1,347,144    U.S.$  142,104

CASH FLOW DATA:(5)
MEXICAN GAAP:
Net cash provided (used) by operating activities....              Ps. (300,525)    Ps.   765,406    Ps. 1,147,442    U.S.$  121,038
Net cash used in investing activities...............                (1,538,625)       (3,871,546)      (3,955,572)         (417,254)
Net cash provided (used) by financing activities....                 1,855,552         3,236,271        3,673,425           387,492

U.S. GAAP:(3)
Net cash provided (used) by operating activities....              Ps.  104,786     Ps. 1,915,360    Ps.   725,289    U.S.$   76,507
Net cash provided (used) by investing activities....                (1,363,228)       (3,684,246)      (3,886,544)         (409,973)
Net cash provided (used) by financing activities....                 1,274,845         1,899,020        4,026,550           424,742

SUBSCRIBER DATA:
POPs................................................                65,847,614        66,712,645       67,591,791
Subscribers(10)
  Contract..........................................                   199,964           277,014          352,289
  Prepay............................................                   200,159           478,361          970,509
                                                                 -------------    --------------    -------------
          Total subscribers.........................                   400,123           755,375        1,322,798
Gross subscriber additions..........................                   406,353           747,720          788,438
Average subscribers(11).............................                   387,765           742,601        1,290,558
Penetration(12).....................................                      0.61%             1.13%            1.96%
Average monthly contract churn(13)..................                      2.94%             2.58%            2.96%
Average monthly MOUs per subscriber(14).............                       105                87               77
Nominal average monthly revenue per subscriber(15)..              Ps.      464    Ps.        361    Ps.       346    U.S.$       36
Nominal cost to acquire a new subscriber(16)........              Ps.    5,326    Ps.      3,477    Ps.     3,527    U.S.$      372

---------------
 (1) According to Mexican GAAP, financial data for all periods in the financial statements included in this prospectus, unless otherwise indicated, have been restated in constant December 31, 1999 pesos. Restatement into December 31, 1999 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 1999. The inflation indices used in this prospectus are 1.9687 for 1995 figures,
     1.5416 for 1996 figures, 1.3322 for 1997 figures and 1.1232 for 1998 figures.

 (2) Peso amounts were converted to U.S. dollars at the noon buying rate for December 31, 1999 of Ps.9.480 per U.S.$1.00. Such conversions should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

     In determining peso amounts of U.S. dollar-denominated obligations at December 31, 1999 in its financial statements under Mexican GAAP, however, Iusacell applied the exchange rate published by the Banco de Mexico, which on December 31, 1999 was Ps.9.4986 per U.S.$1.00. The differences between the noon buying rate and the Banco de Mexico exchange rate cause certain inconsistencies between references to U.S. dollar amounts in this prospectus and the actual U.S. dollar amounts. For example, Iusacell's actual total debt, excluding trade notes payable, at December 31, 1999 was U.S.$833.4 million. In preparing Iusacell's December 31, 1999 financial statements, we multiplied this amount by 9.4986 to arrive at the Ps.7,916.4 million in total debt, excluding trade notes payable. However, for purposes of this prospectus, we converted this peso amount to U.S. dollars using the rate of Ps.9.480, which yields a U.S. dollar-denominated total debt, excluding trade notes payable, of U.S.$835.0 million.

     The combined effect of the restatement of the financial data in December 31, 1999 constant pesos and the convenience translation of peso amounts into U.S. dollars discussed above means that the amount shown for certain balance sheet items is not equal to the actual amounts outstanding. For example, as of December 31, 1998, after the restatement in December 31, 1999 constant pesos and the convenience translation using the December 31, 1999 noon buying rate, total debt outstanding, excluding trade notes payable, was Ps.5,002.1 million, or U.S.$527.6 million. The actual amount of total debt outstanding, excluding trade notes payable, was U.S.$450.0 million. This impact explains any inconsistency between our consolidated financial information and references to U.S. dollar amounts in other sections of this prospectus.

 (3) See Note 20 to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--U.S. GAAP Reconciliation" for a discussion of differences between U.S. GAAP and Mexican GAAP.

 (4) Diluted earnings (loss) per share for the years ended December 31, 1998 and 1997 is equal to basic earnings (loss) per share as the potential drawdowns and conversions under the subordinated convertible facility with Bell Atlantic and the authorized but unissued shares subject to the executive employee stock purchase plan are excluded from the computation of diluted earnings (loss) per share because to include them would have been antidilutive for the periods presented. For the years ended December 31, 1998 and 1997, the number of potentially antidilutive shares that were excluded from the computation of diluted earnings (loss) per share for the drawdowns and conversions under the facility with Bell Atlantic were 69,285,714 and 214,285,714 shares, respectively, and for the shares subject to the executive employee stock purchase plan were 70,004 and 262,666 shares, respectively.

     Diluted earnings (loss) per share for the year ended December 31, 1999 is equal to basic earnings (loss) per share as Iusacell no longer had any potentially antidilutive securities.

     Diluted earnings (loss) per share for the years ended December 31, 1996 and 1995 is equal to basic earnings (loss) per share as Iusacell did not have any potentially antidilutive securities.

 (5) Under Mexican GAAP, the cash flow data has been adjusted for inflation and includes certain non-cash items, such as monetary gains and losses and foreign exchange gains and losses and, as a result, are not comparable with the respective U.S. GAAP cash flow data. Under U.S. GAAP, the effect of inflation adjustments has been included in the separate line item "Gain on net monetary position and foreign exchange losses." See Note 20 to the consolidated financial statements.

 (6) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and, under U.S. GAAP, non-cash items, and is presented because Iusacell believes that EBITDA provides useful information regarding Iusacell's debt service ability. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with Mexican GAAP or as a measure of profitability or liquidity. EBITDA as presented in this prospectus (under both Mexican GAAP and U.S. GAAP) differs from EBITDA as defined in the instruments governing New Iusacell and Old Iusacell's bank debt and senior notes. EBITDA in this prospectus has not been reduced to reflect the additional expenses that Old Iusacell would have incurred had it expensed, rather than, as is its current practice under Mexican GAAP and as is permitted under U.S. GAAP, amortized (over 18 months) the cost of cellular telephones it gives to its contract customers. EBITDA is not (i) a measure determined under U.S. GAAP, (ii) an alternative to U.S. GAAP operating income (loss) and net income (loss), or (iii) a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. EBITDA, as calculated by Iusacell, may not be comparable to similarly titled measures reported by other companies.

 (7) EBITDA margin is calculated by dividing EBITDA by the total revenues for the respective period.

 (8) Capital expenditures includes accruals for fixed asset purchases, the capitalization of interest costs related to long term debt incurred in connection with the acquisition of property, plant and equipment, trade-in credits received from Lucent Technologies for exchanging our previous analog network for a digital and analog network supplied by Lucent Technologies, and the net value of long distance fiber acquired in swaps for Iusacell long distance fiber. For 1999, pursuant to a waiver from its lenders, capital expenditures for determining compliance with capital expenditure limitations set forth in Old Iusacell's debt covenants excludes the capitalization of interest costs and Lucent Technologies trade-in credits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Expenditures."

 (9) The ratio of earnings to fixed charges covers continuing operations. For this purpose earnings are calculated as income or loss before taxes plus
     (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost. Earnings were inadequate to cover fixed charges in 1995, 1996, 1997 and

     1998. The fixed charge coverage deficiency for the years ended December 31, 1995, 1996, 1997 and 1998 amounted to Ps.2,043.4 million (U.S.$215.5 million), Ps.464.4 million (U.S.$49.0 million), Ps.1,334.3 million (U.S.$140.7 million) and Ps.2,275.5 million (U.S.$240.0 million).

(10) Subscribers refers to Iusacell's subscribers in its Regions at the end of the respective periods. A prepay customer is included as a subscriber if, at the end of the period, the customer's telephone number has not yet been deactivated.

(11) Average subscribers represents the rolling monthly average number of subscribers for the respective periods.

(12) Penetration represents the end of period subscribers divided by the end of period POPs in Iusacell's Regions, expressed as a percentage.

(13) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly contract churn for a given period. Average monthly contract churn for a given period is now calculated by dividing the sum of all contract subscribers disconnected during such period by the sum of the beginning-of-month contract subscribers for each of the months in such period, expressed as a percentage. Only 1997 average monthly contract churn information, which was 2.88% under the old methodology, has been restated under the new methodology. The average monthly contract churn data for 1995 and 1996 is presented under the old methodology, which calculates average monthly contract churn for a given period by dividing, for each month in that period, the total number of contract subscribers disconnected in such month by the number of contract subscribers at the beginning of such month and dividing the sum of the resulting quotients for all months in such period by the number of months in such period. See "Business--Cellular Services--Contract Churn" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(14) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly MOUs (minutes of use) per subscriber. Average monthly MOUs per subscriber for a given period are now calculated by dividing total MOUs in the period by the sum of the monthly average subscribers for each of the months in such period. Only 1997 average monthly MOUs per subscriber information, which was 98 under the old methodology, has been restated under the new methodology. The average monthly MOUs per subscriber data for 1995 and 1996 are presented under the old methodology, which calculates average monthly MOUs per subscriber for a given period by dividing the total minutes of use for the respective period by the number of average subscribers for the respective period and dividing the quotient by the number of months in such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations." When reporting average monthly MOUs per subscriber, we exclude incoming calls only prepay subscribers and the MOUs they generate.

(15) Effective January 1, 1998, Iusacell changed the methodology by which it determines nominal average monthly cellular revenue per subscriber (ARPU). ARPU for a given period is now calculated by dividing the sum of the monthly cellular revenue and other cellular revenues for each of the months in the period by the sum of the monthly average cellular subscribers for each of the months in such period. Only 1997 ARPU information, which was Ps.451 under the old methodology, has been restated under the new methodology. The ARPU for 1995 and 1996 is presented under the old methodology, which calculates ARPU for a given period by dividing the total cellular service revenue for the respective period by the average number of subscribers for the respective period and dividing the quotient by the number of months in such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." When reporting ARPU, we exclude incoming calls only prepay subscribers and the revenue they generate.

(16) Nominal cost to acquire a new subscriber represents sales, marketing and advertising costs, plus the costs of cellular phones Iusacell gives to its contract customers, for the respective period (in nominal pesos) divided by the gross customer additions for such period.

(17) The EBITDA calculation based on U.S. GAAP for 1997 has been reduced to reflect the Ps.1,236.3 million (U.S.$130.4 million) provision for equipment impairment, which is considered an operating expense under U.S. GAAP.

(18) The EBITDA calculation based on Mexican GAAP for 1998 has been reduced to reflect the Ps.1,102.4 million (U.S.$116.3 million) Project 450 writedown, which was expensed for U.S. GAAP purposes during 1997 and 1996.

                                  RISK FACTORS

You should carefully consider the following Risk Factors, as well as risk factors and other information presented in the prospectus to which this prospectus supplement relates.

RISK FACTORS RELATING TO IUSACELL

WE ARE A HOLDING COMPANY AND WILL DEPEND ON OUR SUBSIDIARIES TO PAY OUR LIABILITIES

We are a holding company with no significant assets other than the stock of our subsidiaries. We also had some cash from the remaining proceeds of the December 1999 issuance of U.S.$350.0 million of our 14 1/4% senior notes due 2006, which ultimately will be invested in additional stock of our subsidiaries.

In order to pay our obligations, we will rely on income from dividends and other cash flow from our subsidiaries. Because we are a holding company, the claims of all holders of our subsidiaries' debt rank senior to our obligations. At December 31, 1999, our subsidiaries' total indebtedness, including trade notes payable, was Ps.4,602.4 million (U.S.$485.5 million) and may increase in the future.

Our current debt agreements prevent our subsidiaries from paying dividends to us or otherwise making cash available to us until at least May 2004. In addition, substantially all of our subsidiaries' assets are pledged to secure their obligations under their existing debt instruments. Dividends and cash flow from our subsidiaries are therefore severely restricted by the outstanding debt of our subsidiaries and the restrictive covenants that govern that debt.

Our ability to pay our obligations before May 2004 will depend on our ability to either

     - raise equity or debt capital at the holding company level, or

     - generate sufficient cash flow at the subsidiary level and make dividend payments to the holding company after eliminating the covenants restricting such dividend payments through the prepayment of the Old Iusacell debt whose terms restrict dividend payments.

After the expiration of the restrictive covenants that prevent our subsidiaries from paying dividends to New Iusacell, our ability to pay our liabilities will depend on our ability to generate sufficient cash flow and/or to access equity or debt financing. We cannot assure you that we will be able to raise equity or debt capital or that our subsidiaries will generate sufficient cash flow to pay dividends to enable us to pay our obligations.

Furthermore, the ability of our subsidiaries to pay dividends is subject to Mexican legal requirements, which provide that a Mexican corporation may declare and pay dividends only out of the profits reflected in its financial statements, if such payment is approved by its stockholders and after the creation of required legal reserves and the absorption or satisfaction of losses suffered in previous fiscal years. Claims of creditors of our subsidiaries, including trade creditors, and bank and other lenders, will generally have priority over claims of New Iusacell to the assets and cash flows of our subsidiaries.

Additionally, in the event we engage in business activities at the holding company level and incur associated liabilities, or otherwise incur liabilities at the holding company level, we may not have the resources available to satisfy those liabilities for the same reasons discussed above. In the event we incur such liabilities, we could be required to turn to the capital markets or our principal shareholders in order to help us satisfy those liabilities. At that time, we may not have access to equity or debt financing. In addition, our principal shareholders are under no obligation to provide financial resources to us and there can be no assurance that they would do so. A material unsatisfied liability at the holding company level could lead to our bankruptcy or otherwise make it difficult or impossible for us to comply with our obligations.

WE ARE SUBJECT TO RESTRICTIVE COVENANTS

The terms of our debt and of our subsidiaries' existing debt impose significant operating and financial restrictions. These restrictions will affect, and in many respects significantly limit or prohibit our ability and the ability of our subsidiaries to, among other things,

     - borrow money,

     - pay dividends on stock,

     - make investments,

     - use assets as security in other transactions, and

     - sell certain assets or merge with or into other companies.

If we do not comply with these restrictions, we could be in default even if we can currently pay our debt. If there were a default, holders of the relevant debt could demand immediate payment of the aggregate amount of that debt. This could lead to our bankruptcy or reorganization for the benefit of our creditors or to our inability to pay our obligations.

WE MAY BE UNABLE TO SERVICE OUR DEBT, ACCESS CREDIT OR PURSUE BUSINESS OPPORTUNITIES BECAUSE OUR SUBSIDIARIES ARE HIGHLY LEVERAGED AND HAVE INSUFFICIENT CASH FLOW

Historically, our cash generated from operating activities has not been sufficient to meet our debt service, working capital and capital expenditure requirements. We have relied on the capital markets for new equity and debt financing, vendor financing and borrowings and equity contributions from our principal shareholders to meet such funding needs.

As of December 31, 1999, our total consolidated indebtedness, including trade notes payable, was Ps.7,953.3 million (U.S.$838.9 million), or approximately 60.3% of our total capitalization. Although we had net income of Ps.333.8 million (U.S.$35.2 million) for the period ended December 31, 1999, we experienced net losses for each of the six years up to and including the period ended December 31, 1998. Our positive net income in 1999 was driven primarily by the benefits of foreign exchange gains attributable to the appreciation of the peso against the U.S. dollar during 1999, and monetary gains resulting from the effects of inflation on our net monetary liability position during 1999.

For the year ended December 31, 1998, our earnings were insufficient to cover our fixed charges by Ps.2,275.5 million (U.S.$240.0 million). We had no fixed charge coverage deficiency for the year ended December 31, 1999; we had a fixed charge coverage amount of Ps.501.9 million (U.S.$52.9 million). For this purpose, earnings are calculated as income or loss before taxes plus (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost.

The degree to which we are leveraged and the covenants with which we have to comply under our various financing agreements may adversely affect our ability to finance future operations, to finance necessary capital expenditures, to service our indebtedness, to compete effectively against better capitalized competitors and to withstand downturns in our business or the Mexican economy generally. Our high level of indebtedness could limit our ability to pursue business opportunities that may be in our interest and that of our security holders.

WE MAY LOSE MONEY BECAUSE OF CURRENCY DEVALUATIONS

While our sales are almost entirely denominated in pesos, the vast majority of our obligations, and all of our long-term debt, are denominated in U.S. dollars. As a result, except for those obligations for which we have hedging arrangements in place, we are exposed to peso devaluation risk. Although the peso appreciated 4.3% against the U.S. dollar in 1999, the peso has devalued substantially against the U.S. dollar in the past and may devalue significantly in the future. For example, the noon buying rate rose from Ps.3.466 per U.S.$1.00 on December 19, 1994 to Ps.5.000 per U.S.$1.00 on December 31, 1994 and Ps.7.740 per
U.S.$1.00 on December 31, 1995, representing a 123.3% devaluation of the peso relative to the U.S. dollar. In 1998, the peso devalued 22.7% relative to the U.S. dollar to Ps.9.901 per U.S.$1.00 on December 31, 1998.

Further declines in the value of the peso relative to the U.S. dollar could adversely affect our ability to meet U.S. dollar-denominated obligations, including any debt securities. In addition, any further devaluation of the peso may negatively affect the value of a Mexican company's securities, such as ours.

WE FACE INCREASING COMPETITION WHICH MAY REDUCE OUR OPERATING MARGINS

We face significant competition in our core cellular services business from Radiomovil Dipsa, S.A. de C.V., commonly known as Telcel, in each region in which we operate. As a wholly owned subsidiary of Telefonos de Mexico, S.A. de C.V., the former state telephone monopoly known as Telmex, Telcel has significantly greater internal financial and other resources than those available to us, nationwide cellular and PCS concessions, a nationwide cellular network, and an ability to use Telmex's installed telecommunications systems. Competition is substantial and we, like Telcel, bear significant promotional expenses, including the provision of cellular telephones to contract subscribers free of charge or at a substantial discount. In addition, competition from Telcel has not always enabled us to implement price increases to keep pace with inflation and has occasionally forced price rollbacks and reductions.

We face increasing competition from other companies providing comparable mobile wireless services utilizing emerging technologies, including PCS services in the
1.9 GHz frequency band, enhanced specialized mobile radio services and satellite telephony. We also face increasing competition in providing long distance, paging, wireless local telephony and data transmission services. The Mexican government may grant additional concessions to other companies to provide services similar to or the same as those that we provide.

Besides Telmex, some other competitors may also have greater financial and other resources, which may limit our ability to compete effectively.

IF WE DO NOT OBTAIN SIGNIFICANT CAPITAL FROM OUTSIDE SOURCES, WE WILL NOT BE ABLE TO CONTINUE TO BUILD OUT OUR WIRELESS INFRASTRUCTURE AND PURSUE LONG DISTANCE OPPORTUNITIES AND MAY LOSE THE OPPORTUNITY TO GENERATE REVENUES

In order to implement our operating strategy through 2001, we will have to incur significant capital expenditures. We expect capital expenditures for 2000, 2001 and 2002, not including capitalized interest or capital expenditures to build out our PCS network in northern Mexico, to total approximately U.S.$495.0 million, of which approximately U.S.$225.2 million will be invested during 2000. We expect capital expenditures to build out our PCS network in northern Mexico will not exceed U.S.$55.0 million, in the aggregate, in 2000 and 2001.

As we make additional investments in our cellular network and pursue long distance opportunities, we will need additional external funding in mid-2000 and beyond. We will also need additional external funding in 2000 in order to acquire, build out and operate PCS networks in northern Mexico. The terms of our concessions may, in the future, also require us to make other significant network investments for which additional funds would be required. We cannot assure you that we will be able to obtain additional funds, including funds from either of our principal shareholders, or capital markets, bank or vendor financing, on acceptable terms or at all.

IF WE ARE NOT ABLE TO OBTAIN CONCESSIONS FOR SPECTRUM AND GOVERNMENT APPROVALS, DEVELOP NEW TECHNOLOGIES AND HIRE AND RETAIN QUALIFIED PERSONNEL, WE WILL BE UNABLE TO IMPLEMENT NEW SERVICES AND MAY LOSE BUSINESS TO OUR COMPETITORS

Our ability to expand long distance and paging services and to implement PCS and wireless local telephony services in accordance with our plans will depend on a number of factors over which we have limited or no control. These factors include, among others, our ability to acquire concessions for spectrum at commercially acceptable prices, raise sufficient capital, obtain required governmental approvals, negotiate reasonable interconnection agreements, obtain rights of way for fiber optic cables, successfully deploy technologies, secure leases for base stations, hire and retain additional qualified personnel and develop an adequate customer base. Any of these factors could delay, impede or reduce the scope of the implementation of new services and result in a material adverse effect on our existing business, financial condition and results of operations.

THE TECHNOLOGY WE USE MAY BE MADE OBSOLETE BY THE TECHNOLOGY USED BY OUR COMPETITORS

All companies in the global telecommunications industry must adapt to rapid and significant changes in technology. The technology that we have selected in our wireless business may be challenged by competition from new or improved digital technologies supporting wireless service or other services in the near future. Technological changes may adversely affect our competitive position, require substantial new capital expenditures and/or require write-downs of obsolete technology.

WE MAY NOT HAVE ENOUGH MANAGEMENT RESOURCES TO BE ABLE TO EXPAND AS WE WISH

We plan to continue to access additional opportunities in the wireless business in Mexico. In May 1998, we won auctions for concessions for a range of frequencies in the 1.9 GHz band to provide PCS services in two regions in northern Mexico. In late March 2000, we launched wireless Internet service. We will have to devote substantial management resources to take advantage of new opportunities and business ventures. In so doing, we will have to attract and retain qualified management personnel in pace with our rate of growth. If we are unable to attract and retain qualified management personnel, our existing business, financial condition and results of operations could be harmed.

OUR STRATEGY TO EXPAND OUR WIRELESS FOOTPRINT IN MEXICO LEADS US TO CONSIDER SIGNIFICANT ACQUISITIONS FROM TIME TO TIME THAT MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

One of our business strategies is to provide our customers with access to reliable and high-quality wireless service throughout Mexico. Providing access in regions where we do not own concessions through roaming or airtime exchange agreements does not afford us optimal control over coverage, quality and pricing. As a result, from time to time we explore possibilities to expand our wireless footprint in Mexico.

For example, Bell Atlantic was recently engaged in discussions regarding a transaction in which we would have acquired the four Cellular A-Band properties in northern Mexico that we do not own, which we refer to as the Northern Region Properties; as well as discussions regarding a separate transaction in which we would acquire Grupo Portatel, S.A. de C.V., the Cellular A-Band provider in southern Mexico commonly known as Portatel. Although the most recent discussions with respect to the Northern Region Properties have been terminated, we could discuss a combination with respect to these properties with the same or different parties in the future. The discussions with Portatel have not continued although they have not been formally terminated. We cannot predict at this time when or whether any acquisition will occur.

Although we believe that these transactions would significantly strengthen our competitive position, at the same time they pose a number of significant risks and uncertainties for us and for the holders of our securities, including, without limitation, that they could involve the incurrence of significant amounts of additional debt or other liabilities; the acquisition of significant operational, financial, legal, labor or other liabilities or risks, or significant financial needs, of which we may not be aware and that we may not discover until after the acquisition has been consummated; and the increase in our capital expenditure requirements. Any of these risks could result in a material adverse change in our financial condition and/or ability to service debt. In addition, any acquisition made with our shares could be dilutive to our shareholders.

Because we cannot foresee all of the risks that one or more of these acquisitions might involve, should they occur, it is not possible for us to describe all these risks. As a result, holders of our securities must be prepared to accept any deterioration in our prospects, business, financial condition, results of operations or cash flow stemming from one or more of these acquisitions.

In addition, an acquisition of the Northern Region Properties could result in a change of control, so that Bell Atlantic would no longer control or manage us. If a change of control were to occur from an acquisition of the Northern Region Properties or any other transaction, Bell Atlantic would no longer be in a position to determine our policies and strategy, manage our operations or provide the technical and financial support that we have historically relied on. It is not possible for us to describe the strategy that would be followed by Iusacell following a change of control. If Bell Atlantic were no longer to control or manage us, this would constitute a change of control under New Iusacell and Old Iusacell debt instruments relating to up to approximately U.S.$813.5 million of our indebtedness. In the event of any such change of control, New Iusacell or Old Iusacell, as the case may be, would have to make an offer to repurchase that indebtedness. We cannot assure you that either New Iusacell or Old Iusacell, or both, would have sufficient funds or have the ability to obtain sufficient funds on a timely basis to pay for any or all of the indebtedness that we may have to repurchase if that happened.

CELLULAR FRAUD INCREASES OUR EXPENSES

The fraudulent use of cellular telecommunications networks imposes a significant cost upon cellular service providers who must bear the cost of services provided to fraudulent users. We suffer losses of revenue as a result of fraudulent use, and also suffer cash costs due to our obligation to reimburse carriers for the cost of services provided to some fraudulent users. These cash costs approximated Ps.70.7 million (U.S.$7.5 million) and Ps.25.5 million (U.S.$2.7 million) in 1998 and in 1999, respectively.

Although technology has been developed to combat the fraudulent use of telecommunications networks, this technology does not eliminate fraudulent use entirely. We must make significant expenditures periodically to acquire and use anti-fraud technology. For 1998, our costs for detecting and preventing fraud were approximately Ps.35.1 million (U.S.$3.7 million). For 1999, we incurred approximately Ps.1.1 million (U.S.$0.1 million) in fraud detection and prevention, because we implemented extensive fraud detection and prevention technology in 1998. We expect to spend only approximately Ps.9.5 million (U.S.$1.0 million) in 2000 for fraud detection and prevention. However, we cannot assure you that the anti-fraud technology that we have purchased will continue to be effective in detecting and preventing fraud. If our anti-fraud technology becomes obsolete, we will once again have to make significant expenditures to acquire and use anti-fraud technology.

RISK FACTORS RELATING TO OUR SHAREHOLDERS

We have two principal groups of shareholders. The first, Bell Atlantic, comprises various subsidiaries of Bell Atlantic Corporation. The second, the Peralta Group, comprises Mr. Carlos Peralta and a group of individuals related to him and companies controlled by him.

IF BELL ATLANTIC SOLD ALL OR A SUBSTANTIAL PART OF ITS INTEREST IN US, THAT SALE COULD RESULT IN BELL ATLANTIC NO LONGER MANAGING OUR OPERATIONS, IN WHICH CASE WE WOULD HAVE TO MAKE AN OFFER TO REPURCHASE A SUBSTANTIAL MAJORITY OF OUR DEBT SECURITIES

Bell Atlantic currently has the right and power to elect a majority of the members of our Board of Directors and, with certain exceptions, unilaterally determine our policies and strategy.

If Bell Atlantic were to sell all or a substantial part of its direct interest in Iusacell, the sale could cause Bell Atlantic to lose its ability to manage us. Bell Atlantic would then no longer be in a position to determine our policies and strategies, manage our operations or provide the technical and financial support that we have historically relied on. It is not possible for us to describe the strategy that Iusacell would implement following any such management change.

In addition, any substantial sale by Bell Atlantic would constitute a change of control under New Iusacell and Old Iusacell debt instruments relating to up to approximately U.S.$813.5 million of our indebtedness. In the event of any such change of control, New Iusacell or Old Iusacell, as the case may be, would have to make an offer to repurchase that indebtedness. We cannot assure you that either New Iusacell or Old Iusacell, or both, would have sufficient funds or have the ability to obtain sufficient funds on a timely basis to pay for any or all of the indebtedness that we may have to repurchase if that happened.

WE DEPEND ON BELL ATLANTIC PERSONNEL; IF BELL ATLANTIC RECALLED THEM, WE WOULD HAVE INSUFFICIENT
QUALIFIED EMPLOYEES

Our Chief Executive Officer, Chief Technology Officer, General Counsel and principal strategic planning executive are employees of Bell Atlantic whose services are provided on a consulting or secondment basis. We also use the services of a number of Bell Atlantic employees on a consulting basis, primarily in the areas of network operations, information systems, strategic planning, marketing and customer care operations. So long as Bell Atlantic controls Iusacell, we expect these or other seconded employees and consultants to continue to provide services to us. If Bell Atlantic did not make these employees available to us, our results of operations and financial condition could be materially adversely affected.

ALLEGATIONS RELATING TO CARLOS PERALTA MAY PREVENT US FROM OBTAINING OR RETAINING GOVERNMENT CONCESSIONS AND MAY CAUSE OUR CUSTOMERS TO PERCEIVE US NEGATIVELY

Mr. Carlos Peralta, a member of the Peralta Group of shareholders, is currently a director of Iusacell. In January 1996, Mr. Peralta stated that he had transferred funds to bank accounts controlled by the brother of the then President of Mexico. Press accounts have speculated that those payments were payments for governmental favors and the Swiss Government has seized the money, alleging that it was connected to money laundering. Apparently prompted by Mr. Peralta's disclosure, the Mexican tax authorities initiated tax audits of Old Iusacell, some of its subsidiaries and Mr. Peralta. In 1997, Mr. Peralta was indicted on charges of tax evasion. Mr. Peralta was subsequently acquitted of all related charges. The tax audits of Old Iusacell were completed in early 1999. In May 1999, Mexican tax authorities assessed Old Iusacell a Ps.21.4 million penalty (U.S.$2.3 million at the exchange rate then in effect) for purported incorrect deductions of certain interest expense for income tax purposes, which we paid in August 1999.

Our business activities have required and will continue to require licenses and approvals from the Mexican government. It is possible that Mr. Peralta's public statements and indictment and the Mexican government's inquiries could impact our ability to obtain concessions, licenses and approvals for business opportunities in the future or to obtain the renewal of existing concessions, licenses and approvals. Various press reports speculated that Mr. Peralta's public statements contributed to the delay in Old Iusacell and the Mexican Telecommunications and Transportation Ministry (Secretaria de Comunicaciones y Transportes), commonly referred to as the SCT, reaching agreement regarding local wireless service in the 450 MHz frequency band. Additionally, the publicity surrounding Mr. Peralta's statements or indictment may have a negative impact on consumer perceptions of Iusacell and may adversely affect our business, financial condition and results of operations.

RISK FACTORS RELATING TO DOING BUSINESS IN MEXICO

THE MEXICAN GOVERNMENT MAY IMPOSE ADDITIONAL CONDITIONS ON OUR CONCESSIONS OR MAY TAKE THEM AWAY

We provide our services pursuant to concessions granted by the Mexican government. Our activities are subject to significant government regulation and supervision. The concessions may be subject to additional conditions or may not be renewed when they expire. The Mexican government also reserves the right to revoke, temporarily seize or expropriate concessions or assets related to a concession for reasons, among others, of public interest or order such as war, national disaster or significant public disturbances. Moreover, the Mexican government may grant additional concessions to potential competitors to provide services similar to those that we provide. Any of these developments or other government action could harm the value of Iusacell's concessions and our financial condition and results of operations.

OUR FINANCIAL STATEMENTS MAY NOT GIVE YOU THE SAME INFORMATION AS FINANCIAL STATEMENTS PREPARED UNDER
UNITED STATES ACCOUNTING RULES

Mexican companies listed on the Mexican Stock Exchange, including Iusacell, must prepare their financial statements in accordance with Mexican generally accepted accounting principles, which we refer to as Mexican GAAP. Mexican GAAP differs in significant respects from United States generally accepted accounting principles, which we refer to as U.S. GAAP, including the treatment of minority interest, deferred income taxes, employee profit sharing, capitalization of pre-operating costs, interest rate collars, gains from the exchange of non-monetary assets and the provisioning for the consolidation of facilities. In particular, all such Mexican companies must incorporate the effects of inflation directly in their accounting records and in published financial statements. The effects of inflation accounting under Mexican GAAP are not eliminated in the reconciliation to U.S. GAAP. For this and other reasons, the presentation of Mexican financial statements and reported earnings may differ from that of companies in other countries.

IF MEXICO EXPERIENCES ANY MORE POLITICAL AND ECONOMIC CRISES, WE MAY LOSE MONEY

We are a Mexican company and all of our operations are in Mexico. Accordingly, the political and economic environment in Mexico has a significant impact on our financial condition and results of operations.

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican governmental actions concerning the economy and state-owned enterprises could have a significant impact on Mexican private sector entities in general and on us in particular, and on market conditions, prices and returns on Mexican securities, including our securities. In July 2000, Mexico will hold national elections followed by a change of administration in December 2000. We cannot predict the results of these elections nor the impact a change in administration might have on the Mexican economy, particularly on the current governmental commitment to the growth and deregulation of the telecommunications industry. Historically, the Mexican markets have experienced significant volatility during the transition to or following the change to a new administration. The volatility could be exacerbated by the fact that the ruling party may lose power for the first time in more than 70 years.

In the past, Mexico has experienced economic crises, caused by internal and external factors, characterized by exchange rate instability, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, a reduction of liquidity in the banking sector and high unemployment. These economic conditions substantially reduced the purchasing power of the Mexican population and, as a result, the demand for telephony services.

Crises such as these could harm our financial condition and results of operations and the market value of our securities.

IF THE MEXICAN GOVERNMENT IMPOSES EXCHANGE CONTROLS, WE MAY NOT BE ABLE TO PURCHASE IMPORTED GOODS OR MAKE DIVIDEND, PRINCIPAL AND INTEREST PAYMENTS IN U.S. DOLLARS

In the past, the Mexican economy has experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to foreign currencies generally, and U.S. dollars in particular, it has done so in the past and could do so again in the future. We cannot assure you that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict access to U.S. dollars or other foreign currencies to purchase imported goods and to meet our U.S. dollar obligations, such as the payment of dividends, principal and interest under any debt securities.

IF WE ARE UNABLE TO FILE CONSOLIDATED TAX RETURNS, OUR TAX MAY INCREASE AND WE MAY MAKE LESS MONEY

Prior to January 1, 1999, we prepared our tax returns on a fully consolidated basis for all but three of our subsidiaries, benefiting from the ability to offset losses incurred by some subsidiaries against the gains of others in the consolidated group. We have never fully consolidated for tax purposes those companies in which we own less than a majority of the voting shares, even though some of these companies are consolidated for accounting purposes. Beginning January 1, 1999, as a result of Mexican income tax law amendments, we must limit our tax consolidation to 60% of our wholly-owned subsidiaries, although we are contesting such amendments. Related changes to the Mexican tax law, together with the recapitalization and restructuring plan completed in August 1999 that resulted in New Iusacell owning more than 50% of Old Iusacell's shares, may materially impact the ability of Old Iusacell to continue to prepare consolidated tax returns for itself and most of its subsidiaries and thereby apply its net loss carryforwards against its subsidiaries' profits. In that case, the taxes that we pay as a group would increase, resulting in a decrease in our net income or an increase in our net loss. We are currently analyzing the effect of these changes in law and ways to minimize their impact and we cannot predict what the ultimate result of these changes will be.

RISK FACTORS RELATING TO IUSACELL ADSS AND SHARES

IF YOU HOLD SERIES V ADSS, YOUR PROPORTIONAL EQUITY INTEREST IN IUSACELL COULD BE REDUCED IN THE FUTURE

Mexican law requires us to offer holders of capital stock of a particular series of shares the preemptive right to subscribe for a sufficient number of shares to avoid a proportional reduction of their holding whenever we issue new shares.

United States holders of series V ADSs will not be able to exercise this preemptive right for the shares underlying their series V ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from those registration requirements is available.

Whenever we are required to make a preemptive rights offering, we will evaluate the costs and potential liabilities associated with any such registration statement and any other factors we consider appropriate. However, consistent with the past practices of Iusacell and similarly situated companies, we may choose not to file any such registration statement. If we do not file a registration statement and no exemption from registration under the Securities Act is available, then holders of series V ADSs, such as yourself, may be unable to exercise their preemptive rights. Those holders' equity interest in Iusacell will be reduced proportionately.

FORWARD-LOOKING INFORMATION IS RISKY AND UNCERTAIN

This prospectus contains projections of some financial data and discloses plans and objectives for the future. These forward-looking statements reflect our views regarding future events and financial performance. Actual events and results could differ materially from those projected in the forward-looking statements as a result of the risk factors described above, as well as factors discussed below. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which in any event speak only as of their dates. Iusacell undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The risk factors described above, and many other factors, could cause actual events and results to differ materially from historical results or those anticipated.

                                USE OF PROCEEDS

We estimate that the net proceeds, after commissions and expenses, that we will receive from the offer of ADSs described in this prospectus will be approximately U.S.$144.5 million. The net proceeds will be used to acquire cellular network equipment to increase the capacity coverage and quality of our network and to fund the initial deployment of our PCS network in Regions 1 and 4.

                               MARKET INFORMATION

ADRS AND SHARES

New Iusacell's series A and V shares have been listed on the Mexican Stock Exchange since August 4, 1999, with the series V shares listed under the symbol CEL. ADSs representing ten New Iusacell series V shares have been listed on the New York Stock Exchange since August 4, 1999 and trade under the symbol CEL. The series V ADSs are evidenced by American depositary receipts issued under a deposit agreement with The Bank of New York, as depositary. Each of the New Iusacell series A and V shares are without stated par value and are in registered form. With respect to limitations on the rights of series A and V shares, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Liquidity" and "Principal Shareholders -- Governance."

Old Iusacell's series D and L shares were listed on the Mexican Stock Exchange until February 29, 2000. ADSs representing ten Old Iusacell series D shares were listed on the New York Stock Exchange from June 21, 1994 until August 10, 1999 and traded under the symbol CEL.d. ADSs representing ten Old Iusacell series L shares were listed on the New York Stock Exchange from June 21, 1994 until February 29, 2000 and traded under the symbol CEL until August 4, 1999 and thereafter under the symbol CEL.y.

The following tables present, for the periods indicated, the high, low and period end sales prices of (i) the Old Iusacell series D and series L shares and the New Iusacell series V shares on the Mexican Stock Exchange, as reported by the Mexican Stock Exchange, and (ii) the Old Iusacell series D and series L ADSs and the New Iusacell series V ADSs on the New York Stock Exchange, as reported by the New York Stock Exchange. We present the average trading volume of the shares and ADSs for the indicated periods in 1997, 1998, 1999 and 2000. We do not have average trading volume information for 1995 and 1996.

--------------------------------------------------------------------------------
                        MEXICAN STOCK EXCHANGE (IN PS.)

-------------------------------------------------------------------------------------------------------
                                                                                         AVERAGE DAILY
                                                                                         TRADING VOLUME
PERIOD                                                        HIGH      LOW     CLOSE       (SHARES)
------                                                        -----    -----    -----    --------------
SERIES D
First Quarter 1995..........................................   7.10     6.70     7.00              --
Second Quarter 1995.........................................   7.50     5.94     6.06              --
Third Quarter 1995..........................................   7.20     5.80     7.20              --
Fourth Quarter 1995(1)......................................     --       --       --              --

First Quarter 1996..........................................   7.20     6.88     6.88              --
Second Quarter 1996.........................................   7.00     6.60     6.98              --
Third Quarter 1996(1).......................................     --       --       --              --
Fourth Quarter 1996.........................................   6.98     4.98     5.75              --

First Quarter 1997..........................................   7.15     4.94     7.15           2,081
Second Quarter 1997.........................................  11.08     7.17    11.08             770
Third Quarter 1997..........................................   9.77     9.77     9.77           2,369
Fourth Quarter 1997.........................................  12.75     9.07    12.75         157,365

First Quarter 1998..........................................  12.89    12.73    12.73           1,823
Second Quarter 1998.........................................   8.76     8.76     8.76             410
Third Quarter 1998..........................................   8.52     4.00     4.00             631
Fourth Quarter 1998(1)......................................     --       --       --              --

First Quarter 1999..........................................   6.80     6.80     6.80             194
Second Quarter 1999.........................................  11.10     7.50    11.10           1,806
Third Quarter 1999..........................................  13.90    11.00    13.90          20,250
Fourth Quarter 1999(1)(3)...................................     --       --       --              --

                                                              -----------------------------------------
                                                                                         AVERAGE DAILY
                                                                                         TRADING VOLUME
PERIOD                                                        HIGH      LOW     CLOSE       (SHARES)
------                                                        -----    -----    -----    --------------
SERIES L
First Quarter 1995..........................................  10.00     5.40     6.80              --
Second Quarter 1995.........................................   8.48     7.00     7.28              --
Third Quarter 1995..........................................   9.18     7.08     8.98              --
Fourth Quarter 1995.........................................   8.80     8.14     7.96              --

First Quarter 1996..........................................   9.60     8.00     8.50              --
Second Quarter 1996.........................................  10.10     8.32     8.34              --
Third Quarter 1996..........................................   8.30     6.00     6.00              --
Fourth Quarter 1996.........................................   7.20     5.25     5.75              --

First Quarter 1997..........................................   9.34     6.79     8.46          14,105
Second Quarter 1997.........................................  13.97     8.98    13.97           6,595
Third Quarter 1997..........................................  14.77    13.47    13.97          32,505
Fourth Quarter 1997.........................................  17.24    12.97    17.20          43,750

First Quarter 1998..........................................  18.86    16.27    18.86           5,818
Second Quarter 1998.........................................  16.47    16.17    16.17             880
Third Quarter 1998..........................................  14.56     4.90     4.90          13,785
Fourth Quarter 1998.........................................   8.50     4.50     8.10           1,935

First Quarter 1999..........................................   8.60     8.10     8.50             532
Second Quarter 1999.........................................  13.50     8.30    11.50           1,903
Third Quarter 1999(4).......................................  13.80    12.38    13.38           4,680

SERIES V
Third Quarter 1999..........................................  10.86     9.00     9.00      14,018,252(2)
Fourth Quarter 1999.........................................  17.00     8.80    14.10         412,852

September 1999..............................................  10.86     9.00     9.00          62,571
October 1999................................................  11.28     8.80    11.20         195,059
November 1999...............................................  13.40    11.60    11.76         958,059
December 1999...............................................  17.00    11.80    14.10         331,000

First Quarter 2000..........................................  22.90    13.32    18.30         293,222

January 2000................................................  16.50    13.30    15.50         364,769
February 2000...............................................  22.90    16.00    19.64         363,095
March 2000..................................................  21.15    16.30    18.30         277,545

--------------------------------------------------------------------------------
                       NEW YORK STOCK EXCHANGE (IN U.S.$)
--------------------------------------------------------------------------------

                                                              --------------------------------------------
                                                                                            AVERAGE DAILY
                                                                                            TRADING VOLUME
PERIOD                                                         HIGH      LOW      CLOSE         (ADSS)
------                                                        ------    ------    ------    --------------
SERIES D
First Quarter 1995..........................................  16.000     7.375    10.375            --
Second Quarter 1995.........................................  13.125     9.000    10.500            --
Third Quarter 1995..........................................  12.375     9.500    10.500            --
Fourth Quarter 1995.........................................  10.375     8.000     8.000            --

                                                              --------------------------------------------
                                                                                            AVERAGE DAILY
                                                                                            TRADING VOLUME
PERIOD                                                         HIGH      LOW      CLOSE         (ADSS)
------                                                        ------    ------    ------    --------------
First Quarter 1996..........................................  11.125     8.000     8.875            --
Second Quarter 1996.........................................  11.875     8.375     8.750            --
Third Quarter 1996..........................................   8.875     6.750     6.750            --
Fourth Quarter 1996.........................................   7.125     5.625     5.750            --

First Quarter 1997..........................................   9.625     5.605     8.375         9,958
Second Quarter 1997.........................................  15.125     8.375    14.750        10,238
Third Quarter 1997..........................................  16.000    11.000    12.500         5,648
Fourth Quarter 1997.........................................  15.875    12.000    15.250        13,277

First Quarter 1998..........................................  16.500    13.625    14.000        10,853
Second Quarter 1998.........................................  13.813     9.250     9.250        10,888
Third Quarter 1998..........................................  12.188     3.875     4.656         6,211
Fourth Quarter 1998.........................................   8.750     4.125     6.313         4,316

First Quarter 1999..........................................   8.750     6.063     7.375         5,812
Second Quarter 1999.........................................  13.750     7.000    12.750         7,747
Third Quarter 1999(3).......................................  15.250    10.630    10.630        11,954

SERIES L
First Quarter 1995..........................................  18.750     8.750    11.875            --
Second Quarter 1995.........................................  15.875    10.875    12.000            --
Third Quarter 1995..........................................  15.500    11.250    13.000            --
Fourth Quarter 1995.........................................  13.375     9.250    10.125            --

First Quarter 1996..........................................  13.375    10.000    10.875            --
Second Quarter 1996.........................................  14.375     9.375    10.750            --
Third Quarter 1996..........................................  10.875     7.375     7.500            --
Fourth Quarter 1996.........................................   9.500     6.500     7.625            --

First Quarter 1997..........................................  12.000     7.125    10.375        54,169
Second Quarter 1997.........................................  18.875    10.750    18.375        44,148
Third Quarter 1997..........................................  20.000    15.375    19.938        45,653
Fourth Quarter 1997.........................................  22.438    17.125    21.688        38,135

First Quarter 1998..........................................  22.813    19.063    20.625        31,575
Second Quarter 1998.........................................  20.563    13.625    13.750        33,946
Third Quarter 1998..........................................  16.500     4.563     4.938        47,167
Fourth Quarter 1998.........................................   9.813     4.375     7.125        33,575

First Quarter 1999..........................................   9.875     6.375     8.000        51,556
Second Quarter 1999.........................................  14.500     7.500    13.000       132,798
Third Quarter 1999..........................................  15.560     9.500    13.310        34,328
Fourth Quarter 1999.........................................  16.125     7.250    14.688         5,440

September 1999..............................................  12.000    11.375    11.500         3,907
October 1999................................................  11.500    10.563    10.625         4,455
November 1999...............................................  11.750     7.250    10.250         8,900
December 1999...............................................  16.125    10.000    14.688         6,850

January 2000................................................  17.500    14.000    14.500         5,926
February 2000(4)............................................  24.500    16.000    20.375         8,000

                                                              --------------------------------------------
                                                                                            AVERAGE DAILY
                                                                                            TRADING VOLUME
PERIOD                                                         HIGH      LOW      CLOSE         (ADSS)
------                                                        ------    ------    ------    --------------
SERIES V
Third Quarter 1999..........................................  11.870     9.500     9.500       173,550
Fourth Quarter 1999.........................................  16.625     9.375    14.938       231,688

September 1999..............................................  11.875     9.500     9.500        82,962
October 1999................................................  11.875     9.375    11.875       145,675
November 1999...............................................  14.563    12.500    12.500       312,814
December 1999...............................................  16.625    12.500    14.938       242,973

First Quarter 2000..........................................  24.750    14.000    20.250       235,592

January 2000................................................  17.813    14.000    15.125       205,845
February 2000...............................................  24.750    16.000    21.250       314,950
March 2000..................................................  22.938    17.375    20.250       192,452

---------------
(1) There was no trading during this period.

(2) Reflects effect of the August 4, 1999 exchange of shares over the Mexican Stock Exchange in connection with the Iusacell restructuring and recapitalization plan.

(3) The series D shares and the series L shares were delisted from the Mexican Stock Exchange on February 29, 2000.

(4) The series D ADSs were delisted from the New York Stock Exchange on August 10, 1999. The series L ADSs were delisted from the New York Stock Exchange on February 29, 2000.

Source: Bloomberg L.P.

TRADING ON THE NEW YORK STOCK EXCHANGE

ADSs representing ten New Iusacell series V shares have been listed on the New York Stock Exchange since August 4, 1999 and trade under the symbol CEL.

ADSs representing ten Old Iusacell series D shares were listed on the New York Stock Exchange from June 21, 1994 until August 10, 1999 and traded under the symbol CEL.d. ADSs representing ten Old Iusacell series L shares were listed on the New York Stock Exchange from June 21, 1994 until February 29, 2000 and traded under the symbol CEL until August 4, 1999 and thereafter, until February 29, 2000, under the symbol CEL.y.

TRADING ON THE MEXICAN STOCK EXCHANGE

General

The Mexican Stock Exchange, which was founded in 1894 and has operated continuously since 1907, is located in Mexico City and is Mexico's only stock exchange. The Mexican Stock Exchange is organized as a corporation, and its shares are owned by Mexico's 33 operating brokerage firms. These firms are exclusively authorized to trade on the floor of the Mexican Stock Exchange.

Electronic trading on the Mexican Stock Exchange takes place between the hours of 8:30 a.m. and 3:00 p.m., Mexico City time, on each weekday other than public holidays. Lot sizes are of 1,000 shares. Brokerage firms are permitted to buy odd lots for their own account. The Mexican Stock Exchange publishes an official daily price list that includes price information for each listed security.

Since January 11, 1999, the trading of equity securities listed on the Mexican Stock Exchange is made through the Electronic Negotiation System, an automated, computer-linked system commonly known as BMV-SENTRA Capitales. The trading of debt securities on the Mexican Stock Exchange commenced in November 1995 through the system known as BMV-SENTRA Titulos de Deuda.

The BMV-SENTRA system allows participation in the securities markets through work stations set up for this purpose on the trading floor of the Mexican Stock Exchange and on the trading desks of each member broker. Member brokers must maintain the number of work stations authorized by the Mexican Stock Exchange, which work stations must be located in the territory of Mexico. To access the BMV-SENTRA system, each member broker is given a password.

Transactions may be carried out through ordinary matched transactions during a trading day or through an auction process. Ordinary transactions may take the form of firm bids and offers that are matched on a given trading date, or matched transactions (operaciones de cruce) in which the same broker or brokers act for the seller and for the purchaser of the relevant securities. Matched transactions may only occur if existing bids or offers made on better terms are first matched. Auctions may only be initiated with the approval of the Mexican Stock Exchange in order to (i) determine the market price of a security, (ii) commence the trading of a security on a trading day or (iii) reinitiate trading of a security the trading of which was suspended. Securities may only be traded at prevailing market prices (which may be adjusted for corporate events) or at auction prices.

Settlement is effected two trading days after a share transaction is completed on the Mexican Stock Exchange. Deferred settlements, even if by mutual agreement, are not permitted without the approval of the CNBV. All securities traded on the Mexican Stock Exchange are on deposit with S.D. Indeval, S.A. de C.V., Institucion para el Deposito de Valores, known as Indeval, a privately owned central securities depositary. Pursuant to the Mexican Securities Market Law of 1975, the only persons authorized to be shareholders of Indeval are the Mexican Central Bank, brokerage firms, securities specialists, stock exchanges, credit institutions and insurance and bonding companies. Indeval acts as a clearing house, depositary, custodian, settlement, transfer and registration institution for Mexican Stock Exchange transactions, eliminating the need for physical delivery of securities.

The Mexican Stock Exchange publishes a daily official price list that includes information on each listed security. The Mexican Stock Exchange may suspend trading of a particular security for various reasons. Trading may be suspended in the event of disclosure of material non-public information, if the Mexican Stock Exchange considers that the suspension is necessary for the public to be fully informed. The Mexican Stock Exchange may also suspend trading of a particular security as a result of significant price fluctuations during a given trading day (fluctuations exceeding a given price level by more than 15%) or as a result of unusual movements in the price of a security, but in this last case, during no more than five consecutive trading days. The Mexican Stock Exchange may also suspend trading generally as a result of fortuitous events or force majeure, or if unusual market fluctuations arise.

As of December 31, 1999, approximately 186 Mexican companies were listed on the Mexican Stock Exchange, excluding mutual funds. During 1999, the ten most actively traded equity issues represented approximately 51.5% of the total volume of the shares traded on the Mexican Stock Exchange, not including public offerings. Although there is substantial participation by the public in the trading of securities on the Mexican Stock Exchange, a major part of such activity reflects transactions of institutional investors. There is no formal over-the-counter market for securities in Mexico.

The Mexican Stock Exchange is Latin America's second largest exchange in terms of market capitalization, but it remains relatively small and illiquid compared to major world stock markets and is subject to significant volatility. During 1994, for example, the Mexican Stock Exchange Index (Indice de Precios y Cotizaciones), which is based on the share prices of 30 major Mexican issuers, experienced one-day declines of approximately 6% and 15%. Furthermore, following the devaluation of the peso in late 1994, the Mexican Stock Exchange Index declined (in peso terms) by approximately 36% from December 20, 1994 to February 27, 1995. On several occasions in 1995, the Mexican Stock Exchange Index declined by more than 5% (in peso terms) in one day. From October 21, 1997 to October 27, 1997, following sharp declines in Asian stock markets, the Mexican Stock Exchange Index declined by 20.6%. There was another sharp decline of 38.8% in the Mexican Stock Exchange Index from July 14, 1998 to September 10, 1998 following a decrease in oil prices and concerns about increasing inflation in Mexico.

MARKET REGULATION AND REGISTRATION STANDARDS

On April 28, 1995, the National Banking and Securities Commission Law (Ley de la Comision Nacional Bancaria y de Valores) was enacted, which merged the former Mexican National Securities Commission with the Mexican National Banking Commission to create the CNBV, which now has supervisory jurisdiction over both banking and securities activities. The CNBV regulates the public offering and trading of securities and imposes sanctions on illegal use of privileged information. The CNBV regulates the Mexican securities market, the Mexican Stock Exchange and brokerage houses through a Board of Governors composed of 13 members, five of which are appointed by the Mexican Ministry of Finance and Public Credit.

In order to offer securities to the public in Mexico, an issuer must meet qualitative and quantitative requirements, and only securities for which a listing application has been approved by the Mexican National Securities Commission may be listed on the Mexican Stock Exchange. CNBV approval does not imply any kind of certification or assurance relating to the merits or the quality of the securities or the solvency of New Iusacell. In 1993, the CNBV published general rules to implement an intermediate securities market in addition to the current market operated by the Mexican Stock Exchange in order to permit less liquid issues and issuers with a lower capitalization to participate in a public securities market. The general rules of the

CNBV divide the Securities Section of the National Registry of Securities and Intermediaries, which we refer to as the RNVI, into two subsections, Subsection A and Subsection B.

In general, in order to become registered and maintain such registration in Subsection A of the RNVI, an issuer is required to meet more stringent qualitative and quantitative requirements than for Subsection B. To become registered in Subsection A, an issuer is generally required to have:

     - at least three years operating history unless the issuer is a holding company, in which case the issuer's principal subsidiaries must have an operating history of at least three years,

     - stockholders' equity of at least 125,000,000 unidades de inversion, which we refer to as UDIs, and which are inflation-indexed currency units (equivalent to Ps.333.9 million or U.S.$35.2 million as of December 31, 1999),

     - profits for the last three years of operation taken as a whole,

     - a public float of at least 15% of the capital stock on a fully diluted basis, and

     - as a result of its initial offering, at least 200 stock holders, with diversified individual participation with respect to the total amount of the offering.

To maintain their registration in Subsection A, issuers are required to have:

     - stockholders' equity of at least 62,500,000 UDIs (equivalent to Ps.167.0 million or U.S.$17.6 million as of December 31, 1999),

     - a public float of at least 12% of the capital stock on a fully diluted basis, and

     - at least 100 stockholders, whose individual participation is diversified with respect to the total capitalization of the issuer, in accordance with the current market price for the securities.

The CNBV has the authority to waive one or more of these requirements under certain circumstances. The requirements for registration in Subsection B of the RNVI are similar to those for registration in Subsection A, except that the quantitative requirements are lower. The Mexican Stock Exchange carries out an annual review of each Subsection A issuer to determine if it continues to meet the eligibility requirements for registration in Subsection A. The registration of an issuer's securities may be reclassified to Subsection B if the issuer's stockholders' equity is less than 62,500,000 UDIs but more than 10,000,000 UDIs or, if as a result of a spin-off, the issuer does not meet the requirement for Subsection A but meets the requirements for Subsection B. In other instances, where an issuer fails to comply with any of the requirements for either Subsection, as appropriate, the Mexican Stock Exchange may request such issuer to submit a correction program. If the program is not submitted or complied with by the issuer, the registration and listing with the Mexican Stock Exchange may be canceled by the CNBV. Securities which are offered outside Mexico are required to be registered in the Special Section of the RNVI.

Iusacell is registered in Subsection A of the RNVI.

Pursuant to the Mexican Securities Market Law, the CNBV must be notified before shareholders of a company listed on the Mexican Stock Exchange effect one or more simultaneous or successive transactions affecting 10% or more of such company's capital stock. Also, a transfer of a block of shares representing 10% or more of the shares of a public company outside the Mexican Stock Exchange must be reported to the CNBV. The holders of the shares being transferred in the transactions are also obligated to inform the CNBV of the results of the transactions within ten days of completion of the last transaction, or that the transactions have not been completed. The CNBV will notify the Mexican Stock Exchange of these transactions, without specifying the names of the parties involved.

Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the CNBV and the Mexican Stock Exchange.

                                   DIVIDENDS

Since becoming a public company in 1994, we have not paid any dividends. We do not contemplate paying dividends in the foreseeable future.

Each series A and V share has the same dividend rights. The declaration and payment of such dividends will depend upon Iusacell's results of operations, financial conditions, cash requirements, future prospects and other factors deemed relevant by the shareholders. In addition, Mexican law provides that Mexican companies may only pay dividends from retained earnings included in the financial statements that have been approved by their shareholders. Dividends may be paid only after all losses have been paid for, a legal reserve equal to 20% of paid-in capital has been achieved and shareholders have approved the dividend payment. Some of Iusacell's subsidiaries, including Old Iusacell, have outstanding debt obligations which limit the amount of dividends that can be paid in any given year or prohibit dividends entirely. Iusacell and its subsidiaries may agree to similar restrictions in the future as they incur additional debt.

In accordance with the New Iusacell Shareholders Agreement, each of Bell Atlantic and the Peralta Group has the right to cause Iusacell to pay dividends in each fiscal year in an amount of up to 25% of the consolidated net income for the prior fiscal year, provided that such payment is not in violation of applicable law and would not adversely affect the foreseeable cash flow or capital requirements of Iusacell. Consolidated net income for these purposes will be determined in accordance with Mexican GAAP. However, the New Iusacell Shareholders Agreement provides that, if consolidated net income so determined exceeds consolidated net income determined in accordance with U.S. GAAP by more than 10%, consolidated net income will be determined in accordance with U.S. GAAP.

Any declaration and/or payment of dividends that would (i) in any fiscal year exceed 25% of Iusacell's consolidated net income for the prior fiscal year or
(ii) be subject to Mexican withholding tax (except for dividends required by the Peralta Group or Bell Atlantic, as discussed above) may be made only upon the approval of holders of a majority of all outstanding shares, including holders of a majority of the series A shares. Under Mexican law, shareholders approve the declaration and payment of dividends generally, but not necessarily, upon the recommendation of the Board of Directors.

Holders of ADRs on the applicable record date are entitled to receive dividends declared on the shares underlying series V ADSs. The depositary will fix a record date for the holders of ADSs in respect of each dividend distribution.

                                 CAPITALIZATION

The following table presents the capitalization of Iusacell,

     - based on the audited historical financial information of Iusacell and its consolidated subsidiaries as of December 31, 1999, and

     - adjusted to give effect to the offering by Iusacell of 10,000,000 ADSs at the offering price of U.S.$15.125 per ADS, net of expenses.

The amounts are presented in accordance with Mexican GAAP. This table should be read in conjunction with "Use of Proceeds," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the consolidated financial statements and their notes included elsewhere in this prospectus.

THOUSANDS OF CONSTANT DECEMBER 31, 1999 PESOS AND U.S.  ------------------------------------------------------------------
dollars.(1)                                                                  AS OF DECEMBER 31, 1999
                                                                  HISTORICAL                 ADJUSTED FOR THIS OFFERING
                                                        -------------------------------    -------------------------------
Cash and marketable securities..................        Ps. 1,151,961    U.S.$  121,515    Ps. 2,521,406    U.S.$  265,971
Short-term debt(2)
  Senior Credit Facility........................              320,578            33,816          320,578            33,816
  Eximbank financing............................              137,572            14,512          137,572            14,512
  Handset facilities............................              142,479            15,030          142,479            15,030
  Vendor facilities.............................               36,955             3,898           36,955             3,898
                                                        -------------    --------------    -------------    --------------
          Total short-term debt.................              637,584            67,256          637,584            67,256
                                                        -------------    --------------    -------------    --------------
Long-term debt:(2)
  Senior Credit Facility........................            1,816,607           191,625        1,816,607           191,625
  10% notes due 2004............................            1,424,790           150,294        1,424,790           150,294
  Eximbank financing............................              726,091            76,592          726,091            76,592
  Handset facilities............................               23,750             2,505           23,750             2,505
  14.25% notes due 2006.........................            3,324,507           350,687        3,324,507           350,687
                                                        -------------    --------------    -------------    --------------
          Total long-term debt..................            7,315,745           771,703        7,315,745           771,703
                                                        -------------    --------------    -------------    --------------
          Total debt............................            7,953,329           838,959        7,953,329           838,959
                                                        -------------    --------------    -------------    --------------
Stockholders' equity:
  Contributed capital...........................            4,876,530           514,402        6,310,380           665,652
  Earned capital................................              333,762            35,207          333,762            35,207
  Minority interest.............................               33,069             3,488           33,069             3,488
                                                        -------------    --------------    -------------    --------------
          Total stockholders' equity............            5,243,361           553,097        6,677,211           704,347
                                                        -------------    --------------    -------------    --------------
          Total capitalization..................        Ps.13,196,690    U.S.$1,392,056    Ps.14,630,540    U.S.$1,543,306
                                                        =============    ==============    =============    ==============

---------------
(1) Peso amounts were converted to U.S. dollars at the noon buying rate of Ps.9.480 per U.S.$1.00 on December 31, 1999. Such conversions should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

(2) All of Iusacell's short and long-term debt is denominated in U.S. dollars. For a discussion of the availability, terms and conditions of Iusacell's short and long-term debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Total debt guaranteed by Iusacell's principal operating subsidiaries amounts to Ps.4,270.7 million (U.S.$450.5 million) and includes the 10% notes due 2004, the Senior Credit Facility and the Eximbank financing. All of this debt is secured.

                                    DILUTION

At December 31, 1999, Iusacell had a net tangible book value of Ps.2.47 per share of capital stock, or Ps.24.67 per ADS. We determine net tangible book value per ADS by dividing:

     - tangible assets, defined as total assets less goodwill, less total liabilities, by

     - the total number of shares of capital stock outstanding, and

     - adjusting for the ratio of ten shares per ADS.

We calculate the net tangible book value per ADS of Iusacell before this offering as the net tangible book value per ADS of Iusacell at December 31, 1999.

With the securities offered in this offering priced at U.S.$15.125 per ADS (Ps.143.39 at the noon buying rate on December 31, 1999), our pro forma net tangible book value as of December 31, 1999 would have been Ps.32.57 per ADS. This represents an immediate increase in pro forma net tangible book value of Ps.7.90 per ADS to existing shareholders and an immediate dilution in pro forma net tangible book value of Ps.110.82 per ADS to purchasers of ADSs like you. Dilution, for this purpose, represents the difference between the assumed price per ADS paid by purchasers in this offering and the pro forma net tangible book value per ADS of Iusacell.

The following table presents the dilution in net tangible book value per ADS to purchasers of ADSs in this offering:

Public offer price per ADS..............................              Ps.143.39                  U.S.$15.125
  Net tangible book value per ADS before this
     offering...........................................  Ps.24.67                 U.S.$2.602
  Increase per ADS attributable to this offering........      7.90                      0.833
                                                          --------                 ----------
Pro forma net tangible book value per ADS after this
  offering..............................................                  32.57                        3.435
                                                                      ---------                  -----------
Dilution to purchasers of ADSs in this offering.........              Ps.110.82                  U.S.$11.690
                                                                      =========                  ===========

                                 EXCHANGE RATES

The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rates, in each case for the purchase of U.S. dollars, all expressed in nominal pesos per U.S. dollar. The noon buying rate at April 13, 2000 was Ps.9.399 per U.S.$1.00.

                                                              --------------------------------------------
                                                                          NOON BUYING RATE(1)
                                                              --------------------------------------------
                                                              PERIOD-END     AVERAGE(2)     HIGH      LOW
                                                              -----------    ----------    ------    -----
Year ended December 31, 1995................................     7.740         6.526        8.050    5.270
Year ended December 31, 1996................................     7.881         7.635        8.045    7.325
Year ended December 31, 1997................................     8.070         7.917        8.410    7.717
Year ended December 31, 1998................................     9.901         9.152       10.630    8.040
Year ended December 31, 1999................................     9.480         9.563       10.600    9.243

---------------
(1) Source: Federal Reserve Bank of New York.

(2) Average of month-end rates.

In the past, the Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to U.S. dollars, it has done so in the past and may do so in the future. Any such restrictive exchange control policy could have a material adverse effect on our financial condition and results of operations.

                     SELECTED FINANCIAL AND OPERATING DATA

The following tables present selected financial and operating information of Iusacell and its consolidated subsidiaries. We have extracted some of this information from the audited consolidated financial statements of Iusacell appearing elsewhere in this prospectus and you should read this information in conjunction with those consolidated financial statements.

Prior to August 10, 1999, when Iusacell completed a corporate restructuring, New Iusacell had minimal assets and liabilities and no operations and contingent liabilities. For accounting purposes, New Iusacell is the successor business to Old Iusacell. New Iusacell currently owns 99.9% of the capital stock of Old Iusacell.

The financial statements have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP. Pursuant to Mexican GAAP, we have prepared the financial statements and the selected financial data presented below in accordance with Bulletin B-10 of the Mexican Institute of Public Accountants, which provides for the recognition of certain effects of inflation.

Until December 31, 1996, Bulletin B-10 required Iusacell to restate non-monetary assets at current replacement cost, to restate non-monetary liabilities using the National Consumer Price Index (Indice Nacional de Precios al Consumidor), also referred to as the INPC, to restate the components of shareholders' equity using the INPC and to record gains or losses in purchasing power from holding monetary liabilities or assets. Beginning on January 1, 1997, Bulletin B-10 requires Iusacell to restate non-monetary assets (other than inventory) using the INPC.

Bulletin B-10 also requires restatement of all financial statements to constant pesos as of the date of the most recent balance sheet presented. Accordingly, we have restated all data in the financial statements and in the selected financial data set forth below in constant pesos as of December 31, 1999. We have not reversed the effect of these inflation accounting principles in the reconciliation to U.S. GAAP.

Note 20 to the consolidated financial statements presents the principal differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP and contains a reconciliation of Iusacell's net income and stockholders' equity to U.S. GAAP.

The U.S. dollar amounts provided below are translations from the peso amounts, solely for the convenience of the reader, at the noon buying rate at December 31, 1999 of Ps.9.480 per U.S.$1.00. You should not construe these translations as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated as of any dates mentioned in this prospectus.

  Thousands of constant December 31, 1999 pesos and
U.S. dollars except ratios and subscriber data.(1)(2)  ---------------------------------------------
                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                           1995            1996            1997
                                                       -------------   -------------   -------------
INCOME STATEMENT DATA:
MEXICAN GAAP:
Revenues:
Services...                                            Ps. 2,339,757   Ps. 2,120,423   Ps. 2,055,803
Telephone equipment sales and other...                       416,902         342,020         422,788
                                                       -------------   -------------   -------------
        Total revenues...                                  2,756,659       2,462,443       2,478,591
Cost of sales:
  Cost of services...                                        857,815         777,398         685,051
  Cost of telephone equipment and other...                   231,395         190,681         268,373
                                                       -------------   -------------   -------------
        Total cost of sales...                             1,089,210         968,079         953,424
                                                       -------------   -------------   -------------
Gross profit...                                            1,667,449       1,494,364       1,525,167
Operating expenses...                                      1,217,580       1,077,389         990,880
Depreciation & amortization...                               969,994         875,692         775,258
Project 450 non-cash writedown...                                 --              --              --
                                                       -------------   -------------   -------------
Operating (loss)...                                         (520,125)       (458,717)       (240,971)
Other (income) expense, net...                                    --              --              --
Integral financing cost (gain):
  Interest expense, net...                                   250,931         407,093         330,659
  Foreign exchange (gain) loss, net...                     1,021,304         (89,966)         64,565
  Gain on net monetary position...                          (726,412)       (504,461)       (389,975)
                                                       -------------   -------------   -------------
        Total integral financing cost (gain)...              545,823        (187,334)          5,249
Equity participation in net income (loss) of
  associated companies...                                    (56,691)          1,909         210,076
Provision for equipment impairment(3)...                          --              --       1,236,307
                                                       -------------   -------------   -------------
Income (loss) before asset tax, employee profit
  sharing, minority interest, extraordinary item and
  discontinued operations...                              (1,122,639)       (269,474)     (1,272,451)
Provision for asset tax...                                    42,138          50,980          60,397
Provision for income tax...                                       --              --              --
Employee profit sharing...                                     3,015              --              --
                                                       -------------   -------------   -------------
        Total provisions for taxes and employee
          profit sharing...                                   45,153          50,980          60,397
                                                       -------------   -------------   -------------
Income (loss) before minority interest, extraordinary
  item and discontinued operations..                      (1,167,792)       (320,454)     (1,332,848)
Minority interest...                                          53,633           4,604             276
                                                       -------------   -------------   -------------
Income (loss) before extraordinary item and
  discontinued operations...                              (1,114,159)       (315,850)     (1,332,572)
Extraordinary item(4)...                                          --        (210,292)             --
Loss from discontinued operations(5)...                           --              --              --
                                                       -------------   -------------   -------------
Net income (loss)...                                   Ps.(1,114,159)   Ps. (526,142)  Ps.(1,332,572)
                                                       =============   =============   =============
Income (loss) per share before extraordinary item..    Ps.     (1.15)  Ps.     (0.31)  Ps.     (1.24)
Net income (loss) per share...                                 (1.15)          (0.53)          (1.24)

U.S. GAAP:(6)
Total revenues...                                      Ps. 2,756,659   Ps. 2,576,730   Ps. 2,593,830
Operating profit (loss)...                                  (520,125)       (728,762)     (1,652,678)
Net income (loss)...                                        (526,112)       (187,934)       (904,623)
Basic and diluted income (loss) per share(7)...                (0.53)          (0.21)          (0.84)

  Thousands of constant December 31, 1999 pesos and
U.S. dollars except ratios and subscriber data.(1)(2)  ----------------------------------------------
                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                                           1998            1999             1999
                                                       -------------   -------------   --------------
INCOME STATEMENT DATA:
MEXICAN GAAP:
Revenues:
Services...                                            Ps. 2,750,863   Ps. 3,767,693   U.S.$  397,436
Telephone equipment sales and other...                       421,534         436,960           46,093
                                                       -------------   -------------   --------------
        Total revenues...                                  3,172,397       4,204,653          443,529
Cost of sales:
  Cost of services...                                        860,821       1,074,191          113,311
  Cost of telephone equipment and other...                   225,548         269,491           28,428
                                                       -------------   -------------   --------------
        Total cost of sales...                             1,086,369       1,343,682          141,739
                                                       -------------   -------------   --------------
Gross profit...                                            2,086,028       2,860,971          301,790
Operating expenses...                                      1,210,540       1,444,799          152,405
Depreciation & amortization...                               892,850       1,425,022          150,319
Project 450 non-cash writedown...                          1,102,401              --               --
                                                       -------------   -------------   --------------
Operating (loss)...                                       (1,119,763)         (8,850)            (934)
Other (income) expense, net...                              (149,046)         23,054            2,432
Integral financing cost (gain):
  Interest expense, net...                                   250,873         291,417           30,740
  Foreign exchange (gain) loss, net...                       939,474        (159,074)         (16,780)
  Gain on net monetary position...                          (762,581)       (661,868)         (69,817)
                                                       -------------   -------------   --------------
        Total integral financing cost (gain)...              427,766        (529,525)         (55,857)
Equity participation in net income (loss) of
  associated companies...                                     27,922         (47,611)          (5,022)
Provision for equipment impairment(3)...                          --              --               --
                                                       -------------   -------------   --------------
Income (loss) before asset tax, employee profit
  sharing, minority interest, extraordinary item and
  discontinued operations...                              (1,370,561)        450,010           47,469
Provision for asset tax...                                    72,127         132,645           13,992
Provision for income tax...                                       --         404,810           42,701
Employee profit sharing...                                        --              --               --
                                                       -------------   -------------   --------------
        Total provisions for taxes and employee
          profit sharing...                                   72,127         537,455           56,693
                                                       -------------   -------------   --------------
Income (loss) before minority interest, extraordinary
  item and discontinued operations..                      (1,442,688)        (87,445)          (9,224)
Minority interest...                                           6,342          17,933            1,892
                                                       -------------   -------------   --------------
Income (loss) before extraordinary item and
  discontinued operations...                              (1,436,346)        (69,512)          (7,332)
Extraordinary item(4)...                                          --         404,810           42,701
Loss from discontinued operations(5)...                      (20,716)         (1,536)            (162)
                                                       -------------   -------------   --------------
Net income (loss)...                                   Ps.(1,457,062)  Ps.   333,762   U.S.$   35,207
                                                       =============   =============   ==============
Income (loss) per share before extraordinary item..    Ps.     (1.30)  Ps.     (0.06)  U.S.$    (0.01)
Net income (loss) per share...                                 (1.30)           0.26             0.03
U.S. GAAP:(6)
Total revenues...                                      Ps. 3,192,641   Ps. 4,204,653   U.S.$  443,529
Operating profit (loss)...                                  (947,509)        (77,878)          (8,215)
Net income (loss)...                                      (1,447,526)        234,232           24,708
Basic and diluted income (loss) per share(7)...                (1.35)           0.18             0.02

---------------
Footnotes appear on page S-30.

  Thousands of constant December 31, 1999 pesos and
U.S. dollars except ratios and subscriber data.(1)(2)  -------------------------------------------------------------
                                                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------------
                                                           1995            1996            1997            1998
                                                       -------------   -------------   -------------   -------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital...                                     Ps.(2,092,051)  Ps.(2,360,531)  Ps.  (347,028)  Ps.(1,349,797)
Property and equipment, net...                             6,207,867       4,790,395       4,016,213       5,961,927
Total assets...                                           10,552,312       8,633,851       8,892,877      11,151,350
Total debt...                                              2,404,203       2,034,552       2,959,543       5,002,121
Stockholders' equity...                                    6,355,445       4,828,755       4,434,109       4,118,268

U.S. GAAP:(6)
Working capital...                                     Ps.(2,421,680)  Ps.(2,532,213)  Ps.  (559,374)  Ps.(1,517,058)
Property and equipment, net...                             6,207,867       4,790,395       4,016,213       5,774,626
Total assets...                                           11,491,366       9,592,869       9,776,469      11,598,760
Total debt...                                              2,404,203       2,034,552       2,959,543       5,014,180
Minority interest...                                         (37,111)          8,058          15,418             911
Stockholders' equity...                                    5,375,168       4,380,608       4,386,376       4,120,659

OTHER FINANCIAL DATA:
MEXICAN GAAP:
EBITDA(8)(21)...                                       Ps.   449,869   Ps.   416,975   Ps.   534,287   Ps.   875,488
EBITDA margin(9)...                                               16%             17%             22%             28%
Capital expenditures(10)...                            Ps.   682,550   Ps.   367,715   Ps.   941,901   Ps. 3,635,488
Interest expense, net...                               Ps.   250,931   Ps.   407,093   Ps.   330,659   Ps.   250,873
Ratio of earnings to fixed charges(11)...                         --              --              --              --

U.S. GAAP:
EBITDA(8)(20)...                                       Ps.   449,869   Ps.   146,930   Ps.  (877,420)  Ps. 1,053,872

CASH FLOW DATA:(12)
MEXICAN GAAP:
Net cash provided (used) by operating activities...    Ps.   807,220   Ps.   458,838   Ps.  (300,525)  Ps.   765,408
Net cash used in investing activities...                  (1,233,035)        (70,800)     (1,538,625)     (3,871,546)
Net cash provided (used) by financing activities...          311,013        (505,866)      1,855,552       3,236,271

U.S. GAAP:(6)
Net cash provided (used) by operating activities...    Ps.   346,676   Ps.  (114,318)  Ps.   104,786   Ps. 1,915,360
Net cash provided (used) in investing activities...       (1,233,035)        194,635      (1,363,228)     (3,684,246)
Net cash provided (used) by financing activities...          771,561        (198,146)      1,274,845       1,899,020

SUBSCRIBER DATA:
POPs...                                                   63,290,574      64,996,443      65,847,614      66,712,645
Subscribers(13)
  Contract...                                                208,802         159,144         199,964         277,014
  Prepay...                                                    1,399          73,762         200,159         478,361
        Total subscribers...                                 210,201         232,906         400,123         755,375
Gross subscriber additions...                                103,733         172,519         406,353         747,720
Average subscribers(14)...                                   202,462         221,554         387,765         742,601
Penetration(15)...                                              0.33%           0.36%           0.61%           1.13%
Average monthly contract churn(16)...                           3.62%           4.28%           2.94%           2.58%
Average monthly MOUs per subscriber(17)...                       140             118             105              87
Nominal average monthly revenue per subscriber(18)...  Ps.       464   Ps.       492   Ps.       464   Ps.       361
Nominal cost to acquire a new subscriber(19)...        Ps.     6,143   Ps.     6,076   Ps.     5,326   Ps.     3,477

  Thousands of constant December 31, 1999 pesos and
U.S. dollars except ratios and subscriber data.(1)(2)  ------------------------------
                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                           1999             1999
                                                       -------------   --------------
BALANCE SHEET DATA:
MEXICAN GAAP:
Working capital...                                     Ps.   809,505   U.S.$   85,391
Property and equipment, net...                             6,771,108          714,252
Total assets...                                           14,834,370        1,564,807
Total debt...                                              7,916,374          835,061
Stockholders' equity...                                    5,243,361          553,097
U.S. GAAP:(6)
Working capital...                                     Ps.   605,687   U.S.$   63,891
Property and equipment, net...                             6,582,807          694,389
Total assets...                                           15,272,205        1,610,992
Total debt...                                              7,921,636          835,616
Minority interest...                                          33,069            3,488
Stockholders' equity...                                    5,133,707          541,530
OTHER FINANCIAL DATA:
MEXICAN GAAP:
EBITDA(8)(21)...                                       Ps. 1,416,172   U.S.$  149,385
EBITDA margin(9)...                                               34%              34%
Capital expenditures(10)...                            Ps. 1,713,921   U.S.$  180,793
Interest expense, net...                               Ps.   291,417   U.S.$   30,740
Ratio of earnings to fixed charges(11)...              2.         59             2.59
U.S. GAAP:
EBITDA(8)(20)...                                       Ps. 1,347,144   U.S.$  142,104
CASH FLOW DATA:(12)
MEXICAN GAAP:
Net cash provided (used) by operating activities...    Ps. 1,147,442   U.S.$  121,038
Net cash used in investing activities...                  (3,955,572)        (417,254)
Net cash provided (used) by financing activities...        3,673,425          387,492
U.S. GAAP:(6)
Net cash provided (used) by operating activities...    Ps.   725,289   U.S.$   76,507
Net cash provided (used) in investing activities...       (3,886,544)        (409,973)
Net cash provided (used) by financing activities...        4,026,550          424,742
SUBSCRIBER DATA:
POPs...                                                   67,591,791
Subscribers(13)
  Contract...                                                352,289
  Prepay...                                                  970,509
        Total subscribers...                               1,322,798
Gross subscriber additions...                                788,438
Average subscribers(14)...                                 1,290,558
Penetration(15)...                                              1.96%
Average monthly contract churn(16)...                           2.96%
Average monthly MOUs per subscriber(17)...                        77
Nominal average monthly revenue per subscriber(18)...  Ps.       346   U.S.$       36
Nominal cost to acquire a new subscriber(19)...        Ps.     3,527   U.S.$      372

---------------
Footnotes appear on page S-30.

---------------
 (1) According to Mexican GAAP, financial data for all periods in the financial statements included in this prospectus, unless otherwise indicated, have been restated in constant December 31, 1999 pesos. Restatement into December 31, 1999 pesos is made by multiplying the relevant nominal peso amount by the inflation index for the period between the end of the period to which such nominal peso amount relates and December 31, 1999. The inflation indices used in this prospectus are 1.9687 for 1995 figures,
     1.5416 for 1996 figures, 1.3322 for 1997 figures and 1.1232 for 1998 figures.

 (2) Peso amounts were converted to U.S. dollars at the noon buying rate for December 31, 1999 of Ps.9.480 per U.S.$1.00. Such conversions should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.

     In determining peso amounts of U.S. dollar-denominated obligations at December 31, 1999 in its financial statements under Mexican GAAP, however, Iusacell applied the exchange rate published by the Banco de Mexico, which on December 31, 1999 was Ps.9.4986 per U.S.$1.00. The differences between the noon buying rate and the Banco de Mexico exchange rate cause certain inconsistencies between references to U.S. dollar amounts in this prospectus and the actual U.S. dollar amounts. For example, Iusacell's actual total debt, excluding trade notes payable, at December 31, 1999 was U.S.$833.4 million. In preparing Iusacell's December 31, 1999 financial statements, we multiplied this amount by 9.4986 to arrive at the Ps.7,916.4 million in total debt, excluding trade notes payable. However, for purposes of this prospectus, we converted this peso amount to U.S. dollars using the rate of Ps.9.480, which yields a U.S. dollar-denominated total debt, excluding trade notes payable, of U.S.$835.0 million.

     The combined effect of the restatement of the financial data in December 31, 1999 constant pesos and the convenience translation of peso amounts into U.S. dollars discussed above means that the amount shown for certain balance sheet items is not equal to the actual amounts outstanding. For example, as of December 31, 1998, after the restatement in December 31, 1999 constant pesos and the convenience translation using the December 31, 1999 noon buying rate, total debt outstanding, excluding trade notes payable, was Ps.5,002.1 million, or U.S.$527.6 million. The actual amount of total debt outstanding, excluding trade notes payable, was U.S.$450.0 million. This impact explains any inconsistency between our consolidated financial information and references to U.S. dollar amounts in other sections of this prospectus.

 (3) For U.S. GAAP purposes, the impairment charge relating to the analog communications equipment is recorded as an operating expense. See Note 4.b to the consolidated financial statements.

 (4) For 1996, the extraordinary item represents restructuring expenses associated with the reorganization and change in management control of Iusacell, the write-off of obsolete network equipment and an additional reserve for doubtful accounts. For 1999, the extraordinary item represents the utilization of tax loss carryforwards available to Iusacell which under Mexican GAAP is required to be classified as an extraordinary item. Under U.S. GAAP the utilization of tax loss carryforwards is recorded as a component of tax expense.

 (5) In December 1998, Iusacell discontinued the operations of its subsidiary, Cellular Solutions de Mexico, S.A. de C.V., a company which sold cellular handset accessories. Cellular Solutions de Mexico transferred all its existing inventories as of December 31, 1998 to another subsidiary of Iusacell and terminated all its employees during January and February 1999. See Note 19 to the consolidated financial statements. Under U.S. GAAP, the loss from discontinued operations is recorded as an operating expense.

 (6) See Note 20 to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--U.S. GAAP Reconciliation" for a discussion of differences between U.S. GAAP and Mexican GAAP.

 (7) Diluted earnings (loss) per share for the years ended December 31, 1998 and 1997 is equal to basic earnings (loss) per share as the potential drawdowns and conversions under the subordinated convertible facility with Bell Atlantic and the authorized but unissued shares subject to the executive employee stock purchase plan are excluded from the computation of diluted earnings (loss) per share because to include them would have been antidilutive for the periods presented. For the years ended December 31, 1998 and 1997, the number of potentially antidilutive shares that were excluded from the computation of diluted earnings (loss) per share for the drawdowns and conversions under the facility with Bell Atlantic were 69,285,714 and 214,285,714 shares, respectively, and for the shares subject to the executive employee stock purchase plan were 70,004 and 262,666 shares, respectively.

     Diluted earnings (loss) per share for the year ended December 31, 1999 is equal to basic earnings (loss) per share as Iusacell no longer had any potentially antidilutive securities.

     Diluted earnings (loss) per share for the years ended December 31, 1996 and 1995 is equal to basic earnings (loss) per share as Iusacell did not have any potentially antidilutive securities.

 (8) EBITDA as used in this prospectus is operating profit (loss) plus the sum of depreciation and amortization and, under U.S. GAAP, non-cash items, and is presented because Iusacell believes that EBITDA provides useful information regarding Iusacell's debt service ability. EBITDA should not be considered in isolation or as a substitute for the consolidated income statements or the consolidated statements of changes in financial position prepared in accordance with Mexican GAAP or as a measure of profitability or liquidity. EBITDA as presented in this prospectus (under both Mexican GAAP and U.S. GAAP) differs from EBITDA as defined in the instruments governing New Iusacell and Old Iusacell's bank debt and senior notes. EBITDA in this prospectus has not been reduced to reflect the additional expenses that Old Iusacell would have incurred had it expensed, rather than, as is its current practice under Mexican GAAP and as is permitted under U.S. GAAP, amortized (over 18 months) the cost of cellular telephones it gives to its contract customers. EBITDA is not (i) a measure determined under U.S. GAAP, (ii) an alternative to U.S. GAAP operating income (loss) and net income (loss), or (iii) a measure of liquidity or cash flows as determined under U.S. GAAP. EBITDA does not represent discretionary funds. EBITDA, as calculated by Iusacell, may not be comparable to similarly titled measures reported by other companies.

 (9) EBITDA margin is calculated by dividing EBITDA by the total revenues for the respective period.

(10) Capital expenditures includes accruals for fixed asset purchases, the capitalization of interest costs related to long term debt incurred in connection with the acquisition of property, plant and equipment, trade-in credits received from Lucent Technologies for exchanging our previous analog network for a digital and analog network supplied by Lucent Technologies, and the net value of long distance fiber acquired in swaps for Iusacell long distance fiber. For 1999, pursuant to a waiver from its lenders, capital expenditures for determining compliance with capital expenditure limitations set forth in Old Iusacell's debt covenants excludes the capitalization of interest costs and Lucent Technologies trade-in credits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Expenditures."

(11) The ratio of earnings to fixed charges covers continuing operations. For this purpose earnings are calculated as income or loss before taxes plus
     (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost. Earnings were inadequate to cover fixed charges in 1995, 1996, 1997 and 1998. The fixed charge coverage deficiency for the years ended December 31, 1995, 1996, 1997 and 1998 amounted to Ps.2,043.4 million (U.S.$215.5 million), Ps.464.4 million (U.S.$49.0 million), Ps.1,334.3 million (U.S.$140.7 million) and Ps.2,275.5 million (U.S.$240.0 million).

(12) Under Mexican GAAP, the cash flow data has been adjusted for inflation and includes certain non-cash items, such as monetary gains and losses and foreign exchange gains and losses and, as a result, are not comparable with the respective U.S. GAAP cash flow data. Under U.S. GAAP, the effect of inflation adjustments has been included in the separate line item "Gain on net monetary position and foreign exchange losses." See Note 20 to the consolidated financial statements.

(13) Subscribers refers to Iusacell's subscribers in its Regions at the end of the respective periods. A prepay customer is included as a subscriber if, at the end of the period, the customer's telephone number has not yet been deactivated.

(14) Average subscribers represents the rolling monthly average number of subscribers for the respective periods.

(15) Penetration represents the end of period subscribers divided by the end of period POPs in Iusacell's Regions, expressed as a percentage.

(16) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly contract churn for a given period. Average monthly contract churn for a given period is now calculated by dividing the sum of all contract subscribers disconnected during such period by the sum of the beginning-of-month contract subscribers for each of the months in such period, expressed as a percentage. Only 1997 average monthly contract churn information, which was 2.88% under the old methodology, has been restated under the new methodology. The average monthly contract churn data for 1995 and 1996 is presented under the old methodology, which calculates average monthly contract churn for a given period by dividing, for each month in that period, the total number of contract subscribers disconnected in such month by the number of contract subscribers at the beginning of such month and dividing the sum of the resulting quotients for all months in such period by the number of months in such period. See "Business--Cellular Services--Contract Churn" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(17) Effective January 1, 1998, Iusacell changed the methodology by which it determines average monthly MOUs (minutes of use) per subscriber. Average monthly MOUs per subscriber for a given period are now calculated by dividing total MOUs in the period by the sum of the monthly average subscribers for each of the months in such period. Only 1997 average monthly MOUs per subscriber information, which was 98 under the old methodology, has been restated under the new methodology. The average monthly MOUs per subscriber data for 1995 and 1996 are presented under the old methodology, which calculates average monthly MOUs per subscriber for a given period by dividing the total minutes of use for the respective period by the number of average subscribers for the respective period and dividing the quotient by the number of months in such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." When reporting average monthly MOUs per subscriber, we exclude incoming calls only prepay subscribers and the MOUs they generate.

(18) Effective January 1, 1998, Iusacell changed the methodology by which it determines nominal average monthly cellular revenue per subscriber (ARPU). ARPU for a given period is now calculated by dividing the sum of the monthly cellular revenue and other cellular revenues for each of the months in the period by the sum of the monthly average cellular subscribers for each of the months in such period. Only 1997 ARPU information, which was Ps.451 under the old methodology, has been restated under the new methodology. The ARPU for 1995 and 1996 is presented under the old methodology, which calculates ARPU for a given period by dividing the total cellular service revenue for the respective period by the average number of subscribers for the respective period and dividing the quotient by the number of months in such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." When reporting ARPU, we exclude incoming calls only prepay subscribers and the revenue they generate.

(19) Nominal cost to acquire a new subscriber represents sales, marketing and advertising costs, plus the costs of cellular phones Iusacell gives to its contract customers, for the respective period (in nominal pesos) divided by the gross customer additions for such period.

(20) The EBITDA calculation based on U.S. GAAP for 1997 has been reduced to reflect the Ps.1,236.3 million (U.S.$130.4 million) provision for equipment impairment, which is considered an operating expense under U.S. GAAP.

(21) The EBITDA calculation based on Mexican GAAP for 1998 has been reduced to reflect the Ps.1,102.4 million (U.S.$116.3 million) Project 450 writedown, which was expensed for U.S. GAAP purposes during 1997 and 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the consolidated financial statements included elsewhere in this prospectus. Unless otherwise indicated, all financial information in this prospectus is presented in constant pesos as of December 31, 1999. The U.S. dollar translations provided in this prospectus are, unless otherwise indicated, calculated at the noon buying rate at December 31, 1999, which was Ps.9.480 per U.S.$1.00. Sums may not add due to rounding.

GENERAL

The following discussion and analysis is intended to help you understand and assess the significant changes and trends in the historical results of operations and financial condition of Iusacell and our subsidiaries and factors affecting our financial resources. You should read this section in conjunction with the consolidated financial statements and their notes appearing elsewhere in this prospectus.

The consolidated financial statements have been prepared in accordance with Mexican GAAP, which differs in significant respects from U.S. GAAP. Note 20 to the consolidated financial statements provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to Iusacell. Note 20 to the consolidated financial statements also provides a reconciliation to U.S. GAAP of Iusacell's net loss for the years ended December 31, 1997 and 1998 and net profit for the year ended December 31, 1999 and of stockholders' equity as of December 31, 1998 and 1999.

As a Mexican company, we maintain our financial records in pesos. Pursuant to Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information," and Bulletin B-12, "Statement of Changes in Financial Position," issued by the Mexican Institute of Public Accountants, Iusacell's financial statements are reported in period-end pesos to adjust for the interperiod effects of inflation. The presentation of financial information in period-end, or constant, currency units is intended to eliminate the distorting effect of inflation on the financial statements and to permit comparisons across comparable periods in comparable monetary units. Bulletin B-10 requires us to restate non-monetary assets, non-monetary liabilities and the components of stockholders' equity using the NCPI. We have not eliminated the effects of these inflation accounting principles in the reconciliation to U.S. GAAP. See Note 20 to the consolidated financial statements.

Except where otherwise indicated, financial data for all periods in the consolidated financial statements and throughout this prospectus have been restated in constant pesos as of December 31, 1999, in accordance with the fifth amendment to Bulletin B-10. References in this prospectus to "real" amounts are to inflation-adjusted pesos and references to "nominal" amounts are to unadjusted historical pesos. In calendar years 1997, 1998 and 1999, the rates of inflation in Mexico, as measured by changes in the NCPI, were 15.7%, 18.6% and 12.3%, respectively. The inflation indices used are 1.3322 for 1997 figures and
1.1232 for December 1998 figures.

In reporting under Mexican GAAP and in accordance with Bulletin B-10, we are required to quantify all financial effects of operating and financing the business under inflationary conditions. For presentation purposes, "integral financing cost (gain)" refers to the combined financial effects of:

     - net interest expense or interest income,

     - net foreign exchange gains or losses, and

     - net gains or losses on monetary position.

Net foreign exchange gains or losses reflect the impact of changes in foreign exchange rates on monetary assets and liabilities denominated in currencies other than pesos. A foreign exchange loss arises if a liability is denominated in a foreign currency which appreciates relative to the peso between the time the liability is incurred and the date it is repaid, as the appreciation of the foreign currency results in an increase in the amount of pesos which must be exchanged to repay the specified amount of the foreign currency liability. We incurred a foreign exchange loss in 1995, 1997 and 1998 on our U.S. dollar denominated debt as the peso depreciated against the U.S. dollar. A foreign exchange gain arises if a liability is denominated in a foreign currency which depreciates relative to the peso between the time the liability is incurred and the date it is repaid, as the depreciation of the foreign currency results in a decrease in the amount of pesos which must be exchanged to repay the specified amount of the foreign currency liability. In 1996 and 1999, we incurred a foreign exchange gain on our U.S. dollar denominated debt as the peso appreciated against the U.S. dollar in 1999 and for most of 1996. The gain or loss on monetary position refers to the gains and losses realized from holding net monetary assets or liabilities and reflects the impact of inflation on monetary assets and liabilities. For example, a gain on monetary position results from holding net monetary liabilities in pesos during periods of inflation, as in 1995, as the purchasing power of the peso declines over time.

DEVALUATION AND INFLATION

On December 20, 1994, the Mexican government responded to exchange rate pressures by increasing the upper limit of the then existing free market peso/U.S. dollar exchange rate band by 15% and, two days later, by eliminating the band to allow the peso to fluctuate freely against the U.S. dollar. This resulted in a major devaluation of the peso relative to the U.S. dollar. Where the noon buying rate had been Ps.3.466 to U.S.$1.00 on December 19, 1994, by December 31, 1994 the noon buying rate had fallen to Ps.5.000 to U.S.$1.00, representing a 44.3% devaluation. The peso continued to decline against the U.S. dollar during 1995, closing at a noon buying rate of Ps.7.740 to U.S.$1.00 on December 31, 1995, which represented a 54.8% devaluation relative to the U.S. dollar for the year.

The Mexican economy began to recover in 1996 and 1997, as exchange rates stabilized, inflation decreased and gross domestic product grew by 5.1% and 7.0%, respectively. The noon buying rates were Ps.7.881 to U.S.$1.00 and Ps.8.070 to U.S.$1.00 on December 31, 1996 and 1997, respectively. However, the financial crises in the emerging markets that began in late 1997, together with the weakness in the price of oil, which is a significant source of revenue for the Mexican government, contributed to renewed weakness in the peso. For the first nine months of 1998, the peso devalued 26.8% relative to the U.S. dollar to Ps.10.196 per U.S. dollar on September 30, 1998, but strengthened in the fourth quarter of 1998. For the twelve months of 1998, the peso devalued 22.7% relative to the U.S. dollar to Ps.9.901 per U.S. dollar on December 31, 1998. In 1999, the Mexican economy, buoyed by a sharp increase in the price of oil beginning in the second quarter and strength in consumer spending, experienced relative stability, and the peso appreciated 4.3% against the U.S. dollar to Ps.9.480 per U.S. dollar on December 31, 1999.

Peso devaluations have contributed to sharp increases in inflation. Inflation, which had been 7.1% in 1994 as measured by changes in the INPC, increased to 52.0% and 27.7% in 1995 and 1996, respectively. After a reduction to 15.7% in 1997, inflation was 18.6% for the year 1998. Inflation declined again in 1999 to 12.3%.

In the past, peso devaluations and inflation have negatively affected our results of operating and financial condition and may do so in the future.

Impact on Iusacell's Results of Operations
The general economic conditions in Mexico resulting from the devaluation of the peso and the resulting inflation have had, and may have, an overall negative impact on our results of operations primarily as a result of the following factors:

     - Peso devaluations result in a significant decrease in the purchasing power of Mexican consumers, resulting in a decrease in the demand for cellular telephony.

     - Due to competitive market conditions and the overall state of the Mexican economy, we are not always able to increase our prices in line with the significant inflation in the economy. We were not able to do so in 1995, 1996 and the period from the fourth quarter of 1997 through the third quarter of 1998.

     - The significant inflation experienced in 1995 led to an upward restatement of our assets and, therefore, resulted in a substantial increase in depreciation and amortization expense, which had an adverse impact on our earnings for that year. In 1996, while there was still significant inflation, depreciation and amortization expense decreased as the result of a substantial reduction in capital expenditures and the reduction in the peso-carrying value of dollar-acquired non-monetary assets as at the end of 1995 in accordance with the rules of the Mexican Stock Exchange. Depreciation and amortization also decreased in 1997 as capital expenditures did not substantially increase until the second half of the year and as a result of the reduction in the carrying value of dollar-acquired non-monetary assets as at the end of 1996 in accordance with the rules of the Mexican Stock Exchange as the rate of inflation exceeded that of devaluation.

     - The significant devaluation of the peso as compared to the U.S. dollar in 1995 resulted in the recording of a net foreign exchange loss given Iusacell's net U.S. dollar liability position. In 1996, we recorded a gain because of the appreciation of the peso against the U.S. dollar during a significant portion of the year. In 1997, we experienced a minimal foreign exchange loss due to the relative stability of the peso throughout the year. During the first nine months of 1998, we recorded exchange losses because of the effect of the 26.8% devaluation of the peso in that period on our net U.S. dollar liability position. We recorded exchange gains in the fourth quarter of 1998, although these were insufficient to offset the cumulative exchange losses through September 30, 1998. We recorded a substantial exchange gain in 1999 as the peso continued to strengthen.

     - A portion of our costs and expenses (e.g., some depreciation and amortization and all interest expense) is denominated in, or indexed to, U.S. dollars, while almost all of our revenues are denominated in pesos. In a period of peso devaluation, this relationship causes a negative impact on our margins.

Impact on Iusacell's Financial Condition
The general economic conditions in Mexico resulting from the devaluation of the peso and the resulting inflation have had, and may have, an overall negative impact on our financial condition as a result of the following factors:

     - Substantially all of our indebtedness is denominated in U.S. dollars. As a result, the peso-carrying amount of such debt increases to reflect the additional pesos required to meet such foreign currency liabilities.

     - Prior to 1998, whenever the inflation rate exceeded the devaluation rate, as was the case in 1996, the carrying value of our assets purchased in foreign currencies would be reduced. This was because, assuming the foreign currency value of a given asset remained unchanged between periods, the value of such asset for the prior period was restated upwards using the inflation rate, while the valuation of such asset for the current period was restated using a foreign exchange rate which increased at a lower rate.

INCREASE IN PREPAY SUBSCRIBER BASE

In June 1996, we introduced our Control Plus prepay program in response to economic conditions in Mexico and to a prepay cellular card program offered by Telcel. In September 1997, we introduced in Region 9 our next-generation, automated VIVA prepay program which had, by March 1999, almost completely replaced Control Plus in all of our cellular markets. In October 1999, we introduced a "one single rate" plan for prepay customers. One single rate prepay customers pay a single per minute rate for local, national long distance and long distance service to the United States and Canada.

The Control Plus and VIVA programs have been extremely popular, with prepay customers increasing from an insignificant percentage of our subscriber base at June 30, 1996 (14,675 subscribers) to 31.7% at December 31, 1996 (73,762 subscribers), 50.0% at December 31, 1997 (200,159 subscribers), 63.3% at December 31, 1998 (478,361 subscribers) and 73.4% at December 31, 1999 (970,510 subscribers). Prepay customers comprised 75.6%, 78.3% and 86.7% of our net subscriber additions in 1997, 1998 and 1999, respectively. We expect that prepay customers will continue to comprise the substantial majority of new subscriber additions. As a result, we expect that the percentage of our customers who subscribe to cellular service on a prepay basis will continue to increase.

The percentage of total service revenues derived from prepay customers was 3.7% in 1996, 14.1% in 1997, 17.3% in 1998 and 11.9% in 1999.

In 1996, we experienced a 23.8% reduction in the number of contract customers, who generate higher average revenue per subscriber than do prepay customers. Many of these contract customers migrated to our prepay program, resulting in lower revenues from these customers. In 1997, 1998 and 1999, we experienced a 25.6%, 38.5% and 27.2% increase in the aggregate number of contract customers, respectively, compared to the beginning period number, with limited migration by contract customers to prepay programs. Although the current rate of growth is expected to decline as the product customer base grows, we anticipate further growth in the number of contract subscribers, including both customers converting from analog to digital service and new digital cellular customers.

Prepay customers, on average, have substantially lower minutes of use than contract customers and do not pay monthly fees and, as a result, generate substantially lower average monthly revenues per subscriber, even though prepay plans involve higher outgoing call per minute airtime charges than the average contract plan. Consequently, as the proportion of prepay customers to our total subscribers continues to increase, we expect that average minutes of use per customer and average monthly revenues per customer will continue to decrease. The implementation of the CPP modality and the digitalization of the contract subscriber base have moderated this decline.

In November 1998, we extended the life of our VIVA prepay cards from a maximum of 135 days to a maximum of 180 days to allow greater flexibility in their use. In April 1999, in anticipation of the advent of the CPP modality and for competitive reasons, we extended the life of our VIVA prepay cards to a maximum of 365 days. After the balance of a prepay card becomes zero (which occurs automatically after 180 days), the VIVA customer has 185 days to activate a new card before losing his phone number. During this 185-day period, the VIVA customer will be an "incoming calls only" customer, able to receive incoming local calls, but not able to make outgoing calls.

In October 1999, in order to evaluate whether we could generate additional revenues from incoming calls only customers, we extended the period of time to activate a new card from 185 days until April 30, 2000 for those incoming calls only customers who otherwise would have lost service before that date. In April 2000, we will determine whether to further extend card life for some or all of our incoming calls only customers.

Extending the life of VIVA prepay cards defers the deactivation of prepay customers who may in fact not be using the service. The November 1998 extension, by deferring prepay turnover for 45 additional days, contributed to the strong growth in subscriber net additions, particularly prepay net additions, during the fourth quarter of 1998. Likewise, the April 1999 and October 1999 extensions, by deferring prepay turnover, increased overall subscriber net additions in the second, third and fourth quarters of 1999 and will also increase overall subscriber net additions in the first quarter of 2000. Any further extension of VIVA card life for incoming calls only customers will also defer turnover and increase overall subscriber net additions for the extension period.

At December 31, 1999, we had approximately 207,000 incoming calls only customers. The substantial majority of incoming calls only customers generate little or no traffic. If we deactivate these customers, our overall subscriber net additions will be negatively affected.

In late March 1999, we implemented marketing initiatives focused on increasing usage by and revenues derived from prepay customers. These initiatives included an approximate 6% price increase, the implementation of a Ps.59 or Ps.79 activation fee for a customer activating a telephone number with a Ps.250 or Ps.150 prepay card, the increase in the minimum denomination of the prepay card with which a customer can activate prepay service from Ps.100 to Ps.150, the adjustment of commissions to encourage distributors to activate customers with prepay cards of higher denominations and the sending of electronic reminders to customers to replenish their cards. Together with the continuing efforts to increase the number of distribution points for prepay cards in order to facilitate and encourage their replenishment, these initiatives appear to have had their intended results. We have fewer, but higher revenue generating new prepay customers. Prepay subscriber net additions for the second quarter of 1999 were higher than those of the first quarter of 1999. However, prepay subscriber net additions for the second quarter of 1999 were substantially lower when adjusted for the effect of the April 1999 extension of life of the VIVA prepay cards and were lower than those of the first quarter of 1999. In the third quarter of 1999, Iusacell implemented initiatives to reinvigorate its new prepay customer activations. These initiatives resulted in higher prepay subscriber net additions for each of the third and fourth quarters of 1999 than those of the first or second quarter of 1999.

DIGITALIZATION

In December 1997, we entered into an agreement with subsidiaries of Lucent Technologies to swap out our existing analog network for a Lucent Technologies analog network overlaid with a Lucent CDMA digital network. Because we received a trade-in credit from Lucent Technologies for the book value of the swapped-out network equipment, under Mexican GAAP and U.S. GAAP we were not required to write off the value of any of such swapped-out assets.

Digital and dual-mode (i.e., digital-analog) handsets are substantially more expensive than analog handsets, although the prices for all types of handsets have declined over time. As a result, we expect that the subsidies we provide for handsets will be higher than they would have been had we remained an exclusively analog service provider as we migrate a portion of our analog customers to digital service and subscribe new digital customers. These new digital customers will initially be almost all contract subscribers, because we have only just begun to commercialize a digital prepay service, which, due to more costly handsets, is significantly more expensive to activate than analog prepay service.

We believe that digitalization will increase subscriber usage. Our experience has been that the average new digital customer uses his or her cellular telephone more than the average analog customer and that analog customers that migrate to digital service tend to increase their usage upon migration.

Digital contract subscribers increased from 27,410 at December 31, 1998 to 219,829 at December 31, 1999. We intend to migrate substantially all remaining analog contract customers to digital service by the end of 2000. As of December 31, 1999, our digital contract customers in the aggregate generated approximately 50% of our total cellular traffic.

The rapid growth in digital subscribers and traffic over the last twelve months strained our digital capacity and slightly deteriorated our digital service quality in the fourth quarter of 1999. As a result, and in anticipation of further digital migration, we decided to accelerate our capital expenditure program to expand digital capacity and improve digital service quality.

LOCAL TELEPHONY IN THE 450 MHZ FREQUENCY BAND

In November 1994, we sought government approval of our technical and economic plans for the commercial launch of fixed local wireless service in the 450 MHz frequency band on a national level. The SCT never approved such plans. In June 1997, however, the SCT and Iusacell reached agreement on a process by which Iusacell could obtain one or more regional concessions to provide such service. The price for such concessions was to be derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands, which concluded in May 1998.

Based on the results of these auctions, we anticipate that we would be required to pay approximately U.S.$2.25 million for concessions in Regions 4, 5, 6, 7 and 9, where we have a right of first refusal to acquire such concessions. However, the exact price, payment terms and coverage/build-out requirements relating to the concessions, which may be substantial, have not yet been formally defined by the SCT and the Mexican Federal Telecommunications Commission (Comision Federal de Telecomunicaciones), which is commonly referred to as the COFETEL. Consequently, we have not yet determined whether to proceed with our 450 MHz fixed local wireless project. However, given the capabilities of the CDMA technology that we are implementing, we are exploring alternatives for providing local telephony services, including fixed or limited zone wireless local telephony services in the 800 MHz frequency band in Regions 5, 6, 7 and 9 and in the 1.9 GHz PCS frequency band in Regions 1 and 4. We expect to make our decision on the overall strategy for providing local telephony services in 2000.

In September 1998, we determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of our investment in 450 MHz TDMA technology had occurred. As a result, we recorded a non-cash writedown of 100% of the development and pre-operating expenses for the project and 90% of the fixed assets deployed in the project. The writedown in 1998 amounted to Ps.1,102.4 million (U.S.$116.3 million). We also determined that certain of the 450 MHz project assets, representing about 10% of their book value, are redeployable in the mobile wireless network.

We were party to certain agreements regarding the supply and servicing of infrastructure equipment and handsets for our 450 MHz local wireless service. These agreements terminated in 1997, and there could be substantial costs arising from the termination of these agreements in addition to the non-cash losses described above. In addition, we could be required to write off some or all of a U.S.$15.0 million advance made in 1994 to a vendor in respect of network infrastructure that was never ordered to the extent such advance is not refunded to us. Finally, we could be required to purchase approximately U.S.$2.1 million in handsets that were ordered, manufactured and delivered, but not yet paid for, and we are involved in litigation with another handset vendor in connection with a purported agreement to purchase 60,000 handsets that we never executed.

NON-RECURRING CHARGES

During the three year period ended December 31, 1999, we recorded various non-recurring charges as summarized in the following table:

                                                -------------------------------------------------------------
                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                ------------------------------------        MEXICAN GAAP
                                                    1997            1998        1999          TREATMENT
                                                ------------    ------------    ----    ---------------------
Impairment of Analog Communications
  Equipment...................................  Ps.1,236,307    Ps.       --    Ps.--   Non-operating expense
Project 450 Writedown.........................            --       1,102,401       --       Operating expense
                                                ------------    ------------    -----
Total Non-Recurring Charges...................  Ps.1,236,307    Ps.1,102,401    Ps.--
                                                ============    ============    =====

Under U.S. GAAP, all of the above non-recurring charges were recorded as operating expenses during the respective periods. The following is a description of the non-recurring charges.

Impairment of Analog Communications Equipment
During 1997, based on certain changes in circumstances surrounding our then-existing analog communications network equipment, we determined that the carrying value of such equipment was impaired. Consequently, we recorded an impairment loss of Ps.1,236.3 million (U.S.$130.4 million) to reduce the value of our analog communications network equipment to fair value, amounting to Ps.3,243.7 million (U.S.$342.2 million). The book value of the analog communications network equipment that was in use at the time of the impairment determination as of December 31, 1997, 1998 and 1999 was Ps.3,243.7 million (U.S.$342.2 million), Ps.3,636.5 million (U.S.$383.6 million) and Ps.0.0 million (U.S.$0.0 million), respectively. This equipment no longer provides cellular service to our customers because of the conversion to Lucent Technologies equipment completed in August 1999.

Project 450 Non-Cash Writedown
During 1998, we determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz project in 1994, an impairment of our investment in the project assets had occurred. Consequently, we recorded an impairment charge of Ps.1,102.4 million (U.S.$116.3 million) to write down the 450 MHz assets to a fair value amounting to Ps.57.8 million (U.S.$6.1 million). Even though there was a limited market for the 450 MHz network equipment, our operations group determined that certain of these assets, representing about 10% of the related fixed assets, could be redeployed in the mobile wireless network and such assets continue to be depreciated. A full provision for impairment was recorded for all other assets associated with the project. The book value of the 450 MHz project fixed assets as of December 31, 1998 and December 31, 1999 is Ps.45.6 million (U.S.$4.8 million) and Ps.36.0 million (U.S.$3.8 million), respectively.

YEAR 2000 COMPLIANCE

The Year 2000 problem relates to computers, software and other equipment that include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000.

We completed all required modifications or replacements (including modification or replacement of mission critical systems and internal network elements) in accordance with our Year 2000 enterprise-wide compliance program by the end of October 1999.

Our transition to the Year 2000 was accomplished with no interruption in service and with no billing problems. We did not experience any failures in our mission critical systems. Four minor systems failures were corrected within the first few days of 2000. No contingency plans were deployed on or after December 31, 1999.

From the inception of the Year 2000 project through December 31, 1999, in connection with the Year 2000 project, we incurred pretax expenses of approximately Ps.63.3 million (U.S.$6.7 million) and made Ps.24.7 million (U.S.$2.6 million) in capital expenditures. This cost was well below the U.S.$16.9 million cost estimate we made in 1998. Funding for Year 2000 activities came primarily from cash flow from operations.

OTHER MATERIAL TRENDS AND CONTINGENCIES

Our financial condition and results of operations could also be materially affected by the following events and developments:

New Competition
As a direct result of the spectrum auctions organized by the COFETEL which concluded in May 1998, we are now facing additional mobile wireless competition operating in the 1.9 GHz (PCS) spectrum in our cellular territories and, in 2000, expect to face additional local telephony competition operating in the 3.4-3.7 GHz (Wireless Local Loop) spectrum. The specific consequences for Iusacell of this new competition are difficult to predict. The experience of other countries suggests that, although overall demand for wireless telephony services will increase, prices will experience downward pressure, especially at the time of market entry by the new competitors. To date, although new competition has not caused us to decrease prices, we have not increased prices since late March 1999.

Price Increases and Rollbacks
We have attempted, and continue to attempt, to exercise price leadership in the Mexican cellular market, with a strategy of having our prices keep pace with inflation if economic and competitive conditions permit. During the first half of 1997, we effectively implemented this strategy through weighted average price increases of 14.8% in April 1997 for the per minute airtime price on our contract and prepay plans, and 8.3% in May 1997 for the fixed monthly charge on all our contract plans. In October 1997, however, we initiated pricing discounts of between 25% and 50% for the cost of incoming cellular calls, in response to pricing actions by Telcel and as a means of boosting traffic volumes and, ultimately, average revenue per subscriber. Moreover, in October 1997 we adjusted airtime prices downward by 4.6% on a weighted average basis and in November 1997 further decreased airtime charges on one of our low-end contract plans by 1.0%, in each case in order to maintain competitiveness.

In late March 1998, we raised airtime prices approximately 7.9% on average for contract plans and 13.6% for prepay customers. Because of market and competitive conditions, however, we partially rolled back this increase in early May 1998 for both contract and prepay customers and, in late May 1998, we reversed the remainder of the price increase for contract plans. A 9.9% airtime price increase for prepay customers, however, remained in effect.

In August 1998, we filed with the COFETEL to register tariffs that would increase analog contract plan airtime prices in Region 9 by approximately 3% on a weighted average basis. Competitive conditions caused us not to implement price increase. However, in October 1998, our raised airtime prices for our contract plans by approximately 8% on a weighted average basis. In late March 1999, we raised airtime prices on our contract plans by approximately 12% on a weighted average basis and approximately 6% for prepay customers. These price increases remained in place as the competition followed our lead.

Our revenues will be adversely affected to the extent that price increases cannot keep pace with inflation.

Regulatory Developments
The Mexican authorities resolved several critical regulatory issues in 1998 and 1999 and will likely continue to resolve additional important regulatory issues during 2000 which may have a material effect on Iusacell's financial condition and results of operations.

Local Interconnection. On November 27, 1998, the COFETEL issued a resolution which established the per minute interconnection rate for telephone calls made from wireless customers to wireline customers at Ps.0.2573 per full minute payable on a per second basis, which will be indexed on a monthly basis for inflation as of October 1, 1998. In accordance with a September 1997 agreement with Telmex, this tariff was applied retroactively to June 1, 1997. We had been paying an interconnection fee of Ps.0.31 per minute or fraction of a minute. As a result of the retroactive application of this interconnection tariff, we received a benefit of Ps.32.0 million (U.S.$3.4 million) in 1998.

The COFETEL declined to provide for any amount of reciprocity in the interconnection fee payable by Telmex to wireless operators for interconnection services that Iusacell provides Telmex for calls made by wireline customers to mobile wireless customers. As a result, we booked a net Ps.32.6 million (U.S.$3.4 million) revenue reduction for the fourth quarter of 1998 and, in early January 1999, filed for an administrative reconsideration of the local interconnection ruling seeking, among other things, full interconnection reciprocity for calls made by wireless customers to wireline customers.

The November 27, 1998 resolution is only applicable through December 31, 2000. We are currently discussing local interconnection terms for 2001 and beyond with the COFETEL and Telmex. We seek, among other things, a reduction in the per minute wireless to wireline interconnection rate from Ps.0.2573 per minute to Ps.0.2000 per minute, indexed for inflation as of October 1, 1998, and symmetrical (100%) reciprocity in the interconnection fee payable by Telmex to Iusacell for wireline to fixed wireless interconnection.

Calling Party Pays. On November 27, 1998, the COFETEL also ruled that the "calling party pays" or CPP modality would be implemented by May 1, 1999 as an option for the wireless customer. CPP is a cellular telephony payment scheme similar to the existing wireline payment scheme, where the wireline or fixed wireless party that places a call to a cellular telephone, and not the cellular subscriber receiving the call, will be billed for interconnection access, and the recipient will not be billed for the airtime charges corresponding to that call. The COFETEL established the CPP interconnection tariff at Ps.1.80 per minute or fraction of a minute, which was to be indexed on a monthly basis for inflation as of October 1, 1998, for calls from Telmex wireline customers to mobile wireless customers. CPP would only apply to local calls and the mobile party pays modality would continue to apply to incoming long distance and incoming calls to a roamer.

In early January 1999, Telmex filed an injunction which suspended temporarily the scheduled implementation of CPP. This preliminary injunction was set aside by the Mexican courts in February 1999. Telmex then filed for a review of the order setting aside the preliminary injunction. This motion has not yet been decided.

In early January 1999, we filed with the COFETEL for an administrative reconsideration of the CPP ruling, seeking, among other things:

     - an increase in the CPP interconnection tariff to in excess of Ps.2.00 per minute, and

     - interconnection reciprocity for any and all incoming calls from wireline telephones to subscribers maintaining the mobile party pays modality.

In April 1999, Telmex and the Cellular A-Band carriers completed negotiating a new mobile wireless-Telmex local wireline interconnection agreement with the approval of the COFETEL. The calling party pays modality was implemented on May 1, 1999. All mobile wireless customers were automatically converted to CPP, with the right to revert to the mobile party pays modality. The interconnection rate was frozen for six months at Ps.1.90 per minute or fraction of a minute. Had the indexing established by the November 27, 1998 COFETEL resolution been applied, the rate for May 1999 would have been Ps.1.97 per minute or fraction of a minute. The price which Telmex may charge its customers was frozen for six months at Ps.2.50 per minute or fraction of a minute, plus Telmex's applicable per call local charge. This CPP interconnection tariff and the Telmex surcharge were extended for another six-month period through April 2000 at the same rates. Had the indexing established by the November 27, 1998 COFETEL resolution been applied, the rate for November 1999 would have been Ps.2.17 per minute or fraction of a minute. Iusacell cannot predict whether the COFETEL intends to extend the same tariff and surcharge at the same rates for another defined period of time, apply indexing as required by the November 27, 1998 resolution or apply lesser tariff and/or surcharge increases.

Telmex greeted the May 1, 1999 implementation of CPP with an advertising campaign critical of the high costs to wireline customers, whom they urged to block CPP calls. But after a moderate decline in traffic during the first two weeks of May 1999, we experienced a gradual increase in traffic over the last two weeks of May 1999, slightly exceeding pre-CPP traffic levels by the end of the month. In the first eight months of CPP operations, we believe that our call traffic increased by more than 13% due to CPP, with an increase in the percentage of total calls that were incoming calls from 39% to 43%. Recently, Telmex reversed its opposition to CPP, publicly announcing support for CPP.

The overwhelming majority of our cellular customers have chosen not to opt out of the CPP modality. We believe that the implementation of the CPP modality has accelerated prepay subscriber growth and increased subscriber usage throughout the Mexican wireless market and will continue to do so.

In the event that CPP continues to cause a surge in cellular traffic, we will likely experience improved revenue growth, but we may also need to incur substantial additional capital expenditures to augment our capacity in order to handle this greater traffic.

We are currently discussing with the COFETEL and Telmex the possibility of extending the CPP modality to incoming national long distance calls and to incoming local and national long distance calls received by subscribers who are roaming within Mexico. If this proposal is accepted, the mobile party pays modality would continue to apply only to incoming international long distance calls.

Long Distance Interconnection. In a separate resolution issued on November 27, 1998, the COFETEL also established the interconnection tariff between long distance and local wireline carriers at Ps.0.2573 per full minute payable on a per second basis, which will be indexed on a monthly basis for inflation as of October 1, 1998. With respect to international long distance calls, the COFETEL eliminated the requirement that a Mexican long distance company pay 58% of the incoming international settlement rate to the local telephone carrier terminating a call.

Long Distance Concession. In December 1997, the COFETEL authorized a modification of our concession to provide long distance services, modifying coverage requirements and permitting the use of microwave and other non-fiber technologies for transmission purposes. Together with fiber-swapping agreements reached by Iusacell with two of our competitors, the modified concession permits a more efficient, more technologically flexible long distance network and eliminates more than U.S.$200.0 million in Iusacell capital expenditure requirements over the next three years.

In 2000, the SCT and the COFETEL may also determine how much, through what means and over how much time long distance concessionaires, including Iusatel, will pay for the special projects implemented by Telmex prior to January 1997 to permit competition in long distance telephony, including the numbering and signaling plans and expenditures to facilitate interconnection. In May 1997, the COFETEL issued a ruling mandating that the total amount reimbursable to Telmex for such special projects was U.S.$422.0 million. Several long distance concessionaires objected to the ruling, and the COFETEL is reviewing its ruling in light of these objections. We are currently discussing the potential terms of a negotiated settlement with Telmex on this and other issues, which would involve payments to Telmex with a net present value of in excess of U.S.$15.0 million. However, there can be no certainty that we will be able to reach a negotiated settlement with Telmex or, if we can reach such a settlement, on what terms.

Quality Standards. In October 1999, we entered into an agreement with the COFETEL to maintain certain cellular quality standards measured in terms of connection time, dropped calls and ineffective attempts. We currently meet these quality standards. Failure to maintain these quality standards may result in refund obligations to subscribers and other governmental sanctions. If our call traffic grows at faster than expected levels, we may need to further accelerate our capital expenditure program in order to augment our capacity and thereby remain in compliance with the agreed quality standards.

Although we currently meet the COFETEL quality standards and although the period in which the COFETEL may impose sanctions has not yet commenced, we nevertheless have determined voluntarily to compensate our subscribers in Region 9 in light of perceived quality problems during 1999 due to network digitalization and rapid traffic growth. Our subscribers who were subscribers as of December 31, 1999 will receive:

     - if a contract subscriber, 20% more included minutes in their contract package in April and May 2000, or

     - if a prepay customer, 5 free minutes.

We do not expect the financial impact of this voluntary compensation program to be material.

Recent Developments
Based on preliminary results for the first quarter of 2000, Iusacell expects that total cellular subscribers at March 31, 2000 will exceed 1.53 million, representing net additions of more than 210,000 over the December 31, 1999 total. Total subscribers include approximately 285,000 incoming calls only customers, who generate little or no revenue. We expect contract subscribers to exceed 370,000 subscribers and prepay subscribers to exceed 1,150,000 subscribers.

Although we expect nominal ARPU, excluding incoming calls only customers, for the first quarter of 2000 to exceed that of the first quarter of 1999, we expect nominal ARPU for the first quarter of 2000 to be approximately 10% less than that of the fourth quarter of 1999, due to the continued disproportionate increase in the number of prepay customers, who generate substantially lower ARPU than contract customers, and seasonal factors (namely, the annual post-Christmas first quarter decline in usage). Seasonal factors will particularly affect contract subscribers, whose nominal ARPU in the first quarter of 2000 we expect will decline by approximately 6% compared to that of the fourth quarter of 1999. However, we expect that first quarter 2000 nominal ARPU for contract customers will be more than 5% higher than nominal ARPU for contract customers for each of the second and third quarters of 1999 and more than 13% higher than that of the first quarter of 2001. We expect average MOUs per subscriber to decline by approximately 5% for the same reasons as the decline in nominal ARPU.

Based on preliminary results for the first quarter of 2000, we expect total revenues for the first quarter of 2000 to exceed slightly fourth quarter 1999 revenues on a nominal basis. We expect gross margin in the first quarter of 2000 to remain at the same level as that of the fourth quarter of 1999. As a percentage of revenues, operating expenses and negative operating margin in the first quarter of 2000 are expected to be comparable to those experienced in the fourth quarter of 1999. We expect EBITDA (as defined in Note 8 to the Selected Financial and Operating Data) for the first quarter of 2000 will exceed Ps.425 million and EBITDA Margin to be at least 34.0%. We also expect a positive integral financing gain of more than Ps.100 million in the first quarter of 2000 compared to an integral financing loss of more than Ps.174 million in the fourth quarter of 1999, largely due to a foreign exchange gain in the first quarter of 2000 compared to a foreign exchange loss in the fourth quarter of 2000, as the Peso resumed its appreciation against the U.S. dollar.

Unless otherwise indicated, all financial information in this Recent Developments section is presented in constant pesos as of March 31, 2000.

RESULTS OF OPERATIONS

The following table presents for the periods indicated the percentage relationships which certain items bear to revenues:

                                                              -----------------------
                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
Revenues:
  Cellular service revenues.................................   74.1%    74.6%    82.5%
  Other service revenues....................................    8.8     12.1      7.1
                                                              -----    -----    -----
          Total service revenues............................   82.9     86.7     89.6
  Telephone equipment and other revenues....................   17.1     13.3     10.4
                                                              -----    -----    -----
          Total revenues....................................  100.0    100.0    100.0
Cost of sales:
  Cost of services..........................................   27.6     27.1     25.6
  Cost of telephone equipment and other.....................   10.8      7.1      6.4
                                                              -----    -----    -----
          Total.............................................   38.4     34.2     32.0
                                                              -----    -----    -----
Gross Profit................................................   61.6     65.8     68.0
Operating expenses..........................................   40.0     38.2     34.3
Depreciation & amortization.................................   31.3     28.1     33.9
Project 450 non-cash writedown..............................     --     34.8       --
                                                              -----    -----    -----
Operating income (loss).....................................   (9.7)   (35.3)    (0.2)
Other income (loss), net....................................     --     (4.7)     0.6
Integral financing cost (gain):
  Interest expense, net.....................................   13.3      7.9      6.9
  Foreign exchange (gain) loss, net.........................    2.6     29.6     (3.8)
  Gain on net monetary position.............................  (15.7)   (24.0)   (15.7)
                                                              -----    -----    -----
          Total.............................................    0.2     13.5    (12.6)
Equity participation in net income (loss) of associated
  companies.................................................    8.5      0.9     (1.1)
Provision for equipment impairment..........................  (49.9)      --       --
                                                              -----    -----    -----
Income (loss) from continuing operations before asset tax,
  employee profit sharing, minority interest and
  extraordinary item........................................  (51.3)   (43.2)    10.7
Provision for asset tax, income tax and employee profit
  sharing...................................................    2.4      2.3     12.7
Minority interest...........................................     --     (0.2)    (0.4)
Extraordinary item..........................................     --       --      9.6
Loss from discontinued operation............................     --     (0.7)    (0.1)
                                                              -----    -----    -----
Net income (loss)...........................................  (53.7)%  (46.0)%    7.9%
                                                              =====    =====    =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Revenues
Total revenues consist of cellular service revenues, revenues from other services and telephone equipment and other revenues. Our cellular service revenues are principally derived from the provision of cellular telephone service in Mexico and also include revenues attributable to in-roaming and long distance service revenue generated by our cellular subscribers. Other service revenues consist of revenues from the provision of telecommunication services in Mexico other than cellular, including long distance service revenue from non-cellular subscribers and revenues from the provision of data transmission, fixed local wireless, satellite transmission and IMTS services. Telephone equipment and other revenues consist primarily of revenues from sales of cellular telephone equipment and accessories, as well as revenues attributable to out-roaming and, beginning in 1999, revenues from the sale of dark fiber optic cable (which, before 1999, had been included in Other income). Revenues attributable to out-roaming are passed through to the applicable host operator.

The following table presents the source of our revenues for the years ended December 31, 1999 and 1998:

                                                             ----------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                   1998                1999
                                                             ----------------    ----------------      %
                                                               PS.        %        PS.        %      CHANGE
                                                             -------    -----    -------    -----    ------
                                                               (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues..................................  2,367.2     74.6    3,469.7     82.5     46.6
Other service revenues.....................................    383.7     12.1      298.0      7.1    (22.3)
                                                             -------    -----    -------    -----    -----
     Total service revenues................................  2,750.9     86.7    3,767.7     89.6     37.0
Telephone equipment and other revenues.....................    421.5     13.3      437.0     10.4      3.7
                                                             -------    -----    -------    -----    -----
     Total revenues........................................  3,172.4    100.0    4,204.7    100.0     32.5
                                                             =======    =====    =======    =====    =====

Cellular Services. The following table presents cellular service revenues by source for the years ended December 31, 1999 and 1998:

                                                              --------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                    1998(1)                 1999(1)
                                                              --------------------    --------------------
                                                                 PS.          %          PS.          %
                                                              ---------    -------    ---------    -------
                                                               (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)..................................................     849.2       35.9      1,367.0       39.4
Monthly fees................................................   1,079.4       45.6      1,406.2       40.5
Long distance...............................................     198.3        8.4        413.4       11.9
Value-added services(3).....................................     169.2        7.1        214.2        6.2
In-roaming..................................................      63.3        2.7         66.9        1.9
Activation fees and other...................................       7.8        0.3          2.0        0.1
                                                               -------      -----      -------      -----
     Total cellular service revenues........................   2,367.2      100.0      3,469.7      100.0
                                                               =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Airtime includes amounts billed to other carriers for incoming minutes under CPP starting May 1, 1999. Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and three-way calling, and revenues from premiums for activation surety bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

We had 1,322,798 and 755,375 cellular subscribers at December 31, 1999 and 1998, respectively. Prepay subscribers increased by 102.9% from 478,361 subscribers, or 63.3% of total subscribers, at December 31, 1998 to 970,509 subscribers, or 73.4% of total subscribers, at December 31, 1999. A prepay customer is included as a customer if, at the end of the reporting period, such customer's telephone number remains activated. Contract subscribers increased by 27.2% from 277,014 subscribers, or 36.7% of total subscribers, at December 31, 1998, to 352,289 subscribers, or 26.6% of total subscribers, at December 31, 1999.

Cellular service revenues increased by 46.6% to Ps.3,469.7 million (U.S.$366.0 million) in 1999 from Ps.2,367.2 million (U.S.$249.7 million) in 1998 and represented 82.5% and 74.6% of total revenues in 1999 and 1998, respectively. Revenues increased primarily as a result of subscriber growth, the migration of approximately 99,000 analog contract subscribers to digital service (which resulted in an increase in average usage by migrated customers), calling party pays (which resulted in a significant increase in incoming calls traffic and contributed to the growth in prepay subscribers) and greater usage of long distance services by our cellular subscribers. This increase was offset in part by the decline in average monthly MOUs and nominal average monthly cellular revenue per subscriber described below.

Monthly fees from contract customers increased 30.3% to Ps.1,406.2 million (U.S.$148.3 million) in 1999 from Ps.1,079.4 million (U.S.$113.9 million) in 1998 because of the increase in contract subscribers. Airtime revenues increased 61.0% to Ps.1,367.0 million (U.S.$144.2 million) in 1999 from Ps.849.2 million (U.S.$89.6 million) in 1998 for the reasons described in the preceding paragraph. Long distance cellular revenues increased 108.5% to Ps.413.4 million (U.S.$43.6 million) in 1999 from Ps.198.3 million (U.S.$20.9 million) in 1998 mainly because of growth in usage across all our regions.

Average monthly MOUs for 1999 (excluding incoming calls only prepay customers) were 77, a decrease of 11.5% compared to the monthly average of 87 MOUs in 1998. This decline in MOUs was largely due to the significant increase in the number of our prepay customers, who generate substantially lower average MOUs than contract customers. However, this general decline masks the 8.6% increase in average monthly MOUs among contract subscribers in 1999 compared to 1998.

Nominal average monthly cellular revenue per subscriber (excluding incoming calls only prepay customers) declined 4.2% to Ps.346.0 (U.S.$36.5) in 1999 from Ps.361.0 (U.S.$38.1) in 1998. The reasons for this decline are primarily the same as those noted to explain the decline of average monthly MOUs. As with average monthly MOUs, this general decline masks the 16.9% increase in average monthly cellular revenue per subscriber among contract subscribers in 1999 compared to 1998.

Contract subscriber churn increased to an average monthly level of 2.96% in 1999 from 2.58% in 1998. Billing system implementation problems contributed to a delay in recognizing churn from prior periods, which we chose to recognize in 1999.

Other Services. Other service revenues decreased by 22.3% to Ps.298.0 million (U.S.$31.4 million) in 1999 from Ps.383.7 million (U.S.$40.5 million) in 1998, and represented 7.1% and 12.1% of total revenues in 1999 and 1998, respectively. This decrease was principally due to the fewer subscribers and consequential lower revenues in our satellite transmission, 450 MHz fixed local wireless and IMTS businesses, and a more than 80% decline in data transmission revenues, offset in part by increased long distance revenues from our mid-sized business and residential non-cellular long distance customers.

Telephone Equipment and Other. Telephone equipment and other revenues increased 3.7% to Ps.437.0 million (U.S.$46.1 million) in 1999 from Ps.421.5 million (U.S.$44.5 million) in 1998. This increase was primarily due to the Ps. 60.4 million (U.S. $6.4 million) in revenues from the sale of dark fiber optic cable which more than offset a sharp decline in revenues from sales of handsets and accessories. We believe that the large number of existing handsets and accessories available in the market created lower demand for new handsets and accessories, particularly among our prepay customers.

Cost of Sales
Our cost of sales includes cost of services, cost of telephone equipment and other costs. Total cost of sales increased 23.7% to Ps.1,343.7 million (U.S.$141.7 million) in 1999 from Ps.1,086.4 million (U.S.$114.6 million) in 1998. As a percentage of total revenues, cost of sales decreased to 32.0% in 1999 from 34.2% in 1998.

Cost of Services. Cost of services includes taxes and fees on revenues payable to the Mexican government, interconnection costs, technical costs such as maintenance, repair costs, lease expenses, salaries of technical personnel and electricity. Cost of services increased 24.8% to Ps.1,074.2 million (U.S.$113.3 million) in 1999 from Ps.860.8 million (U.S.$90.8 million) in 1998. This increase was mainly due to the 46.6% increase in cellular service revenues, which resulted in higher overall (i) taxes and fees payable to the Mexican government and (ii) Telmex interconnection fees. This increase was offset in part by lower fees than would otherwise have been payable to the Mexican government as a result of a change in the methodology by which Iusacell determines the revenue base upon which it calculates the participation fee of the Mexican government. Beginning in January 1999, Iusacell does not include in that revenue base that portion of cellular service monthly fees attributable to handset acquisition costs. As a percentage of service revenues, cost of services decreased from 31.3% for 1998 to 28.5% for 1999 primarily because of the cost improvement actions.

Cost of Telephone Equipment and Other. Cost of telephone equipment and other includes that portion of handset and accessory costs that is not capitalized, handset inventory obsolescence charges and the cost of dark fiber optic cable sold. Cost of telephone equipment and other costs increased by 19.5% to Ps.269.5 million (U.S.$28.4 million) in 1999 from Ps.225.5 million (U.S.$23.8 million) in 1998 primarily due to the increase in telephones sold to prepay program gross additions, the prepay handset costs associated with the 2 for 1 promotion for contract customers (in which a new contract customer also receives a free prepay phone) and an increase in handset inventory obsolescence charges. As a percentage of telephone equipment and other revenues, the cost of telephone equipment and other increased to 61.7% in 1999 from 53.5% in 1998. The cost of a cellular handset given to a contract customer is amortized over 18 months, the average length of our cellular contract, instead of being immediately expensed in the period in which the customer received the telephone.

Operating Expenses
Operating expenses increased 19.4% to Ps.1,444.8 million (U.S.$152.4 million) in 1999 from Ps.1,210.5 million (U.S.$127.7 million) in 1998. As a percentage of total revenues, operating expenses decreased to 34.3% in 1999 from 38.2% in 1998. Sales and advertising expenses increased by 11.1% from Ps.829.5 million (U.S.$87.5 million) in 1998 to Ps.921.9 million (U.S.$97.2 million) in 1999, primarily because of increased commissions resulting from higher sales and revenue-related increases in advertising. General and administrative expenses increased by 37.0% to Ps.522.9 million (U.S.$55.2 million) in 1999 from Ps.381.7 million (U.S.$40.2 million) in 1998, driven primarily by extraordinary expenses related to the Year 2000 project and reserves related to certain litigation with vendors. In accordance with Mexican GAAP, until September 1998, certain pre-operating expenses, primarily related to Project 450, were capitalized rather than expensed as under U.S. GAAP. In September 1998, under Mexican GAAP, Iusacell wrote off all capitalized pre-operating expenses accumulated as of that date as a charge against current operations.

Depreciation and Amortization
Depreciation and amortization expenses increased by 59.6% to Ps.1,425.0 million (U.S.$150.3 million) in 1999 from Ps.892.9 million (U.S.$94.2 million) in 1998, excluding the Project 450 non-cash writedown in 1998 of Ps.1,102.4 million (U.S.$116.3 million). The increase was primarily due as a result of completing the initial phase deployment of the new Lucent Technologies analog and digital network and making additional investments to meet the capacity and coverage requirements for continued growth. Additionally, the digitalization of the contract subscriber base resulted in greater amortization expenses driven mainly by increased purchases of more expensive digital handsets.

Operating Loss
We recorded an operating loss of Ps.8.9 million (U.S.$0.9 million) in 1999 as compared to an operating loss of Ps.1,119.8 million (U.S.$118.1 million) in 1998. The net loss in 1998 includes the impact of the Ps.1,102.4 million (U.S.$116.3 million) Project 450 non-cash writedown.

Integral Financing Gain
We recorded an integral financing gain of Ps.529.5 million (U.S.$55.9 million) in 1999 compared to an integral financing loss of Ps.427.8 million (U.S.$45.1 million) in 1998. This difference was principally due to a foreign exchange gain of Ps.159.1 million (U.S.$16.8 million) in 1999 as compared to a foreign exchange loss of Ps.939.5 million (U.S.$99.1 million) in 1998. The 1999 foreign exchange gain resulted from the appreciation of the peso against the U.S. dollar. Gain on monetary position decreased by 13.2% to Ps.661.8 million (U.S.$69.8 million) in 1999 from Ps.762.6 million (U.S.$80.4 million) in 1998 primarily due to a lower period-over-period inflation as measured by changes in the INPC, 12.3% in 1999 compared to 18.6% in 1998. Net interest expense increased by 16.1% to Ps.291.4 million (U.S.$30.7 million) in 1999 from Ps. $250.9 million (U.S.$26.5 million) in 1998 primarily due to higher outstanding debt. This trend will continue in 2000 as we experience the full impact of the December 1999 issuance by New Iusacell of U.S.$350.0 million of senior notes due 2006.

Net Income
As a result of the factors described above, our net income was Ps.333.8 million (U.S.$35.2 million) in 1999 as compared to a net loss of Ps.1,457.1 million (U.S.$153.7 million) in 1998. The net loss in 1998 includes the impact of the Ps.1,102.4 million (U.S.$116.3 million) Project 450 non-cash writedown.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Revenues
The following table presents the source of our revenues for the years ended December 31, 1997 and 1998:

                                                             ----------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------
                                                                   1997                1998
                                                             ----------------    ----------------      %
                                                               PS.        %        PS.        %      CHANGE
                                                             -------    -----    -------    -----    ------
                                                               (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Cellular service revenues................................    1,836.8     74.1    2,367.2     74.6     28.9
Other service revenues...................................      219.0      8.8      383.7     12.1     75.3
     Total service revenues..............................    2,055.8     82.9    2,750.9     86.7     33.8
Telephone equipment and other revenues...................      422.8     17.1      421.5     13.3     (0.3)
                                                             -------    -----    -------    -----     ----
     Total revenues......................................    2,478.6    100.0    3,172.4    100.0     28.0
                                                             =======    =====    =======    =====     ====

Cellular Services. The following table presents cellular service revenues by source for the years ended December 31, 1997 and 1998:

                                                                --------------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                                                                --------------------------------------------
                                                                      1997(1)                 1998(1)
                                                                --------------------    --------------------
                                                                   PS.          %          PS.          %
                                                                ---------    -------    ---------    -------
                                                                 (IN MILLIONS OF PESOS, EXCEPT PERCENTAGES)
Airtime(2)..................................................       687.7       37.4        849.2       35.9
Monthly fees................................................       819.1       44.6      1,079.4       45.6
Long distance...............................................       162.3        8.8        198.3        8.4
Value-added services(3).....................................        95.2        5.2        169.2        7.1
In-roaming..................................................        70.9        3.9         63.3        2.7
Activation fees and other...................................         1.6        0.1          7.8        0.3
                                                                 -------      -----      -------      -----
     Total cellular service revenues........................     1,836.8      100.0      2,367.2      100.0
                                                                 =======      =====      =======      =====

---------------
(1) Figures reflect intercompany eliminations. These figures do not include revenues derived from paging, local telephony or data transmission services or from long distance services unrelated to cellular service.

(2) Incoming and outgoing airtime is charged on a per-minute basis for both peak (Monday to Friday, 8:00 a.m. to 10:00 p.m.) and non-peak airtime.

(3) Includes fees for value-added services, such as call waiting, call transfer, emergency service, secretarial service and three-way calling, and revenues from premiums for activation surety bonds, insurance-related charges payable by subscribers, rural and public telephony and Iusacell's cellular magazine. Does not include charges for related airtime. Customers using value-added services such as news, weather, sports and entertainment reports are charged only for airtime. These revenues are therefore included in airtime.

We had 755,375 and 400,123 cellular subscribers at December 31, 1998 and 1997, respectively. Prepay subscribers increased by 139.0% from 200,159 subscribers, or 50.0% of total subscribers, at December 31, 1997 to 478,361 subscribers, or 63.3% of total subscribers, at December 31, 1998. Contract subscribers increased by 38.5% from 199,964 subscribers, or 50.0% of total subscribers, at December 31, 1997 to 277,014, or 36.7% of total subscribers at December 31, 1999.

Cellular service revenues increased by 28.9% to Ps.2,367.2 million (U.S.$249.7 million) in 1998 from Ps.1,836.8 million (U.S.$193.8 million) in 1997 and represented 74.6% and 74.1% of total revenues in 1998 and 1997, respectively. Revenues increased primarily as a result of a larger subscriber base, offset in part by the impact of a 17.1% decrease in average monthly MOUs and a 22.2% decrease in nominal average monthly cellular revenue per subscriber in 1998 as compared to 1997.

Monthly fees from contract customers increased 31.8% to Ps.1,079.4 million (U.S.$113.9 million) in 1998 from Ps.819.1 million (U.S.$86.4 million) in 1997 because of the increase in contract subscribers. Airtime revenues also increased 23.5% to Ps.849.2 million (U.S.$89.6 million) in 1998 from Ps.687.7 million (U.S.$72.5 million) in 1997 mainly because of higher usage resulting from the increase in the subscriber base. Long distance cellular revenues increased 22.1% to Ps.198.3 million (U.S.$20.9 million) in 1998 from Ps.162.3 million (U.S.$17.1 million) in 1997 mainly because of increased traffic from new and existing cellular subscribers.

Average monthly MOUs for 1998 were 87, a decrease of 17.1% compared to the monthly average of 105 MOUs in 1997. This decline in MOUs was largely due to the significant increase in the number of Iusacell's prepay customers, who generate substantially lower average MOUs than contract customers. In addition, Iusacell has experienced a trend toward lower MOUs as Iusacell's expanded customer base increasingly includes subscribers who tend to generate fewer MOUs.

Nominal average monthly cellular revenue per subscriber declined 22.2% to Ps.361 (U.S.$38.1) in 1998 from Ps.464 (U.S.$49.0) in 1997. This decline was primarily due to the same reasons noted to explain the decline of average monthly MOUs, and to a shift in usage mix towards discounted incoming calls (discounts were implemented in October 1997).

Contract subscriber churn declined to an average monthly level of 2.58% for 1998 from 2.94% for 1997. This decline reflects improved customer service and the implementation of special programs specifically designed to enhance customer retention and loyalty. It also reflects the effect of billing system implementation problems, which resulted in the recognition in 1999 of some churn relating to 1998. See "--Year Ended December 31, 1999 Compared to Year Ended December 31, 1998--Revenues."

Other Services. Other service revenues increased by 75.2% to Ps.383.7 million (U.S.$40.5 million) in 1998 from Ps.219.0 million (U.S.$23.1 million) in 1997, and represented 12.1% and 8.8% of total revenues in 1998 and 1997, respectively. This increase was principally due to increased traffic from new and existing mid-sized business long distance customers.

Telephone Equipment and Other. Telephone equipment and other revenues decreased 0.3% to Ps.421.5 million (U.S.$44.5 million) in 1998 from Ps.422.8 million (U.S.$44.6 million) in 1997. This decrease was primarily due to lower out-roaming revenues.

Cost of Sales
Total cost of sales increased 13.9% to Ps.1,086.4 million (U.S.$114.6 million) in 1998 from Ps.953.4 million (U.S.$100.6 million) in 1997. As a percentage of total revenues, cost of sales decreased to 34.2% in 1998 from 38.4% in 1997.

Cost of Services. Cost of services increased 25.6% to Ps.860.8 million (U.S.$90.8 million) in 1998 from Ps.685.0 million (U.S.$72.3 million) in 1997. This increase was mainly due to the 22.3% increase in cellular service revenues which resulted in higher overall taxes and fees payable to the Mexican government and Telmex interconnection fees, offset in part by a 21.9% decrease in long-distance interconnection costs resulting from a greater use of our own expanded long distance network. As a percentage of service revenues, cost of services decreased from 33.3% for 1997 to 31.3% for 1998 mainly because of cost improvement actions and a retroactive reduction in Telmex interconnection fees.

Cost of Telephone Equipment and Other. Cost of telephone equipment and other costs decreased by 16.0% to Ps.225.5 million (U.S.$23.8 million) in 1998 from Ps.268.3 million (U.S.$28.3 million) in 1997 primarily due to lower prepay handset costs. As a percentage of telephone equipment and other revenues, cost of telephone equipment and other decreased to 53.5% in 1998 from 63.5% in 1997. The cost of a cellular handset given to a contract customer is amortized over 18 months, the average length of our cellular contract, instead of being expensed in the period in which the customer received the telephone.

Operating Expenses
Operating expenses increased 22.2% to Ps.1,210.5 million (U.S.$127.7 million) in 1998 from Ps.990.9 million (U.S.$104.5 million) in 1997. As a percentage of total revenues, operating expenses decreased to 38.2% in 1998 from 40.0% in 1997. Sales and advertising expenses increased by 34.2% from Ps.617.9 million (U.S.$65.2 million) in 1997 to Ps.829.5 million (U.S.$87.5 million) in 1998, primarily because of increased competition for customer growth and the launch of our digital services. General and administrative expenses increased 2.1% to Ps.381.7 million (U.S.$40.3 million) in 1998 from Ps.373.0 million (U.S.$39.3 million) in 1997, primarily due to higher salaries and benefits and general operating costs. In accordance with Mexican GAAP, until September 1998, we capitalized certain pre-operating expenses, primarily related to Project 450, rather than expense them as under U.S. GAAP. In September 1998, under Mexican GAAP, we wrote off all capitalized pre-operating expenses accumulated as of that date as a charge against current operations.

Depreciation and Amortization
Depreciation and amortization expenses, including the Project 450 non-cash writedown, increased by 157.4% to Ps.1,995.3 million (U.S.$210.5 million) in 1998 from Ps.775.3 million (U.S.$81.8 million) in 1997. This significant increase was primarily due to the Ps.1,102.4 million (U.S.$116.3 million) non-cash writedown of the carrying value of our investment in the 450 MHz fixed wireless project.

Operating Loss
We recorded an operating loss of Ps.1,119.8 million (U.S.$118.1 million) in 1998 as compared to an operating loss of Ps.241.0 million (U.S.$25.4 million) in 1997. Excluding the non-cash writedown for the 450 MHz project, the 1998 operating loss would have been Ps.17.4 million (U.S.$1.8 million).

Other Income
Other income of Ps.149.0 million (U.S.$15.7 million) in 1998 primarily represents a gain from the Mexican GAAP accounting for the fiber optic cable swap agreement with Bestel, S.A. de C.V.

Integral Financing Cost
Integral financing cost was Ps.427.8 million (U.S.$45.1 million) in 1998 compared to a cost of Ps.5.2 million (U.S.$0.5 million) in 1997 due principally to a foreign exchange loss of Ps.939.5 million (U.S.$99.1 million) in 1998 compared to a foreign exchange loss of Ps.64.6 million (U.S.$6.8 million) in 1997, resulting from the effect of the higher peso devaluation in 1998 as compared with 1997. Net interest expense decreased by 24.1% to Ps.250.9 million (U.S.$26.5 million) in 1998 from Ps.330.7 million (U.S.$34.9 million) in 1997 because we were able to capitalize Ps.138.9 million (U.S.$14.7 million) of interest related to investments in fixed assets. Monetary gain increased by 95.6% to Ps.762.6 million (U.S.$80.4 million) in 1998 from Ps.390.0 million (U.S.$41.1 million) in 1997 primarily due to the impact of period-over-period inflation of 18.6% on the higher net monetary liability position in 1998 resulting from the July 1997 refinancing and the 1998 UBS AG bridge loan in anticipation of the Eximbank Facility described below under "--Liquidity and Capital Resources--Liquidity."

Provision for Equipment Impairment
In 1997, we recorded a provision of Ps.1,236.3 million (U.S.$130.4 million) under Mexican GAAP as a charge to income to reduce the value of our then-existing analog communications network equipment to fair value. See Note 20 to the consolidated financial statements.

For U.S. GAAP purposes, the Ps.1,236.3 million impairment provision was determined in accordance with the Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of" ("SFAS 121"). During the year ended December 31, 1997, changes in circumstances indicated that the carrying value of Iusacell's analog telecommunications network equipment might not be recoverable. These circumstances included:

     - Customer and marketing requirements for better voice quality, more and improved value-added services and reduction of wireless fraud, all of which were more viable with a digital platform. These requirements accelerated the adoption of digital technology in the Mexican wireless market.

     - The view of Bell Atlantic, which assumed management control of Iusacell in February 1997, that we would need to adopt digital technology in order to remain competitive and that CDMA was the best technology available to us.

     - The plans developed in 1997 by Telmex, the incumbent carrier, and other wireless carriers to launch digital technology in Mexico in 1998.

     - Our decision to participate in the digital PCS frequencies auctions that were announced in November 1997. Effectively, the auctions were contributing to the growing market pressures for a wireless service change from analog to digital technology throughout Mexico.

     - An increase in our subscriber base during 1997, such that our analog network was operating at close to full capacity by November 1997. The CDMA digital network has the potential to increase capacity by six to ten times compared with an analog network with comparable equipment.

In view of these changes in circumstances, we estimated the future cash flows, undiscounted and without interest, of our then-existing analog communications network equipment based on its remaining life and considering the eventual disposition of the equipment under the terms of a December 1997 agreement with Lucent Technologies to replace such equipment. At the time of that assessment, the sum of the undiscounted future cash flows was less than the book value of the analog equipment.

Having determined that the analog equipment had been impaired, we then used the measurement criteria in SFAS 121 to determine the amount of the impairment. Because the analog network was our principal fixed asset and integral to our operations, we believe that the asset does not qualify as an asset to be disposed of in accordance with SFAS 121, but rather an asset to be held and used. Consequently, for U.S. GAAP purposes, we reduced the value of our investment in the analog network to its fair value and recorded such write-down as a charge to operating expenses. Fair value was determined based on an independent appraisal. Furthermore, such fair value approximates the amount of the trade-in credits that were granted pursuant to the agreement with Lucent. See Note 20 to the consolidated financial statements.

Loss from Discontinued Operations
Loss from discontinued operations of Ps.20.7 million (U.S.$2.2 million) in 1998 represents the loss recognized as a result of our discontinuation of our Cellular Solutions de Mexico operation. See Note 19 to the consolidated financial statements.

Net Loss
As a result of the factors described above, our net loss was Ps.1,457.1 million (U.S.$153.7 million) in 1998 as compared to a net loss of Ps.1,332.6 million (U.S.$140.6 million) in 1997. Excluding the Project 450 non-cash writedown, Iusacell's net loss for 1998 would have been Ps.354.7 million (U.S.$37.4 million).

INCOME TAX, ASSET TAX AND EMPLOYEES' PROFIT SHARING

Prior to January 1, 1999, we prepared our tax returns on a fully consolidated basis for all but three of our subsidiaries, benefiting from the ability to offset losses incurred by some subsidiaries against the gains of others within the consolidated group. We only consolidated 60% of Iusatel, S.A. de C.V. Iusatelecomunicaciones, S.A. de C.V. and Infotelecom, S.A. de C.V.

for tax purposes because they were not wholly owned subsidiaries. Beginning January 1, 1999, as a result of Mexican income tax law amendments, we must limit our tax consolidation to 60% of all our subsidiaries, except for five entities (Iusatel, S.A. de C.V., Iusatelecomunicaciones, S.A. de C.V., Infotelecom, S.A. de C.V., Iusacell PCS, S.A. de C.V. and Punto-a-Punto Iusacell, S.A. de C.V.) which will not be included in our consolidated tax return (although they are consolidated for financial reporting purposes), because we do not hold at least 51% of the voting shares of such subsidiaries. We filed an injunctive action (amparo) against the new income tax law amendments on the basis that the law is unconstitutional. This injunctive action was recently rejected, but we have filed for a review (recurso de revision).

Related changes to the Mexican income tax law, together with the recapitalization and restructuring plan completed in August 1999 that resulted in New Iusacell owning more than 50% of outstanding Old Iusacell shares, may also have negatively and materially impacted the ability of Old Iusacell to continue to prepare consolidated tax returns for itself and most of its subsidiaries and thereby apply its net operating loss carryforwards against its subsidiaries' profits. We are currently analyzing the financial impact of these changes in law and ways to minimize their impact. See Note 12 to the consolidated financial statements.

Iusacell and its subsidiaries pay an alternative net asset tax which is levied on the average value of substantially all assets less certain liabilities. This tax, which is 1.8% annually, is required to be paid if the amount of the asset tax exceeds the computed income tax liability. We provided for Ps.60.4 million (U.S.$6.4 million), Ps.72.1 million (U.S.$7.6 million) and Ps.132.6 million (U.S.$14.0 million) of net asset taxes for 1997, 1998 and 1999, respectively. These taxes may be applied in subsequent years against income tax payments, to the extent income tax liabilities for such years exceed the net asset tax calculation. Due to net losses, we paid no income taxes in 1997, 1998 and 1999 and paid the asset taxes specified above. See Note 12 to the consolidated financial statements for a discussion of our carry forward tax losses.

While we have no employees at the holding company level, our subsidiaries are required under Mexican law to pay their employees, in addition to their required compensation and benefits, profit sharing in an aggregate amount equal to 10% of the taxable income of the relevant subsidiary (calculated without reference to inflation adjustments or amortization of tax loss carryforwards). There was no statutory profit-sharing in any periods presented, except for Ps.0.5 million in 1998.

LIQUIDITY AND CAPITAL RESOURCES

As a part of the equity recapitalization and restructure of Iusacell completed in August 1999, New Iusacell acquired 99.5% of the capital stock of Old Iusacell on August 10, 1999. Prior to that time, New Iusacell had no operations, indebtedness or liabilities and nominal assets. As a result of a second exchange offer launched in the United States by New Iusacell for the remaining Old Iusacell ADSs and completed on February 29, 2000, New Iusacell now holds 99.9% of the capital stock of Old Iusacell.

General
We believe that funds from operating activities, existing export credit agency financing, other vendor financing, and the net proceeds from the debt and equity offerings in 1999, will be adequate to meet our debt service and principal amortization requirements, working capital requirements and capital expenditure needs for our existing businesses for the first half of 2000, although we cannot provide any assurance in this regard. In 2000, we will seek to raise U.S.$34.5 million in vendor financing to acquire microwave transmission equipment, attempt to monetize some of our radio tower assets within the restrictions imposed by our debt covenants pursuant to an agreement signed in December 1999 with a Mexican affiliate of American Tower Corporation and consider equity capital markets financings in Mexico and abroad. We expect that these transactions will allow us to meet our funding needs for our existing businesses through 2001. However, we cannot assure you that we will be able to complete any of these transactions or that the proceeds of these transactions will be sufficient to meet our needs. Our capital expenditure needs and working capital requirements to build-out and operate concessions to provide wireless telephone services in Region 1 and Region 4 over the PCS E-Band will require a significant amount of additional funding in 2000 and beyond. We are seeking to obtain this financing from equipment vendors and other sources, although we may use up to U.S.$10.0 million of cash from operations to fund the initial PCS buildout. Our future operating performance and ability to service and repay our indebtedness will be subject to future economic and competitive conditions and to financial, business and other factors, many of which are beyond our control.

Capital Expenditures
We expect to make substantial capital expenditures to upgrade network infrastructure, build out cellular, long distance, wireless local telephony and paging networks, build out PCS networks in Region 1 and Region 4, enhance our new billing systems, and support existing operations and new business opportunities. The degree and timing of capital expenditures will remain strongly dependent on the competitive environment and economic developments in Mexico, including inflation and exchange rates, as well as on the timing of regulatory actions and on the availability of suitable debt and/or equity financing.

Total capital expenditures in 1997 were U.S.$87.7 million, excluding U.S.$0.5 million in capitalized interest. Total capital expenditures in 1998 increased substantially because of the accelerated deployment of the CDMA digital network and were U.S.$248.0 million, excluding U.S.$49.8 million for the acquisition of PCS frequency concessions in Regions 1 and 4, U.S.$66.4 million in Lucent trade-in credits and U.S.$12.5 million in capitalized interest. Total capital expenditures in 1999 were U.S.$144.5 million, not including Lucent trade-in credits in the amount of U.S.$19.2 million and capitalized interest in the amount of U.S.$17.1 million. The 1997 and 1998 capital expenditure amounts were derived using historical pesos translated at the exchange rate in effect at the end of the corresponding year.

We expect capital expenditures for 2000, 2001 and 2002 to total approximately U.S.$495.0 million, not including amounts in respect of capitalized interest. We expect to invest up to U.S.$225.2 million during 2000. In 2000, approximately U.S.$175.0 million will be allocated to the development of the wireless network. The balance of U.S.$50.2 million primarily will be:

     - invested in developing long distance, paging and other networks,

     - used to fund non-network infrastructure, such as the further development and deployment of the new wireless billing system, the expansion of prepay platform capacity and implementation of prepay roaming, and the upgrade of other management information systems,

     - used to construct new and remodel existing customer sales and service centers, and

     - invested to enable Iusacell to provide mobile internet services.

We expect capital expenditures for 2001 and 2002 to total approximately U.S.$140.0 million and U.S.$130.0 million, respectively. For an explanation of the items included in capital expenditures, see "Selected Financial and Operating Data--Footnote (10)."

We will allocate additional funds to the build-out and operation of concessions to provide wireless telephony over the PCS E-Band in Region 1 and Region 4. We expect that capital expenditures to build out our wireless network in northern Mexico will not exceed U.S.$55.0 million in 2000 and 2001.

In December 1997, the COFETEL approved the modification of our long distance concession, substantially reducing the coverage and technological investment requirements. We estimate that full compliance with these requirements will require approximately U.S.$110.0 million in capital expenditures, of which approximately U.S.$85.0 million had already been invested prior to 1999, approximately U.S.$11.1 million was invested in 1999, approximately U.S.$9.0 million will be invested in 2000 and 2001 and approximately U.S.$5.0 million will be invested thereafter.

If we are successful in acquiring additional cellular concessions in Mexico, we may be required to increase our capital expenditure budget. We would expect to finance these capital expenditures through a combination of debt and vendor financing, equity capital and operating cash flow.

Liquidity
General. Except for payment of principal and interest on the Senior Notes due 2006 issued in December 1999, New Iusacell does not currently have significant liquidity requirements. Old Iusacell's debt agreements currently prohibit Old Iusacell and its subsidiaries from paying dividends or otherwise making cash available to New Iusacell. While such restrictions exist, we expect to meet New Iusacell's liquidity requirements with funds provided by our recent debt offering, future equity and debt offerings, and capital contributions from our principal shareholders. Our principal shareholders are under no obligation to make capital contributions to us.

Total New Iusacell debt, including trade notes payable, was Ps.7,953.3 million (U.S.$838.9 million) at December 31, 1999. At December 31 1999, New Iusacell's average cost of outstanding debt was approximately 11.3%, with a remaining average maturity of approximately 4.5 years. At December 31, 1999, New Iusacell's debt to total capital ratio was 60.3%.

Old Iusacell's liquidity has been provided by cash from operations, short and long-term borrowings, vendor financing and capital contributions. Total Old Iusacell debt, including trade notes payable, was Ps.4,602.4 million (U.S.$485.5 million) outstanding at December 31, 1999, 5.1% higher than the Ps.4,377.9 million (U.S.$461.8 million) outstanding at December 31, 1998 (using historical pesos translated at the exchange rate in effect at the end of 1998). At December 31, 1999, Old Iusacell's average cost of outstanding debt was approximately 8.6%, with a remaining average maturity of approximately 2.7 years. At December 31, 1999, Old Iusacell's debt to total capital ratio was 46.8% as compared to 55.5% at December 31, 1998 and 40.2% at December 31, 1997.

All of New Iusacell and Old Iusacell's debt outstanding at December 31, 1999 was U.S. dollar-denominated and only partly hedged against foreign exchange risk. See "--Hedging" and "Market Information."

Senior Notes due 2006. In December 1999, New Iusacell issued U.S.$350.0 million of 14 1/4% Senior Notes due 2006 under an indenture dated as of December 16, 1999 among New Iusacell, Bell Atlantic Corporation and the Bank of New York, as trustee, which we refer to as the New Iusacell Indenture. U.S.$133.6 million of the proceeds from the offering were deposited in a security account for purposes of payment of the first six semi-annual installments of interest thereon. The Senior Notes are subject to be exchanged for registered notes, which will also be governed by the New Iusacell Indenture. Under certain circumstances involving a change of control of New Iusacell or Old Iusacell, Bell Atlantic, jointly and severally with New Iusacell, will be required to make an offer to repurchase the Senior Notes due 2006.

Old Iusacell Notes. In July 1997, Old Iusacell issued U.S.$150.0 million of 10% Senior Notes due 2004 under an indenture dated as of July 25, 1997 among Old Iusacell, the subsidiaries of Old Iusacell guaranteeing such notes and First Union National Bank, as trustee, which we refer to as the Old Iusacell Indenture, substantially all of which were exchanged in January 1998 for 10% Series B Senior Notes due 2004 which are also governed by the Old Iusacell Indenture, which we refer to as, whether or not exchanged, the 10% Senior Notes.

The Old Iusacell Indenture limits the ability of Old Iusacell to make dividend payments to New Iusacell. In addition, it restricts the ability of Old Iusacell and its principal subsidiaries to incur indebtedness.

In connection with the Eximbank Facilities described below, Old Iusacell was required, under the terms of the Old Iusacell Indenture, to equally and ratably secure the holders of the Old Iusacell notes by a second priority pledge of the cellular concessions, certain equipment and supplies.

The Senior Credit Facility. In July 1997, Old Iusacell entered into a senior credit facility which consists of:

     - a five-year senior secured amortizing term facility in the principal amount of U.S.$125.0 million, all of which was drawn down in July 1997, and

     - a five-year senior secured revolving credit facility in an aggregate principal amount of U.S.$100.0 million.

By July 24, 1998, the full U.S.$100.0 million had been drawn under the revolving credit facility and on that date the revolving credits were converted to an amortizing term loan.

Old Iusacell's obligations under the Senior Credit Facility are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by the pledge of substantially all capital stock and equity interests held by Old Iusacell and by all cellular concessions and substantially all assets used in connection with or related to such concessions. In particular, the Senior Credit Facility lenders have a second priority lien on all Lucent Technologies analog and CDMA digital cellular network equipment acquired for Regions 6, 7, and 9 under the Eximbank Facilities described below and a first priority lien on all other assets (including, without limitation, the cellular concessions) of Old Iusacell and its concession-holding subsidiaries.

Loans outstanding under the Senior Credit Facility bear interest at a rate per annum equal to (at Old Iusacell's option):

     - one-, two-, three- or six-month LIBOR plus 1.75% per annum, or

     - an alternate base rate equal to the sum of (i) the highest of the prime rate of The Chase Manhattan Bank, the reserve adjusted secondary market rate for three-month certificates of deposit plus 1% per annum or the Federal Funds effective rate plus 0.5% per annum plus (ii) 0.75% per annum.

The Eximbank Financing. On July 15, 1999, Old Iusacell consummated a financing which consists of:

     - a five-year senior secured amortizing term facility provided by UBS AG in the principal amount of approximately U.S.$72.5 million, which is guaranteed by the Export-Import Bank of the United States, also known as Eximbank, and

     - a two-year senior secured amortizing term facility provided by UBS AG and Commerzbank AG in the principal amount of approximately U.S.$25.7 million, which is not guaranteed by Eximbank.

Old Iusacell's obligations under the Eximbank Facilities are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by a first lien on certain Lucent Technologies analog and CDMA digital cellular network equipment acquired for Regions 6, 7 and 9, a second lien on any and all other Lucent Technologies analog and CDMA digital cellular network equipment acquired under Old Iusacell's contract with Lucent Technologies, including such equipment in Region 5, and a second lien on Old Iusacell's four cellular concessions and substantially all other assets used in connection with or related to such concessions.

Loans outstanding under the Eximbank Facilities bear interest at a rate per annum equal to 0.20% per annum above six-month LIBOR, in the case of the facility guaranteed by the Export-Import Bank of the United States, and 1.75% per annum above six-month LIBOR, in the case of the unguaranteed commercial facility.

During 1999, U.S.$98.2 million was borrowed under the Eximbank Facilities. On November 5, 1999, the Company paid a principal amount of U.S.$7.3 million, leaving an outstanding principal balance of U.S.$90.9 million.

In December 1999, UBS AG assigned its interest in the Eximbank Facilities to Banque Nationale de Paris.

In January 2000, in connection with certain covenant waivers and modifications, Old Iusacell prepaid U.S.$0.1 million in principal amount under the Eximbank Facilities and will prepay an additional U.S.$0.6 million in principal amount under the Eximbank Facilities by May 2000.

Handset financing. In January 1999, Old Iusacell obtained a handset financing facility from UBS AG, which consists of a 360-day senior unsecured credit facility in the principal amount of U.S.$10.0 million to be used solely to acquire cellular handsets, which we refer to as the UBS Handset Facility. Loans outstanding under this facility will bear interest at an annual rate equal to 1.50% above LIBOR for the related interest period, which can have a duration of 30, 60, 90, 180 or 360 days, with respect to each disbursement. Old Iusacell drew down the entire U.S.$10.0 million available under this facility in April 1999 for a 360-day term at a fixed interest rate of 6.8%. In December 1999, UBS AG assigned its interest in the UBS Handset Facility to Banque Nationale de Paris.

In September 1999, Old Iusacell obtained a handset financing facility from Banco Bilbao Vizcaya which consists of an eighteen-month senior unsecured credit facility in the principal amount of U.S.$4.0 million to be used solely to acquire cellular handsets. Loans outstanding under this facility will bear interest at an annual rate equal to 2.50% above 180-day LIBOR. Old Iusacell drew down the entire U.S.$4.0 million available under this facility in September 1999. Amortizations occur in equal installments every six months.

In December 1999, Old Iusacell entered into a second eighteen-month senior unsecured credit facility with Banco Bilbao Vizcaya in the principal amount of U.S.$4.0 million to be used solely to purchase cellular handsets. As with the September 1999 facility, loans outstanding under this facility will bear interest at an annual rate equal to 2.50% above 180-day LIBOR and will be amortized in equal installments every six months. Old Iusacell drew down U.S.$3.5 million under this facility on December 8, 1999.

As of December 31, 1999, U.S.$17.5 million were outstanding under the three handset facilities. These loans are classified as trade notes payable under Mexican GAAP.

In November 1999, in connection with a program to migrate our analog contract customers to digital service, Old Iusacell agreed to guarantee up to U.S.$6.6 million in future loans to be made by Banco Bilbao Vizcaya to our customers for the purchase of digital handsets.

Vendor financing. Old Iusacell, from time to time, also incurs vendor financing indebtedness in order to finance purchases of equipment, hardware and software. As of December 31, 1999, Old Iusacell had U.S.$1.1 million of such vendor financing outstanding, all of which was paid in March 2000. These vendor financings are classified as trade notes payable under Mexican GAAP.

New Iusacell is currently negotiating U.S.$34.5 million in vendor financing for the purchase of microwave equipment by a new subsidiary to be created for the sole purpose of purchasing or leasing network equipment, computer hardware and software, and radio towers. As of December 31, 1999, approximately U.S.$2.8 million had been drawn down through an interim arrangement with a microwave equipment vendor.

Amortization Schedule. New Iusacell's ability to service and repay the Senior Notes due 2006 and Old Iusacell's ability to service and repay the 10% Senior Notes, the borrowings under the Senior Credit Facility, the Eximbank Facilities, the handset financings and the vendor financing will depend on future economic and competitive conditions and on financial, business and other factors, many of which are beyond New Iusacell's or Old Iusacell's control.

The following table presents Iusacell's amortization requirements with respect to its total indebtedness, including trade notes payable, as of December 31, 1999:

                                                       ------------
                                                       MILLIONS OF
YEAR                                                   U.S. DOLLARS
----                                                   ------------
2000.................................................      69.2(1)
2001.................................................     134.0
2002.................................................     112.6
2003.................................................      14.3
2004.................................................     157.2
                                                          -----
          Total......................................     487.3(2)

---------------
(1) Includes repayment of U.S.$1.1 million in vendor financing in March 2000 and principal prepayments in the aggregate amount of U.S.$2.4 million made to the lenders under the Senior Credit Facility and the Eximbank Facilities in January 2000. See "--Vendor Financing" and "--Loan Covenant Waivers and Modifications."

(2) The U.S.$350.0 million in Senior Notes due 2006 matures in December 2006.

Hedging. In December 1999, Old Iusacell used forward-rate contracts to hedge its exchange rate exposure for U.S.$77.0 million, approximately 50% of the principal and interest payments on its indebtedness coming due over the period April 2000 to April 2001. If the peso to U.S. dollar exchange rate remains at its December 31, 1999 level through April 30, 2001, then the estimated cost to Old Iusacell of this hedging program will be approximately Ps.91.3 million (U.S.$9.6 million). Old Iusacell is also considering limited hedging alternatives for up to an additional 50% of the remaining outstanding principal and interest obligations coming due through April 2001.

Loan Covenant Waivers and Modifications. In October 1999, Old Iusacell exceeded the capital expenditure limitation for 1999 under the Senior Credit Facility and the Eximbank Facilities. Old Iusacell also had not registered the mortgage securing the Senior Credit Facility with respect to a single parcel of real property in Leon (in Region 6) with an estimated market value of Ps.15.9 million (approximately U.S.$1.7 million) because it is believed the amount of the mortgage registration fee excessive and unreasonable compared to the value of the property. These defaults under the Senior Credit Facility and the Eximbank Facilities triggered cross-defaults among these facilities and in the UBS Handset Facility. In December 1999, Old Iusacell obtained waivers of these defaults and a modification of the restrictive covenant under the Senior Credit Facility and each of the Eximbank Facilities to enable it to make capital expenditures in excess of the maximum amount permitted for 1999 and to increase the maximum amount of capital expenditures permitted for 2000. These waivers and modifications, for which Iusacell paid a customary fee, allowed us to make our planned capital expenditures for 1999 and would have allowed Iusacell to make our then planned capital expenditures for 2000.

In late March 2000, Old Iusacell will request covenant waivers and modifications from the lenders under the Senior Credit Facility and Eximbank Facilities in order to provide it with the flexibility to make additional capital expenditures and/or incur indebtedness in connection with the sale leaseback of its tower assets described below, to approve the terms and conditions of certain permitted unsecured indebtedness, to not classify surety bonds issued in the ordinary course of business as indebtedness, to permit the sale of certain mortgaged property and to permit the sale of certain other property without having to apply a certain percentage of the proceeds from such sale to prepay the principal of the Senior Credit Facility and Eximbank Facilities. Based on conversations with its bank lenders, Iusacell expects to receive these waivers and modifications in exchange for customary fees and some increase in the interest rate on one or both facilities.

Recent equity offerings. On August 10, 1999, we completed a comprehensive equity recapitalization and restructuring. As part of this transaction, New Iusacell issued 23,596,783 new series V shares at a price of U.S.$1.05 per share and 18,405,490 new series V shares at a price of U.S.$0.70 per share. After commissions and expenses, Iusacell received net proceeds of approximately U.S.$33.7 million, which were used primarily for the acquisition of cellular network infrastructure equipment.

Tower Monetization. In December 1999, Iusacell entered into a series of agreements with a Mexican affiliate of American Tower Corporation. These agreements, among other things, give American Tower the opportunity to market a portfolio of approximately 350 existing Iusacell towers and, subject to restrictions imposed by Iusacell's debt covenants, acquire them. Iusacell intends to seek at least a partial waiver of the restrictions imposed by our debt covenants in order to implement this agreement and anticipates receiving approximately U.S.$30.0 million in proceeds from this transaction through mid-2001.

Dividend Policy
Since becoming a public company in 1994, we have not paid dividends and we currently have no plans to initiate dividend payments. In addition, the New Iusacell Indenture, the Old Iusacell Indenture, the Senior Credit Facility and the Eximbank Facility limit both New Iusacell's and Old Iusacell's ability to pay dividends.

MARKET RISKS

Iusacell's earnings are affected by changes in interest rates as a result of its long-term borrowings. Old Iusacell's Eximbank Financing bears interest at a variable rate of six-month LIBOR plus, depending on whether or not the facility is guaranteed by the Export-Import Bank of the United States, either 0.20% or 1.75%. The Senior Credit Facility bears interest at a variable rate equal to (at Old Iusacell's option):

- one-, two-, three- or six-month LIBOR plus 1.75%, or

- an alternate base rate equal to the sum of (i) the highest of the prime rate of The Chase Manhattan Bank, the reserve adjusted secondary market rate for three-month certificates of deposit plus 1% per annum or the Federal Funds effective rate plus 0.5% per annum plus (ii) 0.75% per annum.

New Iusacell also has fixed rate debt under the old notes and will have fixed rate debt under the exchange notes when they are issued. Old Iusacell has fixed rate debt under its 10% Senior Notes.

Under the terms of the Senior Credit Facility, Old Iusacell must maintain 45% of its debt portfolio at fixed rates or under appropriate floating rate hedging mechanisms. Iusacell does not enter into derivative financial contracts for trading or speculative purposes; however, Iusacell has managed the exposure to interest rate risk through the use of interest rate collars. In July 1998, Old Iusacell entered into an interest rate collar agreement on a notional amount of U.S.$35.0 million until July 30, 2002. The collar agreement limits the maximum effective LIBOR cost to 6.12% if six-month LIBOR is lower than 7.12% and 7.12% if LIBOR equals or exceeds that level. The following table summarizes the maturity dates, carrying values and fair values of the debt obligations and the interest rate collar agreement as of December 31, 1998.

                                  2000        2001        2002        2003         2004        AFTER        TOTAL      FAIR VALUE
                                ---------   ---------   ---------   ---------   ----------   ----------   ----------   ----------
                                                                  (IN MILLIONS OF U.S. DOLLARS)
NEW IUSACELL
------------------------------
14 1/4% Senior Notes..........         --          --          --          --           --   U.S.$350.0   U.S.$350.0   U.S.$362.3

OLD IUSACELL
------------------------------
10% Senior Notes..............         --          --          --          --   U.S.$150.0           --        150.0        142.5
Chase Credit Facility.........  U.S.$35.2   U.S.$91.6   U.S.$98.2                                              225.0        224.9
Ex-Im Bank Tranche............       14.5        14.5        14.5   U.S.$14.5          7.2           --         65.2         56.7
Commercial Bank Tranche.......         --        25.7          --          --           --           --         25.7         25.7
Handset Facilities............       15.0         2.5          --          --           --           --         17.5         17.5
Interest Rate Collars.........         --          --        50.0          --           --           --         50.0         50.6
Forward Rate Contracts........       44.0        33.0          --          --           --           --         77.0         77.0

Iusacell's primary foreign currency exposure relates to its foreign currency denominated debt. Iusacell's debt obligations are denominated in U.S. dollars while it generates revenues in pesos. Therefore, Iusacell is exposed to currency exchange rate risks that could significantly affect Iusacell's ability to meet its obligations. The exchange rate of pesos to the U.S. dollar is a freely floating rate and the peso has experienced significant devaluations in recent years. Any significant decrease in the value of the peso relative to the U.S. dollar in the near term may have a material adverse effect on Iusacell and on its ability to meet its long-term debt obligations. As of December 31, 1999, a hypothetical immediate 10% devaluation of the Peso relative to the U.S. dollar, as it relates to Iusacell's short-term foreign debt, would have a Ps.61.9 million (U.S.$6.5 million) unfavorable impact over a one-year period on earnings and on cash flows.

In December 1999, Iusacell used forward-rate contracts to hedge, its exchange rate exposure for U.S.$77.0 million approximately 50% of the principal and interest payments coming due over the period April 2000 to April 2001. Iusacell is also considering limited hedging alternatives for up to an additional 50% of the remaining outstanding principal and interest obligations coming due through April 2001.

U.S. GAAP RECONCILIATION

The principal differences between Mexican GAAP and U.S. GAAP as they relate to Iusacell are the adjustment for the effects of inflation, minority interests, deferred income taxes, employee profit sharing, capitalized pre-operating costs for Iusacell's 450 MHz local wireless project, provisions for consolidation of facilities and accounting for non-monetary exchanges and interest rate collars. See Note 20 to the consolidated financial statements for a reconciliation to U.S. GAAP of stockholders' equity and net profit (loss) for the respective periods presented.

Inflation Adjustments
The reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican GAAP (Bulletin B-10) because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican and U.S. accounting purposes.

Deferred Income Taxes and Employee Profit Sharing
Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized.

Under U.S. GAAP, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" requires an asset and liability method of accounting for income taxes whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. The effect on deferred taxes of a change in tax rate is recognized in income in the period in which the change is enacted. In 1999 the income tax rate in Mexico increased to 35% from the 34% rate applicable in 1998 and 1997.

SFAS 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As of December 31, 1999, Iusacell recognized for U.S. GAAP purposes a gross deferred tax asset of Ps.881.1 million (U.S.$92.9 million), reflecting the benefit of tax loss carryforwards which expire in varying amounts between 2004 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, our management believes it is more likely than not that all of the net deferred tax asset at December 31, 1999 will be realized based on the following:

     - although Iusacell generated consolidated operating losses in the six years prior to 1999, it believes that it is more likely than not that the net deferred tax asset will be realized based on Iusacell's latest estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of December 31, 1999, and

     - the net deferred tax asset amounting to Ps.173.1 million (U.S.$18.3 million) represents only the tax loss carryforwards (which are subject to indexation) of 1997 and 1998 which have expiration periods of 9 and 10 years, respectively.

Iusacell's estimate of future taxable income is based primarily on and supported by:

     - management's expectations of Iusacell's growth and profitability over the next 5 years,

     - the significant improvement in operating performance from February 1997 through December 1998, as evidenced by the success of the implementation of the Bell Atlantic wireless business model. This model has produced strong subscriber growth in excess of 75% year over year in 1998 and 1999, improved revenues (based on customer growth and price increases), and lower network and operating costs, resulting in an operating profit in the first three quarters of 1999 (and, excluding the Project 450 write-down, also in 1998), as compared to an operating loss during 1997, and

     - the effects of cost-cutting measures achieved as a result of the restructuring completed during 1997 and 1998, primarily related to a 15% reduction in headcount and elimination of duplicate administrative costs.

The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are lower than currently expected.

As of December 31, 1999, we had a valuation allowance of Ps.354,074 to reduce our deferred tax assets to estimated realizable value. The valuation allowance primarily relates to the deferred tax assets arising from tax loss carryforwards and tax credits. The net change in the total valuation allowance for the year ended December 31, 1999 was principally due to the realization of tax loss carryforwards during the year ended December 31, 1999.

Employee profit sharing expense, which is based on the taxable income of each corporate entity after statutory adjustments, is included in the income tax provision under Mexican GAAP. Under U.S. GAAP, the provision for employee profit sharing is charged to operations.

Pre-Operating Costs
Under Mexican GAAP, Iusacell capitalized certain pre-operating costs primarily related to Iusacell's 450 MHz local wireless project. Under U.S. GAAP, pre-operating costs are expensed as incurred. During 1998, we recorded a non-cash writedown related to our investment in the 450 MHz project for Mexican GAAP purposes and, consequently, wrote off all pre-operating costs as of that date.

Minority Interests
Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted as a reconciling item to arrive at U.S. GAAP equity.

Gain from the Exchange of Non-Monetary Assets
In December 1998, Iusacell entered into a fiber optic cable swap agreement with Bestel, S.A. de C.V. to exchange certain long-distance fiber optic cables for a contract amount of Ps.215.1 million (U.S.$22.7 million). Under Mexican GAAP, Iusacell recorded the transaction as both an acquisition and sale of fixed assets based on the contract amount, resulting in a gain on the sale of Ps.187.3 million (U.S.$19.8 million). Under U.S. GAAP, because the assets exchanged are similar productive assets and, on a net basis, no cash was exchanged, the transaction does not result in the recognition of earnings. Consequently, under U.S. GAAP, the acquisition and sale would not have been recorded.

Interest Rate Collar
Under Mexican GAAP, the interest rate collar agreements are recorded on a cash basis. Under U.S. GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable from counterparties is included in other accrued expenses at the balance sheet date.

Provision for Impairment of Analog Equipment
As described in Note 4 b) to the consolidated financial statements, under Mexican GAAP, an impairment charge against income from operations was recorded during the year ended December 31, 1997 to reflect a writedown of the carrying value of our then-existing analog communications network equipment. Under U.S. GAAP, we evaluated the analog equipment for impairment using the criteria of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " which requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review of recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and our eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. The impairment loss is recorded as a component of income from operations.

Extraordinary Item
Under Mexican GAAP, the utilization of our tax loss carryforwards is classified as an extraordinary item and presented as a separate line item in our consolidated income statement. Under U.S. GAAP, the utilization of the tax loss carryforward is recorded as a component of the taxation expense.

                                    BUSINESS

We are the second largest wireless telecommunications provider in Mexico with more than 1.3 million cellular customers at December 31, 1999. We own and operate concessions in the 800 MHz band to provide cellular wireless services in four contiguous regions in central Mexico. These regions include Mexico City, one of the world's most populous cities, and the cities of Guadalajara, Leon, Puebla, Acapulco and Veracruz, and combined represent approximately 68 million POPs or 69% of Mexico's total population.

Since February 1997, Iusacell has been under the management control of subsidiaries of Bell Atlantic Corporation. From late 1993 through February 1997, Bell Atlantic participated substantially in the financial and technological operations of Iusacell. Since Bell Atlantic assumed control of our Board of Directors and management, Bell Atlantic personnel seconded to Iusacell and Bell Atlantic consultants have been integrally involved in managing our day-to-day operations and defining and implementing our long-term strategy. Since 1993, Bell Atlantic has invested approximately U.S.$1.2 billion for its current 40.2% economic and voting interest in Iusacell.

Since Bell Atlantic took control of Iusacell's management in February 1997, our subscriber base has grown from approximately 245,000 to 1,322,798 subscribers as of December 31, 1999. Of these subscribers, 352,289 were post-paid contract customers who purchase cellular services pursuant to fixed term contracts and the remaining 970,509 were customers who pay for their cellular services in advance through the purchase of prepay calling cards. Approximately 207,000 of these prepay customers are incoming calls only customers who only receive incoming calls and cannot make outgoing calls. These customers generate little or no revenue. Iusacell's subscribers who can both make outgoing calls and receive incoming calls had an average monthly cellular revenue per subscriber
(ARPU) during 1999 of Ps.346 (approximately U.S.$36.5), with Iusacell's prepay subscribers who can both make and receive calls having had an ARPU during 1999 of Ps.100 (approximately U.S.$10.5).

In May 1998, we launched digital service using CDMA technology in the 800 MHz frequency band in the Mexico City area and, since August 1999, we have offered digital coverage and services in all areas where we provide cellular wireless services. In addition to our core mobile wireless services, we also provide a wide range of other telecommunications services including long distance, paging, wireless local telephony and data transmission.

The management team at Iusacell is able to draw extensively upon Bell Atlantic's expertise in the development and implementation of our operating strategy. Iusacell's Chief Executive Officer is also President of Bell Atlantic's international wireless operations and has significant experience with Bell Atlantic's wireless operations in the United States. Iusacell's Chief Technology Officer has 29 years of experience with Bell Atlantic and our full-time strategic planning executive has 22 years of experience with Bell Atlantic.

Iusacell's President and Director General, hired in June 1997, is a Mexican citizen with extensive experience in multinational operations, who immediately prior to joining Iusacell had been the managing director of the Mexican cellular company which operates the Cellular A-Band concessions in two contiguous northern regions. Iusacell's Chief Operating Officer, who was appointed in February 1999, also has an extensive background in multinational operations, with six years of sales, marketing and operational experience in wireless communications. Iusacell's Chief Financial Officer, hired in April 1999, is a telecommunications industry veteran with more than 16 years of experience with BellSouth Corporation and Nextel International, Inc., including ten years of experience in the Latin American wireless industry.

The management team is supported by an experienced group of Mexican executives and other personnel from Bell Atlantic.

BELL ATLANTIC

Bell Atlantic is one of the largest telecommunications companies in the world, with extensive participation in and knowledge of the wireless telecommunications business. In August 1997, Bell Atlantic and NYNEX Corporation, two of the original seven Regional Bell Operating Companies formed as a result of the break-up of AT&T in 1984, completed their merger to form the new Bell Atlantic. Bell Atlantic now provides local exchange telephone service in 12 states and the District of Columbia in a region in the northeastern United States stretching from Maine to Virginia that encompasses 63 million people and 22 million households, utilizing more than 40 million access lines and employing more than 140,000 people.

Bell Atlantic is also one of the world's largest wireless telecommunications companies, with more than 12 million attributable customers in its cellular and PCS operations in 24 states in the United States and in its six international wireless investments in Latin America, Europe and the Pacific Rim. In its wireless markets, Bell Atlantic has emphasized the delivery of high-quality customer service through customer service centers, call centers and an extensive distribution system. Bell Atlantic had operating revenues and net income of approximately U.S.$33.2 billion and U.S.$4.2 billion, respectively, for the fiscal year ended December 31, 1999 and total assets of approximately U.S.$62.6 billion at such date.

On July 27, 1998, Bell Atlantic and GTE Corporation entered into a definitive agreement providing for a merger of equals transaction in which GTE shareholders will receive 1.22 shares of Bell Atlantic common stock for each GTE share they own. GTE is one of the world's largest telecommunications companies, providing landline and wireless telephone, advanced internet, information, and paging services and systems. The combined Bell Atlantic/GTE entity will have a presence in over 30 countries and the customers in their service territories currently account for more than 30% of the world's international telecommunications traffic. Consummation of the Bell Atlantic/GTE merger depends on a number of conditions, including approval by the United States Federal Communications Commission.

Bell Atlantic and GTE are reporting companies under the Exchange Act. Reports and information filed by Bell Atlantic and GTE with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

In April 2000, Bell Atlantic and Vodafone AirTouch plc combined their United States wireless businesses into a new company, Verizon Wireless, which will be managed by Bell Atlantic. Under the terms of the combination, United States wireless properties currently owned by GTE will be contributed to Verizon Wireless when the merger between Bell Atlantic and GTE is completed. When additional properties from GTE's domestic wireless business are included, the new company will serve more than 24 million wireless and nearly 4 million paging customers, making it the largest wireless business in the United States. The company's footprint will cover over 90 percent of the U.S. population, and 96 of the top 100 U.S. wireless markets, with 232 million POPs.

COMPETITIVE STRENGTHS

Large Cellular Subscriber Base
At December 31, 1999, we had 1,322,798 cellular subscribers, including both contract and prepay subscribers. Prepay customers include both those who can both receive and make calls and those who are only able to receive incoming calls. 26.6% of our cellular subscriber base consisted of customers that purchased cellular services pursuant to fixed term contracts and the remaining 73.4% of our cellular customers purchased their cellular services in advance, through prepay calling cards. Prepay customers include both those who can both receive and make calls and those who are only able to receive incoming calls. We believe that our contract customers seek the convenience of uninterrupted mobile cellular service and access to high quality customer service and are willing to pay a monthly fee for the choice of value-added services such as wireless Internet, call waiting, emergency service (*911), short messaging, voicemail, three-way calling and caller identification. Prepay subscribers are attractive because of their higher average per minute airtime charges, lower acquisition costs and the absence of billing costs, credit concerns and collection risk.

Leading Digital Technology Platform in All Our Markets
We believe we are the Mexican market leader in technology. In August 1999, upon completion of our deployment of a CDMA digital network in all areas where we provide cellular service, we became the first company in Mexico to make digital voice service broadly available to all of our customers. Our digital network currently provides service to areas where approximately 59 million inhabitants, or approximately 61% of Mexico's total population, live.

Compared with analog cellular technology, our digital technology increases system capacity by approximately six to ten times, offers better call quality and clarity, enables significantly longer telephone battery life, ensures greater call confidentiality and fraud protection and provides a wider variety of advanced features and applications, such as short messaging service. Our network technology provides superior switching and transmission capabilities. These features allow for lower capital expenditures per subscriber and reduced network operating costs.

From January 1997 through December 31, 1999, we made approximately U.S.$480.2 million in capital expenditures, most of which was spent on our cellular telecommunications network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures."

In order to take advantage of the benefits of our new digital network capacity, we have almost entirely stopped providing analog handsets to contract customers and have accelerated our efforts to migrate existing analog contract customers to digital service. At December 31, 1998 and December 31, 1999, Iusacell had 27,410 and 219,829 digital contract customers, respectively, and we expect to migrate the substantial majority of approximately 132,000 remaining analog contract customers to digital service by the end of December 2000. As of December 31, 1999, our digital contract customers in the aggregate generated approximately 50% of our total cellular traffic.

Bell Atlantic Wireless Expertise and Support
Our management team draws extensively upon Bell Atlantic's expertise to develop and implement our operating strategy. Bell Atlantic is the managing partner of Verizon Wireless, the wireless company formed in early April 2000 by the combination of the United States wireless business of Bell Atlantic and Vodaphone Air Touch plc. Verizon Wireless is the largest wireless business in the United States. Bell Atlantic also has substantial investments in other wireless telecommunications companies, including Omnitel Pronto Italia S.p.A. in Italy, EuroTel Praha s.r.o. in the Czech Republic, EuroTel Bratislava a.s. in the Slovak Republic, STET Hellas Telecommunications S.A. in Greece and P.T. Excelcomindo Pratama in Indonesia. We believe that Bell Atlantic's extensive experience in the development and implementation of marketing programs designed to promote substantial subscriber growth provide us with a significant competitive advantage in the Mexican mobile wireless market. Since Bell Atlantic took management control in February 1997, our cellular subscriber base has grown from approximately 245,000 to 1,322,798 subscribers at December 31, 1999.

Experienced Management Team
The five senior members of the Iusacell operational management team appointed by Bell Atlantic have an aggregate of approximately 71 years of experience in the telecommunications industry. Individually, Iusacell's operating managers have established track records of producing subscriber growth, penetrating new markets and developing new telecommunications product offerings. Iusacell's management team is complemented by experienced Mexican and Bell Atlantic telecommunications executives and consultants.

Well-Recognized Brand Name
All of the services that we offer use the well-recognized IUSACELL Digital brand name to increase consumer awareness and customer loyalty. We believe that our network's superior call quality and our customer care operations contribute to our strong, favorable brand awareness among potential and existing customers. Iusacell's ten years of operation give us significant advantages over new entrants to the wireless market offering similar services.

BUSINESS STRATEGY

Iusacell's strategic and operating plan is based on the wireless operating model that Bell Atlantic has successfully deployed in the United States, Europe and Asia. This model focuses on:

     - state-of-the-art network technology and performance,

     - delivery of products and services which customers consider valuable,

     - strong distribution, and

     - superior customer service.

We believe that our strategic and operating plan will enable us to increase our subscriber base, subscriber usage, revenues and profitability in our core wireless businesses. This strategic plan incorporates the following key elements:

Nationwide Wireless Footprint
We believe that it is important to provide reliable and high quality wireless service to our customers throughout Mexico. We intend to achieve this goal by owning concessions in each region of Mexico or, in those areas where we are unable to secure concessions, by exchanging airtime with other concessionaires or by enabling seamless roaming services and offering our customers telephones that can access nationwide services on different frequencies. In May 1998, as part of this strategy, Iusacell acquired concessions to provide PCS services in two regions in northern Mexico. By adding these new regions to areas already covered by our existing cellular footprint, Iusacell now owns concessions covering approximately 79 million inhabitants, or 80% of Mexico's total population.

From time to time we explore possibilities to expand our nationwide wireless footprint. We recently examined the possibility of making an offer to acquire Portatel, a cellular wireless service provider in southern Mexico. In addition, Bell Atlantic recently engaged in but terminated discussions with a third party that involved a possible combination of Iusacell and the Northern Region Properties.

We also believe that it is important for our customers to be able to access wireless services throughout North, Central and South America. Currently, Iusacell's customers are able to roam in over 2,000 municipalities in the United States and Canada, as well as in Argentina and Peru. In 2000, we intend to implement roaming agreements that will allow our customers to roam in over 20 countries in Central and South America, in some Caribbean islands, throughout most of Europe and in some countries in Asia and Africa.

Significantly Strengthen Our Distribution Channels
We continue to strengthen our product distribution system to emphasize consistent, standardized merchandising through a well-balanced mix of company-owned stores and independent distributors conveniently located throughout all of our operating regions. We continue to develop additional long-term relationships with our distributors to encourage them to sell our products and services, and seek to make these relationships exclusive. We intend to continue to increase our distribution system primarily by expanding the number of locations where customers can purchase prepay cards. To further this strategy, we, or our distributors, have entered into agreements to allow our prepay cards to be marketed by or at distributors of Mexico's national lottery tickets, PEMEX franchise gas stations, OXXO and Seven Eleven franchise convenience stores, Bancrecer automatic teller machines, Mexico City newsstands and Mexico City subway stations. Since Bell Atlantic took control of Iusacell's management in February 1997, we have increased our points of distribution from approximately 230 to 6,522 at December 31, 1999.

Iusacell also opened or remodeled 17 customer sales and service centers in 1997, 22 in 1998 and 17 in 1999, bringing the total number of customer sales and service centers owned and operated by us at December 31, 1999 to 96. Thirty-two of these stores present Iusacell's new store image, an environment which emphasizes retail merchandising rather than transaction processing. In 2000, we intend to open 13 new customer sales and service centers, replace 11 existing customer sales and service centers and remodel 28 other existing customer sales and service centers.

Superior Network and Customer Service
We believe that superior network technology and proactive and timely customer service help us to attract and retain customers. To build a superior network, we swapped out our previous analog network for an analog and CDMA digital network supplied by Lucent Technologies and, upon completion of the swap out in August 1999, became the first company in Mexico to make digital voice services broadly available to all of our customers. For our customers, our digital technology offers better call quality and clarity, ensures greater call confidentiality and fraud protection, enables significantly longer telephone battery life, and provides a wider variety of advanced features and applications as compared with analog cellular technology. Over the last fifteen months, Iusacell has experienced rapid growth in digital subscribers and traffic. As a result, and in anticipation of further growth in digital subscribers and digital usage, we decided to accelerate our capital expenditure program to expand digital capacity and improve digital service quality.

To provide proactive and timely customer service, we operate two call centers that provide automated and efficient service to our customers. Our call center service quality and response speed should further improve with the implementation of state-of-the-art customer service software in 2000. We also use welcome packages, customer satisfaction calls, special programs for corporate customers and customized billing to communicate our commitment to our customers. Our customer service centers offer "one-stop-shopping" for cellular, long distance, paging and data transmission services as a convenience to our customers. We have substantially decreased customer service waiting time during peak hours at these centers. Our customer services representatives undergo ongoing rigorous training and are continually monitored and evaluated.

In March 1999, Iusacell completed the installation of a new prepay operating system in its four cellular regions. The prepay operating system improved customer satisfaction through automated card activation and account information and by providing voicemail other value-added services. It has also lowered both the cost of support for prepay services and prepay turnover and facilitated increased per subscriber usage.

Customer Segmentation
We design our products and services for each customer segment. For contract customers, we offer six pricing packages tailored to meet the needs of high and mid-usage customers and another pricing tailored to lower usage customers. We believe that our contract customers seek the convenience of uninterrupted mobile service and access to high quality customer service and wish to purchase their long distance, paging, and other telecommunications services bundled together as a single product.

We also sell prepay cards to further penetrate the segment of lower usage customers. We believe our prepay customers seek service without a fixed financial commitment and monthly billing.

In September 1999, Iusacell introduced "one-single rate" plans for contract customers who seek the convenience of paying a single per minute rate for local, national long distance and long distance service to the United States. In October 1999, we introduced a "one single rate" plan for prepay customers and extended coverage of all one single rate plans to include international long distance service to Canada. At December 31, 1999, we had 46,428 one-single rate customers, 17,776 of whom were contract customers, or 4.8% of the total contract customer base, and 28,652 of whom were VIVA(TM) prepay customers, or 3.2% of the total prepay customer base.

Value-Added Services
Our new analog and CDMA digital network permits us to provide our digital and analog customers with a wide range of value added services, including caller identification, voicemail, and three way calling. To encourage our customers to migrate to digital service, we offer additional value-added services, such as short messaging service, only to digital customers. In late March 2000, we launched our wireless Internet service as a value-added service available only to our digital contract customers.

Sales Force Incentives
To increase the size and quality of our subscriber base, we have a sales force compensation plan which is largely performance based. Our compensation plan is based on sales volume and product mix and rewards our sales force for upgrading analog contract customers to digital service and qualified prepay customers to contract plans. The compensation plan is also designed to encourage salespersons to sell bundled products and value-added services. Recently, the compensation plan has been modified to place greater emphasis on customer retention.

THE TELECOMMUNICATIONS INDUSTRY IN MEXICO

Market Liberalization
The Mexican government initiated its efforts to liberalize the telecommunications industry in 1989, dividing Mexico into nine geographic regions for the provision of cellular service. In order to provide an alternative for cellular customers, two concessions were granted in each region, one to Telcel, the cellular subsidiary of Telmex, and the other to an independent operator. In addition, Telmex was required to interconnect all cellular operators to its network in an effort to facilitate competition.

In December 1990, the Mexican government initiated the privatization of Telmex, then the sole provider of landline local, long distance and Cellular B-Band cellular services, when it sold 20.4% of the equity and 50.1% of the voting power in Telmex to a private consortium for U.S.$1.76 billion. The winning consortium consisted of Grupo Carso, S.A. de C.V., a Mexican conglomerate which owns or otherwise controls a majority of the consortium's voting interest, SBC Communications Inc. and France Telecom S.A. Subsequent to the original privatization, the Mexican government further reduced its holdings in Telmex through additional transactions and completed the privatization process in June 1994.

Telcel holds the Cellular B-Band concession in each of the nine cellular regions and is Mexico's largest cellular operator. Our subsidiaries hold the Cellular A-Band concession in each of Regions 5, 6, 7 and 9, and entities in which Motorola, Inc. is a controlling or significant shareholder hold the Cellular A-Band concession in each of the other five regions.

In connection with the privatization of Telmex in 1990, the Mexican government granted Telmex a concession to provide public domestic and international long distance telephone service with an exclusivity period of six years. In August 1996, the exclusivity period expired, and competition with proprietary infrastructure commenced in January 1997. A presubscription balloting process was conducted in Mexico's 150 largest cities, covering 85% of Mexico's total POPs, to enable customers to choose a long distance provider.

The SCT has granted a total of 17 long distance concessions, including the one held by us. Services are currently being provided under only ten of these concessions. Long distance concessionaires include, among others:

     - Alestra S. de R.L., in which AT&T Corporation is a shareholder,

     - Avantel, S.A. de C.V., in which MCI WorldCom Inc. is a shareholder,

     - Telinor, S.A. de C.V. (Axtel), in which The Bell Telephone Company of Canada, commonly known as Bell Canada, is a shareholder, and

     - Iusatel, S.A. de C.V., a subsidiary of Iusacell.

Each concession has a nationwide scope and a thirty-year term. Concession holders are authorized to offer domestic, international and value-added services, including voice and data transmission services.

The Mexican government has also initiated the liberalization process for competition in local telephony service. Accordingly, the SCT has already granted three concessions for wireline local telephone service. Maxcom, S.A. de C.V., MetroRed, S.A. de C.V. and Megacable MCM, S.A. de C.V. recently initiated service in the Mexico City area.

In May 1998, the auctions for spectrum in the 450 MHz, 1.9 GHz (PCS) and 3.4-3.7 GHz (Wireless Local Loop) frequency bands for local wireless service organized by the COFETEL concluded. Four companies won nationwide concessions in the Wireless Local Loop frequencies:

     - Telmex,

     - Axtel,

     - Midicel, S.A. de C.V. (Midicel), and

     - Servicios Profesionales de Comunicacion, S.A. de C.V. (Unefon), a TV Azteca, S.A. de C.V. subsidiary, and an Elektra, S.A. de C.V. affiliate.

Three companies won nationwide concessions in the 1.9 GHz (PCS) frequencies. Unefon won the 30 MHz PCS A-Band auction on a nationwide level. Pegaso Comunicaciones y Sistemas, S.A. de C.V. (Pegaso), a consortium led by Leap Communications International, Inc., Grupo Televisa, S.A., Sprint PCS and a group of other investors won a mix of 30 MHz PCS B-Band and 10 MHz PCS E-Band concessions across all nine regions. Telcel won the 10 MHz PCS D-Band auction on a nationwide level. Grupo Hermes, S.A. de C.V. and Midicel won auctions for seven of the remaining nine PCS B-Band and PCS E-Band properties. Each concession has a 20-year term and authorizes the provision of mobile and fixed wireless service and other value-added services.

Formal concessions for Wireless Local Loop and PCS frequencies were issued in late 1998 to all auction winners, except Unefon and Midicel, which received extensions to May 15, 1999 to pay accrued interest and to June 15, 1999 to pay the balance of their concession fees. Midicel did not meet its interest payment requirements in May 1999 and forfeited its Wireless Local Loop and PCS concessions and approximately U.S.$50 million in deposits, letters of credit and surety bonds. Midicel later offered full payment and petitioned for a review (recurso de revision) of the forfeiture order. As a result, the forfeiture order has been suspended. Unefon did meet its May 1999 and June 1999 payment requirements and received its Wireless Local Loop and PCS concessions. Pegaso initiated mobile PCS services in Tijuana, Monterrey, Guadalajara and Mexico City in 1999 and in Acapulco and Veracruz in early 2000, until recently only selling prepay products. Unefon commercially launched fixed wireless services in Acapulco and Toluca in February 2000 and recently initiated service in Mexico City.

Underserved Telephony Market
We believe that there is substantial unmet demand for telephone service in Mexico as demonstrated by the relatively low level of wireline and cellular penetration. According to the International Telecommunications Union, an agency of the United Nations, as of December 31, 1998, there were approximately 10.36 lines per 100 inhabitants in Mexico, which is lower than the teledensity rates in some other Latin American countries and substantially lower than those in developed countries such as the United States.

The following table presents, for major Latin American countries and the United States, telephone lines in service per 100 inhabitants as of December 31, 1998:

                         SELECTED TELEPHONE PENETRATION

                                                                ----------------
                                                                LINES IN SERVICE
                                                                    PER 100
                          COUNTRY                                INHABITANTS(1)
                          -------                               ----------------
United States...............................................         66.10
Uruguay.....................................................         25.04
Argentina...................................................         19.74
Chile.......................................................         18.57
Colombia....................................................         16.13
Brazil......................................................         12.05
Venezuela...................................................         11.67
Mexico......................................................         10.36
Peru........................................................          6.27

---------------
(1) Source: International Telecommunications Union--Yearbook of Statistics, February 2000.

Pyramid Research, a division of the Economist Intelligence Unit, Ltd., an independent telecommunications consultant, estimates that at the end of 1999, the wireline teledensity rate in Mexico was 11.0 telephone lines per 100 inhabitants compared to wireline teledensity rates of 22.7 in Chile, 20.7 in Argentina, 15.4 in Brazil and 11.3 in Venezuela.

According to Pyramid Research, the local telephony market represents approximately 52.6% of Mexico's total telecommunications market, when measured by revenues, and generated approximately U.S.$4.1 billion of revenue in 1999. The national long distance market represents approximately 34.2% of Mexico's total telecommunications market, generating approximately U.S.$2.6 billion of revenue in 1999, and the international long distance market represents approximately 13.2% of Mexico's total telecommunications market, generating approximately U.S.$1.0 billion of revenue in 1999. During the period 1995 to 1999, total Mexican local telephone service revenues increased by 150% while the per capita gross domestic product grew 54%.

The following table presents, for major Latin American countries and the United States, the number of subscribers of cellular mobile telephone services per 100 inhabitants as of December 31, 1998:

                         SELECTED CELLULAR PENETRATION

                                                                --------------------
                                                                CELLULAR SUBSCRIBERS
                                                                      PER 100
COUNTRY                                                            INHABITANTS(1)
-------                                                         --------------------
United States...............................................           31.25
Venezuela...................................................            8.67
Argentina...................................................            7.00
Chile.......................................................            6.50
Uruguay.....................................................            5.96
Brazil......................................................            4.68
Colombia....................................................            4.56
Mexico......................................................            3.50
Peru........................................................            3.00

---------------
(1) Source: International Telecommunications Union--Yearbook of Statistics, February 2000.

Wireless penetration in Mexico has grown significantly over the last 24 months. According to the International Telecommunications Union, wireless penetration in Mexico was 1.81 subscribers per 100 inhabitants at December 31, 1997. Pyramid Research estimates that, at December 31, 1999, there were 7.7 mobile wireless subscribers per 100 inhabitants in Mexico. We believe, however, that this estimate is overstated because it likely includes a substantial number of wireless customers who generate little or no traffic. We believe that in 1999 Telcel stopped deactivating customers at the end of their contract term and the expiration of their prepay card. See "--Cellular Service--Prepay Customers."

Calling Party Pays
On May 1, 1999, Mexico implemented the "calling party pays" modality, or CPP, which had already been implemented in some other Latin American and European countries. Calling party pays is a cellular telephony payment structure in which the party that places a call to a cellular telephone is billed for interconnection access, and the recipient is not billed for the airtime charges corresponding to that call.

In the first eight months of CPP operations, we believe that CPP resulted in a 13% increase in our call traffic, with an increase in the percentage of total calls that were incoming calls from 39% in March 1999 to 43% in December 1999. We believe that a significant portion of this increase is attributable to increased usage by our prepay customers because CPP gives them the incentive to keep their handsets turned on to receive incoming calls. We expect that CPP will continue to contribute to the acceleration of subscriber growth and increase subscriber usage throughout the Mexican wireless market.

CELLULAR SERVICES

History and Overview
Iusacell's predecessor became the first Mexican provider of cellular telecommunications services in 1989, when it commenced operation of the Cellular A-Band network in Region 9. Through a series of transactions from 1990 to 1994, Iusacell acquired 100% beneficial ownership interests in the entities which hold the Cellular A-Band concessions in Regions 5, 6 and 7. These regions cover a contiguous geographic area in central Mexico, which allows Iusacell to achieve economies of scale.

Iusacell's regions are home to a variety of industries. Region 9 includes Mexico City, which has the greatest concentration of service and manufacturing industries and is also the center of Mexico's public and financial services sectors. Region 5 includes Guadalajara, Mexico's second largest city and the commercial and service center of western Mexico, which has recently begun to develop as a center for the maquiladora industry. Region 6 includes Leon, Queretaro, Aguascalientes and San Luis Potosi and has historically been dominated by the agricultural sector, although it has recently begun to develop as an automobile manufacturing and high technology center. Region 7 includes Puebla, Acapulco, Veracruz and Oaxaca and contains major operations of the Mexican petrochemical and automotive industries and significant tourist resorts and attractions.

Subscribers and System Usage
As of December 31, 1999, Iusacell had a total of 722,462 cellular subscribers in Region 9. Of this number, 28.5% were contract subscribers and 71.5% were prepay customers. According to customer profiles, professionals comprise a large portion of our Region 9 contract cellular subscriber base. Iusacell offers a number of value-added services designed specifically to fulfill the demands of this important group of contract subscribers. For example, we offer secretarial services and provide English-speaking operators to serve the large English-speaking market in Region 9. Iusacell also provides financial news reporting, emergency services, entertainment information, reservations services and sports reports. Moreover, CDMA digital contract customers in Region 9 have available caller identification, short messaging service and data transmission services. We believe that these value-added services help increase contract subscriber usage and also enhance our market image as a full service cellular provider.

As of December 31, 1999, we had a combined total of 600,336 cellular subscribers in Regions 5, 6 and 7. Of this number, 24.4% were contract subscribers and 75.6% were prepay customers. We believe that our contract subscriber base in these regions consists of subscribers engaged in a variety of occupations. Due to the lower wireline penetration outside of Region 9, the subscriber base in Regions 5, 6 and 7 includes a number of users who purchase cellular services as a principal means of telecommunications.

We believe that a strong distribution network is necessary in order to develop and sustain a significant presence in these markets.

Prepay Customers
A prepay customer is no longer considered a customer of Iusacell when a specified period of time has elapsed since the customer purchased and activated, or added credit to, his or her last prepay card. The customer's telephone number is then deactivated, and he or she is considered to have turned over.

Iusacell's current prepay customers who want to continue to have wireless service must choose to:

     - continue to be prepay customers of Iusacell by purchasing another card,

     - become contract customers of Iusacell, or

     - become either contract or prepay customers of Telcel or another wireless service provider.

A VIVA prepay customer normally has 185 days to activate a new card after the balance on his existing card becomes zero before losing his telephone number. With the implementation of CPP, during this 185-day period, a VIVA customer will be able to receive local incoming calls, but will not be able to make outgoing calls (an "incoming calls only" customer). Balances automatically become zero if the customer has not activated a new card within 180 days after activation of the previous card. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Increase in Prepay Subscriber Base." We continue to evaluate different methods of determining turnover, as the current method is dependent upon, among other things, the number of days of use Iusacell permits before deactivating a telephone number.

In October 1999, in order to evaluate whether we could generate additional revenues from incoming calls only customers, we extended the period of time to activate a new card from 185 days until April 30, 2000 for those incoming calls only customers who otherwise would have lost service before that date. In April 2000, we will determine whether to further extend card life for some or all of our incoming calls only customers.

At December 31, 1999, Iusacell had approximately 207,000 incoming calls only customers. The substantial majority of incoming calls only customers generate little or no traffic. Iusacell's prepay subscribers who can make both outgoing calls and receive incoming calls had an average monthly revenue per cellular subscriber during 1999 of Ps.100 (approximately U.S.$10.5).

In March 1999, we substantially completed the installation of the VIVA prepay operating system. The VIVA platform better tracks those customers who turn over than its predecessor. This new operating system (together with initiatives to increase the number of distribution points for prepay cards, adjust commissions to encourage distributors to sell prepay cards of higher denominations, improve customer care and otherwise improve the convenience of the prepay program) has enhanced our ability to add and retain prepay customers and has increased usage. In 2000 and 2001 we intend to invest approximately U.S.$8.0 million in order to expand the capacity of our VIVA prepay operating system and enable prepay roaming.

Given the higher turnover among our prepay customers, we pursue plans to migrate our qualified prepay customers to contract plans, where customer loyalty and retention have been historically higher.

Contract Churn
Contract churn measures both voluntarily and involuntarily disconnected subscribers. Through December 31, 1997, we calculated contract churn for a given period by dividing, for each month in that period, the total number of contract subscribers disconnected in such month by the number of contract subscribers at the beginning of such month and dividing the sum of the resulting quotients for all months in such period by the number of months in such period. Effective January 1, 1998, we changed the methodology by which we determine average monthly contract churn for a given period. Average monthly contract churn for a given period is now calculated by dividing the sum of all contract subscribers disconnected during such period by the sum of the beginning-of-month contract subscribers for each of the months in such period, expressed as a percentage.

Voluntarily disconnected subscribers encompass subscribers who choose to:

     - no longer subscribe to wireless service,

     - become a prepay customer of Iusacell, or

     - obtain wireless service on a contract or a prepay basis from Telcel or another wireless service provider.

Involuntarily disconnected subscribers encompass customers whose service is terminated after failing to meet Iusacell's payment requirements.

Upon completing implementation of our new billing system in October 1999, we determined that close to 16,000 contract subscribers should have been churned in previous periods. We decided, however, to apply this churn only in 1999, without restating prior period churn, resulting in a full year 1999 average monthly contract churn level of 2.96%.

Roaming
We offer our contract cellular subscribers nationwide and international service via roaming agreements. Subscribers can make calls from any location in Mexico served by a Cellular A-Band operator, and can receive any call made to the subscriber's number (automatic call delivery) regardless of the region in Mexico in which such subscriber is located. We also provide cellular services to all subscribers of other non-wireline cellular operators in Mexico while such subscribers are temporarily located in a region served by Iusacell.

An operator (a host operator) providing service to another operator's subscriber temporarily located in its service region (an in-roamer) earns usage revenue. We bill such other operator (the home operator) of an in-roamer for the in-roamer's usage. In the case of roaming by a Iusacell subscriber in the region of a host operator (an out-roamer), Iusacell is billed by the host operator for the subscriber's usage. We remit the billed amount to the host operator and bill our own customer, the out-roamer, without any markup. As a result, we retain the collection risk for roaming charges incurred by our own subscribers. Conversely, roaming charges billed by Iusacell for in-roaming usage by subscribers of other non-wireline operators are the responsibility of those operators. Roaming charges between wireless operators are settled monthly.

Interconnection charges owed to Telmex and long-distance charges owed to long distance carriers as a result of roaming are the responsibility of the host operator. In addition to higher per minute charges for airtime (as compared to home region rates), the host operator is entitled to receive a fee for each day roaming service is initiated. In-roaming fees and usage revenue represented 3.9%, 3.6% and 1.6% of our total revenues during 1997, 1998 and 1999, respectively. Out-roaming charges represented 5.2%, 5.4% and 4.2% of Iusacell's total revenues during 1997, 1998 and 1999.

We have signed 63 agreements with United States, Canadian and other foreign operators to provide our subscribers with international roaming capabilities. These operators include Verizon Wireless, AT&T Wireless and BellSouth Mobility. In addition, we provide, through the National Automatic Cellular Network, automatic call delivery throughout most of the United States, including Puerto Rico, whereby our subscribers may receive telephone calls from Mexico without the caller having to dial access codes. Currently, our customers are able to roam in over 2,000 municipalities in the United States and Canada as well as in Argentina and Peru.

We are continually reviewing opportunities to enter into agreements with other cellular operators to expand our international roaming capabilities. Recently, Iusacell entered into agreements with PARC and GlobalRoam that, when implemented in 2000, will allow our customers to roam in over 20 countries in Central and South America, in some Caribbean islands, throughout most of Europe and in some countries in Asia and Africa.

PERSONAL COMMUNICATIONS SERVICES

As part of our strategy to develop a nationwide wireless footprint, in 1998 we won auction concessions giving us the right to provide PCS wireless services in Regions 1 and 4 in northern Mexico. We paid Ps.554.0 million (U.S.$58.4 million; U.S.$67.2 million including value added tax) for these concessions in June and September 1998. These two regions include several industrial cities, including Monterrey and Tijuana, and cover approximately 11.0% of Mexico's total population. We are required to and expect to launch PCS services in Regions 1 and 4 in the third quarter of 2000. We will seek to obtain financing for such purpose from equipment vendors and other sources.

We intend to market PCS using the same fundamental strategies successfully employed by our existing cellular operations. The PCS network that we intend to deploy will use digital CDMA technology purchased from Lucent Technologies.

LONG DISTANCE SERVICES

In August 1996, we became one of Telmex's first competitors in long distance service when we began to provide long distance services to our cellular subscriber base in Mexico pursuant to the 30-year concession which was awarded to Iusatel in October 1995 and was modified in December 1997. Our competitors in long distance include the 16 other companies granted concessions, including Telmex, the former long distance monopoly. We believe that competition in the Mexican long distance market has stimulated growth in demand for long distance service; as prices dropped approximately 30%, long distance traffic increased nearly 14% in 1997 compared to 1996. During 1998, there were no significant price changes and long distance traffic increased approximately 11% compared with 1997. During 1999, prices were increased approximately 14% in March 1999 and long distance traffic increased 25% compared with 1998.

We currently provide long distance service using our own switches and transmission equipment and a combination of fiber optic lines, microwave links and lines leased from Telmex and Alestra. At December 31, 1999, we provided long distance service in 60 cities to 1,365,618 customers, approximately 1,353,746 of whom were existing customers for our other services. We have chosen not to commit significant marketing resources to the presubscription balloting process, from 1997 to the present, and as a result fared poorly in initial balloting results. Revenues related to long distance services represented 10.5% and 11.1% of total revenues for 1998 and 1999, respectively, not including dark fiber optic cable sales.

Our long distance concession provides for coverage and technological investment requirements. If we do not satisfy such requirements, we may have to pay fines and penalties and potentially lose our long distance concession. After evaluating the commercial feasibility of complying with our initial concession, we requested that the SCT and the COFETEL modify the terms of the concession to reflect a more rational business plan. In December 1997, the government granted the modification request, authorizing a change in the coverage requirements and increasing flexibility in the choice of transmission technology, significantly reducing our investment requirements.

We further reduced the capital investment for our long distance business by entering into fiber optic cable swap agreements with two other long distance companies, Marcatel and Bestel, in March 1998 and December 1998, respectively. These agreements have allowed us to acquire fibers in the long distance fiber optic networks being built by Marcatel and Bestel in central and northern Mexico in exchange for fibers in the long distance fiber optic network we were building in central Mexico. As a result, we were able to obtain redundancy in central Mexico and access to the United States border at minimal cost. Formal fiber exchanges with Marcatel and Bestel are expected to occur in 2000, upon completion of the buildout of the initial phase of our long distance fiber optic network.

In December 1999, we agreed to swap dark fiber optic cable with and sell approximately U.S.$6.4 million of additional dark fiber optic cable to Telereunion, S.A. de C.V., an affiliate of Telescape International, Inc. Consummation of this agreement is subject to, among other things, the release by Telereunion's lenders of liens on the fiber to be sold to us. This agreement will allow us to acquire fibers in Telereunion's long distance fiber optic network in the states of Puebla and Veracruz in exchange for fibers in our long distance fiber optic network in central Mexico.

OTHER SERVICES

Paging
On December 14, 1995, Iusacell and Infomin formed Infotelecom as a joint venture to market national and international paging services. Iusacell owns 49% of Infotelecom, Infomin owns 49%, and the remaining 2% is owned by Mr. Jose Ramon Elizondo, a director of New Iusacell. Infomin has a concession, which expires on July 20, 2009, to provide nationwide paging services in Mexico. Under the Infotelecom joint venture agreement, Infomin is obligated to contribute this concession to Infotelecom. Infomin has informed us that it intends to transfer its shares in Infotelecom to Banorte, S.A. Institucion de Banca Multiple, a Mexican bank, in settlement of certain indebtedness.

Pursuant to a marketing agreement between Iusacell and Infomin, Infotelecom has the right to market national paging services on behalf of Infomin, and Infotelecom is required to make monthly payments to Infomin equal to 5% of all gross revenues for the preceding month. This payment represents the amount which Infomin, as the concession holder, must pay the SCT for the right to provide paging services.

Infotelecom began marketing paging services in August 1996 and, at December 31, 1999, provided service in 17 cities including Mexico City, Guadalajara, Monterrey, Puebla, Cuernavaca, Toluca, Queretaro, Leon and Ciudad Juarez. Infotelecom plans to expand the marketing of paging services to a total of 43 cities in 2000. We plan to take advantage of our existing cellular network and our operating and administrative resources in order to achieve cost efficiencies in the provision of paging services. In September 1999, Infotelecom launched a prepay pager program.

As of December 31, 1999, Infotelecom had 28,276 paging customers. Iusacell's revenues related to paging services represented 1.6% and 1.2% of total revenues for 1998 and 1999, respectively.

Under their joint venture agreement, Iusacell and Infomin valued the Infomin paging concession at U.S.$10.5 million, and we agreed to fund the first U.S.$10.5 million of Infotelecom's cash requirements before Infomin would be required to make pro rata cash contributions. In December 1998, Iusacell and Infomin determined the appropriate manner in which to capitalize Infotelecom. Up to that time, we had been funding the joint venture by means of loans. On December 31, 1998, Iusacell capitalized Ps.124.7 million (U.S.$13.2 million) in advances to Infotelecom, including Ps.46.3 million (U.S.$4.9 million) in interest which was not credited against the U.S.$10.5 million required to be funded by us. However, U.S.$9.0 million of such capitalization was applied against the U.S.$10.5 million to be funded by us. In 1999, Iusacell capitalized approximately an additional U.S.$1.0 million against the U.S.$10.5 million funding requirement.

Public and Rural Telephony and Local Wireless
Iusacell operates public and rural telephony programs, utilizing available cellular capacity. These programs provide telecommunications services through cellular telephones in phone booths, intercity buses and rural areas. The provision of services in this way fulfills the terms of our concessions for the provision of cellular telephone service and utilizes our cellular network to provide telecommunications coverage in areas with little or no basic service. As of December 31, 1999, we had 12,840 cellular telephones in service under our public and rural telephony programs.

As of December 31, 1999, we were providing, on a trial basis pending approval from the SCT, local wireless service in the 450 MHz frequency band to 14,879 customers in selected markets in Region 9. The average monthly minutes of use for these trial subscribers during 1999, who had average monthly billings during 1999 of approximately Ps.335 (U.S.$35.30) per subscriber excluding long distance charges, was approximately 564 minutes per subscriber divided almost equally among incoming (52%) and outgoing (48%) calls. We do not charge our customers interconnection fees for incoming calls. We believe that there is substantial unmet demand for telephone service in Mexico as demonstrated by the relatively low level of residential wireline, business wireline and cellular penetration.

We have experienced substantial delays in obtaining the SCT's approval of our technical and economic plans for local wireless service in the 450 MHz frequency band. However, on June 10, 1997, the SCT and Iusacell agreed on a process by which Iusacell could obtain a concession issued and recognized by the SCT to provide local wireless service in the 450 MHz frequency band. This agreement allows us to convert and consolidate our existing concessioned radiotelephony frequencies into 450 MHz spectrum in Regions 4, 5, 6, 7 and 9 and grants us a right of first refusal to acquire concessions to provide local wireless service over such frequencies at prices derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands concluded in May 1998. These auctions yielded a right of first refusal exercise price estimated at U.S.$2.25 million for all five regions. However, neither the SCT nor COFETEL has formally notified us of the exact right of first refusal exercise price, the payment terms or the coverage/build-out requirements relating to the concessions, all of which are necessary for us to decide whether to exercise our right of first refusal.

As a result of these delays and the uncertainty relating to our ability, at a commercially acceptable cost, to implement full scale local wireless service in the 450 MHz frequency band, we are exploring alternatives for providing local telephony services, such as limited zone wireless services in the 800 MHz (cellular) or 1.9 GHz (PCS) frequency bands deploying digital technology that permits mobility or fixed wireless services over such bands. If we were to determine that it would be preferable to pursue such an alternative rather than to continue to pursue local wireless service in the 450 MHz frequency band, that alternative could require the acquisition of concessions, other regulatory approvals and the payment of substantial fees. We expect to finalize overall strategy for providing local telephony services during 2000.

In September 1998, we determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of our investment in 450 MHz TDMA technology had occurred. As a result, we recorded a substantial non-cash writedown of our investment in the 450 MHz fixed local wireless project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Local Telephony in the 450 MHz Frequency Band."

In expanding our local telephone services, we plan to capitalize on synergies between our mobile wireless and local wireless services, utilizing our existing cellular network and anticipated 1.9 GHz (PCS) network for connections with the local subscribers' premises. Furthermore, we believe that local wireless service requires a lower infrastructure investment per line than landline service.

In January 1996, our long distance subsidiary applied to modify its concession to allow it to provide local wireline service, including dedicated circuits, local switching and data service. This request was reasserted in Iusacell's October 1997 application to modify our long distance concession. This request was rejected for procedural reasons in July 1998, and the subsidiary is considering filing a modified application. Iusatelecomunicaciones, S.A. de C.V., Iusacell's 450 MHz local wireless subsidiary, is also considering filing for a local wireline concession. While we currently do not anticipate that the provision of local wireline service will become a significant part of our services, we may provide, on a case-by-case basis, local wireline telephone service as part of our overall provision of telecommunications services.

Data Transmission
We began providing data transmission services in 1993. We provide both public and private data transmission primarily using excess capacity in our microwave backbone in our existing cellular network in Region 9, and satellite transmission through Satelitron, S.A. de C.V., a joint venture among Iusacell, Hughes Network Systems and another partner which provides a shared hub for private networks. We provide our data transmission services primarily to the financial services and consumer products industries. We currently intend to sell our interest in Satelitron.

Microwave Transmission
In December 1998, the SCT issued three 20 year concessions to Punto-a-Punto Iusacell, S.A. de C.V., a joint venture between Iusacell and Mr. Jose Ramon Elizondo, a director of Iusacell, for short haul microwave frequencies in the 15 GHz and 23 GHz frequency bands won at auction. Punto-a-Punto Iusacell paid approximately Ps.37.4 million (U.S.$3.9 million) for these concessions. These frequencies are being used to interconnect our cell sites, business customers and other networks. Additionally, we have an obligation to lease these frequencies to other users to enable them to install their own microwave links. No such leasing is currently taking place.

Punto-a-Punto Iusacell participated in the auctions for long haul microwave frequencies in the 7 GHz frequency band that began in March 1999 and concluded in July 1999. However, Punto-a-Punto Iusacell did not win any concessions in these auctions.

Punto-a-Punto Iusacell has recently entered into an agreement with an affiliate of the service provider in the four Cellular A-Band regions in northern Mexico to swap the right to use long-haul microwave frequency links held by the affiliate for short-haul microwave frequency links held by Iusacell plus U.S.$2.45 million in cash. Punto-a-Punto Iusacell expects to close this transaction by mid-2000.

MARKETING

With the assumption of control by Bell Atlantic, we redefined our marketing strategy for achieving profitable growth, particularly in our cellular business. More recently, we have focused our marketing strategy on the CDMA digital cellular business, where there is greater per subscriber usage and revenues than there is with analog subscribers. We seek to increase our average monthly revenue per subscriber, aggressively grow our cellular subscriber base, decrease the cost of acquiring additional subscribers and reduce contract churn and prepay turnover.

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Iusacell's subscribers consist of contract and prepay customers who can be classified as high, moderate or low-usage customers. We are implementing distribution, advertising, customer service support and pricing plans targeted to each specific customer segment and to increase airtime usage.

Distribution
We target the various segments of our subscriber base through six sales and distribution channels: Iusacell owned and operated customer sales and service centers, corporate representatives, independent distributors, a direct sales force, commission sales agents and telemarketing. We are aggressively increasing the number of our points of distribution in order to acquire additional subscribers. At December 31, 1999, Iusacell had 6,522 points of distribution, as compared to 2,820, 918 and 228 at December 31, 1998, 1997 and 1996,
respectively. These points of sale comprise 96 customer sales and service centers owned and operated by Iusacell, 1,097 points of sale operated by independent distributors who offer all Iusacell products and 5,329 points of sale for distribution only of VIVA prepay cards also operated by independent distributors.

Iusacell's redesigned sales force compensation plan is structured to motivate the sales force within each distribution channel through monetary incentives. In addition, this plan provides training so that the sales force is encouraged to activate profitable and loyal accounts, cross-sell the full line of our service offerings and maintain our standards in advertising, promotions and customer service.

Customer Sales and Service Centers. We have reconfigured each of our customer sales and service centers to offer one-stop-shopping for a variety of cellular, long distance and paging services, as well as accessories. Walk-in customers can subscribe to cellular service contract plans, purchase prepay cards, sign up for long distance service and purchase equipment such as handsets, pagers and accessories. In an effort to maximize customer loyalty, reduce contract churn and prepay turnover and increase average monthly revenue per subscriber through cross-selling, we continue to emphasize the customer sales and service centers that we own and operate ourselves as a key distribution channel. In 1997, we opened or remodeled 17 customer sales and service centers, including 10 redesigned prototype customer sales and service centers incorporating a new uniform store design, which provided the basis for new and refurbished centers in the future. During 1998, we opened 22 new customer sales and service centers based on the experience gained from the ten prototype locations. In 1999, although we did not open any new customer sales and service centers, we replaced one existing customer sales and service center and remodeled 16 other existing customer sales and service centers. In 2000, we intend to open 13 new customers sales and service centers, replace 11 existing customer sales and service centers and remodel 28 other existing customer sales and service centers. As of December 31, 1999, Iusacell owned and operated 94 customer sales and service centers throughout our four cellular regions, and two other centers dedicated to long distance and paging sales in northern Mexico.

Corporate Representatives. To service the needs of our large corporate and other high-usage customers, we have created a dedicated corporate sales group, which, at December 31, 1999, included 62 full-time sales representatives. This group of trained representatives seeks to increase sales to high-usage customers by:

     - "bundling" combinations of services into customized packages designed to meet customers' requirements,

     - developing and marketing new services to satisfy the demands of such customers, and

     - educating corporate purchasing managers about alternative pricing plans and services.

We plan to increase the size and geographic reach of this sales force in the future.

Independent Distributors. In order to broaden our market, we maintain relationships with a broad network of 128 exclusive distributors that, at December 31, 1999, sold all of our products at 1,097 points of sale and distributed VIVA prepay cards at an additional 5,329 points of sale. This includes a distribution contract with Precel, formerly one of Telcel's largest distributors, which currently provides exclusive distribution in more than 160 locations. In order to ensure that our standards are maintained at all distribution points, we provide assistance to our distributors in training, promotions and advertising. We also provide them with information on our customer base to allow the distributors to service our customers effectively.

Direct Sales Force. As of December 31, 1999, Iusacell employed 15 direct sales representatives to target moderate-usage contract plan subscribers. These direct sales representatives travel extensively to deliver personalized service to subscribers such as small and medium-sized businesses and individuals. Iusacell also has established a program dedicated to servicing heavy users in a personal and expedient manner. We carefully select, train and motivate this sales force to maintain service standards.

Commission Sales Agents. We retain commission agents as a flexible sales force in all of our cellular regions. The agents function as cellular service brokers for Iusacell, working out of their own premises to better target their customers. These

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agents provide additional distribution outlets with minimal support from
Iusacell. As of December 31, 1999, we had arrangements with 52 commission sales agents who distribute our products with no direct costs to us.

Telemarketing. From time to time, Iusacell engages telemarketing service providers as a direct marketing mechanism or to follow up on targeted mailings.

Advertising
Iusacell has launched an integrated media plan emphasizing the benefits of our products and supported by the Iusacell brand image, the logo for which was redesigned in 1997. Since that time, all product offerings have been marketed under the single, well-recognized IUSACELL brand name which was reinaugurated as IUSACELL Digital in February 1998, in anticipation of the digitalization of our network and product offerings.

The media plan targets potential subscribers through a coordinated print, radio, television and fixed and moving outdoor advertising campaign. A key element of this integrated media plan is a periodic agency review, where the sales results of a given campaign are evaluated. The integrated media plan enables us to negotiate more favorable advertising rates. Television and print advertisements prominently feature an ad-response telephone number to solicit new customer inquiries. Trained representatives who are equipped to answer questions regarding services and products are available from 7 a.m. to 11 p.m. daily.

Customer Service
We view superior customer service as essential in order to distinguish ourselves in the competitive Mexican cellular telecommunications market. We train our customer service representatives to ensure that each customer receives prompt attention, informed answers to any inquiries and satisfactory resolution of any concerns. We believe that enhanced customer service, especially after-sales support, is essential to developing brand loyalty and supports the efforts of our sales force to cross-sell our services and products. For prepay customers, the VIVA prepay operating system better tracks the usage patterns and identities of these subscribers. The system has improved customer satisfaction through automated activation, voice messaging and other value-added services and has lowered the cost of support services.

To further enhance customer service, we have installed dedicated personal computer terminals linked to our billing system so that each customer service representative, either at a Iusacell customer sales and service center or at a Iusacell call center, can handle customer inquiries, billing questions and account payments with real-time data and a full customer profile in hand. Customer data gathered from such sources as the activation process, the billing system and exit interviews with customers who terminate service, allows us to better tailor our marketing strategy to each customer. Along with providing information as to how we can improve our customer service, this data is expected to enable representatives from each of the distribution channels to better target their sales approach to each customer when cross-selling Iusacell's services and products.

In early 1998, we opened two call centers that provide more automated and efficient service to customers. Iusacell's call center service quality and response speed should further improve with the implementation of state-of-the-art customer service software over the next several months. In 1998, we also began implementing the Customer Attention Support Team program in our busiest customer service centers in order to accelerate the problem resolution process. This program has also been expanded to include the majority of our customer service centers in all four of our cellular operating regions.

Pricing
General. Iusacell offers a variety of flexible pricing options for our cellular service. The primary components of the contract pricing plans include monthly fees, per minute usage charges and a number of free minutes per month. The prepay program markets cards which credit a defined number of pesos to a customer's account, to be utilized for outgoing and incoming calls over a period of no more than 180 days and only for incoming local calls for 185 additional days (although this 185-day period has been extended until April 30, 2000 for those prepay customers who otherwise would have been deactivated). See "--Prepay Customers." Most of the contract plans include a selection of free cellular handsets. The prepay plans do not provide free cellular handsets.

Contract Plans. The digital and analog contract pricing plans are designed to target primarily high and moderate usage contract subscribers. High-usage customers are typically willing to pay higher monthly fees in exchange for larger blocks of free minutes, value-added services, a free high-end handset and lower per minute airtime charges under a single contract. Moderate and low-usage subscribers typically prefer pricing options which have a lower monthly charge, fewer free minutes, a less expensive handset and higher per minute airtime charges than those options chosen by high-usage customers.

In April 1999, in an effort to differentiate our digital product, we drastically simplified our digital contract plan offerings. We reduced the number of our contract plans from 11 to 6 and substantially increased the number of minutes included with the
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monthly fee when compared with previous comparable digital and analog contract plans. However, to satisfy the more limited needs of low-usage contract subscribers, we maintained one additional contract plan which provides a moderately priced, fixed monthly charge coupled with a high per minute airtime charge and relatively few free minutes.

Prepay Plans. In contrast to contract subscribers, prepay customers typically generate low levels of cellular usage, do not have access to value-added services (except for purchasers of Ps.500 prepay cards) or roaming, generally already own a handset and often are unwilling to make a fixed financial commitment or do not have the credit profile to purchase contract plan cellular services. Other prepay customers include vacationers and traveling business people who require cellular service for short periods of time. In addition to helping customers control costs, our prepay programs have no monthly bill and allow customers to prepay for cellular services in cash.

In September 1997, we introduced our next-generation VIVA prepay service. VIVA provides for automated reactivation and value-added services such as voice-messaging. VIVA prepay cards are available in denominations of Ps.100, 150, 250 and 500, although a new customer cannot be activated with a Ps.100 card.

Discounts on Incoming Calls. In response to competitive and market conditions, we offer discounts on the airtime charges of up to 50% for incoming calls for our customers who are in their home region and who have opted out of the CPP system. Beginning in May 1999, with the advent of the CPP modality, cellular customers who do not opt out of CPP do not pay airtime charges for incoming local calls (other than incoming local calls while roaming outside their home region).

Strategy. We intend to continually review market pricing and will attempt to increase prices, if economic and competitive conditions permit, to keep pace with inflation. Constant adjustments to meet market and competitive conditions may require that we increase or decrease prices over short periods of time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Material Trends and Contingencies -- Price Increases and Rollbacks."

ACTIVATION, BILLING AND COLLECTION PROCEDURES

We can activate a phone within 30 minutes of receiving credit approval for customers who intend to pay their monthly charges with a credit card. For customers who intend to pay their monthly charges in cash, there is a credit review process of no longer than 48 hours prior to the delivery and activation of a cellular telephone and a requirement of a security deposit, depending on the contract plan, in a minimum amount equal to 1.5 times the corresponding monthly rental fee. For prepay customers, activation time is 30 minutes or less. We believe that our ability to activate a cellular telephone number promptly gives us a competitive advantage over Telcel.

We mitigate our credit exposure in five ways:

     - for those customers paying by credit card, by obtaining a credit report from the National Credit Bureau (Bureau Nacional de Credito), a Mexican affiliate of TransUnion Corporation,

     - by requiring payment to be made by credit card or, for those customers who do not pay by credit card, by requiring security deposits and conducting a credit investigation,

     - by requiring that contract customers purchase a bond, which provides for payment in the event of customer defaults, after the first year of service,

     - by establishing credit limits, and

     - by utilizing prepay cards, which eliminate all credit risk.

For 1997 and 1998, we reserved approximately 1.3% of our cellular revenues for doubtful receivables. For 1999, we reserved approximately 2.7% of our cellular revenues for doubtful receivables.

Toward the end of the third quarter of 1999, we changed our billing practice for contract customers who had fallen behind in their payments and whose service had been suspended. Rather than continue our policy of not charging monthly fees upon suspension, in the hope of receiving additional revenues from CPP tariffs for incoming local calls and from suspended customers who ultimately pay overdue amounts and reinitiate service, we began to permit incoming call service and continue to charge monthly fees to suspended customers for an additional three months, but reserved a substantial portion of the monthly fees as doubtful receivables. This resulted in additional revenue and in the increase in 1999 reserves discussed above. For the same reason, in January 2000, we reserved 5.1% of our cellular revenues for doubtful receivables. Preliminary analysis indicates that the company is collecting approximately one-third of these additional monthly charges.

We have also implemented a system to monitor MOU levels and the number of calls to certain geographic areas in order to identify abnormal usage by contract subscribers. When abnormal usage is detected, we contact the subscriber to determine

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whether such usage has been authorized. We believe that these procedures are effective in reducing the number of billing disputes with subscribers and losses due to cellular fraud.

Billing is currently administered using five different billing systems, including a new cellular customer care and billing system provided by LHS Communications Systems, Inc. in Regions 5, 6, 7 and 9 which we also use for our 450 MHz fixed local wireless business, one point of sale system, a proprietary residential long distance system, a proprietary system for high-volume business long distance customers and a purchased system for paging customers. We compile billing information from our switches by electronic transfer every hour for processing by our billing systems. We take protective and disaster recovery measures in connection with all billing information.

In late 1997, we determined to implement the LHS customer care and billing system to support our contract customer cellular business in all of our regions. We expect that the new LHS system will ultimately improve processing speed and data integrity and will permit easier and more flexible access to customer information, thereby facilitating targeted marketing and resolution of customer complaints. The first implementation of the LHS customer care and billing system, in Region 5 in January 1999, experienced certain performance and stability problems due to software defects which negatively impacted billing cycles, the implementation of flexible pricing discounts, billing for roaming and credit and collection functionality. Although LHS implementation in Regions 6, 7 and 9 during August, September and October 1999 experienced fewer problems, call rating, switch provisioning, billing cycle, roaming, reporting and general ledger interface functionality problems have not yet been completely corrected. As a result, we have workarounds in place. In the future, we may determine to extend this new system to all of our product lines to permit a customer to receive a single bill for all services provided.

We expect that we will invest a total of approximately U.S.$33.7 million for the cellular portion of our new customer call and billing through the end of 2000.

NETWORK AND EQUIPMENT

Cellular Services
As of December 31, 1999, our integrated cellular network was composed of 5 cellular switches, 366 cell sites and 68 repeaters, and covers approximately 88% of total cellular regional POPs, consisting of 59 million inhabitants or 61% of Mexico's total population. In 1999, we added 28 cell sites and 14 repeaters.

In December 1997, we signed an agreement with subsidiaries of Lucent Technologies, Inc. for the replacement of Iusacell's existing analog network equipment with Lucent Technologies analog and CDMA digital network equipment. This replacement began in February 1998. All regions were completely swapped out as of August 1999.

We elected to deploy CDMA technology instead of TDMA technology based on our and Bell Atlantic's evaluation of the two technologies. Bell Atlantic is successfully using CDMA technology in most of its U.S. markets with favorable customer response. CDMA offers significantly greater call-carrying capacity, superior voice quality, longer telephone battery life and greater fraud protection and is easier to upgrade than TDMA. Iusacell will maintain transmitting equipment to serve both analog and digital formats, and we are marketing dual-mode cellular telephones capable of sending and receiving both analog and digital transmissions.

Digital microwave links between cell sites and the landline system are supplied by various equipment manufacturers. Taking advantage of the ability of our various switching systems to run customized software, we have developed a proprietary software package which is able to track and report, in real-time, all aspects of network performance, including traffic analysis, call quality and alarms. We seek to upgrade and improve our cellular network as new technologies become available.

We have a network operations and control center (NOCC) in Mexico City which oversees, administers and provides technical support to all regions. We upgraded our NOCC by installing a new network management system that provides more complete and automated surveillance capabilities and fault and performance management for all network equipment. The first phase of the NOCC upgrade became operational in the first quarter of 1999 and the second and final phase became operational in November 1999.

Other Services
We provide paging services primarily using our own cellular network facilities as well as 48 owned and one leased paging antennas. For long distance, we use fiber optics and state-of-the-art digital systems. In particular, we use our three long distance switches and our own fiber optic network and transmission equipment, as well as other facilities leased from Telmex and other competitors.

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We provide private data transmission services, primarily using excess capacity in our microwave backbone in our existing cellular network in Region 9, and satellite transmission through our Satelitron joint venture, which provides a shared hub for private networks.

We expect that our local wireless network, if implemented in the 450 MHz frequency band, will be based on the most advanced digital switching, transmission and subscriber connection equipment that is readily available and commercially feasible. We would utilize our existing infrastructure, including one switch and fourteen 450 MHz cell sites, to the extent possible. If we opt to provide local wireless service through our 800 MHz cellular or 1.9 GHz (PCS) frequency bands, the digital technology that would be employed would offer additional features such as out-of-zone mobility.

COMPETITION

The offering of cellular services in Mexico is currently a regulated duopoly in each region. Iusacell's cellular competitor in all regions in which it provides service is Telcel, the holder of the Cellular B-Band concession for service throughout Mexico and the country's largest cellular provider. Cellular systems compete principally on the basis of quality of telecommunications services, customer service, price, breadth of coverage area, roaming capabilities and value-added services. Operators are largely free to set their own rates, provided they are set on the basis of cost.

We are facing increasing competition from companies providing mobile wireless telecommunications services utilizing alternative existing technologies. Nextel de Mexico, S.A. de C.V. began marketing its enhanced specialized mobile radio services in 1998. In 1999, we began to face competition from the winners of 1.9 GHz (PCS) spectrum in the auctions concluded in May 1998. Pegaso commercially launched its mobile wireless PCS services in Tijuana in February 1999, initiated PCS services in Monterrey, Guadalajara and Mexico City later in 1999 and recently began to provide PCS services in Acapulco and Veracruz. We also expect to face increasing competition from companies that provide services utilizing new technologies, such as satellite telephony. However, we currently view satellite telephony as a complementary service and have become a distributor for Globalstar de Mexico, S. de R.L. and provide Globalstar with some back office services and Globalstar customers with Iusacell CDMA wireless services while they are in our coverage areas.

In paging services, Iusacell competes with established companies such as Comunicaciones Mtel, S.A. de C.V. (Skytel), Operadora Biper, S.A. de C.V., Enlaces Radiofonicos, S.A. de C.V. (Digitel), Comunicacion Dinamica Metropolitana, S.A. de C.V. (Coditel), Grupo Radio Beep, S.A. de C.V. and Buscatel, S.A. de C.V., a Telmex subsidiary. Some of our paging competitors have already established nationwide paging networks, giving them a significant operational and marketing advantage over us. The COFETEL recently concluded auctions for a series of nationwide and regional concessions for frequencies to be used to provide two-way paging services in which Iusacell did not participate. Moreover, digital wireless providers, including Telcel, Pegaso and Iusacell, have begun to provide short message service, which is a paging service, over wireless frequencies.

In providing long distance telephone service, we face or will face competition from 16 other concession holders, including Telmex and joint venture companies in which AT&T and MCI WorldCom have beneficial ownership interests. Presubscription balloting took place in 150 cities in 1997, 1998 and the first quarter of 1999 in which telephone customers chose their long distance carrier. We chose not to commit significant marketing resources to the balloting process and fared poorly in initial balloting results.

In the local telephony market, we expect to face significant competition from Telmex, the existing monopoly, and new competitors providing service over the
1.9 GHz (PCS) and 3.4-3.7 GHz (Wireless Local Loop) frequency bands. Unefon commercially launched its fixed wireless PCS services in Acapulco and Toluca in February 2000 and recently initiated service in Mexico City. We expect Unefon to launch mobile wireless services once its network is more fully built out.

In providing data transmission services, we compete for customers with Telmex, state-owned Telecomunicaciones de Mexico, which we refer to as Telecom, and the operational long distance companies. In addition, we believe that the current Mexican data transmission industry includes over 1,000 private networks that provide data transmission services.

INTERNATIONAL JOINT VENTURES

On September 12, 1997, we signed an agreement to sell our direct and indirect minority interest in our Ecuadorian cellular company, Conecel, and our Ecuadorian paging company, Corptilor, S.A., to a corporation controlled by the controlling shareholder of the majority shareholder of these companies. At the September 30, 1997 closing, we received U.S.$29.4 million in cash consideration for our direct interest in these companies, and in 1998 we received approximately U.S.$2.0 million, net of taxes, in respect of our indirect interest. In November 1999, we received an additional U.S.$1.6 million, net of Colombian taxes, in respect of the liquidation of the company that held this indirect interest.

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In December 1996, we sold a 51% stake in Iusatel Chile, a Chilean long distance company, and agreed to sell the remaining 49% upon acquisition from our previous partners. The second stage of this transaction was completed in early 1997. We received U.S.$5.0 million for the two sales. The sale transaction also included a capitalization of U.S.$13.3 million of obligations of Iusacell to Iusatel Chile. We received full payment in December 1997.

GOVERNMENT REGULATION

Telecommunications systems in Mexico are regulated by the SCT and the COFETEL, a decentralized regulatory body within the SCT, pursuant to the 1995 Telecommunications Law (Ley Federal de Telecomunicaciones), which became effective on June 8, 1995. Regulations governing international long distance, domestic long distance and local telephony have been promulgated under the 1995 Telecommunications Law. However, some rules from the prior Law of General Means of Communication (Ley de Vias Generales de Comunicacion) and the rules promulgated under such law, including, without limitation, the Telecommunications Rules (Reglamento de Telecomunicaciones) which we collectively refer to as the Original Communications Laws, generally remain effective if they are not inconsistent with the 1995 Telecommunications Law and the rules promulgated under that law.

These laws and regulations define the regulatory structure applicable to the nationwide telecommunications infrastructure and the provision of telecommunications services. They govern, among other things:

     - applications to obtain concessions to install, maintain and operate telecommunications systems,

     - the establishment of technical standards for the provision of telecommunications services,

     - the grant, revocation and modification of concessions and permits, and

     - the auction of spectrum.

In particular, the terms and conditions of concessions and permits granted under the Original Communications Laws, which is the case for most concessions and permits granted to Iusacell and our subsidiaries, should be governed by the Original Communications Laws and respected under the new regulatory regime until their expiration. The 1995 Telecommunications Law may grant rights enhancing those set forth in the Original Communications Laws. However, rates charged by holders of concessions and permits granted under the Original Communications Laws will continue to require prior approval from the SCT, unless such concession or permit is amended. Iusacell's four cellular concessions were granted under the Original Communications Laws, and we have requested an amendment of our concessions to permit us to register tariffs with the COFETEL without prior approval from the SCT.

Concessions and Permits
To provide public telecommunications services in Mexico through a public network, the service provider must first obtain a concession from the SCT. Pursuant to the 1995 Telecommunications Law, concessions for public networks may not exceed a term of 30 years, and concessions for radioelectric spectrum may not exceed a term of 20 years. Concessions may be extended for a term equivalent to the term for which the concession was originally granted, but not to exceed such 20- or 30-year limit, as the case may be. Concessions specify, among other things:

     - the type of network, system or service,

     - the allocated spectrum, if applicable,

     - the geographical region in which the holder of the concession may provide the service,

     - the required capital expenditure program,

     - the term during which such service may be provided,

     - the payment, where applicable, required to be made to acquire the concession, including, where applicable, the participation of the Mexican government in the revenues of the holder of the concession, and

     - any other rights and obligations affecting the concession holder.

In addition to concessions, the SCT may also grant permits for (i) establishing, operating or exploiting private telecommunications services not constituting a public network (i.e., reselling) and (ii) installing, operating or exploiting transmission-ground stations. There is no specified maximum term for permits. Under the 1995 Telecommunications Law, only registration with the SCT is required to provide value-added telecommunications services.

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Under the 1995 Telecommunications Law and the Foreign Investment Law (Ley de
Inversion Extranjera), concessions may only be granted to Mexican individuals and to Mexican corporations in which non-Mexicans hold no more than 49% of their voting shares or which are not otherwise controlled by non-Mexicans, except that, in the case of concessions for cellular communications services, foreign investment participation may exceed 49% with the prior approval of the Mexican Foreign Investment Commission of the Mexican Ministry of Commerce and Industrial Development. There are no foreign investment participation restrictions in respect of operations conducted under permits.

A concession or a permit may be terminated pursuant to the 1995
Telecommunications Law upon:

     - expiration of its term,

     - resignation by the concession holder or the permit holder,

     - revocation,

     - expropriation, or

     - dissolution or bankruptcy of the concession holder or the permit holder.

A concession or a permit may be revoked prior to the end of its term under certain circumstances, such as:

     - unauthorized or unjustified interruption of service,

     - the taking of any action that impairs the rights of other concessionaires or permit holders,

     - failure to comply with the obligations or conditions specified in the concession or permit,

     - failure to provide interconnection services with other holders of telecommunications concessions and permits,

     - loss of the concession or permit holder's Mexican nationality in instances in which Mexican nationality is legally required,

     - unauthorized assignment, transfer or encumbrance of the concession or permit, of any rights under the concession or permit or of assets used for the exploitation of the concession or permit,

     - failure to pay to the Mexican government its fee for the concession or permit or, where applicable, its participation in the revenues of the holder of the concession or permit, or

     - participation of any foreign government in the capital stock of the holder of the concession or permit.

In addition, the SCT may establish for any concession further events which could result in revocation of that concession.

The Mexican government, through the SCT, may also temporarily seize all assets related to a concession or permit in the event of a natural disaster, war, significant public disturbance or threats to internal peace and for other reasons related to preserving public order or for economic reasons. In addition, the government has the statutory right to expropriate a concession and assets related to its exploitation for public interest reasons. Under Mexican law, the Mexican government is obligated to compensate the owner of the assets in the case of a statutory expropriation or temporary seizure, except in the event of war. If the Mexican government temporarily seizes such assets, it must indemnify the concession or permit holder for all losses and damages, including lost revenues.

In the case of an expropriation, the amount of the compensation is to be determined by appraisers. If the party affected by the expropriation disagrees with the amount appraised, it may initiate judicial action against the government. Should no agreement be reached on the amount of the indemnity in the case of a seizure or expropriation, the determination will be made by an independent appraiser. Iusacell is not aware of any instance in which the SCT has exercised any of these powers in connection with a cellular company.

The Original Concession. Our right to provide radiotelephony, local wireless and data transmission services nationwide, as well as cellular service in Region 9, is based upon the concession granted to the predecessor of Old Iusacell, SOS Telecomunicaciones, S.A. de C.V., on April 1, 1957, as amended, which we refer to as the Original Concession. The term of the Original Concession is 50 years, and it expires on April 1, 2007. The Original Concession may, however, be revoked prior to such date in the event that SOS fails to comply with its terms or applicable law. The Original Concession is renewable upon timely application to the SCT, provided that SOS has complied with all of the requirements of the Original Concession and agrees to any new terms and conditions established by the SCT at the time of renewal.

In consideration for the Original Concession, SOS must make payments to the Mexican government equal to 5% of all gross revenues derived from services provided through its Region 9 cellular network and payments in an amount which is the greater
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of (i) 4% of all gross revenues and (ii) 10% of net income, in either case, derived from services provided through its nationwide radiocommunications network.

Under the terms of the Original Concession, SOS must continually modernize its services. In updating its services, SOS must submit technical and economic plans for approval by the SCT. In determining whether to approve these plans, the SCT is authorized to consider whether the plans sufficiently address factors such as the public interest (including, without limitation, teledensity) and efficiency and uniformity in telecommunications throughout Mexico.

Initially, the Original Concession authorized only the installation and commercial operation of nationwide mobile (vehicle-installed) radiotelephone public service in the 132-144 MHz frequency range. Since then, however, the Original Concession has been amended numerous times, allowing Iusacell to expand the types of telecommunications services which we may offer. In 1978, the Original Concession was amended to grant SOS an additional allocation in the 440-450 MHz and 485-495 MHz frequency ranges in return for yielding a portion of its 132-144 MHz frequency range allocation. SOS retained the frequencies between 138 and 144 MHz.

Between 1986 and 1989, the Original Concession was further amended to enable SOS to provide fixed rural radiotelephony service, to offer telex and data transmission with the obligation to link its subscribers to the network owned by Telecom, and to interconnect its radiocommunications ground stations through satellite.

In 1989, SOS was authorized to install, operate and maintain a mobile public radiocommunications network with cellular technology in the 825-835 MHz and 870-880 MHz frequency bands in Region 9. In 1990, SOS was authorized to carry intra-regional cellular-to-cellular communications throughout Region 9 without being required to interconnect with the long distance carrier. In 1992, SOS was authorized to provide public data transmission service nationwide through its radio communications networks without the obligation to link its subscribers to the Telecom network.

In 1993, SOS was granted an additional 5 MHz band in the 800 MHz frequency range for the provision of cellular service, due to the high volume of cellular traffic experienced in Region 9. In the same year, SOS was authorized to improve its radiocommunications public service in the 440-450 MHz and 485-495 MHz frequency ranges by utilizing digital technology and to interconnect its telecommunications systems through fiber optic, satellite and microwave technologies. The SCT also clarified the ability, and indeed the obligation, of SOS to interconnect customers of its nationwide radio communications network regardless of whether such customers use fixed, mobile or portable telephones.

In accordance with the 1995 Telecommunications Law, SOS applied to renew the Original Concession in March 1997. Moreover, in December 1996, we applied to divide the Original Concession into two concessions, one relating to the provision of cellular services over the 800 MHz frequency band in Region 9, which would not be subject to restrictions on foreign investment, and a second relating to the 450 MHz frequencies, which would be subject to restrictions on foreign investment. We are currently negotiating the terms and conditions for such extension and division with the COFETEL.

Cellular Concessions. Mexico is divided into nine cellular regions. The SCT has allocated cellular telephone system frequencies in each region in the Cellular A-Band and the Cellular B-Band. In each region, Telcel holds the Cellular B-Band concession and its cellular competitor in each region holds the Cellular A-Band concession.

In Region 9, we hold the right to provide cellular service pursuant to an authorization granted to SOS by the SCT in 1989 under the Original Concession. In Regions 5, 6 and 7, we hold the right to provide cellular service through its subsidiaries Comunicaciones Celulares de Occidente, S.A. de C.V., known as Comcel, Sistemas Telefonicos Portatiles Celulares, S.A. de C.V., known as Portacel and Telecomunicaciones del Golfo, S.A. de C.V., known as Telgolfo, respectively. Comcel, Portacel and Telgolfo each hold 20-year concessions expiring in 2010 which authorize these subsidiaries to install, operate, maintain and exploit mobile public radiotelephone networks with cellular technology for commercial use in the Cellular A-Band. In consideration for these authorizations and concessions, the subsidiaries made initial payments to the Mexican government and, in addition, must make payments as follows:

                                                               PERCENT OF GROSS
                                                              REVENUES PAYABLE TO
SUBSIDIARY                                                    MEXICAN GOVERNMENT
----------                                                    -------------------
Comcel......................................................           8%
Portacel....................................................           7%
Telgolfo....................................................           8%

By the terms of their concessions, Comcel, Portacel and Telgolfo must continually modernize their services after receiving approval of their technical and economic plans from the SCT. In determining whether to approve these plans, the SCT is authorized to consider whether the plans sufficiently address factors such as the public interest (including, without limitation,

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

teledensity) and efficiency and uniformity in telecommunications throughout Mexico. These concessions may be revoked or terminated prior to their expiration dates in the event the concession holder fails to comply with the conditions established in the concessions or applicable law. The concessions may, however, be renewed for a term equal to the original term upon timely application to the SCT, provided that the concession holder had complied with all of the requirements of its concession and agrees to any new terms and conditions established by the SCT at the time of such renewal.

Paging. On December 14, 1995, Iusacell and Infomin formed Infotelecom as a joint venture to market national and international paging services. Infomin has a concession, which expires on July 20, 2009, to provide nationwide paging services in Mexico. Although the joint venture agreement between Iusacell and Infomin contemplates that Infomin will ultimately transfer its paging concession to Infotelecom, Infomin's paging concession prohibits foreign ownership of more than 49% of the voting shares of the entity holding the concession. Infomin, therefore, would be unable to contribute its paging license to the joint venture so long as Bell Atlantic continued to control the management of Iusacell and Iusacell continued to hold more than 49% of the voting shares of Infotelecom. In order to eliminate this obstacle to the transfer of the paging concession to Infotelecom, in December 1998 we sold a 2% interest in Infotelecom to Mr. Jose Ramon Elizondo, a director of Iusacell. As a result, we currently hold a 49% interest in Infotelecom. Infotelecom is required to make monthly payments to Infomin equal to 5% of all gross revenues for the preceding month. This payment represents the amount which Infomin as concession holder must pay the SCT for the right to provide paging service. Infomin recently received governmental approval to transfer its paging concession to Infotelecom. We expect the transfer to be implemented in the second quarter of 2000. The financial statements of Infotelecom are consolidated with the financial statements of Iusacell. See Note 2 to the consolidated financial statements.

Long Distance. Our right to provide international long distance services is based upon a long distance concession granted by the SCT to Iusatel, S.A. de C.V. on October 16, 1995. The term of the long distance concession is 30 years and may be renewed upon timely application to the SCT, for an equal period of time, provided that Iusatel complies with certain requirements. Upon our application, the SCT and the COFETEL modified this concession on December 17, 1997, authorizing a change in the coverage requirements and increasing flexibility in the choice of transmission technology.

Pursuant to the modified concession, Iusatel is required to comply with technical specifications and had to serve with its own infrastructure a minimum of 11 specified cities by July 31, 1998, 26 additional specified cities by December 31, 1999 and another 13 additional specified cities by December 31, 2000.

In February 1997, the Mexican Foreign Investment Commission conditioned its approval of Bell Atlantic assuming management control over Iusacell upon the requirement, among others, that we transfer at least 51% of the voting shares of Iusatel to Mexican investors on terms acceptable to the Foreign Investment Commission. In November 1998, we complied with this requirement by having Mr. Elizondo agree to subscribe to 5.1% of the capital stock of Iusatel, comprising 51% of the voting shares thereof. We retained a 94.9% equity interest in Iusatel, including a 90% equity interest through the ownership of neutral limited voting stock (inversion neutra) and a 49% voting interest representing a 4.9% equity interest. The financial statements of Iusatel are consolidated with the financial statements of Iusacell. See Note 2 to the consolidated financial statements.

Local Telephony. We believe our right to provide local telephony service is derived from the Original Concession. The Original Concession, as originally granted, permitted Iusacell to provide radiocommunications service to vehicle-mounted terminal equipment nationwide.

In 1986, the SCT amended the Original Concession to authorize Iusacell to provide fixed public radiotelephony service in rural areas nationwide in accordance with plans to be approved by the SCT. In 1990, the Telecommunications Rules were promulgated by the Mexican government which further modified the Original Concession.

These regulations classified radiocommunications services on the basis of the networks used to provide such services rather than upon the basis of subscriber terminal equipment. Radiocommunications networks are generally classified as either "fixed" or "mobile." Our radiocommunications network is a mobile network. In 1993, the SCT clarified the ability, and indeed the obligation, of SOS to interconnect customers of its nationwide radiocommunications network regardless of whether such customers use fixed, mobile or portable telephones.

Pursuant to the Original Concession, the commencement of construction and marketing of local wireless service in the 450 MHz frequency band on a commercial basis requires the prior approval of the SCT. We have never received the SCT's approval of our technical and economic plans for local wireless service in the 450 MHz frequency band.

However, in June 1997, the SCT and Iusacell reached agreement on a process by which Iusacell could obtain a concession issued and recognized by the SCT to provide local wireless service in the 450 MHz frequency band. Under this agreement, we

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

would convert and consolidate some of our existing concessioned radiotelephony frequencies into 450 MHz spectrum in Regions 4, 5, 6, 7 and 9 and would have a right of first refusal to acquire the concessions to provide local wireless service over such frequencies at prices derived from the prices of the winning bids in the auctions for 450 MHz and 1.9 GHz (PCS) frequency bands concluded in May 1998.

These auctions yielded a right of first refusal exercise price estimated at U.S.$2.25 million for all five regions. However, neither the SCT nor the COFETEL has formally notified us of the exact right of first refusal exercise price, the payment terms or the coverage/build-out requirements relating to the concessions, all of which are necessary for us to decide whether to exercise our right of first refusal.

We are exploring alternatives for providing local telephony services, including limited zone wireless services in the 800 MHz (cellular) or 1.9 GHz (PCS) frequency bands deploying digital technology that will permit mobility and fixed wireless services over such bands. If we were to determine that it would be preferable to pursue such alternatives, the acquisition of concessions, other regulatory approvals and the payment of substantial fees could be required. We expect to make our decision on the overall strategy for providing local telephony services in 2000.

In September 1998, we determined that, because of many factors, including the impact of changing technology since the initiation of the 450 MHz fixed local wireless project in 1994, an impairment of our investment in 450 MHz TDMA technology had occurred. As a result, we recorded a substantial non-cash writedown of our investment in the 450 MHz fixed local wireless project.

In November 1998, Mr. Elizondo agreed to subscribe to 5.1% of the capital stock of Iusatelecomunicaciones, S.A. de C.V., the Iusacell subsidiary which provides local wireless service in the 450 MHz frequency band on a trial basis, comprising 51% of our total voting shares. We retained a 94.9% equity interest in Iusatelecomunicaciones, including a 90% equity interest through the ownership of neutral limited voting stock (inversion neutra) and a 49% voting interest representing a 4.9% equity interest. The financial statements of Iusatelecomunicaciones are consolidated with the financial statements of Iusacell. See Note 2 to the consolidated financial statements.

Data Transmission. Our right to offer telex and provide public data transmission service throughout Mexico is derived from the Original Concession. We use our allocations in the 138-144 MHz, 440-450 MHz and 485-495 MHz frequency bands, excess capacity in our cellular microwave backbone in Region 9 and Satelitron satellite transmission services to provide data transmission services.

Satellite Transmission Permit. On December 15, 1991, Satelitron, a joint venture among Hughes Network Systems, Iusacell and one other investor, was granted a 15-year permit to provide dedicated circuit services and private networks through Mexican satellites or any other satellites designated by the Mexican government. The Satelitron permit is renewable for 15 additional years upon timely application to the SCT, provided Satelitron has complied with all of the requirements of the permit and agrees to any new terms and conditions established by the SCT at the time of such renewal. Under this permit, Satelitron is required to make monthly payments to the SCT equal to 2.5% of all gross revenues derived from its provision of access to its satellite bandwidth, and 2.5% of all such gross revenues to Telecom for supervision and supporting services. We currently intend to sell our interest in Satelitron.

Dedicated Microwave Circuit Services Permit. On December 8, 1993, the SCT authorized SOS to use its microwave network's excess capacity to provide dedicated circuit services. In accordance with the terms of this permit, these dedicated microwave circuits cannot be interconnected to public exchange networks, and the service must only be provided through the links of the microwave network authorized by the SCT. On February 1, 1994, the SCT authorized SOS to carry voice, data and video conferencing through these dedicated circuit services.

Value-Added Services Permit. On June 17, 1993, SOS was granted a permit to provide through its public network the following value-added telecommunications services to its cellular subscribers:

     - secretarial service,

     - voicemail, and

     - data transmission.

The term of this permit is the same as that of the authorization for using the Region 9 cellular network through which the value-added services are to be provided. Under this permit SOS is required to make annual payments to the Mexican government equal to 5% of all gross revenues derived directly from the provision of these services. In October 1994, Comcel, Telgolfo and Portacel were each granted a permit to provide secretarial services under the same terms granted to SOS, including the making of the annual payments to the Mexican government.
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Foreign Ownership Restrictions
Pursuant to the 1995 Telecommunications Law and the 1993 Foreign Investment Law, holders of concessions to provide telecommunications services in Mexico, excluding providers of cellular service, cannot have a majority of their voting shares owned by, and cannot be otherwise controlled by, foreign persons. In February 1997, the Mexican Foreign Investment Commission conditioned its approval of Bell Atlantic assuming management control over Iusacell upon the requirement that, within a renewable period of 180 days, Iusacell would transfer at least 51% of the voting shares of Iusatelecomunicaciones and Iusatel to Mexican investors on terms acceptable to the Foreign Investment Commission. The Foreign Investment Bureau of the SECOFI twice extended the transfer deadline.

In November 1998, we complied with this requirement by transferring 51% of the voting shares of these two subsidiaries to Mr. Elizondo by means of a subscription to capital. We retained 49% of the voting shares of these subsidiaries. We also hold another 90% of the capital of these subsidiaries through the ownership of neutral limited voting stock (inversion neutra) that does not constitute voting shares for purposes of the Mexican foreign investment laws. Consequently, we hold a 94.9% equity interest in these two subsidiaries, whose financial results we consolidate.

In order to participate in the auctions for concessions for microwave frequencies concluded in September 1997, we formed Punto-a-Punto Iusacell, S.A. de C.V., a joint venture with Mr. Elizondo. The Mexican Foreign Investment Bureau has approved a capital structure substantially similar to that authorized for Iusatel and Iusatelecomunicaciones for the microwave joint venture. The financial statements of Punto-a-Punto Iusacell are consolidated with the financial statements of Iusacell. See Note 2 to the consolidated financial statements.

In order to participate in the auctions for concessions for 1.9 GHz PCS frequencies concluded in May 1998, we formed Iusacell PCS, S.A. de C.V., another joint venture with Mr. Elizondo. The Mexican Foreign Investment Bureau approved a capital structure substantially similar to that authorized for Iusatel, Iusatelecomunicaciones and Punto-a-Punto.

Moreover, in December 1998 Mr. Elizondo acquired a 2% interest in Infotelecom, S.A. de C.V., a company which commercializes paging services, from Iusacell. As a result, we currently hold only 49% of this entity, complying with the condition precedent necessary to allow our other partner, Infomin, S.A. de C.V., a Mexican controlled company, to transfer its paging concession to Infotelecom, as previously agreed with us.

Rates for Telecommunications Services
Under the Original Communications Laws, SCT approval was required for rates charged for all basic and certain value-added cellular services and for data transmission services. Historically, the SCT permitted rate increases based on the cost of service, the level of competition, the financial situation of the carrier and macroeconomic factors. Carriers were not allowed to discount the rates authorized by the SCT, although operators occasionally waived activation fees on a promotional basis. Interconnection rates were also authorized by the SCT. All terms of interconnection (such as point of interconnection) other than interconnection rates were negotiated between the regional non-wireline cellular carriers and Telmex under the SCT's supervision. Rates for dedicated circuit services through microwave networks, and dedicated circuits and private networks through satellites, were not regulated under the Original Communications Laws.

Under the 1995 Telecommunications Law, rates for telecommunications services, including cellular and long distance services, are now freely determined by the providers of such services. Providers are prohibited from adopting discriminatory practices in the application of rates. In addition, the SCT is authorized to impose specific rate requirements on those companies determined by the Federal Competition Commission to have substantial market power. All tariffs for telecommunications services, other than value-added services, must be registered with the COFETEL prior to becoming effective.

United States Regulation
Bell Atlantic, like all other regional Bell operating companies, was subject to a consent decree, which we refer to as the Decree, entered in a United States federal court in 1982 resulting from antitrust litigation brought by the United States Department of Justice against AT&T. The Decree required AT&T to divest itself of its local telephone companies. Under the Decree, Bell Atlantic was prohibited, with certain limited exceptions, from providing interLATA (long distance) telecommunications, engaging in the manufacture of customer premises equipment, which we refer to as CPE, or engaging in the manufacture or sale of telecommunications equipment.

The Telecommunications Act of 1996, which we refer to as the 1996 Act, which became effective on February 8, 1996, includes provisions that open local telephony markets to competition and would permit regional Bell operating companies, such as the local operating telephone companies of Bell Atlantic, to provide interLATA services (long distance) and video programming and to engage in manufacturing. Under the 1996 Act, Bell Atlantic was allowed to provide certain interLATA (long distance) services immediately upon enactment, including interLATA (long distance) services permitted under the Decree,
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interLATA (long distance) services permitted under the Decree, InterLATA (long distance) services originating outside the states where its subsidiaries provide local exchange telephone services and interLATA (long distance) services that are "incidental" to other permitted business such as wireless services.

However, the ability of Bell Atlantic and its affiliates to engage in businesses previously prohibited by the Decree, including providing interLATA (long distance) services originating in the states where Bell Atlantic's subsidiaries provide local exchange telephone service, and manufacturing CPE or telecommunications equipment, is largely dependent on satisfying certain conditions contained in the 1996 Act and related regulations.

Since Iusacell is affiliated with Bell Atlantic, its operations must comply with the terms of the Decree. Bell Atlantic obtained waivers under the Decree in 1986 and 1993 that together permitted it to conduct business outside the United States, subject to certain exceptions and restrictions. Under such exceptions and restrictions, a foreign telecommunications entity affiliated with Bell Atlantic, which we refer to as an FTE, such as Iusacell, could not provide interexchange (long distance) telecommunications services between points in the United States or own any international telecommunications facilities in the United States.

As to telecommunications traffic between the United States and a foreign country, an FTE could provide only the foreign "half" of such traffic. An FTE was prohibited from discriminating in handling traffic to and from the United States and was limited as to interests it could own in international cables and satellite facilities to and from the United States. Finally, an FTE was prohibited from exporting to the United States any telecommunications equipment or CPE manufactured outside the United States.

The 1996 Act eliminated certain restrictions under the Decree including:

     - restrictions that precluded an FTE from providing the United States "half" of traffic originating in a foreign country,

     - restrictions on exporting to the United States telecommunications equipment or CPE manufactured outside the United States, and

     - restrictions on providing interLATA (long distance) telecommunications services between points in the United States or international long distance service originating in the United States, and from owning international telecommunications facilities in the United States subject to the same conditions that Bell Atlantic must satisfy under the 1996 Act and any regulations promulgated thereunder with respect to interLATA (long distance) telecommunications services originating in the states in which Bell Atlantic's local exchange subsidiaries provide service.

Under the 1996 Act, we may now provide both the foreign "half" and the United States "half" of telecommunications traffic originating in Mexico (or any other foreign country) and may now carry international telecommunications traffic which, although routed through the United States, neither originates nor terminates in the United States. In addition, we may carry United States originated traffic bound for Mexico (or other foreign countries) so long as the traffic originates outside the states where Bell Atlantic's subsidiaries provide local exchange telephone service and subject to having appropriate authority under Section 214 of the United States Communications Act of 1934.

In 1996, Iusatel applied for and received authorization under Section 214 of the Communications Act to become a facilities-based provider of international long distance services from the United States. The Section 214 Authorization was transferred to a Peralta Group entity in January 1997. Because the restructuring of Iusatel to comply with the 1995 Telecommunications Law and the Foreign Investment Law has been completed, Iusatel and such Peralta Group entity intend to seek to formally return control of the Section 214 Authorization to Iusatel. We have not yet determined whether we will engage in activities permitted by the 1996 Act or, upon any reassignment to Iusatel, the Section 214 Authorization. If we choose to engage in such activities, we cannot predict the specific impact of such activities on our business, financial condition or results of operations.

Other laws of the United States may restrict activities of Iusacell by virtue of Bell Atlantic's ownership interest, including laws and regulations that restrict trade with, and investments in, specific countries, as well as the United States Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act is also applicable to Iusacell because its securities are listed on the New York Stock Exchange.

The Iusacell Shareholders Agreement contains provisions designed to require us to refrain from taking any actions that would cause Bell Atlantic to be in violation of applicable law.

EMPLOYEES

At December 31, 1999, Iusacell and our subsidiaries had an aggregate of 1,840 full-time and part-time employees, 139 temporary employees and four full-time Bell Atlantic seconded employees or consultants. Approximately 40.2% of the full-time
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employees were members of a labor union. We have never experienced a work stoppages and management considers our relationship with our employees to be good.

PROPERTY

Throughout the regions served by our cellular operations at December 31, 1999, we operated 96 customer sales and service centers and a total of 366 cellular 800 MHz cell sites, 68 repeaters, 14 fixed local wireless 450 MHz cell sites, 49 paging antennas, five switches for cellular service, one switch for local wireless service and three switches for long distance service.

We generally lease the land where our customer sales and service centers, cell sites, antennas, microwave transmission equipment and mobile switching centers are located. We own and lease administrative offices in Mexico City as well as in Guadalajara, Leon, Puebla, Monterrey and Ciudad Juarez. We generally own our cellular network equipment, subject to liens.

LEGAL PROCEEDINGS

Although we are a party to some legal proceedings in the ordinary course of our business, management believes that, except as described below, none of these proceedings, individually or in the aggregate, are likely to have a material adverse effect on Iusacell.

Suit Against Telmex and Telcel
A ruling by the Federal Competition Commission is still pending on the suit filed by Iusacell in November 1995, against Telmex and Telcel, claiming that the two companies have engaged in monopolistic practices in the Mexican telecommunications market, including unlawful cross-subsidies by Telmex of Telcel's cellular phone operations.

As relief, we sought a declaration that Telmex and Telcel have violated Mexican antitrust laws; the imposition of applicable sanctions; the termination of the anticompetitive control that Telmex allegedly exercises over Telcel; the modification of the interconnection contracts between Telmex and Iusacell to eliminate anticompetitive provisions; the declaration of Telmex as a dominant carrier in the cellular market; the regulation of interconnection in a manner that promotes competition, including special regulation of Telmex as a dominant carrier; the regulation of the terms under which users have access to the different services that Telmex provides; the establishment of separate accounting standards for Telmex; and the establishment of regulations for unbundled and non-discriminating interaffiliate interconnection tariffs between and among Telmex and our affiliates.

Telmex and Telcel have filed various motions against the suit. In February 1997, the Federal Competition Commission imposed a fine of Ps.847,500 (approximately U.S.$106,000 at that time) on Telmex and Telcel for their refusal to provide the expert appointed by Iusacell with the necessary information to prepare his opinion on the cross-subsidies claim. Additional fines were to accrue on a daily basis. Telmex and Telcel filed for an injunction (amparo) against the Federal Competition Commission asserting that Mexican antitrust laws do not apply to Telmex and Telcel and questioning the constitutionality of the Federal Competition Commission. In October 1997, the Administrative Third Court of Appeals for the First Circuit in Mexico denied granting Telmex and Telcel a preliminary injunction. Telmex and Telcel appealed this denial to the Mexican Supreme Court, which has yet to determine the matter. In November 1998, in order to accelerate resolution of this matter, the Federal Competition Commission issued a new discovery order against Telmex and Telcel to provide documentation to Iusacell relating to the cross-subsidies claim, confirming that the per diem fines accrued against Telmex and Telcel for their prior refusal to comply had reached approximately Ps.8.5 million (approximately U.S.$900,000). Telmex and Telcel filed an injunctive action (amparo) against this new discovery order and the imposition of the fine. Telmex's amparo was recently denied, but Telmex has petitioned for a review of the decision (recurso de revision). To continue to push the process forward, the Federal Competition Commission, applying the recently issued Competition Regulations, issued a third discovery order, applicable not only to Telmex and Telcel, but also to Iusacell, seeking information relating to cross-subsidies for its own review. We recently complied with this discovery order and have been informed that neither Telmex nor Telcel complied. In addition, neither Telmex nor Telcel filed an injunctive action (amparo) or a petition for review (recurso de revision) against this third discovery order.

Suit by Mitsubishi
Mitsubishi Electronics America, Inc. filed a complaint with the Circuit Court of Cook County, Illinois, in the United States on July 18, 1996 against Iusacell, Bell Atlantic and Bell Atlantic Latin American Holdings, Inc. Mitsubishi's complaint alleges, among other things, that we breached a purported contract for the purchase of 60,000 local wireless telephone terminals at a cost of U.S.$510 each. Mitsubishi seeks judgment in an amount in excess of U.S.$50,000 for each of three counts against Iusacell, plus punitive damages for one of those counts. Mitsubishi has filed answers to interrogatories claiming damages in an

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amount of U.S.$8,825,343. Mitsubishi has recently field an amended complaint against Old Iusacell, adding a fraud allegation against Iusacell which Iusacell intends to move to dismiss.

Our motions to dismiss the complaint for lack of personal jurisdiction and on substantive grounds were rejected, although the court reserved judgment on Iusacell's motion to dismiss for forum non conveniens. The litigation is now in the discovery stage; production of documents has largely been completed and depositions of witnesses has begun. We believe the lawsuit has no basis and do not anticipate that Mitsubishi will obtain a judgment in its favor for a material amount of money damages because, in our view, the purported contract was a non-binding letter of intent, and the purported reliance by Mitsubishi on negotiations with us to order terminal components was unreasonable and unwarranted. Nevertheless, in light of anticipated litigation expenses in 2000 and 2001, we are creating a contingency reserve of U.S.$3.0 million with respect to the litigation.

Suit by Publicidad Ferrer
In February 1998, Publicidad Ferrer y Asociados, S.A. de C.V., our former advertising agency, filed a complaint with the 39th Civil Superior Tribunal in the Federal District of Mexico against us. Publicidad Ferrer's complaint alleged that we improperly terminated its contract and sought approximately Ps.23.7 million (U.S.$2.5 million) in damages in respect of lost commissions. In September 1998, the 39th Civil Superior Tribunal ruled in favor of Iusacell, finding no breach of contract and no damages. Publicidad Ferrer appealed to the Third Superior Tribunal in the Federal District of Mexico, which affirmed the lower court's ruling. Publicidad Ferrer then appealed to the First Circuit Collegial Tribunal of the Mexican Supreme Court. In June 1999, the First Circuit Collegial Tribunal reversed the ruling of the Third Superior Tribunal, finding us in breach of contract and finding further that Publicidad Ferrer suffered Ps.23.7 million in damages. The First Circuit Collegial Tribunal remanded the case to the Third Superior Tribunal for sentencing in accordance with the guidelines set forth in its ruling. Upon remand, the Third Superior Tribunal confirmed the finding that we were in breach of our contract, but also ruled that the damages suffered by Publicidad Ferrer were only Ps.16.8 million (U.S.$1.8 million). Both Iusacell and Publicidad Ferrer filed injunctive actions (amparos) against this sentence. The First Circuit Collegial Tribunal denied both injunctive actions. In February 2000, we settled this litigation for Ps.14.5 million (U.S.$1.5 million).

Non-Judicial Disputes
In early 1999, the Mexican government enacted amendments to the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) pursuant to which holding companies, beginning January 1, 1999, were required to limit their tax consolidation to 60% of all of their subsidiaries. Prior to January 1, 1999, we prepared our tax returns on a fully consolidated basis (except for three non-wholly owned subsidiaries which were 60% consolidated for tax purposes), benefiting from the ability to offset loss incurred by some subsidiaries against the gains of others within the consolidated group. In April 1999, we filed an injunctive action (amparo) with the Second Court in Administrative Matters of the Federal District of Mexico against these new income tax law amendments on the grounds that they were unconstitutional. In late 1999, this court rejected our injunctive action, and we have filed for a review (recurso de revision) with the Second Circuit Collegial Tribunal in Administrative Matters. We do not expect resolution of our motion for review until the fourth quarter of 2000.

In May 1998, we discovered that our former corporate headquarters in Mexico City, of which one of our subsidiaries is the owner, is encumbered by liens for an amount in excess of the estimated fair market value of the property. The potential loss that may result due to the liens would be the book value of the building, which was Ps.84.3 million (U.S.$8.9 million) at December 31, 1999. We are currently negotiating with the Mexican Treasury, the holder of the liens, to unencumber the property. We cannot assure you, however, that we will be able to remove the liens from such property and realize any value from such asset.

In March 1994, Iusacell and Northern Telecom (CALA) Corporation (Nortel) entered into a five-year, U.S.$330.0 million agreement, which we refer to as the Nortel Agreement, pursuant to which Nortel would supply network switching equipment, switching center transmission equipment and radio base station equipment, as well as associated software and technical services, for the development of the 450 MHz local wireless network. Pursuant to a side letter agreement entered into in December 1995, the Nortel Agreement would terminate automatically if our technical and economic plans for the 450 MHz project had not been approved by, or Iusacell did not receive a concession to provide local wireless telephony in the 450 MHz frequency band from, the SCT on or before December 31, 1997. Neither event having occurred on or prior to December 31, 1997, the Nortel Agreement has terminated. In 1994, as required under the Nortel Agreement, we made advance payments of U.S.$15.0 million in anticipation of 1995 and 1996 purchases which were never made. We seek a refund of such advanced funds. Nortel, however, has asserted that such advances should be credited against development costs.

In 1995, we entered into a U.S.$82.0 million purchase agreement with Telrad Telecommunications Electronics Industries, Ltd. for 450 MHz local wireless terminals. We terminated this agreement in November 1996 based on the failure by Telrad to meet delivery and government approval milestones and the failure to meet quality standards.

Although we believe that we have no further liability under the Telrad contract and has no further liability under the Nortel Agreement, we cannot assure you that Telrad or Nortel will not seek legal redress against Iusacell or that Telrad or Nortel will not succeed in obtaining damages from Iusacell. Although we believe that Nortel is legally obligated to refund the U.S.$15.0 million advance to Iusacell, we cannot assure you that we will succeed in obtaining such refund.

In 1996, Mexican tax authorities commenced tax audits on Old Iusacell and two of its subsidiaries. These audits were completed in early 1999. In May 1999, the Mexican tax authorities assessed us a Ps.21.4 million nominal peso penalty (U.S.$2.2 million at the exchange rate then in effect) for purported incorrect deductions of certain interest expense for income tax purposes. We paid this assessment.

                                   MANAGEMENT

New Iusacell is managed by a twelve-member Board of Directors. The directors nominated by Bell Atlantic have the power under our by-laws to approve, without the affirmative vote of any other directors, all resolutions of the Board of Directors, except with respect to some transactions over which the New Iusacell Shareholders Agreement grants the Peralta Group supermajority rights. Pursuant to the New Iusacell Shareholders Agreement, Lawrence T. Babbio, Jr. is the Chairman of the Board of Directors and possesses a tie-breaking vote. See "Principal Shareholders--Governance" for a description of the New Iusacell Shareholders Agreement, which governs the appointment of directors as between our major shareholders.

DIRECTORS

The following table presents information with respect to our directors at December 31, 1999:

------------------------------------------------------------------------------------------------------------------
NAME                                                 AGE                         POSITION(S)
------------------------------------------------------------------------------------------------------------------
Lawrence T. Babbio, Jr.............................  55     Chairman of the Board of Directors and Series A
                                                            Director
Dennis F. Strigl...................................  53     Series A Director
Thomas A. Bartlett.................................  41     Chief Executive Officer and Series A Director
John E. Chynoweth*.................................  48     Series A Director
Stephen B. Heimann.................................  44     Series A Director
Fernando de Ovando*................................  47     Series A Director
Jose Ramon Elizondo Anaya..........................  45     Series A Director
Carlos Peralta Quintero............................  48     Series V Director
Ernesto Canales Santos.............................  59     Series V Director
Luis Felipe Gonzalez Munoz.........................  45     Series V Director
Rodolfo Garcia Muriel..............................  54     Series V Director
Fulvio V. Del Valle................................  50     President, Director General and Series V Director

---------------
* On April 10, 2000, Mr. Chynoweth, who passed away on November 30, 1999, was succeeded as a Series A Director by Christopher M. Bennett, a Bell Atlantic employee, and Mr. de Ovando was succeeded as a Series A Director by Javier Martinez del Campo.

Based on announcements issued by Bell Atlantic and GTE Corporation, we expect that, upon completion of the Bell Atlantic combination with GTE Corporation, several of the Bell Atlantic employees who currently serve as our directors will be replaced principally by current GTE Corporation employees.

The term of each director expires upon the election of his successor at a duly convened general ordinary shareholders meeting.

Our by-laws authorize alternate directors to serve on the Board of Directors in place of directors who are unable to attend meetings or otherwise participate in the activities of the Board of Directors. The Series A Alternate Directors as of April 10, 2000 are Thomas Burgos, Ruben G. Perlmutter, Mary Cummings, Dermott O. Murphy, Jeffrey S. Noto, John Furey and Ignacio Gomez Morin. The Series V Alternate Directors as of April 10, 2000 are Victor Barreiro Cortes, Marco Antonio de la Torre Barranco, Francisco Jose Flores Melendez and Eduardo Rihan for Messrs. Peralta, Canales, Gonzalez Muriel and William S. Roberts for Mr. del Valle.

EXECUTIVE OFFICERS

The following table presents information relating to our executive officers at December 31, 1999:

------------------------------------------------------------------------------------------------------------------
NAME                                                 AGE                         POSITION(S)
------------------------------------------------------------------------------------------------------------------
Thomas A. Bartlett.................................  41     Chief Executive Officer*
Fulvio V. Del Valle................................  50     President and Director General
William S. Roberts.................................  44     Executive Vice President, Finance and Audit, and Chief
                                                            Financial Officer
Rolando Stevens....................................  44     Executive Vice President and Chief Operating Officer
Ricardo Arevalo....................................  35     Vice President, Information Systems, and Chief
                                                            Information Officer
Thomas Burgos......................................  48     Vice President, Technical Operations, and Chief
                                                            Technology Officer*
Ramon Pando........................................  44     Vice President, Sales
Ruben G. Perlmutter................................  41     Vice President, Mergers and Acquisitions, and General
                                                            Counsel*
Amaury Rivera......................................  38     Vice President, Marketing
Francisco Soroa....................................  47     Vice President, Public Relations and Corporate
                                                            Communications
Jose Bellido.......................................  40     Director, Human Resources**
Jorge Halvas.......................................  35     Director, Regulatory Affairs**

---------------
 * Indicates an employee of Bell Atlantic who is serving as an executive officer of New Iusacell.

** Promoted to Vice President in February 2000.

COMMITTEES OF THE BOARD OF DIRECTORS

New Iusacell has established Executive, Finance and Audit, and Human Resources and Compensation Committees of the Board of Directors. All decisions of these committees require a majority vote of their members, including the favorable vote of at least one member appointed by the series A shareholders. See "Principal Shareholders."

The Executive Committee, an administrative and decision-making body of the Board of Directors, may act for the Board of Directors except where Mexican law requires action of the Board of Directors. As of April 10, 2000, the members of the Executive Committee are Messrs. Babbio, Strigl, Bartlett, Bennett, Heimann, Peralta, Canales and del Valle.

The Finance and Audit Committee recommends New Iusacell's independent public accountants, reviews our annual consolidated financial statements, provides oversight of New Iusacell's auditing, accounting, financial reporting and internal control functions, and reviews with management and New Iusacell's independent public accountants the plans and results of the auditing function. As of April 10, 2000, the members of the Finance and Audit Committee are Messrs. Bartlett, Heimann, Murphy, Noto, Canales and Gonzalez.

The Human Resources and Compensation Committee reviews, evaluates and makes recommendations to the Board of Directors regarding New Iusacell's executive compensation standards and practices, including salaries, bonus distributions, grants under the executive employee stock purchase plan (described below) and deferred compensation arrangements. As of April 10, 2000, the members of the Human Resources and Compensation Committee are Messrs. Bartlett, Heimann, Rihan and Ms. Cummings.

COMPENSATION

The aggregate amount of compensation paid by Iusacell in 1999 to all directors and executive officers as a group was Ps.37.9 million (U.S.$4.0 million).

In addition, in 1999 Old Iusacell granted purchase rights with respect to a total of 779,100 series L shares to its executive officers under the management employee stock purchase plan described below which were later exchanged for series V shares. As of December 31, 1999, the individuals who were executive officers of New Iusacell held purchase rights under the plan with respect to 3,770,506 series V shares. In 1999, the individuals who were Old Iusacell executive officers exercised purchase rights with respect to 1,099,240 series L shares and executive officers whose labor relationship with Old Iusacell terminated during 1999 exercised purchase rights with respect to 87,680 series L or V shares. In addition, purchase rights with respect to 342,632 series L or V shares were forfeited by executive officers whose labor relationship with Old Iusacell terminated during 1999.

As part of our general compensation policy, we also conduct periodic reviews of our management and employees to determine bonus compensation. Iusacell also provides executive officers with use of an automobile. In addition, we provide our executive officers and other employees with food stamps (up to Ps.1,153 per month), gas stamps (up to 320 litres per month) and with contributions to a savings plan (Ps.1,498 per month).

MANAGEMENT EMPLOYEE STOCK PURCHASE PLAN

New Iusacell's management employee stock purchase plan became the successor to Old Iusacell's management employee stock purchase plan upon the close of Iusacell's reorganization in August 1999. The plan helps to retain key executives and better align their interests with those of Iusacell. The stock purchase plan is administered by a management trust with the assistance of the trust division of Bancrecer, S.A. Under the stock purchase plan, the technical committee of the management trust, which we refer to as the Technical Committee, which is composed of certain executive officers of Iusacell, determines the executive employees to whom series V shares of New Iusacell will be offered for purchase under the stock purchase plan.

The Technical Committee, upon direction from the Human Resources and Compensation Committee, determines the number of series V shares to be offered for purchase to such executive employees, the purchase price per share for such purchase rights, the vesting schedule for such purchase rights, the payment terms and all other terms and conditions. The purchase price per share for the purchase rights is one-tenth the closing price for the series V ADSs on the New York Stock Exchange on the business day selected by the Technical Committee as the date of sale converted into pesos at the prevailing exchange rate published by the Banco de Mexico.

Grantees who leave the employ of New Iusacell forfeit unvested purchase rights and, after a period of time, forfeit vested and unexercised purchase rights, all of which forfeited purchase rights may be reissued by the Technical Committee. The number of series V shares that may be granted under the stock purchase plan cannot exceed 4.9% of the aggregate number of issued and outstanding New Iusacell shares.

In December 1996, Old Iusacell's shareholders approved the issuance of 7,812,500 Old Iusacell series L shares for grant of purchase rights under the stock purchase plan. In April 1998, 262,666 Old Iusacell series L shares which were authorized for issuance but never issued under the stock purchase plan were automatically canceled pursuant to a resolution of the shareholders of Old Iusacell at the time such shares were authorized for issuance. In June 1998, Old Iusacell's shareholders approved a 1,187,500 share increase in the number of Old Iusacell series L shares available for grant under the stock purchase plan.

In 1997, the Human Resources and Compensation Committee and the Technical Committee granted purchase rights with respect to a total of 8,571,311 Old Iusacell series L shares to 51 executive employees at purchase prices ranging between Ps.8.48 and Ps.14.00 per series L share. In 1998, the Human Resources and Compensation Committee and the Technical Committee granted purchase rights with respect to a total of 2,199,600 Old Iusacell series L shares to 15 executive employees at purchase prices ranging between Ps.5.16 and Ps.6.98 per series L share. In 1999, the Human Resources and Compensation Committee and the Technical Committee granted purchase rights with respect to a total of 1,603,000 Old Iusacell series L shares to 12 executive employees at purchase prices ranging from Ps.9.20 to Ps.11.46 per series L share. All such purchase rights vest either in three equal annual installments commencing a year after the date of grant or in a lump two or three years after the date of the grant.

Upon the close of the Iusacell reorganization in August 1999, outstanding purchase rights with respect to Old Iusacell series L shares were exchanged for rights to purchase New Iusacell series V shares. In addition, 39 Iusacell management employees exercised the right to purchase 1,220,690 series V shares at U.S.$0.70 per share (Ps.6.52 on the date immediately prior to the date of the launch of the offer) in the rights offer in respect of the shares held in the management trust administering the plan.

As of December 31, 1999, purchase rights with respect to 5,502,749 series V shares had not been exercised and were outstanding in the management trust administering the plan: 4,820,664 series V shares held by executive employees and 682,085 previously forfeited, unassigned series V shares held by the trust and awaiting reassignment. In addition, in 1999, 2,267,145 shares held by the trust had been exercised.

Biographies
Lawrence T. Babbio, Jr. has been a member and Chairman of the Board of Directors of New Iusacell since August 1998. Mr. Babbio was a member of the Board of Directors of Old Iusacell from November 1993 until February 2000, became Vice Chairman of the Board in February 1994 and, upon the death of Alejo Peralta y Diaz Ceballos on April 8, 1997, became Chairman of the Board. Since 1966, Mr. Babbio has served in a variety of capacities with affiliates of Bell Atlantic and its predecessors. In December 1998, Mr. Babbio was elected president and chief operating officer of Bell Atlantic. From

August 1997 to December 1998 he was president and chief executive officer of the Network Group and chairman of the Global Wireless Group of Bell Atlantic. From January 1995 until August 1997, Mr. Babbio served as vice chairman of Bell Atlantic. From May 1994 to January 1995, he served as executive vice president and chief operating officer of Bell Atlantic. From February 1991 to May 1994 he served as chairman, president and chief executive officer of Bell Atlantic Enterprises International, Inc. Prior to that, he served as president of Bell Atlantic Mobile Systems, Inc., a position he had held since November 1990. He currently serves on the board of directors of Bell Atlantic, Compaq Computer Corporation and Aramark Corporation. Mr. Babbio holds an undergraduate degree in electrical engineering from Stevens Institute of Technology and an M.B.A. from New York University. Mr. Babbio's business address is 1095 Avenue of the Americas, New York, NY 10036.

Carlos Peralta Quintero has been a member of the Board of Directors of New Iusacell since August 1998. Mr. Peralta was a member of the Board of Directors of Old Iusacell from October 1992 until February 2000 and served as Vice Chairman of Old Iusacell from October 1992 to February 1997. He also currently serves as the Chairman of the Board of Directors and Chief Executive Officer of Grupo Industrial IUSA, S.A. de C.V. Mr. Peralta is also a member of the boards of directors of Compania Industrial de Parras, S.A. de C.V., Hilaturas Parras, S.A. de C.V., Cambridge Lee Industries Ltd. and Alper Holdings Ltd. Mr. Peralta's business address is Paseo de la Reforma 2608, Col. Lomas Altas, 11550 Mexico, D.F.

Thomas A. Bartlett has been a member of the Board of Directors of New Iusacell since August 1998 and Chief Executive Officer of New Iusacell since August 1999. Mr. Bartlett also was a member of the Board of Directors of Old Iusacell from April 1996 until February 2000 and Chief Executive Officer of Old Iusacell from February 1997 until February 2000; he also served as President of Old Iusacell from February 1997 through September 1997. Since 1983, Mr. Bartlett has served in a variety of capacities with affiliates of Bell Atlantic. In August 1995, he was appointed president of Bell Atlantic's international wireless operations. For more than four years prior to such appointment, Mr. Bartlett served in several capacities with Bell Atlantic Mobile Systems, Inc. and Bell Atlantic NYNEX Mobile: as president of the New England and Upstate New York region for Bell Atlantic NYNEX Mobile in July and August 1995, as regional vice president for the Philadelphia Tri-State region for Bell Atlantic Mobile Systems, Inc. from May 1992 through June 1995, and as vice president for business development for Bell Atlantic Mobile Systems, Inc. from July 1991 to May 1992. From December 1988 to July 1991, Mr. Bartlett served as chief financial officer of Bell Atlantic Business Systems Services, Inc. Mr. Bartlett holds an industrial engineering degree from Lehigh University and an M.B.A. from Rutgers University. Mr. Bartlett's business address is 1717 Arch Street, 29th Floor, Philadelphia, PA 19103.

Fulvio V. del Valle has been a member of the Board of Directors of New Iusacell since June 1999 and President and Director General of New Iusacell since August 1999. Mr. del Valle has also been the President of Old Iusacell since October 1997, the Director General of Old Iusacell since June 1997 and a member of the Board of Directors of Old Iusacell since June 1998. From August 1996 until June 1997, Mr. del Valle served as managing director of the non-wireline cellular companies in Regions 3 (Norcel) and 4 (CedeTel). For more than 20 years prior, Mr. del Valle served in senior Latin America region executive positions for several multinational corporations. Mr. del Valle was employed by AMP Inc., as regional director, Latin America, from January 1996 through July 1996 and as managing director, Mexico from August 1992 until December 1995. From September 1986 until July 1992, Mr. del Valle served as Regional Director for South America, Electronics Division for DuPont Latin America Corp. and from March 1980 through August 1986, he served as general manager, Latin American North Region for National Semiconductor Corp. Mr. del Valle holds an undergraduate degree in electrical engineering from the Instituto Politecnico Nacional of Mexico and a master's degree in physics from Virginia Polytechnic Institute. Mr. del Valle's business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348 Mexico, D.F.

Ricardo Arevalo Ruiz has served as Vice President, Information Systems and Chief Information Officer of New Iusacell since August 1999. Mr. Arevalo has also served as Vice President, Information Systems of Old Iusacell since November 1997 and as Chief Information Officer since August 1998. Mr. Arevalo joined Old Iusacell in August 1997 and served as Director, Systems Development until November 1997. From May 1993 until August 1997, Mr. Arevalo served as Director, Information Systems, Materials and Logistics, and Customer Service at AMP de Mexico, S.A. de C.V. Prior to such position, from October 1990 until May 1993, Mr. Arevalo was employed as Information Systems Manager for Tequila Cuervo, S.A. de C.V. Mr. Arevalo holds an undergraduate degree in computer sciences and a diploma in marketing from the Instituto Tecnologico y de Estudios Superiores de Monterrey. Mr. Arevalo's business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Jose Bellido Valerio has served as Vice President, Human Resources of New Iusacell since February 2000 and, prior thereto, was Director, Human Resources of New Iusacell from August 1999 through January 2000. Mr. Bellido has also been Director, Human Resources of Old Iusacell since May 1996. Before that, from May 1994 through April 1996, he served as Old Iusacell's Director of Personnel and, from February 1993 through April 1994, as Old Iusacell's Human Resources Manager. For more than four years prior to joining Old Iusacell, Mr. Bellido served as Manager of Industrial Relations for Aeromexico,

S.A. de C.V. Mr. Bellido holds a law degree from the Universidad Nacional Autonoma de Mexico, a specialized degree in labor law from Universidad Panamericana, a diploma in human resources strategic planning from the University of California at Berkeley, and a masters degree in business from the Instituto Panamericano de Alta Direccion de Empresas (IPADE). Mr. Bellido's business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Thomas Burgos has served as Vice President, Technical Operations and Chief Technology Officer of New Iusacell since August 1999. He has also been Vice President, Technical Operations and Chief Technology Officer of Old Iusacell since June 1998 and, from June 1997 until June 1998, served as Old Iusacell's Director of Network Operations. Since 1970, Mr. Burgos has served in a variety of network and marketing positions with affiliates of Bell Atlantic and their predecessors. From February 1993 until June 1997, Mr. Burgos served as Director, Network of Bell Atlantic--New Jersey, Inc. From November 1989 until February 1993, Mr. Burgos served as Director of Staff Support, Network and Network Services for Bell Atlantic Network Services, Inc. For 13 years before, Mr. Burgos served in various network and marketing capacities for New Jersey Bell, Inc. and worked 6 years as a telecommunications specialist in AT&T's long lines division. Mr. Burgos holds a B.S. degree from Trinity University, Delaware. Mr. Burgos' business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Ernesto Canales Santos has been a member of the Board of Directors of New Iusacell since August 1998 and was a member of the Board of Directors of Old Iusacell from November 1993 until February 2000. Mr. Canales is a founding partner of Canales Asesoria Juridica, S.C., a law firm formed in 1986. Previously, he was chief legal counsel of Grupo Industrial Alfa, S.A. de C.V., from 1974 to 1986. Mr. Canales is a member of the boards of directors of Grupo Financiero Banamex/Accival, S.A. de C.V., Industrias Axa, S.A. de C.V., Industrias Unidas, S.A. (IUSA) and Industrias Monterey, S.A. (IMSA). Mr. Canales is also a member of the Patronato del Museo de Historia Mexicana. Mr. Canales holds a law degree from the Escuela Libre de Derecho and a master's degree in comparative law from Columbia University. Mr. Canales' business address is Batallon de San Patricio No. 111, Torre Comercial America, Col. Valle Orientel, 66269 Garza Garcia, N.L., Mexico.

Fernando de Ovando has been a member of the Board of Directors of New Iusacell since June 1998 and was a member of the Board of Directors of Old Iusacell from February 1997 until February 2000 and was the Secretary of Old Iusacell from November 1993 until February 1997. Mr. de Ovando has been a partner in the law firm of De Ovando y Martinez del Campo, S.C. since 1984. Mr. de Ovando is a member of the boards of directors and/or secretary of several private Mexican corporations and Mexican subsidiaries of foreign corporations. Mr. de Ovando holds a law degree from the Universidad Anahuac and an LL.M. degree from the University of Toronto. Mr. de Ovando's business address is Bosque de Alisos No. 47-B, Desp 101, Col. Bosques de las Lomas, 05120, Mexico, D.F.

Jose Ramon Elizondo Anaya has been a member of the Board of Directors of New Iusacell since June 1998 and was a member of the Board of Directors of Old Iusacell from February 1997 until February 2000. Since June 1991, Mr. Elizondo has served as chairman of the board and chief executive officer of Union de Capitales, S.A. de C.V. (UNICA), a capital investment fund. For more than ten years prior to such position, Mr. Elizondo was a manager of Operadora de Bolsa, Casa de Bolsa, including managing director of the investment banking department and president of our investment banking committee and managing director of the mergers and acquisitions and corporate finance departments. Mr. Elizondo is a member of the boards of directors of Ekco, S.A., Banca Quadrum, S.A. de C.V., Grupo Azucarero Mex, S.A. de C.V., Grupo Embotelladoras, S.A. de C.V., Grupo Financiero BanCrecer, S.A., Grupo Marti, S.A., Q Tel, S.A. de C.V., as well as the companies in which UNICA has invested. Mr. Elizondo holds an undergraduate public accounting degree from Universidad La Salle and received an M.B.A. from the Instituto Tecnologico y de Estudios Superiores de Monterrey. Mr. Elizondo's business address is Montes Urales 460, 2nd Floor, Col. Lomas de Chapultepec, 11000, Mexico, D.F.

Rodolfo Garcia Muriel has been a member of the Board of Directors of New Iusacell since June 1998, was an alternate member of the Board of Directors of Old Iusacell from November 1993 to May 1994 and was a director of Old Iusacell from May 1994 until February 2000. He is currently general director of Compania Industrial de Parras, S.A. de C.V. Mr. Garcia Muriel has been a member of the boards of directors of Cementos Mexicanos, S.A. de C.V., Cementos Maya, S.A., Cementos Tolteca, S.A. de C.V., and Grupo Financiero InverMexico, S.A. de C.V. He also served as chairman of the boards of directors of Corporacion Industrial Mexico Francia, Fondo de Optimacion de Capitales, Consejo Regional Metropolitano de Banco Mexicano, Parras Cone de Mexico, S.A. de C.V. and Lavapar, S.A. de C.V., and is currently the vice president of the National Chamber of the Textile Industry (Canaitex). Mr. Garcia's business address is Palmas 731, 7th Floor, Col. Lomas de Chapultepec, 11000, Mexico, D.F.

Luis Felipe Gonzalez Munoz has been a member of the Board of Directors of New Iusacell since June 1998 and a member of the Board of Directors of Old Iusacell since April 1997 and between May 1994 and December 1996; between December 1996 and April 1997, Mr. Gonzalez was an alternate member of the Board of Directors. Mr. Gonzalez has served as chief financial officer of Industrias Unidas, S.A. de C.V. since November 1993. For more than ten years prior to such position, Mr. Gonzalez was employed by Vitrocrisa, S.A. de C.V. and our affiliates, including as director of administration, finance and human resources from September 1990 until July 1993, and as director of administration and finance from February 1988 to September 1990. Mr. Gonzalez is a member of the board of directors of Grupo Industrial IUSA, S.A. de C.V., Propulsora de Negocios, S.A. de C.V., Cambridge Lee Industries Inc., Compania Industrial Parras, S.A. de C.V., and Hilaturas Parras, S.A. de C.V. Mr. Gonzalez holds an undergraduate business administration degree and M.B.A. from the Instituto Tecnologico y de Estudios Superiores de Monterrey. Mr. Gonzalez' business address is Prol. Paseo de la Reforma 2608, Col. Lomas Altas, 11550, Mexico, D.F.

Jorge Halvas Begovich has been Vice President, Regulatory Affairs of New Iusacell since February 2000 and, prior thereto, served as Director, Regulatory Affairs of New Iusacell from August 1999 through January 2000. Mr. Halvas has also been Director, Regulatory Affairs of Old Iusacell since June 1997 and, from December 1995 until June 1997, served as Manager, Regulatory Affairs of Old Iusacell. For more than eight years prior to such position, Mr. Halvas worked in various capacities in the banking and brokerage industries: from January 1995 through November 1995, Mr. Halvas served as a consultant to the Vice President of Specialized Supervision of the Comision Nacional Bancaria y de Valores, and from February 1993 until December 1994, he served as a Credit Director for Banca Confia, S.A. Abaco Grupo Financiero. Mr. Halvas holds an undergraduate business degree from Universidad Panamericana and an M.B.A. from the Instituto Panamericano de Alta Direccion de Empresas (IPADE). Mr. Halvas' business address is Prof. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Stephen B. Heimann has been a member of the Board of Directors of New Iusacell since June 1999 and a member of the Board of Directors of Old Iusacell from April 1999 until February 2000. Mr. Heimann has been Senior Attorney--International Wireless at Bell Atlantic Network Services, Inc. since August 1997, having previously been employed as a mergers and acquisitions attorney for that company since February 1990. From September 1981 until February 1990, Mr. Heimann was a corporate associate at the Washington, D.C. law firm of Shaw, Pittman, Potts & Trowbridge. Mr. Heimann holds degrees from Yale College and Yale Law School. Mr. Heimann's business address is 1717 Arch Street, 32nd Floor, Philadelphia, PA 19103.

Ramon Pando Leyva has served as Vice President, Sales of New Iusacell since August 1999 and as Vice President, Sales of Old Iusacell since April 1999. For more than five years prior, he served in a variety of sales positions within Old
Iusacell: as Region 9 Sales Director from February 1997, to April 1999, as Sales and Distribution Director of Wireless Local Telephony from July 1994 to February 1997, and as Region 9 Cellular Division Sales Director from April 1993 until July 1994. For more than six years before joining Old Iusacell, Mr. Pando was the Commercial Director of Valvulas Inoxidables, S.A. de C.V. Mr. Pando holds an undergraduate degree in business administration from the Universidad Autonoma de Mexico (UNAM), has received diplomas in marketing and financial administration from the Instituto Tecnologico de Monterrey and completed the advanced management program at the Instituto Panamericano de Alta Direccion de Empresas (IPADE). Mr. Pando's business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Ruben G. Perlmutter has served as Vice President, Mergers & Acquisitions, and General Counsel of New Iusacell since August 1999 and Vice President, Mergers & Acquisitions and General Counsel and a member of the Board of Directors of Old Iusacell since February 1997. From November 1993 through February 1997, Mr. Perlmutter was employed as an attorney by Bell Atlantic Network Services, Inc. For more than four years prior to such position, Mr. Perlmutter was a corporate associate at Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, a New York law firm. Mr. Perlmutter holds degrees from Harvard College and Harvard Law School. Mr. Perlmutter's business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Amaury Rivera has been Vice President, Marketing of New Iusacell since August 1999 and Vice President, Marketing of Old Iusacell since February 1999. Before joining Old Iusacell, from March 1996 through January 1999, Mr. Rivera served as Regional Vice President of Lambda Communications Inc. and General Manager of Centennial Puerto Rico Wireless. Mr. Rivera served as Vice President and General Manager of Perry Products Co., Inc. from January 1993 until March 1996; as Vice President, Marketing and Assistant to the President of Vassallo Industries, Inc. from January 1990 to January 1993; and, for more than five years before then, as an investment banker at Bear Stearns & Co. Mr. Rivera holds an undergraduate degree in marketing and finance from the School of Management of Boston University. Mr. Rivera's business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

William S. Roberts has served as Executive Vice President and Chief Financial Officer of New Iusacell since August 1999 and as Executive Vice President and Chief Financial Officer of Old Iusacell since July 1999 and served as Executive Vice President and Chief Financial Officer Designate of Old Iusacell from April 1999 through June 1999. Mr. Roberts has also been a director of Old Iusacell since February 2000. From June 1998 until December 1998, Mr. Roberts served as Vice Chairman and Chief Executive Officer of Nextel de Mexico, S.A. de C.V. From September 1997 to June 1998 Mr. Roberts was employed as Vice President, International Operations of Nextel International, Inc., and he served as Chief Operating Officer of McCaw

International, Inc. from November 1996 to September 1997. For 13 years prior, Mr. Roberts served in a variety of capacities with affiliates of BellSouth Corporation, the last seven with BellSouth International, Inc. and our affiliates. Mr. Roberts was employed for more than four years by BellSouth Inversiones S.A. in Chile: as Chief Operating Officer from August 1994 to November 1996, as Director General of the Cellular Division from February 1995 to September 1995, and as Finance Director from July 1992 through July 1994. From July 1990 to July 1992, Mr. Roberts served as Finance Director of Comunicaciones Celulares de Occidente, S.A. de C.V., Old Iusacell's Region 5 cellular concessionaire. Mr. Roberts is a Certified Public Accountant in Virginia and Georgia and holds an undergraduate accounting degree from the University of West Florida. Mr. Roberts' business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Francisco Soroa de las Cuevas has been Vice President, Public Relations and Corporate Communications of New Iusacell since August 1999 and Vice President, Public Relations and Corporate Communications of Old Iusacell since February 1997 and, from November 1996 until February 1997, served as Director, Public Relations of Old Iusacell. From October 1998 through January 1999 Mr. Soroa was also responsible for human resources. From May 1995 until November 1996, Mr. Soroa served as Director of Public Relations of Pepsico de Mexico, S.A. de C.V. For more than seven years prior to such position, from June 1987 until May 1995, Mr. Soroa served as Director of Public Relations and Service to Personnel of Volkswagen de Mexico, S.A. de C.V. Mr. Soroa holds an undergraduate degree in international relations from the Universidad de las Americas. Mr. Soroa's business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Rolando Stevens Avila has been Executive Vice President and Chief Operating Officer of New Iusacell since August 1999 and Executive Vice President and Chief Operating Officer of Old Iusacell since February 1999 and served as Senior Vice President, Commercial Operations of Old Iusacell from February 1997 through January 1999. Mr. Stevens has also served as Director General of Infotelecom, S.A. de C.V. since August 1996. Prior thereto, between August 1994 and February 1997, he served as Divisional Director of Wireless Local Telephony of Old Iusacell and, from January 1994 until August 1994 served as Region 9 Cellular Operations Director of Old Iusacell. For more than nine years prior to such position, Mr. Stevens held Director General positions for several divisions of Philips N.V. as well as marketing executive positions for Philips projects in Mexico, Brazil, Europe and the United States. For more than eight years prior thereto, Mr. Stevens held technical management positions for several divisions of the Philips Company. Mr. Stevens holds a degree in mechanical electrical engineering from the Universidad Nacional Autonoma de Mexico and an M.B.A. in marketing and finance from the Universidad La Salle and received post-graduate training in industrial engineering at the University of Southern California. Mr. Stevens' business address is Prol. Paseo de la Reforma 1236, Col. Santa Fe, 05348, Mexico, D.F.

Dennis F. Strigl has been a member of the Board of Directors of New Iusacell since June 1999 and was a member of the Board of Directors of Old Iusacell from April 1997 until February 2000 and between November 1993 and September 1995. Mr. Strigl has served as president and chief executive officer of Bell Atlantic Mobile Systems, Inc. and Bell Atlantic NYNEX Mobile since 1991 and, in August 1997 was elected group president and chief executive officer of the Global Wireless Group of Bell Atlantic. Prior to such position, Mr. Strigl was vice president for operations and chief operating officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on our board of directors. Between 1984 and 1989, Mr. Strigl served in a variety of capacities for Ameritech Corporation. Mr. Strigl currently serves on the board of directors of General Magic Corp. and Salient 2 Communications, Inc. Mr. Strigl holds an undergraduate degree in business administration from Canisius College and an M.B.A. from Fairleigh Dickinson University. Mr. Strigl's business address is 180 Washington Valley Road, Bedminster, NJ 07921.

                             PRINCIPAL SHAREHOLDERS

We have two principal groups of shareholders. The first, Bell Atlantic, comprises various subsidiaries of Bell Atlantic Corporation. Since February 1997, we have been under management control of subsidiaries of Bell Atlantic Corporation. Our second group of shareholders, the Peralta Group, comprises Mr. Carlos Peralta and a group of individuals related to him and companies controlled by him. No other shareholders own more than 5% of any class of our shares. At March 31, 2000, based on the information made available to us, our shareholders were as set forth below. Information after this offering assumes no exercise of the over-allotment option.

                       -----------------------------------------------------------------------------------------
                                                           NUMBER OF SHARES
                                                              V SHARES                             TOTAL
                                             -------------------------------------------   ---------------------
SHAREHOLDERS                A SHARES         BEFORE THIS OFFERING    AFTER THIS OFFERING   BEFORE THIS OFFERING
------------           -------------------   ---------------------   -------------------   ---------------------
Bell Atlantic          504,331,308    68.4%   27,178,520      4.7%    27,178,520     4.0%    531,509,828    40.2%
Peralta Group          232,499,437    31.6   264,110,404     45.1    264,110,404    38.6     496,609,841    37.6
Public investors(1)             --      --   293,753,764     50.2    393,753,764    57.5     293,753,764    22.2
                       -----------   -----   -----------    -----    -----------   -----   -------------   -----
         Total         736,830,745   100.0%  585,042,688    100.0%   685,042,688   100.0%  1,321,873,433   100.0%
                       ===========   =====   ===========    =====    ===========   =====   =============   =====

                       ---------------------
                         NUMBER OF SHARES
                               TOTAL
                       ---------------------
SHAREHOLDERS            AFTER THIS OFFERING
------------           ---------------------
Bell Atlantic            531,509,828    37.4%
Peralta Group            496,609,841    34.9
Public investors(1)      393,753,764    27.7
                       -------------   -----
         Total         1,421,873,433   100.0%
                       =============   =====

---------------
(1) Includes the series V shares held by the trust administering our executive employee stock purchase plan.

Our directors and officers as a group own, in aggregate, less than 1% of Iusacell's shares, excluding the shares held by Mr. Carlos Peralta.

Of Iusacell's series V shares at March 31, 2000, 278,462,370 series V shares were held in the form of American depositary shares and held by 41 holders of record. Assuming that the holders of ADSs are located in the United States, then 52.0% of the series V shares (the ADSs plus all but 1,400,000 series V shares held by Bell Atlantic, which are already held as ADSs) are held in the United States.

In August 1999, we completed a reorganization of Iusacell. The reorganization included U.S.$132.5 million in borrowings from our principal shareholders between August 1998 and March 1999 that were immediately converted into equity, an offer to exchange the shares of Old Iusacell for shares of New Iusacell, primary equity offerings that raised U.S.$33.7 million in net proceeds for New Iusacell and a U.S.$106.5 million secondary offering by our principal shareholders. This reorganization more than doubled the number of Iusacell's publicly held shares. Before the August 1999 primary and secondary offerings, Bell Atlantic had a 47.2% interest in Iusacell and the Peralta Group had a 43.8% interest. After the August 1999 reorganization, Bell Atlantic and the Peralta Group each had a 40.4% interest in Iusacell. On January 31, 2000, we launched a second exchange offer to acquire the remaining 0.5% interest in Old Iusacell held by public shareholders. This offer was completed on February 29, 2000 and, as a result, we now hold 99.9% of the outstanding Old Iusacell shares. Since this second exchange offer placed additional series V shares with public shareholders, both Bell Atlantic and the Peralta Group were slightly diluted. Bell Atlantic currently holds a 40.2% interest in Iusacell. Several relatives of Carlos Peralta sold 34,874,534 series V shares in 2000 and the Peralta Group currently holds a 37.6% interest in Iusacell.

Mr. Carlos Peralta has pledged 392,318,334 New Iusacell shares held of record by him to four banks as security for certain loans extended to him.

GOVERNANCE

In accordance with New Iusacell's by-laws and the New Iusacell Shareholders Agreement, our Board of Directors consists of twelve members. The series A shareholders have the right to appoint seven directors and their alternates (including the Chairman of the Board of Directors) and the series V shareholders have the right to appoint five directors and their alternates. Mexican law and Iusacell's by-laws give Bell Atlantic, as majority owner of the series A shares, the right to elect six of the series A directors. Under the New Iusacell Shareholders Agreement, Bell Atlantic has the right to elect six of the series A directors, including the Chairman of the Board of Directors, whose vote, under both our by-laws and the New Iusacell Shareholders Agreement, breaks a tie. The Peralta Group has the right to appoint the remaining series A director from a list of nominees provided by Bell Atlantic and, as the majority owner of the series V shares, all five series V directors, subject to the right of any holder of a 10% or greater equity interest in New Iusacell in the form of series V shares to elect one director. In addition, Bell Atlantic and the Peralta Group have also agreed that the Director General of New Iusacell shall be the fifth series V director.

Our by-laws provide that resolutions of the Board of Directors will be valid when approved by a majority vote of the members present, including a majority of the series A directors. As a result the directors nominated by Bell Atlantic have the power under the by-laws to approve, without the affirmative vote of any other directors, all resolutions of the Board of Directors. The New Iusacell Shareholders Agreement, however, grants the Peralta Group supermajority rights with respect to certain transactions. For actions of the Board of Directors, a "supermajority vote" means the affirmative vote of a majority of the members of the Board of Directors, including a majority of the series A directors and of the series V directors.

Our by-laws also provide that resolutions of our shareholders will be valid when approved by a majority of our outstanding shares, including a majority of the outstanding series A shares. The New Iusacell Shareholders Agreement, however, grants the Peralta Group supermajority rights with respect to certain transactions. For actions by the shareholders, "supermajority vote" means the affirmative vote of the beneficial owners of a majority of the series A shares and of the series V shares.

The following transactions are subject to a supermajority vote by our Board of Directors or our shareholders:

- acquisitions of non-telecommunications businesses for a purchase price in excess of U.S.$30.0 million,

- certain acquisitions, joint ventures and mergers within the telecommunications business involving assets in excess of U.S.$100.0 million,

- certain dispositions of assets for consideration in excess of U.S.$30.0 million,

- certain incurrences of indebtedness after January 1, 1999 in an amount exceeding U.S.$100.0 million in the aggregate within any twelve-month period,

- certain issuances of capital stock in an amount exceeding U.S.$50.0 million in the aggregate within any twelve-month period,

- entering into, amending or terminating contracts with or for the benefit of certain affiliates of New Iusacell, except for any renewals or extensions on terms substantially similar to those of certain consulting and seconded employee arrangements of New Iusacell with Bell Atlantic affiliates,

- termination or disposition of any telecommunication transmission business with annual revenues of more than U.S.$10.0 million in each of the two most recent fiscal years, and

- terminations of concessions relating to telecommunications operations.

Pursuant to the New Iusacell Shareholders Agreement, Bell Atlantic and the Peralta Group have agreed to restrictions on the transfer of their New Iusacell shares. Bell Atlantic and the Peralta Group agreed, among other things, that until February 4, 2000, they would not sell more than 2% of their respective holdings in Iusacell as of August 11, 1999. The Peralta Group also granted Bell Atlantic a right of first refusal on the transfer of any series A shares by the Peralta Group.

Pursuant to the New Iusacell Shareholders Agreement, Bell Atlantic and the Peralta Group have the right to cause us to facilitate two registered secondary public offerings of their respective shares, as long as minimum ownership requirements are met. In addition, the Peralta Group has a one-time option to cause us to effect a six-month shelf registration of its shares. After one party's exercise of its registration rights, all other parties having registration rights may elect to include their shares in the offering. Any party holding registration rights may not exercise such rights during the 90-day period commencing on the effective date of any registration statement filed by Iusacell for a primary equity offering in which gross proceeds are expected to exceed U.S.$30.0 million.

The New Iusacell Shareholders Agreement also provides that if we register any equity securities for a primary or secondary public offering, we must permit Bell Atlantic and the Peralta Group (and anyone to whom they have transferred shares otherwise than in a public offering) to include their shares in such offering. We have agreed to bear all expenses of any of the above-described primary or secondary public offerings, other than the fees of counsel to the holders of the registration rights and any underwriting commissions or discounts. In addition, we have agreed not to effect any public sale or distribution of securities similar to those being registered during the period commencing 21 days prior to the effective date of a registration statement covering the registered securities and continuing until 90 days following such effective date.

Pursuant to an agreement dated February 22, 1999 between Bell Atlantic and the Peralta Group, the Peralta Group has the right to require Bell Atlantic to purchase up to 516,877,269 shares of New Iusacell (which was the total number of shares held by the Peralta Group on the date of such agreement) by giving Bell Atlantic notice to such effect between November 15, 2001 and December 15, 2001. The purchase price for such shares is contractually set at U.S.$0.75 per share. These rights are specific to these 516,877,269 shares and, subject to certain exceptions, terminate automatically with respect to particular shares if the Peralta Group transfers such shares to a third party.

                              CERTAIN TRANSACTIONS

GENERAL POLICY

We adopted a policy on transactions with related parties in November 1993 in connection with the acquisition by Bell Atlantic of its initial holdings in Iusacell. This policy provides that we will not, and will not permit any of our subsidiaries to, enter into any contract or transaction with or for the benefit of any of their affiliates (excluding transactions with, between or among wholly owned subsidiaries), including the Peralta Group and Bell Atlantic, which is not at a price and on other terms at least as favorable to us or the subsidiary as those which could be obtained on an arm's-length basis from an unaffiliated third party. This policy has been formalized in the New Iusacell Shareholders Agreement.

THE BELL ATLANTIC FACILITY

On July 25, 1997 Bell Atlantic agreed to provide Old Iusacell with a subordinated convertible financing facility in an aggregate amount of U.S.$150.0 million, which we refer to as the Bell Atlantic Facility. The subordinated convertible debentures, which we refer to as the Debentures, issuable under the Bell Atlantic Facility were available for issuance through June 30, 1999, were to mature on December 31, 1999, and were to bear interest at an annual rate equal to six-month LIBOR plus 500 basis points, payable semi-annually in cash or by issuance of additional Debentures, at the option of Bell Atlantic, subject to the terms of a subordination agreement with certain senior lenders. The principal amount of the Debentures was convertible at any time prior to maturity into series A shares of Old Iusacell at a conversion price of U.S.$0.70 per share.

In August, September and December 1998, Old Iusacell effected borrowings totaling U.S.$101.5 million under the Bell Atlantic Facility. The Debentures issued upon such borrowings were immediately converted into an aggregate of 144,999,999 series A shares of Old Iusacell, 21,428,571 of which shares were simultaneously sold to the Peralta Group. In March 1999, Old Iusacell borrowed an additional U.S.$31.0 million under the Bell Atlantic Facility. The Debentures issued upon such borrowing were immediately converted into an aggregate of 44,285,714 series A shares of Old Iusacell, 22,142,857 of which shares were simultaneously sold to the Peralta Group. The availability of funds under the Bell Atlantic Facility expired on June 30, 1999. Old Iusacell did not draw down any of the remaining U.S.$17.5 million available.

CONSULTING AND SECONDMENT AGREEMENTS

Old Iusacell and Bell Atlantic have entered into a series of consulting and secondment agreements pursuant to which Bell Atlantic has agreed, for an indefinite term, to provide Iusacell with management, technical, marketing, legal and other consulting services and seconded employees. Seconded employees generally agree to expatriate assignments of two to three years duration, with such employees' compensation being paid by Bell Atlantic and reimbursed by Iusacell. Bell Atlantic charges Iusacell for the provision of consulting services at cost.

With respect to consulting services and seconded employees provided in 1999, Old Iusacell has been invoiced by Bell Atlantic for a total of U.S.$3.5 million, which amount includes U.S.$2.1 million in reimbursement of the actual cost of seconded employees. We expect to receive an additional invoice in the amount of approximately U.S.$0.6 million in respect of consulting services provided in the fourth quarter of 1999. At December 31, 1999, Old Iusacell owed Bell Atlantic U.S.$13.1 million for consulting services and seconded employees provided in 1997, 1998 and 1999.

REAL ESTATE LEASES

Inmobiliaria Montes Urales 460, S.A. de C.V., a subsidiary of Iusacell, leased office space to Servicios Corporativos IUSA, S.A. de C.V., a company controlled by Carlos Peralta, until May 1999 pursuant to a lease which was re-priced on January 1 of each year. Payments under the lease in 1999 equaled U.S.$99,220 per month. In 1999, Servicios Corporativos IUSA paid Inmobiliaria Montes Urales 460 U.S.$446,490 for such office space.

The Peralta Group owns Fraccionadora y Constructora Mexicana, S.A. de C.V., known as Fracomex, a company engaged in real estate investment and management that has entered into 13 lease agreements with some subsidiaries of Iusacell. The total amount payable by Iusacell to Fracomex per month for all such leases currently is U.S.$31,265. In 1999, these payments totaled approximately U.S.$312,654.

Two Peralta Group members lease land to Iusacell at the Peralta Group industrial complex in Pasteje, Mexico, upon which Iusacell has built and operates warehouses. Iusacell subleases some of this land to its Satelitron satellite transmission subsidiary. These land leases expire in December 2015, but can be terminated before then if either party gives the other one year's prior written notice. Currently, Iusacell pays these two Peralta Group entities U.S.$26,293 per month for these land leases. In 1999, payments for these leases totaled U.S.$280,437.

On July 21, 1999, Inmobiliaria Montes Urales, S.A. de C.V., a subsidiary of Iusacell, entered into an agreement with Video Visa Publicaciones, a company controlled by Jose Ramon Elizondo, a director of Iusacell, for the rental of space in our former headquarters building. The total amount payable by Video Visa to Inmobiliaria Montes Urales is approximately U.S.$8,942.25 per month. However, between August 1, 1999 and January 31, 2000, Video Visa was to pay rent in kind through publication of advertisements of Iusacell Digital products.

Iusacell leases office space to Telecomunicaciones y Equipos, S.A. de C.V.
(TESA), a company formerly controlled by Carlos Peralta. TESA had owed Iusacell rental payments for 1996 in the total amount of U.S.$76,920. In 1999, TESA's new owners reached a settlement agreement with Iusacell in which Ps.514,314.98 (approximately U.S.$54,250) of the debt was forgiven. The balance of the debt owed by TESA to Iusacell, for 1999 or otherwise, was paid.

OTHER SERVICES

Our Satelitron subsidiary provides data transmission services, technical services and facilities to Internet Directo, S.A. de C.V., a Peralta Group member that provides transmission enhancement services to internet access providers. In 1999, Iusacell billed Internet Directo U.S.$590,343, including value-added taxes, for such services. As of December 31, 1999, Internet Directo owed Satelitron approximately U.S.$88,000 of the billed amount.

In 1996 and 1997, a subsidiary of Iusacell provided dedicated circuits to Empresa Attis de Mexico, S.A. de C.V., a Mexican company in which, at that time, the Peralta Group held a minority position. Since 1997, Empresa Attis has owed Iusacell Ps.504,903 (U.S.$53,260) for such circuits. Empresa Attis was adjudged bankrupt in 1997. This receivable has recently been determined to be unrecoverable and has been charged against Iusacell's bad debt reserve in 1999.

INTERESTS OF DIRECTORS

In 1999, Manufacturas Electronicas Pasteje, S.A. de C.V., a joint venture between the Peralta Group and Mr. Marco Antonio de la Torre Barranco, an alternate director of Iusacell, provided telephone and accessory repair services to Iusacell in the amount of Ps.0.8 million (U.S.$920,000).

In 1999, Telemercadeo Integral Panamericano, S.A. de C.V., a joint venture between the Peralta Group and Mr. Marco Antonio de la Torre Barranco, provided telemarketing services to Iusacell in the amount of Ps.0.8 million (U.S.$87,100).

Mr. Fernando de Ovando, a director of New Iusacell until April 10, 2000, Mr. Javier Martinez del Campo, an alternate director of New Iusacell until April 10, 2000 and a director of New Iusacell from and after that date, and Mr. Ignacio Gomez Morin, an alternate director of New Iusacell, are members of the law firm of De Ovando y Martinez del Campo, S.C., which, in 1999, provided legal services to Iusacell in the amount of approximately Ps.3.3 million (U.S.$352,700).

As of November 1998, New Iusacell, Old Iusacell and Mr. Jose Ramon Elizondo, a director of New Iusacell, entered into an agreement to participate together in the microwave frequencies leasing, long distance, local telephony, PCS and paging businesses. We have agreed with Mr. Elizondo that Iusacell will own 94.9% of the economic interest and 49% of the voting shares of:

     - Iusatel, S.A. de C.V., Iusacell's long distance concessionaire,

     - Iusatelecomunicaciones, S.A. de C.V., Iusacell's fixed local wireless telephony operation,

     - Punto-a-Punto Iusacell, S.A. de C.V., a microwave frequencies concessionaire, and

     - Iusacell PCS, S.A. de C.V., which holds concessions for 1.9 GHz (PCS) frequencies in Region 1 and Region 4.

Mr. Elizondo will own 5.1% of the economic interest and 51% of the voting shares of these companies.

In addition, Mr. Elizondo agreed to purchase a 2% economic and voting interest in Infotelecom, S.A. de C.V., a paging company, at cost from Old Iusacell, which will continue to hold a 49% economic and voting interest in such company. Mr. Elizondo completed this purchase in December 1998 for approximately Ps.25,000 (approximately U.S.$2,625).

In November 1998, Mr. Elizondo subscribed to 51% of the voting shares of Iusatel, S.A. de C.V. and Iusatelcommunicaciones, S.A. de C.V. for approximately Ps.23.6 million (U.S.$2.5 million) and Ps.8.1 million (U.S.$850,000), respectively. Mr. Elizondo has not yet paid for these subscriptions to capital and has until June 30, 2000 to do so.

Old Iusacell and Mr. Elizondo organized Punto-a-Punto Iusacell, S.A. de C.V. in July 1997 to participate in the operation of three concessions for point-to-point short haul microwave frequencies acquired in the auctions concluded in October 1997 and to participate in the auctions for long haul microwave frequencies that commenced in March 1999 and concluded in July 1999 (and in which Punto-a-Punto Iusacell did not win any concessions). Old Iusacell and Mr. Elizondo created a similar entity, Iusacell PCS, S.A. de C.V., in October 1997 to operate the concessions for 1.9 GHz (PCS) frequencies in Region 1 and Region 4 acquired through the auctions completed in May 1998.

We estimate that Mr. Elizondo's maximum investment in these five entities will be U.S.$15 million. The shares acquired or to be acquired by Mr. Elizondo will be or are illiquid. From and after June 30, 2002, Mr. Elizondo can put all, but not less than all, shares in any one or more of these five joint venture investments to New Iusacell for an amount equal to his investment in the corresponding joint venture company or companies, his cost of money to finance such investment or investments plus, for each year of his investment, 4% of the corresponding investment amount, grossed up with respect to any applicable Mexican income taxes. New Iusacell and Old Iusacell each will have the right, at any time, to call Mr. Elizondo's interest in these companies at the same price as if the put were exercised.

                          DESCRIPTION OF CAPITAL STOCK

The outstanding capital stock of Iusacell consists of series A shares and series V shares, no par value. The following table presents the number of shares that are outstanding as of December 31, 1999 and March 31, 2000.

DECEMBER 31, 1999

                                               -----------------------------------------------------------------------
                                                   NUMBER OF             NUMBER         PERCENTAGE OF    PERCENTAGE OF
                   SHARES                      AUTHORIZED SHARES    OF ISSUED SHARES    CAPITAL STOCK    VOTING POWER
                   ------                      -----------------    ----------------    -------------    -------------
Series A.....................................      749,830,745         736,830,745           56.0%            56.0%
Series V.....................................      638,780,690         578,200,867           44.0%            44.0%
                                                 -------------       -------------          -----            -----
     Total...................................    1,388,611,435       1,315,031,612          100.0%           100.0%
                                                 =============       =============          =====            =====

MARCH 31, 2000

                                               -----------------------------------------------------------------------
                                                   NUMBER OF             NUMBER         PERCENTAGE OF    PERCENTAGE OF
                   SHARES                      AUTHORIZED SHARES    OF ISSUED SHARES    CAPITAL STOCK    VOTING POWER
                   ------                      -----------------    ----------------    -------------    -------------
Series A.....................................      749,830,745         736,830,745           55.7%            55.7%
Series V.....................................      638,780,690         585,042,688           44.3%            44.3%
                                                 -------------       -------------          -----            -----
     Total...................................    1,388,611,435       1,321,873,433          100.0%           100.0%
                                                 =============       =============          =====            =====

On February 29, 2000, we completed a second exchange offer of New Iusacell series V shares in the form of ADSs for Old Iusacell series D and L shares in the form of ADSs in which we exchanged 5,670,360 of our series V shares for 33,070 Old Iusacell series D shares and 5,637,290 Old Iusacell series L shares.

In March 2000, Old Iusacell's ADS depositary, The Bank of New York, converted the remaining 1,138,396 series D and series L shares that had previously been held in the form of series D and series L ADSs into our series V shares.

All authorized shares that are not issued within a defined period of time are automatically canceled. We expect to cancel 66,738,002 authorized but unissued series A and V shares in April 2000. All issued shares are fully paid. Neither Iusacell nor any of its subsidiaries holds any shares issued by Iusacell. Iusacell has no shares that do not represent capital.

On April 10, 2000, in anticipation of the offering, New Iusacell's shareholders authorized an increase in the authorized capital stock of New Iusacell in the amount of 150,000,000 series V shares. In connection with this increase in authorized capital stock, we are required to offer 3,479,385 ADSs to the holders of the 23.1959% of our total outstanding shares of capital stock who did not waive their preemptive rights upon or after authorization of the capital increase. Our shareholders will be offered one series V share or ADS for every
8.812489553 series V shares or ADSs held by them at a purchase price in pesos equivalent to U.S.$15.125 per ADS (or U.S.$1.5125 per share).

We have not issued any options to purchase our capital stock.

GENERAL

New Iusacell was incorporated on August 6, 1998 as a variable capital corporation (sociedad anonima de capital variable) established under the laws of Mexico. New Iusacell was registered in the Public Registry of Commerce of the Federal District of Mexico, under Commercial Number 242349 on November 3, 1998. We were formed for the purpose of acquiring and holding the shares of Grupo Iusacell Celular, S.A. de C.V.

New Iusacell's corporate purposes are found under Article Two of its by-laws. New Iusacell's primary purpose is to act as a holding company. The duration of our existence under our by-laws is indefinite.

DIRECTORS

Under Mexican law, any member of the Board of Directors who has a conflict of interest with Iusacell in any transaction must disclose such fact to the other members of the Board of Directors and abstain from voting on such matter at the relevant meeting of the Board of Directors. Any member of the Board of Directors who violates such provision may be liable for damages caused to us. Additionally, members of the Board of Directors may not represent any shareholders at any shareholders' meeting.

VOTING RIGHTS AND SHAREHOLDERS' MEETINGS

Each series A and series V share entitles the holder to one vote at any general meeting of the shareholders of Iusacell. Series A shareholders are entitled to vote at a special meeting of the series A shareholders to elect seven of the twelve members of our Board of Directors and the corresponding alternate directors. Series V shareholders are entitled to vote at a special meeting of the series V shareholders to elect five of the twelve members of our Board of Directors and the corresponding alternate directors.

Under Mexican law, the holders of shares of any series are also entitled to vote at a special meeting of the holders of shares of such series on any action that would prejudice the rights of such holders, and such a holder would be entitled to judicial relief against any such action taken without the approval of holders of the relevant series at such a meeting. Any determination that an action does not require a vote at a special meeting would be subject to judicial challenge by an affected shareholder, and the necessity for a vote at a special meeting would ultimately be determined by a court. Mexican law does not provide extensive guidance on the criteria to be applied in making such a determination.

General shareholders' meetings may be ordinary or extraordinary meetings. Extraordinary general meetings are meetings called to consider the matters specified in Article 182 of the Ley General de Sociedades Mercantiles, which we refer to as the Mexican Companies Law including, principally, changes in the fixed share capital, any amendments to the by-laws, liquidation, issuance of preferred stock, merger, transformation from one type of company to another, change in nationality and change of corporate purpose.

General meetings called to consider all other matters are ordinary meetings. An ordinary general meeting of the shareholders of Iusacell must be held at least annually during the four months following the end of each fiscal year to consider matters specified in Article 181 of the Mexican Companies Law, including, principally, the approval of the report of the Board of Directors regarding the performance of Iusacell, the approval of the financial statements of Iusacell for the preceding fiscal year, appointment of directors and statutory auditors and determination of their compensation and the declaration of dividends.

Special meetings are meetings of the holders of a particular series of shares called to consider matters relevant only to holders of such series of shares or which would prejudice the rights of such holders. Special meetings of the series A and the series V shareholders, respectively, are to be held at least once a year if necessary to elect the members of the Board of Directors (or any committee of the Board of Directors) representing such shareholders and to address other matters relating to the relevant series.

Under our by-laws, the quorum on a first call for an ordinary general shareholders meeting of the series A and V shareholders is at least 51% of the outstanding series A and V shares. If a quorum is not available on the first call, a second meeting may be called. In order for a resolution of the ordinary general meeting to be validly adopted as a result of a first or subsequent call, attendance by and the favorable vote of the holders of a majority of the series A shares is required.

The quorum on a first call for an extraordinary general meeting is 75% of the outstanding shares. The quorum on a first call for a special meeting is 75% of the outstanding shares of the corresponding series. If a quorum is not available on the first call, a second meeting may be called and convened, provided that at least 51% of the outstanding shares or 51% of the outstanding shares of the corresponding series, as the case may be, are present. Whether on a first or second call, in order for a resolution of an extraordinary general meeting to be validly adopted, the favorable vote of the holders of a majority of the outstanding shares, including a majority of the outstanding series A shares, is required. Whether on a first or second call for a special meeting to take action, the favorable vote of a majority of the outstanding shares of the corresponding series is required.

The by-laws require the approval of holders of at least 95% of the outstanding shares of Iusacell and the approval from the CNBV for the amendment of the controlling shareholders' obligation specified in Article 28 of the by-laws for the repurchase of shares in the event of delisting.

Holders of ADRs are entitled to instruct the depositary as to the exercise of the voting rights pertaining to the series V shares represented by the ADSs.

Under Mexican law, holders of 33% of our outstanding capital stock may have any shareholder action set aside by filing a complaint with a Mexican court of competent jurisdiction within 15 days after the close of the meeting at which such action was taken, by showing that the challenged action violates Mexican law or our by-laws. Relief under these provisions is only available to holders:

     - who were entitled to vote on, or whose rights as shareholders were adversely affected by, the challenged shareholder action,

     - whose shares were not represented when the action was taken or, if represented, were voted against it, and

     - whose complaint makes reference to the clause of the by-laws or the legal provision that was infringed.

Shareholders' meetings may be called by the Board of Directors, the statutory auditors or any Mexican court of competent jurisdiction. The Board of Directors or the statutory auditors may be required to call a meeting of shareholders by the holders of 33% of the outstanding capital stock. In addition, the Board of Directors or the statutory auditors must call a shareholders' meeting at the written request of any shareholder if no ordinary general shareholders' meeting has been held for two consecutive years or if the shareholders' meetings held during such period have not considered the items mentioned in Article 181 of the Mexican Companies Law discussed above. Notice of a meeting must be published in the Official Gazette of the Federation (Diario Oficial de la Federacion) and in a newspaper of general circulation in Mexico City at least 15 days prior to the meeting. In order to attend a shareholders' meeting, a shareholder must request and obtain an admission card by furnishing, at least 48 hours before the time set for holding the shareholders' meeting, appropriate evidence of its ownership of shares or depositing such shares with our corporate secretary or with an institution authorized to accept such deposit. If so entitled to attend the meeting, a shareholder may be represented by proxy signed before two witnesses.

Under Mexican law, an action for civil liabilities against members of the Board of Directors may be initiated by a shareholders' resolution. In the event shareholders decide to bring such an action, the persons against whom such action is brought will immediately cease to be members of the Board of Directors. Additionally, shareholders representing not less that 33% of the outstanding shares of New Iusacell may directly take such action against members of the Board of Directors, provided that (i) such shareholders have not voted in favor of a resolution approved at the relevant shareholders' meeting pursuant to which it was resolved not to take any action against the directors who are to be sued, and (ii) the claim in question covers damages alleged to have been caused to Iusacell and not only to the individual plaintiffs' interests.

SHAREHOLDER CONFLICTS OF INTEREST

Under Mexican law, any shareholder that has a conflict of interest in connection with any transaction must abstain from voting at the relevant shareholders' meeting. A shareholder that votes on a business transaction in which our interest conflicts with that of Iusacell may be liable for damages if the transaction would not have been approved without such shareholder's vote.

DIVIDEND RIGHTS

At the annual ordinary general meeting of shareholders of Iusacell, the Board of Directors will generally submit the financial statements of Iusacell for the previous fiscal year, together with a report by the Board of Directors, to the series A and V shareholders for their approval. The series A and V shareholders, having approved the financial statements, will determine the allocation of Iusacell's net profits for such fiscal year. At least 5% of such net profits must be allocated to a legal reserve, which is not available for distribution except as a stock dividend, until the amount of the legal reserve equals 20% of New Iusacell's capital stock. Additional amounts may be allocated to other reserve funds as the shareholders determine including a reserve to repurchase shares. The remaining balance of net profits, if any, is available for distribution as dividends but only after losses, if any, of previous years have been paid for.

All shares of each series outstanding at the time a dividend or other distribution is declared are entitled to share pro rata in such dividend or other distribution. Partially-paid shares participate in any distribution to the extent that such shares have been paid at the time of the distribution.

LIQUIDATION

In the event that we are liquidated, one or more liquidators must be appointed at an extraordinary general shareholders' meeting to wind up our affairs. All outstanding shares would be entitled to participate equally in any distribution upon liquidation. Partially-paid shares participate in any distribution to the extent that such shares have been paid at the time of the distribution.

CHANGES IN SHARE CAPITAL AND RIGHTS OF SHAREHOLDERS

An increase of capital stock may be effected through the issuance of new shares for payment in cash or in kind, by capitalization of indebtedness or by capitalization of certain items of shareholders' equity. No increase of capital stock may be effected until all previously issued shares of capital stock have been fully paid. A reduction of capital stock may be effected to absorb losses, to redeem shares, or to release shareholders from payments not made. A reduction of capital stock to absorb losses is effected by reducing the value of all outstanding shares. A reduction of capital stock to redeem shares is effected by redeeming shares pro rata or by lot.

Shareholders may also approve the redemption of fully-paid shares with retained earnings. Such a redemption would be effected by a repurchase of shares listed on the Mexican Stock Exchange.

The by-laws require that, unless a shareholders' meeting resolves otherwise, any capital increase effected pursuant to a capital contribution be represented by new series A and V shares in proportion to the number of shares of each such series outstanding. Our by-laws provide that the series V shares may not exceed 49% of our capital stock.

The fixed portion of our capital stock may only be increased or decreased by resolution of an extraordinary general meeting and an amendment to the by-laws, whereas the variable portion of our capital stock may be increased or decreased by resolution of an ordinary general meeting of shareholders.

No resolution by the shareholders is required for decreases in capital stock based on exercise of the right to withdraw variable shares and of the purchase by Iusacell of our own shares or for increases based on offers by us of shares we had previously purchased.

PREEMPTIVE RIGHTS

In the event of a capital increase through the issuance of new shares for payment in cash or in kind, a holder of existing shares of a given series has a preferential right to subscribe for a sufficient number of new shares of the same series to maintain the holder's existing proportionate holdings of shares of that series. Preemptive rights must be exercised within the period and under the conditions established for such purpose by the shareholders, and under Mexican law and our by-laws in no case may such period be less than 15 days following the publication of notice of the capital increase in the Official Gazette of the Federation or following the date of the shareholders' meeting at which the capital increase was approved if all shareholders were represented. Otherwise, such rights will lapse.

Under Mexican law, preemptive rights may not be waived in advance by a shareholder, and cannot be represented by an instrument that is negotiable separately from the corresponding share. Holders of ADRs that are U.S. persons or are located in the United States may be restricted in their ability to participate in the exercise of preemptive rights.

OTHER PROVISIONS

Fixed and Variable Capital, Withdrawal Rights
As a sociedad anonima de capital variable, we may issue shares constituting fixed capital and shares constituting variable capital. The issuance of variable capital shares, unlike the issuance of fixed capital shares, does not require an amendment of our by-laws, although it does require approval at an ordinary general meeting of shareholders.

Under the by-laws and CNBV regulations, variable capital may not be greater than ten times the minimum fixed portion of our capital stock specified in the by-laws. No shares of Iusacell representing variable capital are currently outstanding. Outstanding variable capital shares may be fully or partially withdrawn by a resolution adopted by a shareholders' meeting calling for a capital reduction. In contrast, the minimum fixed capital required by law cannot be withdrawn. A holder of variable capital shares that wishes to effect a total or partial withdrawal of such shares would be required to notify us in an authenticated written notice to that effect. If we received that notice prior to the last quarter of the fiscal year, the withdrawal would become effective at the end of the fiscal year in which the notice was given. Otherwise, the withdrawal would become effective at the end of the following fiscal year.

Redemption of variable capital shares of New Iusacell would be made at the lower of (i) 95% of the average share price quoted on the Mexican Stock Exchange during the 30 business days prior to the date on which the withdrawal were to become effective or (ii) the book value per variable capital share as calculated from our financial statements for the fiscal year at the end of which the withdrawal were to become effective, as approved by our shareholders at an ordinary general meeting. Any such amount to be paid by Iusacell would become due on the day following such ordinary general meeting. The covenants contained in the New Iusacell Indenture limit New Iusacell's ability to issue variable capital shares. The covenants contained in the Old Iusacell Indenture, the Senior Credit Facility and the Eximbank Facilities limit Old Iusacell's ability to issue variable capital shares.

Forfeiture of Shares
As required by Mexican law, the by-laws provide that "current or future foreign shareholders of New Iusacell shall be deemed to have agreed with the Ministry of Foreign Relations of Mexico to consider themselves as Mexican nationals with respect to the shares of New Iusacell that they may acquire or of which they may be owners, and therefore not to invoke the protection of their governments with respect to such shares under penalty, should they do so, of forfeiting for the benefit of the Nation the shares that they may have acquired."

In the opinion of De Ovando y Martinez del Campo, S.C., special Mexican counsel to Old Iusacell and New Iusacell, under this provision a non-Mexican shareholder is deemed to have agreed not to invoke the protection of his own government by requesting such government to interpose a diplomatic claim against the Mexican government with respect to its rights as a shareholder, but is not deemed to have waived any other rights it may have with respect to its investment in Iusacell, including any rights under U.S. securities laws (the enforceability of which may be challenged in Mexico).

If the shareholder should invoke such governmental protection in violation of this agreement, its shares could be forfeited to the Mexican government. Mexican law requires that such a provision be included in the by-laws of all Mexican corporations unless such by-laws prohibit ownership of capital stock by foreign investors.

Purchase of Our Own Shares
We may repurchase our own shares on the Mexican Stock Exchange at any time at the then-prevailing market price. Any such repurchase must be approved by the Board of Directors. Our capital stock would be reduced automatically in an amount equal to the nominal value of each repurchased share. The amount of such reduction is determined by dividing the paid-in capital stock by the number of shares outstanding immediately prior to such repurchase. In the event that the purchase price of such shares exceeded the nominal value, the difference would be paid for with amounts allocated from net earnings to a special reserve created for the repurchase of shares. Amounts used for the repurchase of shares may not exceed the aggregate amount of our retained earnings.

We would hold repurchased shares as treasury stock, pending future sales which may only be effected on the Mexican Stock Exchange. Our capital stock would be automatically increased upon the resale of such shares in an amount equal to their nominal value; any excess amount would be allocated to the special reserve referred to above. The economic and voting rights corresponding to such repurchased shares may not be exercised during the period in which such shares are owned by us, and such shares would not be deemed to be outstanding for purposes of calculating any quorum or vote at any shareholders' meeting during such period.

Repurchase in the Event of Delisting
In the event that the registration of our shares in the Securities Section of the RNVI is canceled, whether upon our request or pursuant to a resolution adopted by the CNBV, our by-laws and CNBV regulations require that our controlling shareholders make a public offer to purchase the shares owned by minority holders. The shares must be purchased by our controlling shareholders at the higher of (i) the average quotation price of the shares for the 30 trading days prior to the date of the offer or (ii) the book value of the shares, as reflected in the last quarterly report filed with the CNBV and the Mexican Stock Exchange prior to the date of the offer.

Appraisal Rights
Whenever the shareholders approve a change of corporate purpose, change of nationality or transformation from one type of corporate form to another, any shareholder entitled to vote on such change or transformation who has voted against it has the right to withdraw from Iusacell and receive an amount generally equivalent to the book value of our shares (in accordance with our last balance sheet approved by a shareholders' meeting), provided such shareholder exercises its right to withdraw within 15 days following the adjournment of the meeting at which the change or transformation was approved.

FOREIGN INVESTMENT LEGISLATION

Foreign investment in capital stock of Mexican corporations in certain economic sectors, including telephone and cellular services, is regulated by the 1993 Foreign Investment Law, as amended, and the regulations issued under that law in 1998, which we refer to as the 1998 Regulations. Under the 1993 Foreign Investment Law, foreign investment is defined in general as the participation of foreign investors in the voting capital stock of Mexican corporations and in activities which are regulated by the 1993 Foreign Investment Law. Foreign investors are defined as non-Mexican individuals, non-Mexican legal entities and foreign entities without legal personality.

The Mexican Foreign Investment Commission and the Mexican National Registry of Foreign Investment are responsible for the administration of the 1993 Foreign Investment Law and the 1998 Regulations. In order to comply with foreign investment restrictions, Mexican companies that are engaged in specified restricted industries typically limit particular classes of their stock to ownership by Mexican individuals and by Mexican corporations in which foreign investment has a minority participation.

As a general rule, the 1993 Foreign Investment Law allows foreign investment in up to 100% in the capital stock of Mexican companies, except for those engaged in specified restricted industries, such as basic telephone service, where foreign investment is limited to 49% of the voting capital stock. Foreign investment may, however, participate in a proportion in excess of 49% of the voting capital stock of a Mexican corporation engaged in the cellular telephone business with the advance approval of the Foreign Investment Commission. New Iusacell has received such approval and, as a result, neither our series A nor our series V shares are restricted to Mexican ownership.

Foreign states and foreign governments are prohibited under the 1995 Telecommunications Law from holding a concession or permit to provide telecommunications services, from receiving any such concession or permit as a guarantee, or from being the beneficiary of any such guarantee or from directly or indirectly owning shares of New Iusacell.

                              DESCRIPTION OF ADSS

ADRs are certificates that evidence Iusacell ADSs, just as a stock certificate evidences a holding of shares. Each Iusacell ADS represents ownership interests in ten series V shares (or the right to receive series V shares) deposited with a custodian in Mexico, which we refer to as the Custodian. Each Iusacell ADS also represents securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's office is located at 101 Barclay Street, New York, NY 10286.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder and The Bank of New York will deliver your Iusacell ADSs represented by ADRs to you. This description assumes you hold your ADRs directly. If you hold ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because The Bank of New York will actually be the legal owner of the series V shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among Iusacell, The Bank of New York and you, as an ADR holder. The deposit agreement and the ADRs are generally governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on series V shares or other deposited securities, after deducting its fees and expenses. You will receive distributions in proportion to the number of series V shares your ADRs represent.

Cash
The Bank of New York will convert any cash dividend or other cash distribution Iusacell pays on the series V shares into U.S. dollars, if The Bank of New York can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Mexican government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the dividend or distribution in pesos only to those ADR holders to whom it is possible to do so. It will hold the pesos it cannot convert for the account of the ADR holders who have not yet been paid. It will not invest the pesos and it will not be liable for any interest.

Before a distribution is made, any withholding taxes that must be paid under Mexican law will be deducted. The Bank of New York will distribute only whole U.S. dollars and cents and round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when The Bank of New York cannot convert the peso, you may lose some or all of the value of the distribution.

Shares
The Bank of New York may distribute new ADRs representing any shares Iusacell may distribute as a dividend or free distribution, if Iusacell furnishes it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it distributes cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

Rights to Receive Additional Shares
If we offer holders of our series V shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. Iusacell must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If Iusacell does not furnish this evidence and/or give these instructions, and The Bank of New York decides it is legal and practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it distributes cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights and the deposit agreement require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of ADRs issued upon exercise of rights. For example, you may not be able to trade freely in the United States ADRs that you acquire in a rights offering. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same conditions as the deposit agreement, except for changes needed to put the restrictions in place.

Other Distributions
The Bank of New York will send to you anything else Iusacell distributes on the deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what Iusacell distributed and distribute the proceeds, in the same way as it distributes cash. Or, it may decide to hold what Iusacell distributed, in which case ADRs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. Iusacell has no obligation to register under the Securities Act the Iusacell ADSs, shares, rights or other securities that may be distributed to holders of series V shares and ADSs. Iusacell also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive distributions we make on our shares or any value for them if it is illegal or impractical for Iusacell to make them available to you.

DEPOSIT, WITHDRAWAL AND CANCELLATION

The Bank of New York will deliver ADRs if you or your broker deposit shares or evidence of rights to receive series V shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

You may turn in your ADRs at The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver:

     - the underlying series V shares to an account designated by you, and

     - any other deposited securities underlying the ADR at the office of the custodian.

As an alternative, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

VOTING RIGHTS

You may instruct The Bank of New York to vote the series V shares underlying your ADRs but only if Iusacell asks The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If Iusacell asks for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver Iusacell's voting materials to you. The materials will:

     - describe the matters to be voted on, and

     - explain how you, on a specified date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct.

For instructions to be valid, The Bank of New York must receive them on or before the date specified. If you give valid instructions, U.S. will try, as far as is practical, and in conformity with Mexican law and the provisions of Iusacell's by-laws, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will give a proxy to vote your series V shares to a designated representative of Iusacell.

Iusacell cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

FEES AND EXPENSES

               ADR holders must pay:                                        For:
--------------------------------------------------------------------------------------------------------
 - $5.00 (or less) per 100 ADRs                      - Each issuance of an ADR, including as a result of
                                                       a distribution of shares or rights or other
                                                       property
                                                     - Each cancellation of an ADR, including upon
                                                       termination of the deposit agreement
--------------------------------------------------------------------------------------------------------
 - $.02 (or less) per ADR                            - Distribution of proceeds of sales of securities
                                                       or rights, but not for distributions of cash
                                                       dividends
--------------------------------------------------------------------------------------------------------
 - Registration or transfer fees                     - Transfer and registration of shares on the share
                                                       register of Iusacell from your name to the name of
                                                       The Bank of New York or its agent when you
                                                       deposit or withdraw shares
--------------------------------------------------------------------------------------------------------
 - Expenses of The Bank of New York                  - Conversion of pesos to U.S. dollars
                                                     - Certain cable, telex and facsimile transmission
                                                       expenses as provided in the deposit agreement
--------------------------------------------------------------------------------------------------------
 - Taxes and other governmental charges The Bank of  - As necessary
   New York or the Custodian have to pay on any ADR
   or share underlying an ADR, for example, stock
   transfer taxes, stamp duty or withholding taxes
--------------------------------------------------------------------------------------------------------

PAYMENT OF TAXES

The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

                   If Iusacell:                                             Then:
--------------------------------------------------------------------------------------------------------
 - Changes the nominal or par value of its shares    - The cash, shares or other securities received by
                                                       The Bank of New York will become deposited
                                                       securities. Each ADR will automatically represent
                                                       its equal share of the new deposited securities
 - Reclassifies, splits up or consolidates any of
   the deposited securities
--------------------------------------------------------------------------------------------------------
 - Distributes securities on the shares that are     - The Bank of New York may, and will if Iusacell
   not distributed to you                              asks it to, distribute some or all of the cash,
                                                       shares or other securities it received. It may
                                                       also issue new ADRs or ask you to surrender your
                                                       outstanding ADRs in exchange securities
 - Recapitalizes, reorganizes, mergers, liquidate,
   sells all or substantially all of its assets, or
   takes any similar action for new ADRs,
   identifying the new deposited
--------------------------------------------------------------------------------------------------------

AMENDMENT AND TERMINATION

Iusacell may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The Bank of New York will terminate the deposit agreement if Iusacell asks it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told Iusacell that it would like to resign and Iusacell has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 90 days before termination.

After termination, The Bank of New York and its agents will be required to do only the following under the deposit agreement: (i) advise you that the deposit agreement is terminated and (ii) collect and deliver any distributions on the deposited securities and other shares and deposited securities upon cancellation of ADRs. At any time after the expiration of one year after termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, U.S. will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the money and other property and with respect to indemnification. After termination, our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

LIMITATION ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

The deposit agreement expressly limits Iusacell's obligations and the obligations of The Bank of New York. This limits Iusacell's liability and the liability of The Bank of New York. Iusacell and The Bank of New York:

     - are only obligated to take the actions specifically described in the deposit agreement without negligence or bad faith,

     - are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement,

     - are not liable if either exercises discretion permitted under the deposit agreement,

     - have no obligations to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party, and

     - may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, Iusacell and The Bank of New York agree to indemnify each other under certain circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

Before U.S. will issue or register the transfer of an ADR, make a distribution on an ADR, or permit the withdrawal of series V shares, The Bank of New York may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities,

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

     - compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of The Bank of New York or Iusacell are closed or at any time if The Bank of New York or Iusacell think it advisable to do so.

You have the right to cancel your ADRs and withdraw the underlying series V shares at any time except:

     - when temporary delays arise because: (i) either The Bank of New York or Iusacell has closed its transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) Iusacell is paying a dividend on the shares,

     - when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges, or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

PRE-RELEASE OF ADRs

In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying series V shares. This is called a pre-release of the ADRs. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer beneficially owns the shares or ADRs to be deposited,

     - the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate, and

     - The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

                                    TAXATION

GENERAL

The following is a general summary of material U.S. and Mexican federal income tax consequences of the acquisition, ownership and disposition of New Iusacell ADSs. This summary does not constitute, and should not be construed as, legal or tax advice to holders of New Iusacell ADSs. This summary does not purport to consider all the possible U.S. or Mexican federal income tax consequences of the purchase, ownership and disposition of the New Iusacell ADSs and is not intended to reflect the individual tax position of any beneficial owner thereof. The summary is based upon Mexican federal tax law and the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service ("IRS") and court decisions, all in effect as of the date hereof, all of which authorities are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively.

This summary is limited to investors who hold the New Iusacell ADSs as "capital assets" within the meaning of section 1221 of the Code (i.e., generally, property held for investment) and does not purport to deal with investors in special tax situations, such as financial institutions, tax exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle," "conversion transaction," or "constructive sale" transaction for tax purposes, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. In general, for U.S. federal income tax purposes, holders of New Iusacell ADSs will be treated as the owners of the series V shares represented by those New Iusacell ADSs.

Prospective purchasers of the New Iusacell ADSs should consult their own tax advisors concerning the application of Mexican and U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the New Iusacell ADSs arising under the laws of any state, locality or foreign government or other taxing jurisdiction.

As used herein, the term "U.S. Holder" means an individual who is a citizen or resident of the United States, a corporation organized in or under the laws of the United States or any of its states, an estate or trust that is subject to United States federal income taxation without regard to the source of its income, and a trust, if both (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust. In the case of a holder of New Iusacell ADSs that is a partnership for United States tax purposes, each partner will take into account its allocable share of income or loss from the New Iusacell ADSs, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

Mexico and the United States have signed and ratified a Convention for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income and related Protocols (collectively, the "Tax Treaty"). The Tax Treaty is currently in effect and provisions of the Tax Treaty that may affect holders of New Iusacell ADSs are summarized below. Holders should consult with their tax advisors as to their entitlement to the benefits afforded by the Tax Treaty.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Accordingly, the analysis of creditability of Mexican taxes described below could be affected by future actions that may be taken by the U.S. Treasury.

TAXATION OF DISTRIBUTIONS

U.S. Federal Income Tax Considerations
Distributions paid out of New Iusacell's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to the series V shares represented by New Iusacell ADSs will be includible in the gross income of a U.S. Holder as ordinary income when the distributions are received by the depositary or by the U.S. Holder of a certificated ADS, and will not be eligible for the dividends received deduction otherwise allowable to U.S. Holders that are corporations. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. Holder's tax basis to the extent of such tax basis, and then as gain from the sale or disposition of a capital asset. A U.S. Holder must include in gross income as ordinary income the gross amount of such dividends, including any Mexican tax withheld therefrom, without regard to whether any portion of such tax may be refunded to the U.S. Holder by the Mexican tax authorities. The amount of any dividend paid in pesos will equal the U.S. dollar value of the pesos received, calculated by reference to the exchange rate in effect on the date the distribution is includible in income, regardless of whether the pesos are converted into U.S. dollars. For U.S. Holders, that date would be the date the depositary receives the dividend, regardless of whether the pesos are converted into U.S. dollars. In addition, if dividends received in pesos are not converted into U.S. dollars on the day they are received, U.S. Holders may recognize foreign currency gain or loss (generally treated as ordinary gain or loss) upon the disposition of such pesos measured by the differences between such U.S. dollar value and the amount realized on such disposition. Distributions generally will constitute foreign source "passive income" (or, in the case of some holders, "financial services income") for U.S. foreign tax credit purposes.

Subject to certain conditions and limitations, the Mexican tax withheld from dividend payments on New Iusacell ADSs (as described below under "--Mexican Tax Considerations") will be treated as foreign income tax that may be deducted from taxable income or credited against a U.S. Holder's U.S. federal income tax liability. However, the Mexican tax may be deducted only if the U.S. Holder does not claim a credit for any Mexican or other foreign taxes paid or accrued in that year. The foreign tax credit provisions are complex, and U.S. holders are urged to consult their own tax adviser as to the availability, if any, of a tax credit or deduction to them.

Distributions of additional series V shares, if any, to U.S. Holders of New Iusacell ADSs that are made as part of a pro rata distribution to all shareholders of New Iusacell generally will not be subject to U.S. federal income tax.

Mexican Tax Considerations
Apart from any liability that may result to New Iusacell from our paying of dividends to our shareholders, dividends, either in cash or in any other form, paid with respect to the series V shares represented by New Iusacell ADSs, will be subject to 5% Mexican withholding tax based on the amount of the distributed dividend, multiplied by a factor of 1.5385, which produces a net effect of approximately 7.7%. Such Mexican withholding tax will be withheld from such dividend payment to a shareholder so that the shareholder receives an amount net of any Mexican withholding tax.

TAXATION OF CAPITAL GAINS

U.S. Federal Income Tax Considerations
In general, upon the sale or other disposition of New Iusacell ADSs, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on such sale or disposition (if the amount realized is denominated in a foreign currency then its U.S. dollar equivalent, determined at the spot rate on the date of disposition) and the U.S. Holder's adjusted tax basis in the shares (in U.S. dollars). Such gain or loss will be treated as capital gain or loss if the New Iusacell ADSs were held as a capital asset and will be long-term capital gain or loss if the New Iusacell ADSs have been held for more than one year on the date of such sale or other disposition. For this purpose, a U.S. Holder's holding period for the New Iusacell ADSs will generally include its holding period for the Old Iusacell ADSs. Gain or loss recognized by a U.S. Holder on a sale or other disposition of New Iusacell ADSs generally will be treated as U.S. source income for foreign tax credit purposes.

Mexican Tax Considerations
The sale or other disposition of New Iusacell ADSs by holders who are nonresidents of Mexico (as described below) will not be subject to Mexican tax. Deposits of shares in exchange for New Iusacell ADSs and withdrawals of shares in exchange for New Iusacell ADSs will not give rise to Mexican tax.

Gains realized by a nonresident of Mexico on the sale or other disposition of shares representing capital stock of a Mexican corporation (like New Iusacell) through a recognized stock exchange, such as the Mexican Stock Exchange, are exempt from Mexican income tax if the stock is on the list of publicly-traded shares published by the Ministry of Finance and Public Credit through general rules. The New Iusacell series V shares are expected to be included on that list.

If, although unexpected, the New Iusacell series V shares are not listed as publicly traded shares by the Ministry of Finance and Public Credit, then under current law, gains realized by a nonresident holder on the sale or disposition of shares not conducted through a recognized stock exchange generally are subject to a Mexican tax at a rate of 20% of the gross sales price. However, if the holder is a resident of a country which is not considered to be a low tax rate country (by reference to a list of low rate countries published by the Mexican Ministry of Finance and Public Credit), the holder may elect to designate a resident of Mexico as its representative, in which case taxes would be payable at a 40% rate on the gain on such disposition. The United States is not considered to be a low tax rate country.

However, even if the sale is not conducted through a recognized stock exchange, pursuant to the Tax Treaty gains realized by qualifying U.S. Holders from the sale or other disposition of shares will not be subject to Mexican income tax so long as:

     - less than 50% of the assets of New Iusacell consist of real property situated in Mexico,

     - such U.S. Holder did not own 25% or more of the shares representing capital stock of New Iusacell, directly or indirectly, during the 12-month period preceding such disposition, or

     - the gain is not attributable to a permanent establishment or fixed base of the U.S. Holder in Mexico.

Brokerage commissions paid in connection with transactions on the Mexican Stock Exchange are subject to a value added tax of 15%.

For purposes of Mexican taxation, an individual is a resident of Mexico if he or she has established his or her home in Mexico, unless he or she has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that he or she has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it (i) was established under Mexican law or (ii) has its main management in Mexico. If a legal entity has a permanent establishment or fixed base in Mexico, such permanent establishment or fixed base shall be required to pay taxes in Mexico on income attributable to such permanent establishment or fixed base in accordance with relevant tax provisions.

U.S. TAXATION OF NON-U.S. HOLDERS

In general, subject to the discussion below of special rules that may apply to certain Non-U.S. Holders and the discussion below of backup withholding:

     - payments of dividends and sale proceeds by New Iusacell or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax,

     - gain realized by a Non-U.S. Holder on the sale or other disposition of the New Iusacell ADSs will not be subject to U.S. federal income tax or withholding tax, and

     - the New Iusacell ADSs will not be subject to U.S. federal estate tax, if beneficially owned by an individual who was a Non-U.S. Holder at the time of his death.

Special rules may apply in the case of Non-U.S. Holders:

     - that are engaged in a United States trade or business

     - that are former citizens or long-term residents of the United States, "controlled foreign corporations," "foreign personal holding companies," corporations which accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations, each within the meaning of the Code, or

     - certain non-resident alien individuals who are present in the U.S. for 183 days or more during a taxable year and meet certain other conditions.

Such Non-U.S. Holders are urged to consult their own tax advisors.

OTHER MEXICAN TAXES

There are no inheritance or succession taxes applicable to the ownership, transfer or disposition of New Iusacell ADSs or shares. There are no Mexican stamp, registration or similar taxes or duties payable by holders of New Iusacell ADSs or shares.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Each DTC participant or indirect participant holding New Iusacell ADSs on behalf of a beneficial owner and each paying agent making payments in respect of New Iusacell ADSs will generally be required to provide the IRS with information, including the name, address and taxpayer identification number of the beneficial owner of the New Iusacell ADSs, and the aggregate amount of dividends and sale proceeds paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply with respect to certain beneficial owners, including Non-U.S. Holders (who file IRS Form W-8BEN as discussed below), corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

In the event that a beneficial owner of New Iusacell ADSs fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, as the case may be, a holder may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds from the sale or disposition of New Iusacell ADSs. This backup withholding tax is not an additional tax and any amounts withheld from a payment to a holder of New Iusacell ADSs will be refunded (or credited against such holder's U.S. federal income tax liability, if any) provided that the required information is furnished to the IRS.

Non-U.S. Holders will generally be exempt from information reporting and backup withholding upon filing a timely and properly completed IRS Form W-8BEN.

The U.S. Treasury Department has issued final regulations (the "Regulations") that unify current certification procedures and modify reliance standards. The Regulations are generally effective for payments made on or after January 1, 2001. Potential investors and holders of New Iusacell ADSs should consult their own tax advisors concerning the adoption of the Regulations and the potential effect on their acquisition, ownership and disposition of New Iusacell ADSs.

                                  UNDERWRITING

Iusacell and the underwriters named below have entered into an underwriting agreement covering the ADSs to be offered in this offering. J.P. Morgan Securities Inc., Warburg Dillon Read LLC, Salomon Smith Barney Inc. and ING Barings LLC are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of ADSs set forth opposite its name in the following table.

                                                                --------------
UNDERWRITER                                                     NUMBER OF ADSS
-----------                                                     --------------
J.P. Morgan Securities Inc..................................       3,750,000
Warburg Dillon Read LLC.....................................       3,750,000
Salomon Smith Barney Inc....................................       1,100,000
ING Barings LLC.............................................         500,000
Paribas Corporation.........................................         450,000
Chase Securities Inc. ......................................         450,000
                                                                  ----------
     Total..................................................      10,000,000
                                                                  ==========

The underwriting agreement provides that if the underwriters take any of the above ADSs, then they must take all of these ADSs. No underwriter is obligated to take any ADSs allocated to a defaulting underwriter except under limited circumstances.

The underwriters are offering the ADSs, subject to the prior sale of such ADSs, and when, as and if such ADSs are delivered to and accepted by them. The underwriters will initially offer to sell ADSs to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may sell ADSs to securities dealers at a discount of up to U.S.$0.32 per ADS from the public offering price. Any such securities dealers may resell ADSs to certain other brokers or dealers at a discount of up to U.S.$0.10 per ADS from the public offering price. After the public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more than 10,000,000 ADSs, they have the option to buy up to an additional 1,500,000 ADSs from Iusacell to cover their sales. They may exercise this option during the 30-day period from the date of this prospectus. If any ADSs are purchased with this option, the underwriters will purchase ADSs in approximately the same proportion as set forth in the table above.

The following table shows the per ADS and total underwriting discounts and commissions that Iusacell will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

                                                               NO EXERCISE      FULL EXERCISE
                                                              --------------    --------------
Per ADS.....................................................  U.S.$    0.529    U.S.$    0.529
  Total.....................................................  U.S.$5,293,750    U.S.$6,087,813
                                                              ==============    ==============

The underwriters may purchase and sell ADSs in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the ADSs while the offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase ADSs sold by or for the account of that underwriter. These activities may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Iusacell estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately U.S.$1.5 million, including without limitation, legal and accounting fees, printing costs, allocable portion of SEC registration fees and reimbursable underwriters expenses.

Iusacell has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Iusacell has also agreed to reimburse the underwriters for some of their expenses.

Iusacell, Mr. Carlos Peralta, Fiusa Pasteje, S.A. de C.V., Bell Atlantic International, Inc., Bell Atlantic Latin America Holdings, Inc., Bell Atlantic New Zealand Holdings, Inc. and our directors and senior executive officers have agreed with the underwriters not to dispose of or hedge any of their ADSs, series V shares or series A shares, or securities convertible into or exchangeable for ADSs, series V shares or series A shares, for a period of 90 days from the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc. and Warburg Dillon Read LLC.

Iusacell's ADSs are listed on the New York Stock Exchange under the symbol
"CEL."

Iusacell expects that delivery of the ADSs will be made to investors on or about April 19, 2000.

The underwriters and their affiliates have engaged in commercial and investment banking transactions with Iusacell and its affiliates in the ordinary course of business. They may continue to do so in the future.

The underwriters do not intend to sell any ADSs to any account over which they exercise discretionary authority.

Each underwriter has represented and agreed that:

     - it has not offered or sold and, for up to six months following the consummation of the transactions contemplated in this prospectus supplement, will not offer or sell, any ADSs in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995 (as amended),

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom, and

     - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or to a person to whom the document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

Certain legal matters will be passed upon for Iusacell by Clifford Chance Rogers & Wells LLP, New York, New York, special United States counsel to Iusacell, with respect to matters of New York law and United States federal law, and by De Ovando y Martinez del Campo, S.C., Mexico D.F., special Mexican counsel to Iusacell, with respect to matters of Mexican law. De Ovando y Martinez del Campo, S.C., will pass upon the validity of the series V shares underlying the ADSs.

Mr. Fernando de Ovando, a director of New Iusacell until April 10, 2000, Mr. Javier Martinez del Campo, an alternate director of New Iusacell until April 10, 2000 and a director of New Iusacell from and after that date, and Mr. Ignacio Gomez Morin, an alternate director of New Iusacell, are members of the law firm of De Ovando y Martinez del Campo, S.C., which, in 1999, provided legal services to Iusacell in the amount of approximately Ps.3.3 million (U.S.$352,700).

Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York, and by Ritch, Heather y Mueller, S.C., Mexico D.F.

                                    EXPERTS

The consolidated financial statements of New Iusacell and its subsidiaries and Old Iusacell and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in the registration statement from Iusacell's Annual Report on Form 20-F for the year ended December 31, 1999 and included herein have been audited by PricewaterhouseCoopers, independent auditors, as stated in their reports which are incorporated in the registration statement by reference and included herein and are so incorporated and included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The description of the appraisal of Iusacell's prior analog telecommunications network incorporated by reference in the registration statement from Iusacell's Annual Report on Form 20-F and included herein has been prepared by Consultores y Valuadores de Empresas, S.C., an international property appraiser, as indicated in their appraisal report. The description of the appraisal is incorporated in the registration statement by reference and included herein in reliance upon such report and information given on the authority of the firm as experts in property valuation.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Grupo Iusacell, S.A. de C.V.

  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets -- December 31, 1999 and
     1998...................................................   F-3
  Consolidated Statements of Income -- Fiscal Years Ended
     December 31, 1999, 1998 and 1997.......................   F-4
  Consolidated Statements of Changes in Stockholders'
     Equity -- Fiscal Years Ended December 31, 1999, 1998
     and 1997...............................................   F-5
  Consolidated Statements of Changes in Financial
     Position -- Fiscal Years Ended December 31, 1999, 1998
     and 1997...............................................   F-6
  Notes to Consolidated Financial Statements................   F-7

Grupo Iusacell Celular, S.A. de C.V.

  Report of Independent Accountants.........................  F-42
  Consolidated Balance Sheets -- December 31, 1999 and
     1998...................................................  F-43
  Consolidated Statements of Income -- Fiscal Years Ended
     December 31, 1999, 1998 and 1997.......................  F-44
  Consolidated Statements of Changes in Stockholders'
     Equity -- Fiscal Years Ended December 31, 1999, 1998
     and 1997...............................................  F-45
  Consolidated Statements of Changes in Financial
     Position -- Fiscal Years Ended December 31, 1999, 1998
     and 1997...............................................  F-46
  Notes to Consolidated Financial Statements................  F-47

Financial Statement Schedules

  Report of Independent Accountants on Financial Statement
     Schedules..............................................  F-90
  Schedule IX -- Valuation and Qualifying Accounts and
     Reserves...............................................  F-91

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
Nuevo Grupo Iusacell, S.A. de C.V.:

We have audited the accompanying consolidated balance sheets of Nuevo Grupo Iusacell, S.A. de C.V. (the "Company") and subsidiaries (successor to Grupo Iusacell S.A. de C.V. and subsidiaries, see Note 1) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Mexico which are substantially similar, in all material respects, to United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and are prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nuevo Grupo Iusacell, S.A. de C.V. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of its operations, changes in stockholders' equity and changes in its consolidated financial position for the three years ended December 31, 1999, in conformity with accounting principles generally accepted in Mexico.

Accounting principles generally accepted in Mexico vary in certain respects from accounting principles generally accepted in the United States. In our opinion, based on our audits, application of accounting principles generally accepted in the United States would have affected the determination of the amount shown as net profit (loss) for the years ended December 31, 1999, 1998 and 1997 and the total amount of stockholders' equity as of December 31, 1999 and 1998 to the extent summarized in Note 20 to the consolidated financial statements.

PricewaterhouseCoopers

Juan Manuel Ferron Solis
Partner

Mexico City, Mexico
February 29, 2000 (except with
respect to the matters discussed
in Notes 20 and 21, for which
the date is March 16, 2000).

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998
                             (NOTES 1, 2, 3 AND 4)
(ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT MEXICAN
                                     PESOS
                            AS OF DECEMBER 31, 1999)

                                                              ------------------------------
                                                                  1999             1998
                                                              -------------    -------------
ASSETS
CURRENT:
  Cash and cash equivalents (Note 4.c)                        Ps. 1,151,961    Ps.   286,666
                                                              -------------    -------------
  Current portion of escrow account (Note 10)                       422,688               --
                                                              -------------    -------------
  Accounts receivable:
    Trade, net of Ps.149,278 and Ps.75,400 of allowance for
      doubtful accounts in 1999 and 1998, respectively (Note
      4.d)                                                          707,934          340,492
    Related parties (Note 5)                                          8,342           12,782
    Recoverable taxes and other                                     607,146          661,970
                                                              -------------    -------------
                                                                  1,323,422        1,015,244
                                                              -------------    -------------
  Inventories (Note 6)                                              184,328          207,812
                                                              -------------    -------------
         Total current assets                                     3,082,399        1,509,722
INVESTMENT IN ASSOCIATED COMPANIES (Note 7)                          25,237           17,425
PROPERTY AND EQUIPMENT, net (Note 8)                              6,771,108        5,961,927
LONG-TERM PORTION OF ESCROW ACCOUNT (Note 10)                       845,375               --
OTHER ASSETS, net (Note 9)                                        2,127,971        1,750,702
EXCESS OF COST OF INVESTMENTS IN SUBSIDIARIES OVER BOOK
  VALUE, net of accumulated amortization of Ps.487,245 in
  1999 and Ps.409,108 in 1998 (Note 4.i)                          1,982,280        1,911,574
                                                              -------------    -------------
         Total assets                                         Ps.14,834,370    Ps.11,151,350
                                                              =============    =============
LIABILITIES
CURRENT:
  Notes payable (Note 10)                                     Ps.    94,986    Ps.   833,799
  Current portion of long-term debt (Note 10)                       505,643               --
  Trade accounts payable (Note 11)                                  641,479          980,749
  Related parties (Note 5)                                          116,034          140,082
  Taxes and other payables                                          912,999          850,572
  Income tax (Note 12)                                                1,375           54,311
  Employee profit sharing (Note 12)                                     378                6
                                                              -------------    -------------
         Total current liabilities                                2,272,894        2,859,519
LONG-TERM DEBT (Note 10)                                          7,315,745        4,168,322
TRADE ACCOUNTS PAYABLE, LONG-TERM (Note 11)                              --            2,370
COMMITMENTS AND CONTINGENCIES (Notes 4.k and 13)                      2,370            2,871
                                                              -------------    -------------
         Total liabilities                                        9,591,009        7,033,082
                                                              -------------    -------------
STOCKHOLDERS' EQUITY
CONTRIBUTED CAPITAL (Notes 14, 15 and 16):
  Capital stock                                                   4,727,987        9,697,443
  Capital contributed                                               148,543           81,607
                                                              -------------    -------------
                                                                  4,876,530        9,779,050
                                                              -------------    -------------
EARNED CAPITAL (Note 16):
  Accumulated profits (losses):
    Legal reserve                                                        --            4,461
    For prior years                                                      --       (3,445,323)
    For the year                                                    333,762       (1,457,062)
                                                              -------------    -------------
                                                                    333,762       (4,897,924)
                                                              -------------    -------------
    Deficit from restatement                                             --         (763,769)
                                                              -------------    -------------
         Total majority stockholders' equity                      5,210,292        4,117,357
MINORITY INTEREST                                                    33,069              911
                                                              -------------    -------------
         Total stockholders' equity                               5,243,361        4,118,268
                                                              -------------    -------------
         Total liabilities and stockholders' equity           Ps.14,834,370    Ps.11,151,350
                                                              =============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (NOTES 1, 2, 3 AND 4)
(ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT MEXICAN
                                     PESOS
                            AS OF DECEMBER 31, 1999)

                                                              --------------------------------------------
                                                                      1999            1998            1997
                                                              ------------   -------------   -------------
REVENUES:
  Services                                                    Ps.3,767,693   Ps. 2,750,863   Ps. 2,055,803
  Telephone equipment sales and other                              436,960         421,534         422,788
                                                              ------------   -------------   -------------
                                                                 4,204,653       3,172,397       2,478,591
                                                              ------------   -------------   -------------
COST OF SALES:
  Cost of services                                               1,074,191         860,821         685,051
  Cost of telephone equipment sales and other                      269,491         225,548         268,373
                                                              ------------   -------------   -------------
                                                                 1,343,682       1,086,369         953,424
                                                              ------------   -------------   -------------
          Gross profit                                           2,860,971       2,086,028       1,525,167
                                                              ------------   -------------   -------------
OPERATING EXPENSES                                               1,444,799       1,210,540         990,880
DEPRECIATION AND AMORTIZATION                                    1,425,022         892,850         775,258
450 PROJECT NON-CASH WRITE-DOWN (Note 18)                               --       1,102,401              --
                                                              ------------   -------------   -------------
          Operating loss                                            (8,850)     (1,119,763)       (240,971)
                                                              ------------   -------------   -------------
OTHER EXPENSES (INCOME), net                                        23,054        (149,046)             --
                                                              ------------   -------------   -------------
PROVISION FOR EQUIPMENT IMPAIRMENT (Note 4.b)                           --              --       1,236,307
                                                              ------------   -------------   -------------
INTEGRAL FINANCING (GAIN) COST:
  Interest expense, net                                            291,417         250,873         330,659
  Foreign exchange (gain) loss, net                               (159,074)        939,474          64,565
  Gain from monetary position                                     (661,868)       (762,581)       (389,975)
                                                              ------------   -------------   -------------
                                                                  (529,525)        427,766           5,249
                                                              ------------   -------------   -------------
EQUITY PARTICIPATION IN NET LOSS (GAIN) OF ASSOCIATED
  COMPANIES AND NET LOSS (GAIN) ON SALE OF EQUITY
  INVESTMENTS (Note 7)                                              47,611         (27,922)       (210,076)
                                                              ------------   -------------   -------------
          Profit (loss) from continuing operations before
            assets tax, income tax, minority interest and
            extraordinary item                                     450,010      (1,370,561)     (1,272,451)
                                                              ------------   -------------   -------------
PROVISIONS FOR:
  Assets tax                                                       132,645          72,127          60,397
  Income tax                                                       404,810              --              --
                                                              ------------   -------------   -------------
          Loss from continuing operations before minority
            interest and extraordinary item                        (87,445)     (1,442,688)     (1,332,848)
MINORITY INTEREST                                                   17,933           6,342             276
                                                              ------------   -------------   -------------
          Net loss from continuing operations before
            extraordinary item                                     (69,512)     (1,436,346)     (1,332,572)
EXTRAORDINARY ITEM:
  Amortization of tax loss carryforwards                           404,810              --              --
                                                              ------------   -------------   -------------
          Net profit (loss) from continuing operations             335,298      (1,436,346)     (1,332,572)
LOSS FROM DISCONTINUED OPERATIONS (net of Income tax) (Note
  19)                                                                1,536          20,716              --
                                                              ------------   -------------   -------------
          Net profit (loss) for the year                      Ps.  333,762   Ps.(1,457,062)  Ps.(1,332,572)
                                                              ============   =============   =============
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
  OUTSTANDING (thousands)                                        1,286,844       1,121,396       1,070,825
                                                              ============   =============   =============
LOSS PER SHARE BEFORE EXTRAORDINARY ITEM (pesos)              Ps.    (0.06)  Ps.     (1.30)  Ps.     (1.24)
                                                              ============   =============   =============
NET PROFIT (LOSS) PER SHARE (pesos)                           Ps.     0.26   Ps.     (1.30)  Ps.     (1.24)
                                                              ============   =============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (NOTES 1, 2, 3 AND 4)
(ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT MEXICAN
                                     PESOS
                            AS OF DECEMBER 31, 1999)

                                         ---------------------------------------------------------------------------------------
                                                                                     ACCUMULATED PROFITS (LOSSES)
                                            CAPITAL                                  -----------------------------     DEFICIT
                                             STOCK          CAPITAL        LEGAL         PRIOR          FOR THE         FROM
                                          SUBSCRIBED     CONTRIBUTIONS    RESERVE        YEARS           YEAR        RESTATEMENT
                                         -------------   -------------   ---------   -------------   -------------   -----------
Balance at December 31, 1996             Ps. 7,573,183    Ps. 81,607     Ps. 4,461   Ps.(1,586,610)  Ps.  (526,141)  Ps.(725,802)
Application of 1996 net loss                                                              (526,141)        526,141
Increase in capital stock from the
  capitalization of stockholders' debt         817,781
Increase in capital stock through the
  issuance of shares under the
  Executive Stock Purchase Plan                112,783
Minority interest for the year
Net loss for the year                                                                                   (1,332,572)
                                         -------------    ----------     ---------   -------------   -------------   -----------
Balance at December 31, 1997                 8,503,747        81,607         4,461      (2,112,751)     (1,332,572)     (725,802)
Application of 1997 net loss                                                            (1,332,572)      1,332,572
Increase in capital stock from the
  capitalization of stockholders' debt       1,185,634
Increase in capital stock through the
  issuance of shares under the
  Executive Stock Purchase Plan                  8,062
Recognition of inflation effects on
  financial information                                                                                                  (37,967)
Minority interest for the year
Net loss for the year                                                                                   (1,457,062)
                                         -------------    ----------     ---------   -------------   -------------   -----------
Balance at December 31, 1998                 9,697,443        81,607         4,461      (3,445,323)     (1,457,062)     (763,769)
Application of 1998 net loss                                                            (1,457,062)      1,457,062
Increase in capital stock from the
  capitalization of stockholders' debt         392,781
Effect of reorganization                    (5,580,086)      (81,607)       (4,461)      4,902,385                       763,769
Effect of rights and primary offerings         217,849       148,543
Minority interest for the year
Net profit for the year                                                                                    333,762
                                         -------------    ----------     ---------   -------------   -------------   -----------
Balance at December 31, 1999             Ps. 4,727,987    Ps.148,543     Ps.    --   Ps.        --   Ps.   333,762   Ps.      --
                                         =============    ==========     =========   =============   =============   ===========

                                         --------------------------

                                                          TOTAL
                                          MINORITY    STOCKHOLDERS'
                                          INTEREST       EQUITY
                                         ----------   -------------
Balance at December 31, 1996             Ps.  8,057   Ps. 4,828,755
Application of 1996 net loss                                     --
Increase in capital stock from the
  capitalization of stockholders' debt                      817,781
Increase in capital stock through the
  issuance of shares under the
  Executive Stock Purchase Plan                             112,783
Minority interest for the year                7,362           7,362
Net loss for the year                                    (1,332,572)
                                         ----------   -------------
Balance at December 31, 1997                 15,419       4,434,109
Application of 1997 net loss                                     --
Increase in capital stock from the
  capitalization of stockholders' debt                    1,185,634
Increase in capital stock through the
  issuance of shares under the
  Executive Stock Purchase Plan                               8,062
Recognition of inflation effects on
  financial information                                     (37,967)
Minority interest for the year              (14,508)        (14,508)
Net loss for the year                                    (1,457,062)
                                         ----------   -------------
Balance at December 31, 1998                    911       4,118,268
Application of 1998 net loss                                     --
Increase in capital stock from the
  capitalization of stockholders' debt                      392,781
Effect of reorganization                     21,317          21,317
Effect of rights and primary offerings                      366,392
Minority interest for the year               10,841          10,841
Net profit for the year                                     333,762
                                         ----------   -------------
Balance at December 31, 1999             Ps. 33,069   Ps. 5,243,361
                                         ==========   =============

  The accompanying notes are an integral part of these consolidated financial statements.

             NUEVO GRUPO IUSACELL, S. A. DE C. V. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (NOTES 1, 2, 3 AND 4)
    (ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
                     MEXICAN PESOS AS OF DECEMBER 31, 1999)

                                                              -----------------------------------------------
                                                                  1999             1998             1997
                                                              -------------    -------------    -------------
OPERATING ACTIVITIES:
  Loss from continuing operations before extraordinary item   Ps.   (69,512)   Ps.(1,436,346)   Ps.(1,332,572)
  Items not requiring the use of resources:
     Depreciation and amortization                                1,425,022          892,850          775,258
     450 Project non-cash write-down                                     --        1,102,401               --
     Provision for equipment impairment                                  --               --        1,236,307
     Equity participation in net loss (gain) of associated
       companies and net loss (gain) on sale of equity
       investments                                                   47,611          (27,922)        (210,076)
     Minority interest                                              (17,933)          (6,342)            (276)
                                                              -------------    -------------    -------------
                                                                  1,385,188          524,641          468,641
Resources (used for) provided by operating activities
  Trade accounts receivable                                        (367,442)         (68,036)         (69,164)
  Related parties                                                   (19,608)          78,986         (482,572)
  Recoverable taxes and other                                        54,824         (360,775)        (176,629)
  Inventories                                                        23,484          112,682         (204,300)
  Trade accounts payable                                           (341,640)          39,830          259,778
  Taxes and other payables                                           62,427          416,544          (98,679)
  Income tax                                                        (52,936)          42,543            2,343
  Employee profit sharing                                               372              (99)             (86)
  Other                                                                (501)            (192)             143
                                                              -------------    -------------    -------------
     Resources provided by (used for) operating activities
       before extraordinary item and discontinued operations        744,168          786,124         (300,525)
  Amortization of tax loss carryforwards                            404,810               --               --
  Loss from discontinued operations                                  (1,536)        ( 20,716)              --
                                                              -------------    -------------    -------------
     Resources provided by (used for) operating activities        1,147,442          765,408         (300,525)
                                                              -------------    -------------    -------------
FINANCING ACTIVITIES:
  Proceeds from long-term debt                                    3,653,065        1,238,406        2,955,992
  Principal payments on long-term debt                                   --          (26,080)        (956,338)
  (Decrease) increase in notes payable                             (738,813)         830,249       (1,074,666)
  Effect of rights and primary offerings                            366,392               --               --
  Increase in capital stock from the capitalization of
     stockholders' debt                                             392,781        1,185,634          817,781
  Increase in capital stock through the issuance of shares
     under the Executive Employee Stock Purchase Plan                    --            8,062          112,783
                                                              -------------    -------------    -------------
     Resources provided by financing activities                   3,673,425        3,236,271        1,855,552
                                                              -------------    -------------    -------------
INVESTING ACTIVITIES:
  Purchase of property and equipment                             (1,502,280)      (2,647,158)        (941,899)
  (Purchase) sale of common stock of associated companies            (5,332)          12,334          321,833
  Purchase of PCS frequencies                                            --         (553,873)              --
  Increase in telephones to be amortized                           (758,281)        (620,798)        (225,621)
  Increase in escrow account                                     (1,268,063)              --               --
  Purchase of other assets                                         (421,616)         (62,051)        (692,938)
                                                              -------------    -------------    -------------
     Resources used for investing activities                     (3,955,572)      (3,871,546)      (1,538,625)
                                                              -------------    -------------    -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                           865,295          130,133           16,402
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR              286,666          156,533          140,131
                                                              -------------    -------------    -------------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR              Ps. 1,151,961    Ps.   286,666    Ps.   156,533
                                                              =============    =============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
 (EXCEPT AS OTHERWISE NOTED, ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT MEXICAN PESOS AS OF DECEMBER 31, 1999. AMOUNTS EXPRESSED
                       IN U.S. DOLLARS ARE IN THOUSANDS.)

1. ENTITY AND NATURE OF BUSINESS

As a part of a recapitalization and restructuring plan, a new holding company, Nuevo Grupo Iusacell, S.A. de C.V. ("New Iusacell" or the "Company"), was incorporated on August 6, 1998 to acquire and hold all of the outstanding shares of Grupo Iusacell, S.A. de C.V. ("Old Iusacell"). In July 1999, New Iusacell initiated an offer to exchange its two series of common stock for the four series of common stock of Old Iusacell then outstanding on a one for one basis. As a result of the exchange, New Iusacell acquired 99.5% of Old Iusacell shares when the offer expired on August 10, 1999. A second offer expired on February 29, 2000 and as a result New Iusacell owns 99.9% of Old Iusacell shares. New Iusacell intends to make a repurchase offer for the remaining shares of Old Iusacell in the second quarter of 2000.

Prior to the exchange offer, New Iusacell had nominal assets and liabilities and no operations. New Iusacell also did not have any contingent liabilities or commitments. For accounting purposes, New Iusacell is the successor business to Old Iusacell, and the figures presented in the financial statements and notes for dates prior to the exchange offer are the consolidated financial information of Old Iusacell and its subsidiaries. New Iusacell and its subsidiaries (Old Iusacell and its subsidiaries prior to the recapitalization) are referred to collectively herein as the "Group."

Immediately after the exchange offer, New Iusacell completed both a rights offer of 18,405,490 shares of its series V common stock, raising U.S.$12,884 in proceeds, and a primary offer of 23,596,783 shares of its series V common stock, raising U.S.$23,847 in net proceeds (after commissions). Total proceeds from the rights and primary offerings amounted to Ps.366,392 (U.S.$36,731). New Iusacell's principal shareholders sold an aggregate of 101,403,217 shares of its series V common stock, resulting in a 40.4% ownership interest for each such shareholder.

Old Iusacell is a holding company incorporated on October 6, 1992. Its subsidiaries are primarily engaged in the wireless telecommunications business and hold concessions to operate cellular telephone systems in four contiguous market areas (each a "Region") in central Mexico. Old Iusacell holds the non-wireline cellular concesions for Region 5 (Guadalajara), Region 6 (Leon), Region 7 (Puebla) and a cellular authorization for Region 9 (Mexico City).

In October 1995, a subsidiary of New Iusacell received a concession from the Mexican government to operate as a long distance carrier and began offering long distance service in August 1996. During 1996, Old Iusacell also signed a joint venture agreement for the operation of a business to provide nationwide and international paging services. The joint venture began to provide paging services in August 1996. In May 1998, a subsidiary of Old Iusacell acquired frequencies through auctions conducted by the Mexican government to provide wireless personal communication services ("PCS") in Regions 1 and 4 in northern Mexico.

Carlos Peralta and companies and individuals controlled by or related to him (together, the "Peralta Group") and subsidiaries of Bell Atlantic Corporation ("Bell Atlantic") hold substantial ownership interests (direct or indirect) in New Iusacell.

In February 1997, after execution of a definitive agreement between Old Iusacell's principal shareholders and approval by the Mexican government, Bell Atlantic assumed management control of Old Iusacell from the Peralta Group.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Summary
The subsidiaries of New Iusacell which are included in the consolidated financial statements are as follows:

                                                              --------------------
                                                               ECONOMIC INTEREST
                                                              (DIRECT OR INDIRECT)
                                                                     AS OF
                                                                  DECEMBER 31
                                                              --------------------
SUBSIDIARY                                                     1999          1998
----------                                                    ------        ------
Old Iusacell                                                   100%           --
S.O.S. Telecomunicaciones, S.A. de C.V. (Region 9)             100%          100%
Iusacell, S.A. de C.V.                                         100%          100%
Sistecel, S.A. de C.V.                                         100%          100%
Comunicaciones Celulares de Occidente, S.A. de C.V.
  (Region 5)                                                   100%          100%
Sistemas Telefonicos Portatiles Celulares, S.A. de C.V.
  (Region 6)                                                   100%          100%
Telecomunicaciones del Golfo, S.A. de C.V. (Region 7)          100%          100%
Inflight Phone de Mexico, S.A de C.V.                          100%          100%
Inmobiliaria Montes Urales 460, S.A. de C.V.                   100%          100%
Mexican Cellular Investments, Inc.                             100%          100%
Iusanet, S.A. de C.V.                                          100%          100%
Promotora Celular, S.A. de C.V.                                100%          100%
Renta-Cell, S.A. de C.V.                                        --           100%
Iusatelecomunicaciones, S.A. de C.V.                            95%           95%
Iusatel, S.A. de C.V.                                           95%           95%
Grupo Iusacell Nicaragua, S.A.                                 100%          100%
Compania Colombiana de Telefonia Celular, S.A.                  --            70%
Cellular Solutions de Mexico, S.A. de C.V.                     100%          100%
Satelitron, S.A. de C.V.                                        65%           65%
Infotelecom, S.A. de C.V.                                       49%           49%
Punto a Punto Iusacell, S.A. de C.V.                            95%           95%
Iusacell PCS, S.A. de C.V. (Regions 1 and 4)                    95%           95%

2. ACQUISITIONS, DISPOSALS AND GROUP STRUCTURE

In November 1997, in connection with the resolution of various matters, the Group increased its ownership in Renta-Cell, S.A. de C.V. ("Renta-Cell") from 70% to 100% by acquiring the remaining 30% interest from the other Renta-Cell shareholders. The cost of this acquisition was Ps.24,647, all of which represented the excess of investment cost over book value. This amount was charged to operations during the year ended December 31, 1997. During 1999, Renta-Cell was merged into Promotora Celular, S.A. de C.V. The merger was recorded based on the financial statements of both subsidiary companies as of March 31, 1999.

In December 1998, the Group increased its ownership in Cellular Solutions de Mexico, S.A. de C.V. ("Cellular Solutions") from 68% to 100% by acquiring the remaining 32% interest from the other shareholder, an alternate director of New Iusacell. This interest was acquired in anticipation of the discontinuance of Cellular Solutions (see Note 19). The cost of this acquisition was Ps.3,932, all of which represented the excess of investment cost over book value. The amount of such excess was included in Cellular Solutions' loss from discontinued operations for the year ended December 31, 1998.

In November 1999, the Group liquidated its investment in Compania Colombiana de Telefonia Celular, S.A. ("Telecel") and recorded a loss of Ps.49,775.

Group Structure
Under the laws established by the Mexican government related to Bell Atlantic's assumption of management control, Old Iusacell may not own the majority of the voting stock of companies that hold concessions to provide telecommunications

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES services other than cellular service. In November 1998, Old Iusacell and Jose Ramon Elizondo, a director of New Iusacell (herein referred to as the "Mexican National"), entered into a joint venture formation agreement ("the Agreement") pursuant to which they agreed to participate together in the microwave frequencies leasing, long distance, local telephony, PCS and paging businesses. Old Iusacell and the Mexican National agreed that Old Iusacell would own 94.9% of the economic interest and 49% of the voting shares of Iusatel, S.A. de C.V., the Group's long distance concessionaire ("Iusatel"), Iusatelecomunicaciones, S.A. de C.V., the Group's fixed wireless local telephony operation ("Iusatelecomunicaciones"), Punto-a-Punto Iusacell, S.A. de C.V., a microwave frequencies concessionaire ("Punto-a-Punto Iusacell") and Iusacell PCS, S.A. de C.V., which holds concessions for 1.9GHz (PCS) frequencies in Regions 1 and 4 ("Iusacell PCS"). The Mexican National would own 5.1% of the economic interest and 51% of the voting shares of these companies. In addition, the Mexican National agreed to purchase a 2% economic and voting interest in Infotelecom, S.A. de C.V., a paging company ("Infotelecom"), at cost, from the Group, which would continue to hold a 49% economic and voting interest in such company. The Mexican National completed this purchase in December 1998 for Ps.26.

In December 1995, Old Iusacell signed a joint venture agreement with Infomin, S.A. de C.V. ("Infomin"), a Mexican company which holds a fifteen-year concession to provide nationwide and international paging services through July 2009. Pursuant to this agreement, in March 1996, Old Iusacell and Infomin established a joint venture company, Infotelecom. As of December 31, 1999, Infotelecom is owned 49%, 49% and 2%, by Old Iusacell, Infomin and the Mexican National, respectively. Under the Infotelecom joint venture agreement, Old Iusacell committed to contribute up to U.S.$10,500. As of December 31, 1999 and 1998, Old Iusacell had invested U.S.$10,000 and U.S.$9,032, respectively. This agreement establishes the individual and joint responsibilities of the partners. If a partner does not fulfill its responsibilities, sanctions could cause such partner to lose its investment and incur a penalty of up to U.S.$1,000.

In October 1997, Old Iusacell and the Mexican National incorporated Punto a Punto Iusacell, a company which participates in government auctions for microwave frequencies and operates concessions acquired in those auctions. Punto a Punto Iusacell acquired three concessions in the short haul microwave frequencies auction concluded in October 1997 and is negotiating to lease long haul microwave frequencies won at auction by a third party.

In June 1998, Old Iusacell and the Mexican National incorporated Iusacell PCS, a company formed to participate in government auctions for frequencies in the 1.9 GHz band. Iusacell PCS acquired concessions in Regions 1 and 4 in such auctions, which were concluded in May 1998.

In November 1998, pursuant to the Agreement, the Mexican National acquired 51% of the voting shares of each of Iusatel and Iusatelecomunicaciones for Ps.25,130 and Ps.8,597, respectively. The shares of Infotelecom, Punto a Punto Iusacell, Iusacell PCS, Iusatel and Iusatelecomunicaciones (each a "Non-Cellular Subsidiary" and together, the "Non-Cellular Subsidiaries") acquired by the Mexican National pursuant to the Agreement are or will be illiquid. As a result, Old Iusacell agreed to grant the Mexican National, from and after June 30, 2002 (or sooner under certain circumstances), the right to put all, but not less than all, shares in any one or more Non-Cellular Subsidiary to Old Iusacell for an amount equal to his investment in the corresponding Non-Cellular Subsidiary, his cost of money to finance such investment or investments plus, for each year of his investment, 4% of his investment amount, grossed up with respect to any applicable Mexican income taxes. In return, the Agreement also contains a call option which provides Old Iusacell the right at any time to call the Mexican National's interest in these companies at the same price as if the put were exercised, subject to any legal requirement to have another Mexican National purchase of the shares subject to the call option.

The Mexican National does not have the unilateral right to approve actions at the shareholder or board level of these five companies. Under each company's by-laws, all shareholder or board action must also be approved by the majority of the shares held by Old Iusacell or a majority of the board members designated by Old Iusacell, respectively.

The Agreement, together with each joint venture company's by-laws, enable Old Iusacell to have management control over the day-to-day operations and financial administration of the Non-Cellular Subsidiaries. The Mexican National cannot alone, among other things, select, terminate or determine the compensation of management or establish operating and capital decisions in the ordinary course of business.

Consequently, the Group consolidates the Non-Cellular Subsidiaries in accordance with Bulletin B-8, "Consolidated and Combined Financial Statements and valuation of permanent investments" issued by the Mexican Institute of Public Accountants ("Bulletin B-8"), which provides that, in the event that majority ownership of a company's voting shares does not

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES exist, control over the day-to-day operations and financial administration of that company may be achieved by other means. Since the Group has such other arrangements in place with the majority shareholder, the requirement for consolidation under generally accepted accounting principles in Mexico ("Mexican GAAP") is satisfied.

3. BASIS OF PRESENTATION

a) Basis of presentation
The Group's consolidated financial statements have been prepared in conformity with Mexican GAAP. The consolidated financial statements have been presented in thousands of constant Mexican pesos as of December 31, 1999 as required by Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended, issued by the Mexican Institute of Public Accountants ("Bulletin B-10").

b) Consolidated financial statements
Those companies in which the Group holds 50% or more of the capital stock and/or exercises control over operating and financing activities are included in the consolidated financial statements. In addition, while the Group owns less than 50% of the voting common stock of the Non-Cellular Subsidiaries, it consolidates them because it exercises management control over their day-to-day operations and financial administration by appointment of the shareholders and other arrangements (see Note 2). All significant inter-company balances and transactions have been eliminated in consolidation.

c) Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

4. ACCOUNTING POLICIES

A summary of the Group's significant accounting policies is as follows:

a) Monetary unit
The financial statements are presented in Mexican pesos, the currency that, based on Mexican laws, must be used to prepare the accounting records of the Company and its Mexican subsidiaries.

b) Effects of inflation on the financial statements
The consolidated financial statements of the Group have been prepared in accordance with Bulletin B-10. The Third Amendment to Bulletin B-10, effective for fiscal years beginning January 1, 1990, requires the restatement of all comparative financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Accordingly, the consolidated financial statements have been restated as follows:

     - The balance sheet amounts as of December 31, 1998 presented in the consolidated financial statements have been restated to constant Mexican pesos as of December 31, 1999 based on the National Consumer Price Index ("NCPI") published by Banco de Mexico (the "Mexican Central Bank").

     - Consolidated income statements for the current and prior years have been restated to constant Mexican pesos as of December 31, 1999 using the NCPI from the periods in which the transactions (income and expenses) occurred.

     - Bulletin B-12, "Statement of Changes in Financial Information", issued by the Mexican Institute of Public Accountants ("Bulletin B-12"), addresses the presentation of the statement of changes in financial position when financial statements have been restated to constant Mexican pesos as of the latest balance sheet date. Bulletin B-12 identifies the origin and application of resources representing differences between beginning and ending balance sheet amounts in constant Mexican pesos, excluding the effect of holding non-monetary assets. Bulletin B-12 also provides that monetary and foreign exchange gains and losses should not be eliminated from resources provided by operating or financing activities.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The items that originate from the recognition of effects of inflation on financial information are as follows:

Restatement of non-monetary assets:

Inventories are valued at the average price of the purchases made during the period and are restated using the NCPI, without exceeding net realizable value.

Based on the Fifth Amendment to Bulletin B-10, effective January 1, 1997, property and equipment, net, and depreciation for the year are restated using the NCPI, without exceeding net realizable value.

In October 1997, the Group recorded an impairment loss to reduce the value of its investment in its analog communications equipment to fair value. The valuation of the analog, equipment was determined based on an appraisal performed by independent appraisers registered with the Comision Nacional Bancaria y de Valores in order to comply with Bulletin B-10, which requires non-monetary assets to be valued as closely as possible to, but not higher than, their fair market value.

In December 1997, as further described in Note 13.d, Old Iusacell signed an agreement with subsidiaries of Lucent Technologies, Inc. ("Lucent") to purchase analog and digital communications equipment, primarily to address (i) customer requirements for better voice quality, (ii) the need to increase network capacity to handle rapidly growing subscriber levels, and (iii) the need to remain competitive, particularly in view of the government's auction of digital wireless concessions in the 1.9 GHz frequency band to other carriers.

Property and equipment are depreciated using the straight-line method, based on the restated values. The average annual rates of depreciation used by the Group are as follows:

                                                              ------------
                                                              1999    1998
                                                              ----    ----
Buildings and facilities                                        4%      4%
Communications equipment                                        9%      9%
Furniture and fixtures                                          9%      9%
Transportation equipment                                       18%     18%
Computer equipment                                             21%     21%
Cellular rental telephones                                     25%     25%

Investments in associated companies are accounted for using the equity method based on the associated company's equity and are adjusted for the effects of inflation in accordance with Bulletin B-10.

Restatement of stockholders' equity:

The contributed and earned capital accounts include the effect of restatement determined by applying the NCPI factor from the date capital was contributed or earned. The restatement represents the amount required to maintain the contributions and accumulated results in constant Mexican pesos as of December 31, 1999.

The excess or deficit from restatement of capital account is an element of stockholders' equity that includes surplus or deficit from holding non-monetary assets, which represents the excess or deficit in specific values of net non-monetary assets in comparison with the increase attributable to general inflation as measured by the NCPI.

Integral financing (gain) cost:

Integral financing (gain) cost is comprised of net interest expense, foreign exchange gains and losses, and gains and losses from net monetary position.

Foreign exchange gains and losses on transactions denominated in currencies other than Mexican pesos result from fluctuations in exchange rates between the date transactions are recorded and the date of settlement or period end.

Gains and losses from net monetary position represent the effects of inflation, as measured by the NCPI, on the Group's monetary assets and liabilities at the beginning of each month. If monetary liabilities exceed monetary assets, there is a gain from monetary position. If monetary liabilities are less than monetary assets, there is a resulting loss from monetary position.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

c) Cash and cash equivalents
Cash and short-term investments consist primarily of short-term, fixed rate investments and bank deposits. The Group invests its excess cash in deposits with major banks. The investments are carried at cost plus accrued interest, approximating market value. These investments are highly liquid cash equivalents, having a maturity of ninety days or less when acquired.

d) Allowance for doubtful accounts
The Group cancels service to customers with invoices that are 60 days past due. The allowance for doubtful accounts represents the Group's estimate of the probable loss inherent in all accounts receivable due to general historical trends of customer performance and factors surrounding the specific customer's credit risk. The Group wrote off accounts receivable for Ps.18,889, Ps.59,506 and Ps.86,723 in 1999, 1998 and 1997, respectively. The charge to income for the year in order to increase the allowance for doubtful accounts amounted to Ps.92,767, Ps.30,913 and Ps.48,524 in 1999, 1998 and 1997, respectively.

e) Investment in associated companies
The Group carries long-term investments in associated companies in which the Group owns between 20% and 50% of the Company's voting common stock and over which the Group can exercise significant influence. Such investments are accounted for using the equity method. As described in Note 2, the Company has consolidated the Non-Cellular Subsidiaries, in which Old Iusacell owns less than 50% of the voting common stock, because it exercises management control over their day-to-day operations and financial administration. Under the equity method such investments are carried at cost adjusted for the Company's share of the net income or losses of these companies and the effects of restatement of non-monetary assets in the associated companies. The effects of transactions with such associated companies are eliminated before applying the equity method.

f) Cellular telephones
The cost of cellular telephones given to customers under exclusive service contracts is amortized based on the nature and terms of the service contracts to match costs with the timing of revenues earned. The costs of such telephones are included in other assets, net of accumulated amortization, not to exceed market value.

At the end of the contract term, the cellular telephone is given to the customer. In the event of an early termination of an exclusive service contract, the customer either (i) is required to return the phone to the Group or (ii) acquires the telephone at its book value on the date of termination.

The cost of cellular telephones sold to customers is recorded as cost of sales based on the average cost of such telephones. Telephones leased to customers are included in fixed assets and are depreciated over the initial lease period, generally two years.

g) Concessions
Costs related to the acquisition of concessions granted by the Mexican government to provide cellular telephone services have been capitalized and are included in other assets. Such costs are amortized on a straight-line basis over the initial term of the respective concession. The Mexican government requires the Group's compliance with the specific terms of each concession. Through December 31, 1999 the Group had complied substantially with such requirements, except for certain informational requirements of the Mexican authorities. The Group believes that such noncompliance does not expose it to any risk of concession forfeiture, or any other material liability.

h) Advertising
Advertising costs are expensed as incurred. The cost of prepaid media advertising (including television air time, magazine, directory and other print media) is deferred and recorded in other assets until the advertising airtime or space is used, at which time such cost is recognized as an operating expense. Advertising expense amounted to Ps.228,866, Ps.203,139 and Ps.143,106 for 1999, 1998 and 1997, respectively.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

i) Excess of cost of investment in subsidiaries over book value
The excess of cost over the book value of net assets of acquired subsidiaries is amortized on a straight-line basis over twenty years. Amortization expense was Ps.169,684, Ps.121,795 and Ps.124,366 in 1999, 1998 and 1997, respectively.

The carrying amount of such excess cost applicable to each acquired subsidiary is reviewed if the facts and circumstances suggest that it might be impaired.

j) Income taxes and employee profit sharing
Income Taxes are computed in accordance with the partial liability method, as required by Bulletin D-4, "Accounting Treatment for Income Tax and Employee Profit Sharing", issued by the Mexican Institute of Public Accountants ("Bulletin D-4"), under which deferred income tax provisions are recorded for identifiable, non-recurring temporary differences (i.e., those that are expected to reverse over a definite period of time) at rates in effect at the time such differences arise, and reversed at the rates in effect at the time such differences reverse (see Note 4.o for the new accounting bulletin effective January 1, 2000).

In accordance with Bulletin D-4, the Group did not record a provision for deferred taxes as of December 31, 1999 and 1998.

Employee profit sharing is a statutory labor obligation payable to employees and determined for each subsidiary with employees, on its pretax income as adjusted in accordance with the provisions of Mexican labor and tax laws.

k) Seniority premiums
In accordance with Mexican labor law, the Group's employees are entitled to seniority premiums upon retirement after 15 years of service or upon dismissal, disability or death. The Group follows Bulletin D-3, "Labor Obligations", issued by the Mexican Institute of Public Accountants ("Bulletin D-3"). Under Bulletin D-3, the actuarially determined projected benefit obligation is computed using estimates of salaries that will be in effect at the time of payment.

Personnel not yet eligible for seniority premiums are also included in the determination of the obligation with necessary adjustments made in accordance with the probability that these employees will reach the required seniority. At December 31, 1999, the average seniority of the eligible employees was less than 5 years. The Group's liability and related costs for seniority premiums are immaterial for all periods presented.

In accordance with Mexican labor law, the Group is liable for severance payments to employees who are dismissed under certain circumstances. Such compensation is expensed when paid.

The Group has no employee pension plans and does not provide for post-retirement benefits.

l) Earnings (loss) per share
Effective January 1, 1997, Bulletin B-14, "Earnings per Share", issued by the Mexican Institute of Public Accountants ("Bulletin B-14"), requires disclosure in the income statement of the net earnings (loss) per share, and the per share effect of any extraordinary item affecting the net profit or loss for the year. Such per share amounts must be calculated based on the weighted average number of shares of common and/or preferred stock outstanding.

m) Revenue recognition
Cellular air time is recorded as revenue as service is provided except for revenue from the sale of prepay cards which is recognized at the date of sale. The Group recognizes the revenue on the sale of prepay cards at the date of sale rather than on a deferred basis because the length of the average consumption period for such prepay cards is not significant, i.e., approximately 1.2 months or less, and it is not material to results of operations for all periods presented. Sales of equipment and related services are recorded when goods are delivered and services are provided. Cellular access charges are billed in advance and recognized when the services are provided. Other revenues, mainly from paging and long distance services, are recognized when the related services are provided.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

n) Foreign currency transactions
Foreign currency transactions are recorded at the exchange rates in effect at the transaction date. Assets and liabilities denominated in foreign currencies are translated to Mexican pesos using the exchange rates in effect at the time of settlement or valuation at each balance sheet date, with the resulting exchange differences being recognized as exchange gains or losses.

o) New accounting bulletins
As of January 1, 2000, the Group will adopt the provisions of revised Bulletin D-4. This revised Bulletin significantly modifies previous accounting treatment for the calculation of deferred taxes by the partial liability method to a method based on comprehensive assets and liabilities. The new method requires the recognition of future tax consequences based on the difference between the financial statements and tax bases of assets and liabilities.

In accordance with revised Bulletin D-4, the accrued effect as of January 1, 2000 will be charged directly to stockholders' equity. The Group's management estimates that the implementation of revised Bulletin D-4 will require the recognition of a net asset for deferred income tax of approximately Ps.173,102 and a net credit to stockholders' equity for the same amount.

The principal temporary differences giving rise to the deferred income tax asset at January 1, 2000 are as follows:

Inventories                                                   Ps.   184,328
Property and equipment                                              756,431
Cellular telephones to be amortized                                 538,959
Concessions                                                           9,031
Allowance for doubtful accounts                                    (149,278)
Other allowances                                                    (65,429)
Net operating loss carryforwards and tax credits                 (1,768,619)
                                                              -------------
                                                              Ps.  (494,577)
Statutory tax rate                                                       35%
                                                              -------------
Deferred tax asset                                            Ps.  (173,102)
                                                              =============

5. RELATED PARTIES

The Peralta Group and Bell Atlantic hold substantial ownership interests in the Company. In addition, the Peralta Group holds ownership interests in various other entities, primarily Industrias Unidas, S.A. de C.V. ("IUSA") and related entities, which are customers of or suppliers to the Group.

A summary of related party accounts and notes receivable, including interest, as of December 31, is as follows:

                                                              ---------------------
                                                                1999        1998
                                                              --------    ---------
IUSA and related entities                                     Ps.8,342    Ps.12,782
                                                              --------    ---------
          Total                                               Ps.8,342    Ps.12,782
                                                              ========    =========

Accounts receivable result from the financing of related parties' operations, the sale of cellular telephone services and operating lease contracts.

Accounts and notes payable to related parties, including interest, as of December 31, are as follows:

                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Bell Atlantic                                                 Ps.116,034    Ps.140,082
                                                              ----------    ----------
          Total                                               Ps.116,034    Ps.140,082
                                                              ==========    ==========

Accounts payable result from the leasing of certain facilities and services received.

During 1997, Old Iusacell had notes payable and interest due to Bell Atlantic of U.S.$57,900 (Ps.515,558), of which U.S.$25,000 (Ps.222,607) was repaid and
U.S.$32,900 (Ps.292,951) was converted to equity (see Note 14).

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The U.S.$25,000 of borrowings was repaid prior to the stated maturity date as part of a debt restructuring program made by Old Iusacell in 1997. There was no gain (loss) recognized by Old Iusacell related to the early repayment.

In July 1997, Bell Atlantic agreed to provide Old Iusacell with subordinated convertible debenture financing in an aggregate amount of U.S.$150,000. The principal amount of the debentures was convertible into Old Iusacell series A shares (see Note 10).

Following is an analysis of the related party transactions described above for the years ended December 31:

                                                              -----------------------------------
                                                                1999         1998         1997
                                                              ---------    ---------    ---------
Service revenue                                               Ps.14,254    Ps.16,443    Ps.11,773
Lease income                                                      4,211       12,473        2,690
                                                              ---------    ---------    ---------
          Total income                                        Ps.18,465    Ps.28,916    Ps.14,463
                                                              =========    =========    =========
Commission expenses                                           Ps.    --    Ps.    --    Ps.   120
Technical expenses                                                5,525       49,450       40,521
Lease expenses                                                    5,623        2,842        4,777
Interest expense                                                     --       12,620       29,675
                                                              ---------    ---------    ---------
          Total expenses                                      Ps.11,148    Ps.64,912    Ps.75,093
                                                              =========    =========    =========

6. INVENTORIES

As of December 31, inventories consisted of the following:

                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Cellular telephones and accessories                           Ps.193,809    Ps.165,175
Less: Allowance for obsolete and slow-moving inventories          (7,842)      (12,627)
                                                              ----------    ----------
          Net                                                    185,967       152,548
Advances to suppliers                                             (1,639)       55,264
                                                              ----------    ----------
          Total inventories                                   Ps.184,328    Ps.207,812
                                                              ==========    ==========

7. INVESTMENT IN ASSOCIATED COMPANIES

On September 30, 1997, the Group sold its direct and indirect interests in Ecuadorian cellular and paging companies, Consorcio Ecuatoriano de Telecomunicaciones, S.A. ("CONECEL") and Corptilor, S.A. In 1997, the Group received U.S.$29,400 in cash consideration for its direct interests in CONECEL, resulting in a gain of Ps.208,959. At December 31, 1997, the gain on sale of Old Iusacell's indirect interest in CONECEL by its Colombian subsidiary was deferred as a result of an uncertainty as to the timing and, given some of the capital markets legislation emerging from Colombia at that time, even the possibility of repatriation of the proceeds from Colombia. Therefore, the Company believed that sale recognition was not appropriate.

The Group received U.S.$2,000, net of taxes, in respect to its indirect interests during 1998, resulting in a gain of Ps.18,189.

As of December 31, the Group's investment in associated companies is as follows:

                                             --------------------------------------------------
                                                      1999                       1998
                 ENTITY                      OWNERSHIP    INVESTMENT    OWNERSHIP    INVESTMENT
-----------------------------------------    ---------    ----------    ---------    ----------
Editorial Celular, S.A. de C.V.                40.00%     Ps.10,466       40.00%     Ps. 7,523
AMCEL                                             --         13,300          --          8,431
Other                                             --          1,471          --          1,471
                                                          ---------                  ---------
                                                          Ps.25,237                  Ps.17,425
                                                          =========                  =========

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Summarized financial information for these associated companies accounted for by the equity method as of December 31, 1999, 1998 and 1997 and for the years ended December 31, 1999, 1998 and 1997, is as follows:

                                                      -------------------------------------
                                                         1999         1998          1997
                                                      ----------    ---------    ----------
Total assets                                          Ps. 19,322    Ps.13,811    Ps. 60,205
Total liabilities                                          3,922        2,837        53,687
Revenues                                                  38,867       38,717        36,160
Gross profit                                              18,858       19,617        17,209
Net income                                                 5,160        7,298         2,794
Group's share of net earnings                              2,164        2,919         1,117
(Loss) gain on sale of equity investments                (49,775)      25,003       208,959

8. PROPERTY AND EQUIPMENT, NET

a) At December 31, property and equipment, net consisted of:

                                                              ------------------------------
                                                                  1999             1998
                                                              -------------    -------------
Buildings and facilities                                      Ps. 1,398,529    Ps. 1,398,500
Communications equipment                                          6,028,236        3,636,564
Furniture and fixtures                                              153,488          146,365
Transportation equipment                                             53,682           53,695
Computer equipment                                                  488,675          319,930
Cellular rental telephones                                            1,230            2,468
                                                              -------------    -------------
                                                                  8,123,840        5,557,522
Accumulated depreciation                                         (2,657,205)      (3,464,783)
                                                              -------------    -------------
                                                                  5,466,635        2,092,739
Land                                                                 51,144           50,773
Construction in progress                                          1,074,220        3,711,691
Advances to suppliers                                               179,109          106,724
                                                              -------------    -------------
                                                              Ps. 6,771,108    Ps. 5,961,927
                                                              =============    =============

b) Depreciation expense was Ps.693,099, Ps.380,104 and Ps.440,926 for 1999, 1998 and 1997, respectively. In addition, as described in Note 18, the Ps.321,339 charge for the write-down of the Project 450 fixed assets is included in the caption titled Project 450 non-cash write-down in the accompanying income statement.

9. OTHER ASSETS

a) At December 31, other assets consisted of the following:

                                                               ----------------------------
                                                                   1999            1998
                                                               ------------    ------------
Concessions                                                    Ps.  820,834    Ps.  830,982
Cellular telephones to be amortized                                 538,959         342,258
Prepaid expenses                                                    198,146         171,222
Advance payments                                                    280,294         276,287
Pre-operating expenses                                              112,754          49,112
Other                                                               176,984          80,841
                                                               ------------    ------------
                                                               Ps.2,127,971    Ps.1,750,702
                                                               ============    ============

b) Concessions and cellular telephone amortization expense was Ps.562,239, Ps.390,951 and Ps.209,966 in 1999, 1998 and 1997, respectively. In addition, in 1998 the Ps.781,062 charge for the write-down of Project 450 pre-operating expenses

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES and capitalized interest, as described in Note 18, is included in the caption titled Project 450 non-cash write-down in the accompanying income statement.

10. NOTES PAYABLE AND LONG-TERM DEBT

As of December 31, 1999 and 1998, the long-term debt of the Group consisted of the following:

                                                --------------------------------------------
                                                                       MEXICAN PESOS
                                                                ----------------------------
                                                U.S. DOLLARS        1999            1998
                                                ------------    ------------    ------------
Unsecured senior notes due 2004                 U.S.$150,000    Ps.1,424,790    Ps.1,667,329
Long-term bank loan                                  125,000       1,187,325       1,389,441
Revolving credit facility                            100,000         949,860       1,111,552
Eximbank financing                                    65,175         619,074              --
Commerzbank financing                                 25,750         244,589              --
BBV Handset facilities                                 7,500          71,243              --
Unsecured senior notes due 2006                      350,000       3,324,507              --
                                                ------------    ------------    ------------
                                                U.S.$823,425    Ps.7,821,388    Ps.4,168,322
Current portion of long-term debt                     53,233         505,643              --
                                                ------------    ------------    ------------
                                                U.S.$770,192    Ps.7,315,745    Ps.4,168,322
                                                ============    ============    ============

a) Unsecured senior notes due 2004
On July 25, 1997 Old Iusacell completed an offering of long-term, unsecured senior notes due July 15, 2004 for U.S.$150,000, bearing interest at a fixed rate of 10%, payable semi-annually starting January 15, 1998 (the "Notes Due 2004"). The Notes Due 2004 are redeemable at the option of Old Iusacell, in whole or in part, at any time on or after July 15, 2001 starting at a redemption price of 105.0% of principal amount plus accrued interest, if any, declining to 102.5% after July 15, 2002, and finally to 100.0% after July 15, 2003.

In addition, at any time prior to July 15, 2000 Old Iusacell may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes Due 2004 with proceeds of a public equity offering by Old Iusacell at a redemption price of 110.0% of principal amount plus accrued interest, if any. The Notes Due 2004 may also be redeemed at a price equal to 100.0% of principal amount plus accrued interest, if any, in the case of legal changes adversely affecting the treatment of the withholding taxes on payments to holders of the Notes Due 2004.

b) Long-term bank loan and revolving credit facility
The long-term bank loan and revolving credit facility bear interest at a variable rate equal to the lower of (i) LIBOR plus 1.75% or (ii) the higher of the loan agent's prime rate, the reserve adjusted secondary market rate for certificates of deposit plus 1% or the Federal Funds effective rate plus 0.5% or
(iii) 0.75% per annum. Interest is payable quarterly.

c) Eximbank financing
On July 15, 1999, Old Iusacell consummated a financing to acquire cellular infrastructure equipment manufactured in the U.S.A. The financing consists of
(i) a five-year senior secured term facility provided by UBS AG in the principal amount of approximately U.S.$72,500, and guaranteed by the Export-Import Bank of the United States and (ii) a two-year senior secured term facility provided by UBS AG and Commerzbank AG in the principal amount of approximately U.S.$25,750, but not guaranteed by the Export-Import Bank of the United States. During 1999, U.S.$98,250 of this facility had been drawn down, of which U.S.$75,000 had been used to refinance a short-term bridge facility which expired on July 15, 1999. An initial amortization payment of U.S.$7,242 dollars was made in November 1999. Banque Nationale de Paris purchased UBS's interest in this loan in December 1999.

Loans outstanding under the Eximbank facilities bear interest at a rate per annum equal to 0.20% per annum above six-month LIBOR, in case of the guaranteed facility and 1.75% per annum above six-month LIBOR, in the case of the unguaranteed facility.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

d) BBV handset facilities
In September 1999, Old Iusacell obtained a handset financing facility from Banco Bilbao Vizcaya ("BBV") which consists of an 18-month senior unsecured credit facility in the principal amount of U.S.$4,000 to be used solely to acquire cellular handsets. Loans outstanding under this facility bear interest at an annual rate equal to 2.50% above LIBOR for the related interest period, which can have a duration of 30, 60, 90, 180 or 360 days, with respect to each disbursement. Old Iusacell drew down the entire U.S.$4,000 available under this facility in September 1999. Payments are due in equal installments every six months.

In November 1999, in connection with a program to migrate its analog contract customers to digital service, Old Iusacell agreed to guarantee up to U.S.$6,600 in future loans to be granted by BBV to the Company's customers for the purchase of digital handsets.

In December 1999, Old Iusacell entered into a second 18-month senior unsecured credit facility with BBV in the principal amount of U.S.$4,000 to be used solely to purchase handsets. As with the September 1999 facility, loans outstanding under this facility will bear interest at annual rate equal to 2.50% above 180-day LIBOR. Payments are due in equal installments every six months. Old Iusacell drew down U.S.$3,500 under this facility on December 8, 1999.

e) Unsecured senior notes due 2006
On December 9, 1999 New Iusacell completed an offering of long-term, unsecured senior notes due December 1, 2006 for U.S.$350,000, bearing interest at a fixed rate of 14.25%, payable semi-annually starting June 1, 2000 (the "Notes Due 2006"). New Iusacell invested in securities approximately U.S.$133,600 of the net proceeds of the offering. Investment is held by a security agent in an escrow account to secure payment in full of the interest on the notes due 2006. This investment is restricted as to withdrawal and may only be utilized to meet the Company's interest commitment on the notes due 2006.

At any time prior to December 1, 2002, the Notes Due 2006 can be redeemed in the aggregate of up to 35% of the original aggregate principal amount with the proceeds of one or more public equity offerings by New Iusacell at a redemption price of 114.25% of principal amount plus accrued interest, if any. The Notes Due 2006 may also be redeemed at a price equal to 100.0% of principal amount plus accrued interest, if any, in the case of legal changes adversely affecting the treatment of the withholding taxes on payments to holders of the Notes Due 2006.

f) Covenants and collateral
The long-term bank loan, the revolving credit facility, the Notes Due 2004 and the Notes Due 2006, contain certain restrictive covenants, including the maintenance of certain financial ratios, restrictions on incurring additional debt, limitations on capital expenditures and restrictions on the sale or lease of Old Iusacell's assets. As of December 31, 1999, Old Iusacell had complied with such covenants except that in October 1999, Old Iusacell exceeded the capital expenditure limitation for 1999 under the long-term bank loan, the revolving credit facility and the two U.S. Eximbank loan facilities. Old Iusacell also had not registered the mortgage of a single parcel of real property in Leon, Guanajuato (Region 6) to secure the long-term bank loan and the revolving credit facility. These defaults triggered cross-defaults, all of which were cured by a modification or waiver of the restrictive covenant under the long-term bank loan, revolving credit facility and the two U.S. Eximbank loan facilities to enable Old Iusacell to make capital expenditures in excess of the maximum amount permitted for 1999, to increase the maximum amount of capital expenditures permitted for 2000 and to not comply with the Leon mortgage registration.

Old Iusacell's obligations under the long-term bank loan and the revolving credit facility are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by the pledge of substantially all capital stock and equity interests held by Old Iusacell and by all cellular concessions, and by a first lien on substantially all assets used in connection with or related to such concessions, except for a second lien on the assets over which the Eximbank lenders have a first lien.

Old Iusacell's obligations under the Eximbank facilities are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of Old Iusacell and are secured by a first lien on certain Lucent analog and CDMA equipment and a second lien on certain other analog and CDMA equipment.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

In connection with the Eximbank facilities, Old Iusacell was required, under the terms of its indenture relating to the Notes due 2004, to equally and ratably secured the holders of the Notes due 2004 by a second priority pledge of the cellular concessions and a second priority lien on certain equipment.

At December 31, 1999, the Group's long-term debt matures as follows:

                                                              -----------------------------
YEARS ENDED DECEMBER 31,                                      U.S. DOLLARS    MEXICAN PESOS
------------------------                                      ------------    -------------
2000                                                          U.S.$ 53,233    Ps.  505,643
2001                                                               134,983       1,282,150
2002                                                               113,483       1,077,930
2003                                                                14,483         137,568
2004                                                               157,243       1,493,590
2005 and thereafter                                                350,000       3,324,507
                                                              ------------    ------------
          Total                                               U.S.$823,425    Ps.7,821,388
                                                              ============    ============

g) Bell Atlantic subordinated convertible debt facility
In July 1997, Bell Atlantic committed to provide Old Iusacell with subordinated convertible financing in an aggregate amount of U.S.$150,000, bearing interest at an annual rate of LIBOR plus 5.0%. At the option of Bell Atlantic, borrowings under the facility were convertible into series A shares at a conversion price of U.S.$0.70 per share. During the year ended December 31, 1999, U.S.$31,000 was borrowed under the facility and immediately converted to series A shares (see
Note 10). During 1998, $101,500 U.S. dollars were borrowed and converted to series A shares. The facility expired on June 30, 1999 with $17,500 U.S. dollars unutilized.

h) Notes payable
As of December 31, notes payable consisted of the following:

                                                             ---------------------------------------
                                                                                  MEXICAN PESOS
                                                             U.S. DOLLARS    -----------------------
                                                                 1999          1999          1998
                                                             ------------    ---------    ----------
Handset facility bearing interest at a fixed rate of 6.81%,
  maturing on April 21, 2000                                 U.S.$10,000     Ps.94,986    Ps.     --
Bridge loan facility bearing interest at a variable rate of
  LIBOR plus 1.0% with maturity date of December 1998,
  extended to July 1999                                               --            --       833,667
  Other                                                               --            --           132
                                                             -----------     ---------    ----------
          Total                                              U.S.$10,000     Ps.94,986    Ps.833,799
                                                             ===========     =========    ==========

In January 1999, Old Iusacell obtained a handset facility from UBS AG, which consists of a 360-day senior unsecured credit facility in the principal amount of U.S.$10,000. Loans outstanding under this facility bear interest at an annual rate of 6.81%. Old Iusacell drew down the entire U.S.$10,000 available under this facility in April 1999. Banque Nationale de Paris purchased UBS's interest in this loan in December 1999.

i) Interest rate collar and foreign exchange hedging
In July 1998, Old Iusacell entered into an interest rate collar agreement on a notional amount of U.S.$35,000 until July 30, 2002. The collar agreement limits the maximum effective LIBOR cost to 6.12% if six-month LIBOR is lower than 7.12% and 7.12% if LIBOR equals or exceeds 7.12%. Old Iusacell can participate in a decline in LIBOR to 5.30%.

On February 26, 1999, Old Iusacell entered into an interest rate collar agreement to limit the maximum interest rate which must be paid on U.S.$15,000 of its floating rate debt until July 2002. This collar agreement limits the maximum effective LIBOR cost to 5.82% if six-month LIBOR is lower than 6.82% and 6.82% if LIBOR equals or exceeds 6.82%. Old Iusacell can participate in a decline in LIBOR to 4.75%.

On December 30, 1999 Old Iusacell entered into a foreign currency hedge utilizing forward-rate contracts, hedging its exchange rate exposure for up to U.S.$77,000 or approximately 50% of the principal and interest payments coming due over

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES the period April 2000 to April 2001. If the Mexican peso to U.S. dollar exchange rate remains at the December 31, 1999 level through April 30, 2001, then the estimated cost to Old Iusacell of this hedging program will be approximately Ps.91,296 (U.S.$9,622).

11. TRADE ACCOUNTS PAYABLE

As of December 31, trade accounts payable consisted of the following:

                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Current accounts                                              Ps.630,909    Ps.849,745
Short-term notes payable                                          10,570       131,004
                                                              ----------    ----------
          Total                                               Ps.641,479    Ps.980,749
                                                              ==========    ==========
Long-term notes payable                                       Ps.     --    Ps.  2,370
                                                              ==========    ==========

On August 14, 1997, Old Iusacell and Telmex entered into a settlement agreement with respect to fees Telmex charged to Iusacell through May 31, 1997 for interconnection services, switched long distance services and certain other services billed by Telmex as of the date of the settlement agreement. The Company paid Telmex Ps.226,479, of which Ps.29,575 constituted value-added tax and Ps.38,101 was accounted for as interest expense.

In September 1997, Old Iusacell and Telmex amended the interconnection agreement, requiring Old Iusacell to pay Telmex an interim interconnection rate of 31 centavos per minute retroactive to June 1, 1997 and that Telmex extend to Old Iusacell a 38% discount available to other large business consumers for use of its long distance network.

In December 1998, the Comision Federal de Telecomunicaciones ("COFETEL") reached an agreement on various outstanding interconnection issues, including a reduction in the rate charged for calls terminated by Telmex from 31 centavos per minute to approximately 26 centavos per minute, effective October 1, 1998 (such rate being subject to inflation adjustments).

12. INCOME TAX, NET ASSETS TAX AND EMPLOYEE PROFIT SHARING

Old Iusacell has filed annual consolidated income tax returns since the tax year beginning January 1, 1994. New Iusacell does not consolidate its income tax return with Old Iusacell.

The income tax rate in Mexico is 35% (34% for 1998 and 1997). The provision for income tax differs from the statutory income tax rate due to temporary and permanent differences in the determination of income for tax reporting and financial reporting purposes. The most significant temporary differences are the tax deduction for inventory purchases and certain liability accruals which are deductible only when paid for tax purposes. The most significant permanent differences are the differences between book and tax depreciation, goodwill amortization and non-deductible expenses. In accordance with Mexican accounting principles, no deferred taxes have been provided for temporary differences since such differences are of a recurring nature and their realization does not occur over a defined time period. For the year ended December 31, 1999, the Group generated a tax profit of Ps.1,156,600 which was totally offset by the application of tax loss carryforwards.

At December 31, 1999, the Group had the following net operating losses for income tax purposes that may be carried forward and applied against future taxable earnings:

  YEAR OF     AMOUNT     EXPIRATION
   LOSS      OF LOSS        YEAR
  -------   ----------   ----------
   1994     Ps.189,015      2004
   1995        692,132      2005
   1996         14,653      2006
   1997        467,398      2007
   1998        405,421      2008

These losses are indexed for inflation from the year incurred to the sixth month of the year utilized. Accordingly, these amounts include inflation up to June 1999. Due to a tax law change in 1999, the Company did not include additional tax

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES losses for Ps.950,000, relating to one of its subsidiaries, Iusatelecomunicaciones, and may not be able to apply its losses against its other subsidiaries' profits in 2000 and beyond. Old Iusacell has filed an amparo against such change of law. Losses include Ps.228,386 and Ps.343,740 of capital stock issuance costs expensed for tax purposes in 1994 and 1993, respectively. Such amounts were charged against stockholders' equity in the financial statements.

The 1.8% net assets tax is calculated on the average value of substantially all assets less certain liabilities. This tax is required to be paid if this computation exceeds the amount of income tax. The 1.8% net assets tax paid may be utilized as a credit against future income tax in the years in which the Group generates an income tax in excess of the assets tax. The assets tax is available as a carry forward for up to ten years and is subject to restatement based on the NCPI when used. As of December 31, 1999, the net assets tax available as carry forward was Ps.262,055.

Employee profit sharing, generally 10%, is computed on taxable income, with adjustments to exclude inflationary effects and the restatement of depreciation expense. In the years ended December 31, 1999 and 1998, the provision for profit sharing was of Ps.382 and Ps.530, respectively.

The effective rate reconciliation as of December 31, is as follows:

                                                           -----------------------------------------
                                                              1999           1998           1997
                                                           -----------    -----------    -----------
Income tax expense (benefit) at statutory rate             Ps. 173,630    Ps.(465,991)   Ps.(432,632)
  Add (deduct):
     Inventory purchases less cost of sales                     38,685        252,531       (101,624)
     Depreciation and amortization                            (293,477)      (183,203)      (261,824)
     Provision for equipment impairment                             --             --        420,342
     Project 450 non-cash write-down                                --        374,818             --
     Differences between interest and inflationary gains
       or losses                                               136,010       (126,150)       140,767
     Net assets tax                                            132,645         72,127         60,397
     Income tax loss carryforwards                            (404,810)        75,928        180,283
     Provision for doubtful accounts                            25,857       (116,005)        11,456
     Telephones to be amortized                                196,784        132,923         71,388
     Goodwill amortized                                         59,389         41,409         42,285
     Other                                                      67,932         13,740        (70,441)
                                                           -----------    -----------    -----------
Effective income tax expense at effective rate             Ps. 132,645    Ps.  72,127    Ps.  60,397
                                                           ===========    ===========    ===========

13. COMMITMENTS AND CONTINGENCIES

As of December 31, 1999, the Group had the following commitments and contingent liabilities:

           a) The Group has entered into operating lease agreements for administrative offices, sales branches and service facilities. These lease agreements expire at various dates through 2007, and some agreements contain options for renewal. Rental expense was Ps.114,241, Ps.110,607 and Ps.82,819 for the years ended December 31, 1999, 1998 and 1997, respectively.

           Future annual minimum rental payments under existing leases with terms in excess of one year as of December 31, 1999 are as follows:

2000                                                   Ps.109,783
2001                                                       89,890
2002                                                       73,900
2003                                                       52,989
Thereafter                                                 42,649
                                                       ----------
                                                       Ps.369,211
                                                       ==========

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

           b) The Group may have contingent liabilities for taxes and penalties that the tax authorities may assess based on audits of prior years' tax returns. During 1997, the Mexican tax authorities completed an audit of three companies of the Group (Old Iusacell, Iusacell, S.A. de C.V. and SOS Telecomunicaciones, S.A. de C.V.), resulting in claims of Ps.8,174, including penalties and surcharges. These differences were paid in 1997 and are classified as a part of the provision for taxes in the income statement for that year. As a result of those investigations, Old Iusacell was assessed a Ps.21,881 penalty in 1999 by the tax authorities under the claim that it had incorrectly deducted for income tax purposes certain interest expense. Old Iusacell paid this penalty.

           c) Mitsubishi Electronics America Inc. ("MELA") filed a complaint in the United States on July 18, 1996 against Old Iusacell, Bell Atlantic Corporation and Bell Atlantic Latin American Holdings Inc., an affiliate of Bell Atlantic. Essentially, MELA alleges that it had a contract with Old Iusacell for the sale of telephone terminals and that Old Iusacell breached the contract or defrauded MELA by not purchasing the terminals. MELA alleges the contract was for the sale of 60,000 units at a unit cost of U.S.$0.510. MELA has filed an amended complaint against Old Iusacell with fraud in addition to the other existing allegations. Old Iusacell intends to move to dismiss the fraud charges, as it has previously done. The lawsuit is currently in the discovery stage. Management believes the lawsuit has no basis since no contract was ever signed and that, at trial, no material damages will result in favor of MELA. Based on external counsel's opinion it is too early to evaluate the extent of Old Iusacell's exposure to loss by judgment at trial.

           d) In December 1997, Old Iusacell signed an agreement with Lucent Technologies to purchase CDMA-based wireless equipment for U.S.$188,000 and install its digital cellular network. In connection with this contract, Lucent issued trade-in credits for approximately U.S.$93,000, representing the net replacement cost of the analog network equipment being replaced. The trade-in credits are deducted from each purchase invoice proportionally to the cost of the total equipment purchased.

           e) In February 1998, Old Iusacell's former advertising agency sued Old Iusacell for Ps.23,000, alleging improper termination of its contract. Old Iusacell won the lawsuit in trial court during 1998 without any damages in favor of such former advertising agency and also won a first appeal. The advertising agency filed a second and final appeal and, in June 1999, the Mexican Supreme Court found Old Iusacell in breach of its contract with the advertising agency and found further that the advertising agency suffered Ps.23,000 in damages. Subsequently, another tribunal confirmed the breach of contract finding, but assessed damages of only Ps.16,000. Old Iusacell has filed an injunctive action (amparo) with the Mexican Supreme Court against this sentence on the basis that this tribunal and the Mexican Supreme Court exceeded the scope of their review and also incorrectly assessed damages. In December 1999, the suit was settled for Ps.14,500.

            f) In April 1998, Old Iusacell learned that the Montes Urales property was subject to two liens. Such liens were not identified when Inmobiliaria Montes Urales was acquired in 1994, nor was Old Iusacell notified of such liens subsequent to acquisition. To date, the liens have not been removed and it is uncertain as to when the removal will take place.

           g) Old Iusacell has certain commitments derived from its joint venture agreement with Infomin (see Note 2).

           h) In 1994, Old Iusacell and Northern Telecom (CALA) Corporation ("Nortel") entered into an agreement pursuant to which Nortel would supply network switching equipment for the development of the 450 MHz local wireless network. The agreement would terminate automatically if Old Iusacell did not receive a concession to provide local wireless telephony in the 450 MHz frequency band from the SCT on or before December 31, 1997. Neither event having occurred prior to December 31, 1997, the agreement was terminated. In 1994, as required under the agreement, Old Iusacell made advance payments of U.S.$15,000. Old Iusacell now seeks a refund of such advanced funds. Nortel, however, has asserted that such advances should be credited against development costs. Legal counsel believes that Nortel is legally obligated to refund the U.S.$15,000 advance to Old Iusacell.

            i) During 2000, the SCT and COFETEL may determine how much, through what means and over how much time long distance concessionaires, including a subsidiary of Old Iusacell, Iusatel, will pay for the special projects implemented by Telmex prior to January 1997 to permit competition in long distance telephony. There can be

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES no certainty that Old Iusacell will be able to reach a negotiated settlement with Telmex or, if it can reach such a settlement, on what terms.

14. CONTRIBUTED CAPITAL

During the years ended December 31, 1999, 1998 and 1997, the following transactions took place:

     On February 18, 1997, in connection with the 1997 recapitalization of Old Iusacell, the Peralta Group converted 100,000,000 series A shares into series D shares and Bell Atlantic converted 200,000,000 series B shares and 166,769,760 series D shares into series A shares.

     On February 28, 1997 Old Iusacell's Board of Directors ratified a capital increase of Ps.817,781. The shares were offered for subscription and payment in the following way:

              a) Bell Atlantic subscribed for 47,017,491 series A shares through the conversion of certain debt (Note 5).

              b) FIUSA Pasteje, S.A. de C.V. subscribed for 4,390,619 series A shares and 48,754,000 series D shares through the capitalization of certain liabilities.

              c) Preemptive stockholder rights were exercised for the amount of
                 265 series D shares and 92,564 series L shares.

Additionally, 7,812,500 of the 15,625,000 series L shares authorized during 1996 were kept in Old Iusacell's treasury available for the Executive Employee Stock Purchase Plan (the "Stock Purchase Plan"), and the balance of 7,719,916 series L shares was cancelled. During 1997, 7,549,834 of these shares were subscribed by employees, as follows:

     On April, 17, 1997, the technical committee of the trust administrating the Stock Purchase Plan ("Technical Committee") approved the subscription of 4,719,560 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.57,804.

     On June 6, 1997, the Technical Committee approved the subscription of 1,272,200 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.24,943.

     On September 30, 1997, the Technical Committee approved the subscription of 1,558,074 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.30,036.

On April 17, 1998, 262,666 series L shares of Old Iusacell which had not been subscribed for under the Stock Purchase Plan as of December 31, 1998, were automatically canceled.

At the June 1998 shareholders' meeting, the total authorized fixed portion of capital stock of Old Iusacell was increased by Ps.34,231 through the issuance of up to 2,000,000 series L shares of Old Iusacell under the Stock Purchase Plan.

From June 30 to July 14, 1998, preemptive stockholder rights related to the new authorization of series L shares of Old Iusacell for the Stock Purchase Plan were exercised for 40 series L shares of Old Iusacell in the amount of Ps.0.61.

During June 1998, 1,187,500 of the 2,000,000 previously authorized series L shares of Old Iusacell were added to Old Iusacell's treasury available for the Stock Purchase Plan. The balance of 812,460 series L shares of Old Iusacell was canceled. During 1998, 1,117,496 of these new shares of Old Iusacell made available under the Stock Purchase Plan were subscribed by employees, as follows:

     On September 2, 1998, the Technical Committee approved the subscription of 582,456 series L shares of Old Iusacell for the Stock Purchase Plan. The subscription price for those shares was Ps.4,829.

     On October 2, 1998, the Technical Committee approved the subscription of 535,040 series L shares of Old Iusacell for the Stock Purchase Plan. The subscription price for those shares was Ps.3,233.

As of December 31, 1998, 70,004 series L shares of Old Iusacell remained available in Old Iusacell's treasury for issuance under the Stock Purchase Plan.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

In August 8, 1998 New Iusacell was incorporated. The initial capital stock was Ps.61, and 8,750 series A Shares and 8,750 series V Shares were issued.

On November 17, 1998 Old Iusacell's Board of Directors ratified a capital stock increase of Ps.855,875 by the issuance of 102,142,857 series A shares of Old Iusacell which were subscribed through the conversion of debentures issued by Old Iusacell under the Bell Atlantic subordinated convertible debt facility (see
Note 10). The convertible debentures were issued and converted as follows:

     On August 19, 1998, Old Iusacell issued debentures in a principal amount of Ps.300,103 (U.S.$25,200), which were converted into 36,000,000 series A shares of Old Iusacell on the same date.

     On September 29, 1998, Old Iusacell issued debentures in a principal amount of Ps.555,772 (U.S.$46,300), which were converted into 66,142,857 series A shares of Old Iusacell on the same date.

On December 21, 1998 the Board of Directors of Old Iusacell ratified a capital increase of Ps.329,759 by the issuance of 42,857,142 series A shares of Old Iusacell. The increase was subscribed through the conversion of debentures issued by Old Iusacell under the Bell Atlantic subordinated convertible debt facility, in an aggregate principal amount of U.S.$30,000. The 42,857,142 series A shares of Old Iusacell were initially subscribed by Bell Atlantic, of which 50%, or 21,428,571, of such shares, was then sold to the Peralta Group. There was no gain or loss recognized from the sale.

On February 10, 1999 the technical committee approved the subscription of 70,004 series L Shares of Old Iusacell for the Stock Purchase Plan.

On March 3, 1999 Old Iusacell converted an amount of Ps.392,781 (U.S.$31,000) into 44,285,714 series A shares of Old Iusacell. The 44,285,714 series A shares of Old Iusacell were initially subscribed by Bell Atlantic, of which 50%, or 22,142,857, of such shares, was then sold to Carlos Peralta. There was no gain or loss recognized from the sale.

At August 10, 1999 the Group concluded a corporate reorganization. The Group corporate reorganization included the following transactions:

           a) An exchange offer by New Iusacell of its series A and V ADSs and shares, for Old Iusacell's series A, B, D and L ADSs and shares on a one-for-one basis. At the end of the exchange offer approximately 6,890,617 series D and L shares were not tendered.

           b) A rights offer in which the shareholders of Old Iusacell who participated in the exchange were also offered the option to purchase an aggregate of 22,419,716 series V shares of New Iusacell, in the form of ADSs or shares. A total of 18,405,490 series V shares were subscribed. Total proceeds amounted to Ps.128,518 (U.S.$12,884)

           c) Primary and secondary offerings under which New Iusacell sold 23,596,783 series V shares, and Bell Atlantic and the Peralta Group sold 101,403,217 series V shares of New Iusacell. Total proceeds on the primary offering amounted to Ps.237,874 (U.S.$23,847).

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The changes in the number of shares of common stock for the period January 1, 1998 through December 31, 1999 are analyzed as follows:

                       ------------------------------------------------------------------------------------------
                                          OLD IUSACELL'S SHARES                          NEW IUSACELL'S SHARES
                       ------------------------------------------------------------    --------------------------
                         SERIES A        SERIES B        SERIES D        SERIES L       SERIES A       SERIES V
                       ------------    ------------    ------------    ------------    -----------    -----------
Balance as of 1/1/97    428,575,540     205,562,450     204,920,220     142,566,220             --             --
Share conversion upon
  exchange of control   266,769,760    (200,000,000)    (66,769,760)
Issuance of common
  stock upon exercise
  of preemptive
  rights                                                        265
Issuance of common
  stock for the Stock
  Purchase Plan                                                           7,642,398
Issuance of common
  stock through the
  capitalization of
  debt                   51,408,110                      48,754,000
                       ------------    ------------    ------------    ------------    -----------    -----------
Balance as of
  12/31/97              746,753,410       5,562,450     186,904,725     150,208,618             --             --
Issuance of common
  stock upon exercise
  of preemptive
  rights                                                                         40
Issuance of common
  stock for the Stock
  Purchase Plan                                                           1,117,496
Issuance of common
  stock through the
  capitalization of
  debt                  144,999,999
Incorporation of New
  Iusacell                                                                                   8,750          8,750
                       ------------    ------------    ------------    ------------    -----------    -----------
Balance as of
  12/31/98              891,753,409       5,562,450     186,904,725     151,326,154          8,750          8,750
Issuance of common
  stock for the Stock
  Purchase Plan                                                              70,004
Issuance of common
  stock through the
  capitalization of
  debt                   44,285,714
Exchange offer         (936,039,123)     (5,562,450)   (186,844,813)   (144,565,453)   736,821,995    536,189,844
Rights offer                                                                                           18,405,490
Primary offering                                                                                       23,596,783
                       ------------    ------------    ------------    ------------    -----------    -----------
Balance as of
  12/31/99                       --              --          59,912       6,830,705    736,830,745    578,200,867
                       ============    ============    ============    ============    ===========    ===========

Each series A and series V share entitles the holder to one vote at any general meeting of the shareholders of New Iusacell. Series A shareholders are entitled to vote at a special meeting of the series A shareholders to elect seven of the twelve members of the Board of Directors and the corresponding alternate directors. Series V shareholders are entitled to vote at a special meeting of the series V shareholders to elect five of the twelve members of the Board of Directors and the corresponding alternate directors.

New Iusacell's bylaws require that, unless a shareholders' meeting resolves otherwise, any capital increase effected pursuant to a capital contribution be represented by new series A and V shares in proportion to the number of shares of each such series outstanding. The bylaws provide that the series V shares may not exceed 49% of New Iusacell's capital stock.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

15. EXECUTIVE EMPLOYEE STOCK PURCHASE PLAN

In March 1997, Old Iusacell adopted the Stock Purchase Plan. The Stock Purchase Plan is administered by a management trust with the assistance of the trust division of a Mexican bank. Under the Stock Purchase Plan, a committee which is composed of certain executive officers of the Company (the "Technical Committee"), determines to which executive employees series V shares of New Iusacell will be offered for purchase (prior to the exchange offer the shares subject to the Stock Purchase Plan were series L shares of Old Iusacell, which were exchanged for series V shares). The Technical Committee also determines the number of series V shares to be offered for purchase to such executive employees, the purchase price per share for such purchase rights, the vesting schedule for such purchase rights, the payment terms and all other terms and conditions therefor.

The number of series V shares that may be subject to purchase rights granted under the Stock Purchase Plan cannot exceed 4.9% of the aggregate number of issued and outstanding New Iusacell shares.

During 1997, the Technical Committee granted purchase rights with respect to a total of 7,549,834 series L shares, exchanged on August 1999 for series V shares. All such purchase rights vest either in three equal annual installments commencing on either April 17, 1998, June 6, 1998 or September 30, 1998 or in their entirety on either April 17, 1999 or June 6, 1999.

During 1998, the Technical Committee granted purchase rights with respect to a total of 2,199,600 series L shares through the issuance of 1,117,516 series L shares and the reassignment of 1,082,084 series L shares (all series L shares were exchanged on August 1999 for series V shares). All such purchase rights vest in three equal annual installments commencing on either September 1, 1999 or October 1, 1999 or in their entirety on either September 1, 2000 or October 1, 2000.

During 1999, the Technical Committee granted purchase rights with respect to a total of 1,603,000 series L shares through the issuance of 70,004 series L shares and the reassignment of 1,532,996 series L shares (as mentioned above, all series L shares were exchanged on August 1999 for series V shares). All such purchase rights vest in three equal annual installments commencing on either February 10, 2000 or May 26, 2000 or in their entirety on either February 10, 2001 or May 26, 2001.

16. EARNED CAPITAL

Under Mexican law, a legal reserve must be created and increased annually by 5% of the annual net earnings until it reaches 20% of the nominal amount of a corporation's capital stock. This reserve is not available for dividends, but may be used to reduce a deficit or be transferred to capital.

Under the Federal income tax law, a tax on dividends is calculated based on the paid dividends which exceed taxable net income. The accumulated taxable net income of New Iusacell as of December 31, 1999 is approximately Ps.116,772. New Iusacell cannot pay dividends under the covenants for the Notes Due 2006.

The contributed capital and earned capital accounts consist of the following:

                                                        -----------------------------------------------
                                                                       DECEMBER 31, 1999
                                                        -----------------------------------------------
                                                                          ACCUMULATED
                                                         HISTORICAL     ADJUSTMENTS FOR
                                                           VALUE           INFLATION          TOTAL
                                                        ------------    ---------------    ------------
Capital stock                                           Ps.4,601,200      Ps.126,787       Ps.4,727,987
Capital contributions                                        145,184           3,359            148,543
Net profit for the year                                     (307,559)        641,321            333,762
                                                        ------------      ----------       ------------
Total                                                   Ps.4,438,825      Ps.771,467       Ps.5,210,292
                                                        ============      ==========       ============

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                                                        -----------------------------------------------
                                                                       DECEMBER 31, 1998
                                                        -----------------------------------------------
                                                                          ACCUMULATED
                                                         HISTORICAL     ADJUSTMENTS FOR
                                                           VALUE           INFLATION          TOTAL
                                                        ------------    ---------------    ------------
Capital stock                                           Ps.3,998,608     Ps.5,698,835      Ps.9,697,443
Capital contributions                                         18,655           62,952            81,607
Legal reserve                                                  1,499            2,962             4,461
Accumulated losses from prior years                       (1,839,161)      (1,606,162)       (3,445,323)
Net loss for the year                                     (1,464,050)           6,988        (1,457,062)
Deficit from restatement                                          --         (763,769)         (763,769)
                                                        ------------     ------------      ------------
Total                                                   Ps.  715,551     Ps.3,401,806      Ps.4,117,357
                                                        ============     ============      ============

17. FOREIGN CURRENCY POSITION

The balance sheet as of December 31 includes assets and liabilities denominated in U.S. dollars, as follows:

                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
Monetary assets                                               U.S.$278,208    U.S.$ 46,331
Monetary liabilities                                               948,803         574,489
                                                              ------------    ------------
Net monetary liability position in U.S. dollars               U.S.$670,595    U.S.$528,158
                                                              ============    ============
Equivalent in nominal Mexican pesos                           Ps. 6,369,714   Ps 5,226,810
                                                              ============    ============

As of December 31, 1999 and 1998, most of the communications equipment and inventories of cellular telephones and accessories are of foreign origin (see Notes 6 and 8).

During 1999, 1998 and 1997, interest income and interest expense on assets and liabilities denominated in U.S. dollars were as follows:

                                                  -----------------------------------------
                                                     1999           1998           1997
                                                  -----------    -----------    -----------
Interest income                                   U.S.$   769    U.S.$   494    U.S.$   386
Interest expense                                       36,130         16,419         15,994
                                                  -----------    -----------    -----------
  Net interest expense                            U.S.$35,361    U.S.$15,925    U.S.$15,608
                                                  ===========    ===========    ===========
Equivalent in nominal Mexican pesos               Ps. 335,880    Ps. 157,599    Ps. 125,927
                                                  ===========    ===========    ===========

Operating results for the years ended December 31, 1999 and 1998, include depreciation and amortization expenses, related to fixed assets and inventories of foreign origin.

The exchange rate as of December 31, 1999 and 1998 was Ps.9.4986 and Ps.9.8963, per U.S. dollar, respectively. At the issuance date of these financial statements, February 29, 2000, the exchange rate in effect was Ps.9.4395 per U.S. dollar.

18. PROJECT 450

During 1994, Old Iusacell created a subsidiary to provide fixed wireless local telephony services using the 450 MHz frequency band ("Project 450"). At December 31, Old Iusacell's investment in Project 450 consisted of the following assets:

                                                                ----------------------
                                                                  1999         1998
                                                                ---------    ---------
Fixed assets                                                    Ps.36,404    Ps.45,668
Inventory of handsets                                                   2       20,429
                                                                ---------    ---------
          Total                                                 Ps.36,406    Ps.66,097
                                                                =========    =========

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

On June 10, 1997, the Mexican Telecommunications and Transportation Ministry ("SCT") and Old Iusacell reached an agreement on a process whereby Old Iusacell could obtain concessions issued by the SCT to provide local wireless service in the 450 MHz frequency band. While awaiting the Mexican government's resolution on coverage, spectrum clearing and other requirements which may cause management to reconsider the feasibility of fully deploying the 450 MHz technology, the Group began its overlay of CDMA digital technology in the 800 MHz frequency band.

Given the capabilities of CDMA technology and the success the Group has had thus far with its deployment, the Group is exploring alternatives for providing local telephony service, including fixed or limited zone wireless service in the 800 MHz and 1.9 GHz bands. The Group has not made a decision as to whether it will pursue its right of first refusal to acquire the above-mentioned 450 MHz concessions, or whether it will pursue an alternative means to provide local telephony services.

During September 1998, the Group made the decision to write-down the carrying value of the assets supporting its Project 450 assets as the Group believes there has been an impairment of its investment in this technology. During 1998, an impairment charge for Ps.1,102,401 was recorded, representing 100% of the pre-operating expenses and 90% of the fixed assets deployed in this project.

19. DISCONTINUED OPERATIONS

In December 1998, Old Iusacell decided to discontinue the operations of Cellular Solutions, a subsidiary entity dedicated to the sale of accessories for cellular handsets. Cellular Solutions transferred all its existing inventories as of December 31, 1998 to another subsidiary of Old Iusacell and terminated all of Cellular Solutions' employees during January and February 1999.

Financial information regarding Cellular Solutions as of and for the year ended December 31, was as follows:

                                                              ------------------------------------
                                                                1999          1998         1997
                                                              ---------    ----------    ---------
Current assets                                                Ps. 1,543    Ps.  4,008    Ps. 9,162
Total assets                                                      1,543         5,531       10,640
Total liabilities                                                33,248        40,906        9,770
Revenues                                                             --        20,031       24,403
Gross profit                                                         --         4,402        6,985
Loss from operations before income taxes                             --        (8,822)      (7,345)
Provision for income taxes                                           --           101          188
Loss on disposal, including provision in 1998 of Ps.1,066
  for operating losses during phase-out period (no
  applicable taxes)                                                  --       (11,794)          --
                                                              ---------    ----------    ---------
Net loss                                                      Ps.    --    Ps.(20,717)   Ps.(7,533)
                                                              =========    ==========    =========

20. DIFFERENCES BETWEEN MEXICAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company's consolidated financial statements are prepared based on Mexican GAAP, which differ in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP").

The following reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican Bulletin B-10. The application of Bulletin B-10 represents a comprehensive measure of the effects of price-level changes in the financial statements based on historical cost for Mexican and U.S. accounting purposes. The principal differences, other than inflation accounting, between Mexican and U.S. GAAP are listed below together with an explanation, where appropriate, of the adjustments that affect consolidated net income and stockholders' equity for each of the years ended December 31, 1999, 1998 and 1997.

a) Deferred income taxes and employee profit sharing
Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences (those expected to reverse over a definite period of time) at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized. For purposes of this reconciliation to

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

U.S. GAAP, the Company has applied Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), for all periods presented.

SFAS No. 109 requires an asset and liability method of accounting whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

SFAS No. 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As described in Note 12, Mexican tax law requires payment of a 1.8% tax on the Group's net assets which may be used to offset future income tax obligations. Under Mexican GAAP, the net asset tax is charged to the provision for income taxes. Under SFAS No. 109, such amounts are treated as a deferred tax benefit and offset by a valuation allowance, if required.

Employee profit sharing expense, which is based on each subsidiary's taxable income after certain statutory adjustments, is included in the income tax provision under Mexican GAAP. The provision for employee profit sharing is charged to operations for U.S. GAAP purposes.

b) Preoperating costs
Under Mexican GAAP, the Group capitalized certain pre-operating costs, primarily related to Project 450. Under U.S. GAAP, pre-operating costs are expensed as incurred. During 1998, Old Iusacell recorded a write-down related to its investment in Project 450 for Mexican GAAP purposes and consequently, wrote-off all capitalized pre-operating costs as of that date.

c) Derivative financial instruments
Effective July 30, 1998, in connection with the U.S.$225,000 credit agreement (see Note 10), Old Iusacell entered into an interest rate collar agreement designated as a hedge of a portion of Old Iusacell's floating rate debt. The interest rate collar limits Old Iusacell's exposure to fluctuations in short-term interest rates by locking in a range of interest rates on U.S.$35,000 of its floating rate debt. The cap rates range from 6.12% to 7.12% for six-month LIBOR with the floor rate ranging down to 5.30% for six-month LIBOR. The interest rate collar matures on July 30, 2002.

Additionally, on February 26, 1999, Old Iusacell entered into a second interest rate collar agreement to limit the maximum interest rate which must be paid on U.S.$15,000 of its floating rate debt until July 2002. Under the terms of this collar agreement, the maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and to 6.82% if LIBOR equals or exceeds that level. The floor level for six-month libor is 4.75%.

Under Mexican GAAP, the interest rate collar agreements are recorded on a cash basis. Under U.S. GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable from counter-parties is included in accrued other expenses at the balance sheet date.

The U.S.$50,000 aggregate notional amount of the interest rate collar agreements does not quantify risk or represent assets or liabilities of the Company, but is used in the determination of cash settlements under the agreements. The Company is exposed to credit loss from counterparty nonperformance, but does not anticipate any such loss from the interest rate collar agreements, which are with a major financial institution.

The fair value of the interest rate collar agreements was Ps.5,262 (U.S.$554) and Ps.12,059 (U.S.$1,085), as of December 31, 1999 and 1998, respectively, and was estimated based on current market settlement prices of comparable contracts obtained from dealer quotes. The Company does not hold or issue derivative financial instruments for trading purposes.

As described in Note 10, on December 30, 1999, Old Iusacell entered into a foreign currency hedge utilizing forward rate contracts, hedging its exchange rate exposure for up to U.S.$77,000 or approximately 50% of the principal and interest payments coming due over the period April 2000 to April 2001. Under Mexican GAAP, the contracts are recorded on a cash basis. Under U.S. GAAP, the contracts are recorded at fair value based on spot rates. The premium on such contracts is

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES recorded upon inception of the contract and amortized over its related term. The contracts have terms from four to sixteen months and forward rates ranging from U.S.$9.9577 to U.S.$11.4066.

d) Minority interest
Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and accordingly is deducted accordingly as a reconciling item to arrive at U.S. GAAP equity.

e) Basic and fully diluted loss per share
As of January 1, 1997, Mexican GAAP required the disclosure of earnings (loss) per share for public companies. Under U.S. GAAP, disclosure of basic earnings
(loss) per share and diluted earnings (loss) per share is required for public companies in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings
(loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted earnings (loss) per share is similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the years ended December 31, 1998 and 1997 as the drawdowns and conversions under the subordinated convertible facility with Bell Atlantic (see Note 10) and the shares subject to rights under the Stock Purchase Plan (see Note 15) are excluded from the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the periods presented.

For the year ended December 31, 1998, the number of potentially dilutive shares that were excluded from the computation of diluted earnings (loss) per share for the drawdowns and conversions under the Bell Atlantic subordinated convertible debt facility were 69,285,714 shares, and for the shares subject to rights under the Stock Purchase Plan 332,650 shares. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the year ended December 31, 1999 as the Company did not have any potentially dilutive securities.

f) Comprehensive income
On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement, however, does not address recognition or measurement issues. The adoption of SFAS No. 130 had no impact on net loss or shareholders' equity. The Company has presented comprehensive loss and accumulated comprehensive loss under U.S. GAAP for each of the three years ended December 31, 1999 in Note 20.i below.

g) Gain from the exchange of non-monetary assets
In December, 1998, Old Iusacell entered into a fiber optic cable swap agreement with Bestel to exchange certain long-distance fiber optic cables for Ps.215,081. Under Mexican GAAP, the Company recorded the transaction as both an acquisition and sale of fixed assets based on the contract amount, resulting in a gain on the sale of Ps.187,301 which was recorded as other income. Under U.S. GAAP, because the assets exchanged are similar productive assets and, on a net basis, no cash was exchanged, the transaction does not result in the recognition of earnings. Consequently, under U.S. GAAP the acquisition and sale would not have been recorded.

h) Effect of inflation accounting on U.S. GAAP adjustments
In order to determine the net effect on the financial statements of recognizing certain of the adjustments described above, it is necessary to recognize the effects of applying the Mexican GAAP inflation accounting principles (see Note
4) to such adjustments.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

i) Net income (loss) and stockholders' equity under U.S. GAAP
The following is a summary of net profit (loss) and stockholders' equity adjusted to take into account certain material differences between Mexican GAAP and U.S. GAAP:

                                                       -----------------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                           1999             1998             1997
                                                       -------------    -------------    -------------
Net profit (loss) as reported under Mexican GAAP       Ps.   333,762    Ps.(1,457,062)   Ps.(1,332,572)
Deferred income taxes                                        (17,656)          56,591          493,311
Pre-operating costs                                          (69,028)         178,385          (85,533)
Interest rate collar                                           6,797          (12,059)              --
Gain from the exchange of non-monetary assets                     --         (187,301)              --
Effect of inflation accounting on U.S. GAAP
  adjustments                                                (19,643)         (26,080)          20,171
                                                       -------------    -------------    -------------
Net profit (loss) under U.S. GAAP                      Ps.   234,232       (1,447,526)        (904,623)
                                                       =============    =============    =============
Weighted average number of shares outstanding
  (thousands)                                              1,286,844        1,070,825        1,070,825
                                                       =============    =============    =============
Basic and diluted net profit (loss) per share (pesos)  Ps.      0.18    Ps.     (1.35)   Ps.     (0.84)
                                                       =============    =============    =============
Comprehensive income:
Net profit (loss) under U.S. GAAP                      Ps.   234,232    Ps.(1,447,526)   Ps.  (904,623)
Inflation effects for the period                              19,643          (11,887)         (20,171)
                                                       -------------    -------------    -------------
Comprehensive income (loss)                            Ps.   253,875       (1,459,413)        (924,794)
                                                       =============    =============    =============
Accumulated comprehensive loss                         Ps.(6,211,143)   Ps.(6,465,018)   Ps.(5,005,605)
                                                       =============    =============    =============

                                                              ------------------------------
                                                              AS OF AND FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                  1999             1998
                                                              -------------    -------------
Stockholders' equity under Mexican GAAP                       Ps.5,243,361     Ps.4,118,268
Minority interest                                                  (33,069)            (911)
Deferred income taxes                                              167,652          185,308
Pre-operating costs                                                (69,028)              --
Interest rate collar                                                (5,262)         (12,059)
Gain from the exchange of non-monetary assets                     (187,301)        (187,301)
Provision for consolidation of facilities                           17,354           17,354
                                                              ------------     ------------
Stockholders' equity as reported under U.S. GAAP              Ps.5,133,707     Ps.4,120,659
                                                              ============     ============

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The following is the Statement of Stockholders' Equity under U.S. GAAP for each of the two years ended December 31, 1999:

                                                ----------------------------------------------------------------
                                                 CONTRIBUTED      ACCUMULATED       LOSS FOR
                                                   CAPITAL          LOSSES          THE YEAR           TOTAL
                                                -------------    -------------    -------------    -------------
Balances as of 12/31/97                         Ps. 8,585,354    Ps.(3,294,355)   Ps.  (904,623)   Ps. 4,386,376
  Application of 1997 net loss                                        (904,623)         904,623               --
  Increase in capital stock                         1,193,696                                          1,193,696
  Effects of inflation                                                 (11,887)                          (11,887)
  Net loss for the year                                                              (1,447,526)      (1,447,526)
                                                -------------    -------------    -------------    -------------
Balances as of 12/31/98                         Ps. 9,779,050    Ps.(4,210,865)   Ps.(1,447,526)   Ps. 4,120,659
  Application of 1998 net loss                                      (1,447,526)       1,447,526               --
  Increase in capital stock                           392,781                                            392,781
  Effect of reorganization                         (5,661,693)       5,661,693                                --
  Effect of rights and primary offerings              366,392                                            366,392
  Effects of inflation                                                  19,643                            19,643
  Net profit for the year                                                               234,232          234,232
                                                -------------    -------------    -------------    -------------
Balances as of 12/31/99                         Ps. 4,876,530    Ps.    22,945    Ps.   234,232    Ps. 5,133,707
                                                =============    =============    =============    =============

j) Provision for impairment of analog equipment
As mentioned in Note 4.b, during the year ended December 31, 1997, changes in circumstances indicated that the carrying amount of the Group's analog telecommunications network might not be recoverable. These circumstances included: (i) customer and marketing requirements for better voice quality, more and improved value-added services and reduction of wireless fraud, all of which were more viable with a digital platform, factors accelerating the adoption of digital technology in the Mexican wireless market; (ii) the view of Bell Atlantic, which assumed management control of Old Iusacell in February 1997, that Old Iusacell would need to adopt digital technology in order to remain competitive and that CDMA was the best technology available to Old Iusacell;
(iii) the plans, developed in 1997 by other wireless carriers, to launch digital technology in Mexico in 1998; (iv) Old Iusacell's decision to participate in the digital PCS auctions that were announced in November 1997; and (v) an increase in the Company's subscriber base during 1997, resulting in the analog network operating at close to full capacity by November 1997 (a CDMA digital network has the potential to increase capacity by a six to ten times compared with analog equipment). Consequently, under U.S. GAAP, Old Iusacell evaluated the analog equipment for impairment using the criteria of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

In December 1997, the future estimated cashflows (undiscounted and without interest) of the analog equipment, considering the disposition of the equipment under the terms of the agreement with Lucent Technologies (see Note 13), were less than the book value. Consequently, Old Iusacell recorded an impairment charge of Ps.1,236,307 to adjust the carrying amount of the analog equipment to its fair value, amounting to Ps.3,243,881, based on an independent appraisal performed by Consultores y Valuadores de Empresas, S.C.

Under U.S. GAAP, this impairment charge is reflected as a component of operating loss for the year ended December 31, 1997.

k) Employee severance
The Group is required to pay certain severance benefits to employees that are dismissed without proper cause. Since during the normal course of operations, it is impracticable to estimate the number of employees that will be dismissed in the future, under U.S. GAAP, severance payments made to employees during the normal course of operations are expensed when paid. As of December 31, 1999 and 1998 severance accruals recorded were immaterial.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

l) Supplementary U.S. GAAP disclosures

1) Cash flow information

SFAS No. 95, "Statement of Cash Flows", does not provide any specific guidance with respect to inflation adjusted financial statements. For U.S. GAAP purposes, the following cash flow statement is presented, using U.S. GAAP balance sheets restated for inflation. Monetary gains and losses and unrealized foreign exchange gains and losses have been included as operating cash flow reconciling items. Other items have been included based on their cash flows, adjusted by inflation.

                                                              -----------------------------------------------
                                                                         YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                  1999             1998             1997
                                                              -------------    -------------    -------------
Operating activities:
  Net profit (loss) under U.S. GAAP                           Ps.   234,232    Ps.(1,447,526)   Ps.  (904,623)
    Adjustments to reconcile net loss to cash (used in)
      provided by operating activities:
      Depreciation                                                  693,099          380,104          440,926
      Amortization                                                  731,923          512,746          334,332
      450 Project non-cash write-down                                    --          924,016               --
      Equity in loss (earnings) of associated companies              (2,164)          (2,919)          (1,117)
      Gain on sale of equity investments                             49,775          (25,003)        (208,959)
      Increase in allowance for doubtful accounts                    92,767           30,913           48,524
      (Decrease) increase in allowance for obsolete and
         slow-moving inventories                                     (4,785)              --           20,653
      Fixed assets impairment charge                                     --               --        1,236,307
      Minority interest                                             (17,933)          (6,342)            (276)
      Deferred income taxes and employee profit sharing             150,301           15,536         (432,914)
      Gain on net monetary position and foreign exchange
         losses                                                    (801,299)         202,971         (435,450)
  Changes in operating assets and liabilities:
      Accounts receivable                                          (567,624)        (582,815)        (145,457)
      Inventories                                                    28,269          112,681         (224,951)
      Trade accounts payable and related parties                    129,646        1,314,001          696,031
      Taxes and other payable                                       194,792          516,868         (322,167)
      Income tax                                                   (185,209)         (29,682)           3,465
      Other                                                            (501)            (189)             462
                                                              -------------    -------------    -------------
  Net cash provided by operating activities                         725,289        1,915,360          104,786
                                                              -------------    -------------    -------------
Investing activities:
    Purchase of property and equipment, net                      (1,502,280)      (2,459,857)        (903,054)
    Proceeds from sales of investments in associated
      companies                                                      (5,332)          12,333          329,472
    Increase in escrow account                                   (1,268,063)              --               --
    Purchase of other assets                                     (1,110,869)      (1,236,722)        (789,646)
                                                              -------------    -------------    -------------
Net cash used in investing activities                            (3,886,544)      (3,684,246)      (1,363,228)
                                                              -------------    -------------    -------------
Financing activities:
    Proceeds from notes payable and long-term debt                4,354,157        1,917,039        3,192,705
    Payments of notes payable and long-term debt                   (693,999)         (26,081)      (2,030,643)
    Increase of capital stock                                            --            8,062          112,783
    Effect of rights and primary offerings                          366,392               --               --
                                                              -------------    -------------    -------------
Net cash provided by financing activities                         4,026,550        1,899,020        1,274,845
                                                              -------------    -------------    -------------
Net increase in cash and cash equivalents                           865,295          130,134           16,403
Cash and cash equivalents at beginning of year                      286,666          156,532          140,129
                                                              -------------    -------------    -------------
Cash and cash equivalents at the end of year                  Ps. 1,151,961     Ps.  286,666     Ps.  156,532
                                                              =============    =============    =============
      Interest expense paid                                    Ps.  343,184     Ps.  345,589     Ps.  247,007
                                                              =============    =============    =============
      Income tax paid                                          Ps.   90,120     Ps.   36,818     Ps.   43,432
                                                              =============    =============    =============

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Supplemental disclosures of non-cash activities:

                                                              ----------------------------------------
                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1999           1998           1997
                                                              ----------    ------------    ----------
  Conversion of debt to equity                                Ps.392,781    Ps.1,185,634    Ps.817,781

2) Provision for income taxes

The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 was as follows:

                                                              ---------------------------------------
                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1999          1998          1997
                                                              -----------    ---------    -----------
  Asset tax not offset by current taxes                        Ps.132,645    Ps.72,127      Ps.60,397
  Deferred tax                                                     17,656      (56,591)      (493,311)
                                                              -----------    ---------    -----------
  Tax charge (benefit)                                        Ps. 150,301    Ps.15,536    (Ps.432,914)
                                                              ===========    =========    ===========

3) Deferred income taxes

For Mexican tax purposes, inventories are expensed when purchased and consequently, result in the recognition of a deferred tax liability.

Significant components of deferred income taxes under U.S. GAAP are as follows:

                                                         -------------------------------------------
                                                                      DECEMBER 31, 1999
                                                         -------------------------------------------
                                                         SFAS NO. 109    SFAS NO. 109
                                                          APPLIED TO      APPLIED TO
                                                         MEXICAN GAAP     U.S. GAAP
                                                           BALANCES      ADJUSTMENTS        TOTAL
                                                         ------------    ------------    -----------
Deferred liabilities:
  Inventories                                             Ps. 64,515      Ps.     --      Ps. 64,515
  Property and equipment                                     264,751              --         264,751
  Cellular telephones to be amortized                        188,636              --         188,636
  Concessions                                                  3,160              --           3,160
                                                         -----------      ----------     -----------
Deferred tax liabilities                                     521,062              --         521,062
                                                         -----------      ----------     -----------
Deferred assets:
  Allowance for doubtful accounts                             52,247              --          52,247
  Net operating loss carryforwards and tax credits           881,072              --         881,072
  Reorganization reserve                                      22,900              --          22,900
  Interest rate collar                                            --           6,062           6,062
  Gain from the exchange of non-monetary assets                   --          63,682          63,682
  Pre-operating expenses                                          --          22,275          22,275
  Valuation allowance                                       (262,055)        (92,019)       (354,074)
                                                         -----------      ----------     -----------
Deferred tax assets                                          694,164              --         694,164
                                                         -----------      ----------     -----------
Net deferred tax assets                                  Ps. (173,102)    Ps.     --     Ps.(173,102)
                                                         ===========      ==========     ===========

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                                                         -------------------------------------------
                                                                      DECEMBER 31, 1998
                                                         -------------------------------------------
                                                         SFAS NO. 109    SFAS NO. 109
                                                          APPLIED TO      APPLIED TO
                                                         MEXICAN GAAP     U.S. GAAP
                                                           BALANCES      ADJUSTMENTS        TOTAL
                                                         ------------    ------------    -----------
Deferred liabilities:
  Inventories                                            Ps.   70,656     Ps.     --      Ps. 70,656
  Property and equipment                                     259,397              --         259,397
  Cellular telephones to be amortized                        116,368              --         116,368
  Concessions                                                  2,982              --           2,982
                                                         ------------     ----------     -----------
Deferred tax liabilities                                     449,403              --         449,403
                                                         ------------     ----------     -----------
Deferred assets:
  Allowance for doubtful accounts                             25,671              --          25,671
  Net operating loss carryforwards and tax credits         1,250,410              --       1,250,410
  Reorganization reserve                                      22,761              --          22,761
  Interest rate collar                                            --           4,100           4,100
  Gain from the exchange of non-monetary assets                   --          63,682          63,682
  Valuation allowance                                       (664,131)        (67,782)       (731,913)
                                                         ------------     ----------     -----------
Deferred tax assets                                          634,711              --         634,711
                                                         ------------     ----------     -----------
Net deferred tax assets                                  Ps. (185,308)    Ps.     --     Ps.(185,308)
                                                         ============     ==========     ===========

Under U.S. GAAP, the effect of the restatement of non-monetary assets is recorded directly to stockholders' equity. Accordingly, the deferred taxes related to such assets would be reflected directly in equity under U.S. GAAP. Deferred taxes recorded directly to stockholders' equity relating to the restatement of non-monetary assets were Ps.392,554 for the year ended December 31, 1996 (not applicable thereafter).

The Company has recorded a deferred tax asset of Ps.881,072 reflecting the benefit of tax loss carryforwards, which expire in varying amounts between 2004 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at December 31, 1999 will be realized based on the following:

          (i) the net deferred tax asset amounting to Ps.173,102 represents only the tax loss carryforwards (which are subject to indexation) of 1998 which has expiration periods of 10 years, and

          (ii) although the Group generated operating losses for five years through 1998, it believes that it is more likely than not that the net deferred tax asset will be realized based on the Group's business plan estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of December 31, 1999.

The Group's estimate of future taxable income is based primarily on and supported by (i) management's expectations of Old Iusacell's growth and profitability over the next 5 years, and (ii) the significant improvement in operating performance from February 1997 through December 1999, as evidenced by the success of the implementation of the Bell Atlantic wireless business model. This model has produced strong subscriber growth in excess of 75% year over year, improved revenues (based on customer growth and price increases) and lower network and operating costs, resulting in an operating profit during the first three quarters of 1999 and during 1998 (excluding the write-down of Project
450), as compared to an operating loss during 1997 and (iii) the effects of cost-cutting measures achieved as a result of the restructuring completed during 1997 and 1998, primarily related to a 15% reduction in headcount and elimination of duplicate administrative costs.

The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced (See Note 12).

As of December 31, 1999, the Company had a valuation allowance of Ps.354,074 to reduce its deferred tax assets to estimated realizable value. The valuation allowance primarily relates to the deferred tax assets arising from tax loss carryforwards and tax

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES credits. The net change in the total valuation allowance for the year ended December 31, 1999 was principally due to the realization of tax loss carryforwards during the year ended December 31, 1999.

The effective rate reconciliation under U.S. GAAP as of December 31, is as follows:

                                                           -----------------------------------------
                                                              1999           1998           1997
                                                           -----------    -----------    -----------
Income tax expense (benefit) at statutory rate             Ps. 145,793    Ps.(481,990)   Ps.(454,855)
  Add (deduct):
     Inventory purchases less cost of sales                     32,544        201,311        (32,162)
     Depreciation and amortization                            (288,123)       293,058       (258,716)
     Differences between interest and inflationary gains
       or losses                                               140,378       (126,150)       140,767
     Net assets tax                                            132,645         72,127         60,397
     Income tax loss carryforwards                            (437,548)        68,893        112,324
     Provision for doubtful accounts                              (719)      (106,283)        24,809
     Telephones to be amortized                                269,052        211,070         62,864
     Goodwill amortized                                         59,389         41,409         42,285
     Pre-operating expenses                                     23,470        (60,650)        29,081
     Income tax rate change                                      5,450             --             --
     Other                                                      67,971        (97,259)      (159,708)
                                                           -----------    -----------    -----------
Effective income tax expense (benefit) at effective rate   Ps. 150,301     Ps. 15,536    Ps.(432,914)
                                                           ===========    ===========    ===========

4) Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1999 and 1998.

Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value due to its short-term nature.

Long term debt: The Company's long-term debt, except for the unsecured senior notes, bears interest at variable rates and consequently, the carrying value approximates fair value. As of December 31, 1999 and 1998, the carrying value of the unsecured Senior Notes Due 2004 was Ps.1,424,790 and Ps.1,667,329 and the fair value was Ps.1,353,551 and Ps.1,444,740, respectively. As of December 31, 1999, the carrying value and the fair value of the Senior Notes Due 2006 was Ps.3,324,507 and Ps.3,457,487, respectively.

Foreign currency exchange contracts: At December 31, 1999, the book value and the fair value of the foreign currency hedge forward rate contracts was Ps.822,796 and Ps.731,500, respectively. Fair values were determined based on estimated current market settlement prices obtained from dealer quotes.

5) Economic environment

The Company is a Mexican corporation with substantially all of its operations located in Mexico and approximately 99% of its 1999 revenues generated within Mexico. Accordingly, the economic environment within Mexico, which is significantly affected by the actions taken by the Mexican government, can be expected to have a significant impact on the Company's financial condition and results of operations and on its ability to meet its future obligations. The Company imports (and purchases in U.S. Dollars) handsets, equipment for cellular sites and other telecommunications equipment, while prices are set and revenues are generated in Mexican pesos.

6) Disclosure of certain significant risks and uncertainties

  A) Year 2000 compliance:

     All external and internal costs specifically associated with modifying internal-use software for the Year 2000 are charged to expenses as incurred by the Company. For the years ended December 31, 1999 and 1998, the Year 2000 compliance

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES costs incurred by the Company, were approximately U.S.$6,095 and U.S.$2,800, respectively. Amounts incurred as of December 31, 1997 were immaterial.

  B) Foreign currency exchange risk:

     Although a substantial amount of the Company's debt obligations, including the long-term bank loan and unsecured senior notes, is denominated in U.S. Dollars, the Company generates revenues in Mexican pesos; therefore, the Company is exposed to currency exchange rate risks that could significantly affect the Company's ability to meet its obligations. As mentioned in Note 10 and in Note 20.c, Old Iusacell entered into a foreign currency hedge utilizing forward-rate contracts, hedging its exchange rate exposure for principal and interest payments coming due over the period April 2000 to April 2001. The exchange rate of Mexican pesos to the U.S. Dollar is a freely floating rate which has declined in recent years. Any significant decrease in the value of the Mexican peso relative to the U.S. Dollar in the near term may have a material adverse effect on the Company and on its ability to meet its long-term debt obligations.

7) Concentration of credit risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of interest-bearing investments, foreign currency exchange contracts and trade accounts receivable.

The Company maintains cash and cash equivalents, investments and certain other financial instruments with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of subscribers and their dispersion across Mexico. Prior to providing services to a new subscriber, the Company requires a credit card or a deposit, as a guarantee from the customer over the period it provides services, and performs a credit history check.

8) Stock purchase plan

As mentioned in Note 15, the Company has a fixed stock option plan, the ("Stock Purchase Plan"). This plan grants options to purchase Iusacell common stock at a price equal to the market price of the stock at the date of the grant. The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock based Compensation". The Company recognizes no compensation expense for its Stock Purchase Plan. If the Company had elected to recognize compensation expense based on the fair value at the grant dates for 1997 through 1999, and subsequent fixed plan awards consistent with the provisions of SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                          ---------------------------
                                           YEARS ENDED DECEMBER 31,
                                          ---------------------------
                                             1999           1998
                                          ----------    -------------
Under Mexican GAAP
  Net profit (loss)         As reported   Ps.333,762    Ps.(1,457,062)
                              Pro forma      325,118       (1,465,706)
  Basic and fully diluted
     profit (loss) per
     share                  As reported   Ps.   0.26    Ps.     (1.30)
                              Pro forma         0.25            (1.31)

                                          ---------------------------
                                           YEARS ENDED DECEMBER 31,
                                          ---------------------------
                                             1999           1998
                                          ----------    -------------
Under U.S. GAAP:
  Net profit (loss)         As reported   Ps.234,232    Ps.(1,447,526)
                              Pro forma      225,588       (1,456,170)
  Basic and fully diluted
     profit (loss) per
     share                  As reported   Ps.   0.18    Ps.     (1.35)
                              Pro forma         0.18            (1.30)

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

These results may not be representative of the effects on pro forma net income for future years.

The Company determined the pro forma amounts using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

                                                              ------------
                                                              1999    1998
                                                              ----    ----
Dividend yield                                                  0%      0%
Expected volatility                                            71%     67%
Risk-free interest rate                                        20%     25%
Expected lives (in years)                                     2.0     2.7

The weighted average per share value of options granted during 1999 and 1998 was Ps.11.06 and Ps.6.47, respectively.

This table is a summary of the status of the Stock Purchase Plan:

                                                              -------------------------------
                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                              STOCK OPTIONS    EXERCISE PRICE
                                                              -------------    --------------
Outstanding December 31, 1997                                   7,549,834         Ps.10.52
  Granted                                                       2,199,600             6.47
  Exercised                                                       967,460             9.58
  Canceled/forfeited                                            1,082,084             9.82
                                                                ---------
Outstanding December 31, 1998                                   7,699,890             9.58
  Granted                                                       1,603,000            11.06
  Exercised                                                     2,267,145            10.09
  Canceled/forfeited                                            1,532,996             7.74
                                                                ---------
Outstanding December 31, 1999                                   5,502,749            10.31
                                                                =========

As of December 31, 1999 and 1998, 3,899,749 and 5,500,290 shares, respectively, were exercisable; however no shares were exercisable at December 31, 1997. The following table summarizes information about Stock Purchase Plan options outstanding as of December 31, 1999, 1998 and 1997:

                                       ----------------------------------------------------------
                                                                                         WEIGHTED
                                            RANGE OF                       REMAINING     AVERAGE
                                            EXERCISE                      CONTRACTUAL    EXERCISE
                                             PRICES           SHARES         LIFE         PRICE
                                       ------------------    ---------    -----------    --------
1997                                   Ps.8.48 to   14.00    7,549,834         0         Ps.10.52
1998                                      5.16 to    8.48    5,332,908         1             7.65
1998                                     13.82 to   14.00    2,366,982         1            13.92
1999                                      5.16 to    9.20    2,632,017         2             7.59
1999                                     11.46 to   14.00    2,870,732         2            12.81

9) Capitalized interest and interest expense

As of December 31, 1999, 1998 and 1997, capitalized interest amounted to Ps.162,383, Ps.138,904 and Ps.349,290, respectively. For the years ended December 31, 1999, 1998 and 1997 interest expensed amounted to Ps.291,417, Ps.367,222 and Ps.306,996, respectively.

10) New accounting pronouncements

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES hedge transaction. Derivative financial instruments are currently used by the Company to manage interest rate risk and foreign exchange rate risk, on certain long-term debt. The Company is currently determining the impact that the adoption of SFAS No. 133 will have on its financial position or results of operations.

11) Project 450 non-cash write-down

As described in Note 18, during the year ended December 31, 1998, Old Iusacell recorded an impairment charge to write-down the Project 450 assets to their fair value. Under U.S. GAAP, the impairment charge was determined in accordance with SFAS No. 121 as follows:

During the third quarter of 1998, changes in circumstances indicated that the carrying amount of the Project 450 assets might not be recoverable. These circumstances included (i) the successful deployment of more attractive alternative technology; (ii) the lack of availability of 450 MHz handsets at substantially lower costs; and (iii) that the Mexican government had not issued the coverage and investment requirements for the 450 MHz licenses or provided any indications on timing and means to clear the contaminated frequencies in the northern regions.

In view of these circumstances, Old Iusacell decided not to fully continue Project 450, given that it was becoming less operationally and technically feasible. At such time, the undiscounted future cash flows were less than the carrying value of the Project 450 assets. As a result, in September 1998, Old Iusacell's Board of Directors resolved to writedown the Project 450 assets. An impairment charge of Ps.1,102,401 was recorded to reduce the Project 450 assets to their fair value, amounting to Ps.45,668. Even though there was no market for the 450 MHz network equipment, Old Iusacell's operations group determined that certain of these assets, representing about 10% of the related fixed assets, could be re-deployed in the mobile wireless network. Therefore, a full provision for impairment was recorded for all other assets associated with the project.

12) Segment information

In 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public enterprises must determine and report information about operating segments in their annual and interim reports.

The "management approach" designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The adoption of SFAS No. 131 did not affect results of operations or financial position.

The Company has three reportable segments that it operates and manages as strategic business units that offer different products and services. The Company measures its reportable segments based on operating income (loss), including intersegment revenues and corporate expenses that are allocated to the operating segments and excluding any non-recurring items. Intersegment transactions are accounted for at current market prices. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA) and operating income (loss). The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 4).

The Company's three reportable segments and their principal activities are:

        Cellular--The Company operates and provides wireless cellular telephone services in four of the nine Regions in the Mexican market. The Company serves customers in large metropolitan areas such as Mexico City, Guadalajara, Leon and Puebla. The Company's services include "value added services" such as voice mail and caller identification of incoming calling numbers.

        Long Distance--The Company provides long distance services for which its first natural market is its cellular subscriber base. The Company is also providing these services to residential and commercial entities. The Company uses its own switches and transmission equipment and a combination of fiber optic lines, microwave links, satellite transmission and lines leased from Telmex to provide these services.

        Other Businesses--The Company provides paging, local telephony and data transmission services. It has concessions for PCS services and microwave links, which are in a preoperating stage.

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The tables below presents information about reported segments for the year ended December 31, 1999 and 1998 under Mexican GAAP measurement, using the presentation required by SFAS No. 131. The Company has not provided information for the year ending December 31, 1997 as it was impracticable to prepare.

                            -------------------------------------------------------------------------------------------
                                                           YEAR ENDED DECEMBER 31, 1999
                            -------------------------------------------------------------------------------------------
                                                LONG          OTHER           TOTAL        RECONCILING        TOTAL
                              CELLULAR        DISTANCE      BUSINESSES      SEGMENTS        ITEMS(2)      CONSOLIDATED
                            -------------   ------------   ------------   -------------   -------------   -------------
Revenues--third party       Ps. 3,929,595   Ps.  110,906   Ps.  162,657       4,203,158           1,495       4,204,653
Revenues--affiliates            1,815,599        344,877        447,572       2,608,048      (2,608,048)             --
Depreciation and
  amortization                  1,369,198         53,710          8,226       1,431,134          (6,112)      1,425,022
Operating income (loss)            89,180       (119,801)       (71,708)       (102,329)         93,479          (8,850)
EBITDA(1)                       1,458,378        (66,091)       (63,482)      1,328,805          87,367       1,416,172
Total assets                   14,530,800        318,812        718,788      15,568,400        (734,030)     14,834,370
Capital expenditures            1,597,961        104,960         11,000       1,713,921              --       1,713,921

                            -------------------------------------------------------------------------------------------
                                                           YEAR ENDED DECEMBER 31, 1998
                            -------------------------------------------------------------------------------------------
                                                LONG          OTHER           TOTAL        RECONCILING        TOTAL
                              CELLULAR        DISTANCE      BUSINESSES      SEGMENTS        ITEMS(2)      CONSOLIDATED
                            -------------   ------------   ------------   -------------   -------------   -------------
Revenues--third party       Ps. 2,941,927   Ps.   61,807   Ps.  177,874   Ps. 3,181,608   Ps.    (9,211)  Ps. 3,172,397
Revenues--affiliates            1,252,365        203,597        500,112       1,956,074      (1,956,074)             --
Depreciation and
  amortization                    846,709         25,364         22,754         894,827          (1,977)        892,850
Operating income (loss)            60,084       (146,109)       (17,061)       (103,086)     (1,016,677)     (1,119,763)
EBITDA(1)                         906,792       (120,747)         5,692         791,737          83,751         875,488
Total assets                   13,759,156      1,108,926      1,343,272      16,211,354      (5,060,004)     11,151,350
Capital expenditures            3,130,393        483,748         21,348       3,635,489              --       3,635,489

---------------
(1) EBITDA as used by the Company is operating profit (loss) plus the sum of depreciation and amortization. The Company's reconciliation of EBITDA to consolidated net profit (loss) under Mexican GAAP as of December 31, 1999 and 1998, is as follows:

                                                              ------------------------------
                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                  1999             1998
                                                              -------------    -------------
EBITDA                                                        Ps. 1,416,172    Ps.   875,488
Depreciation and amortization                                    (1,425,022)        (892,850)
Project 450 non-cash write-down                                          --       (1,102,401)
Other (expense) income, net                                         (23,054)         149,046
Integral financing gain (cost)                                      529,525         (427,766)
Equity participation in net (loss) gain of associated
  companies and net (loss) gain on sale of equity
  investments                                                       (47,611)          27,922
Assets tax                                                         (132,645)         (72,127)
Minority interest                                                    17,933            6,342
Loss from discontinued operations                                    (1,536)         (20,716)
                                                              -------------    -------------
Net profit (loss) for the year                                Ps.   333,762    Ps.(1,457,062)
                                                              =============    =============

(2) Reconciling items primarily reflect inter-segment eliminations and certain non-recurring items, including a gain on sale in 1998 of Ps.187,301 related to a fiber optic cable agreement (see Note 20.g) and a non-cash write-down of Ps.1,102,401 in connection with Project 450 (see Notes 18 and 20.b).

              NUEVO GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

m) Discontinued operations
As described in Note 19, in December 1998, Old Iusacell decided to discontinue the operations of its subsidiary, Cellular Solutions, which was in the business of selling accessories for cellular handsets, and consequently, recognized a loss from discontinued operations amounting to Ps.1,536 and Ps.20,716, for the years ended December 31, 1999 and 1998, respectively. Under U.S. GAAP the loss from discontinued operations is recorded as an operating expense.

n) Extraordinary item
Under Mexican GAAP the utilization of the Company's tax loss carryforwards is classified as an extraordinary item and presented as a separate line item in the consolidated income statement. Under U.S. GAAP, the utilization of the Company's tax loss carryforward is recorded as a component of the taxation expense.

21. SUBSEQUENT EVENTS

As part of the recapitalization and reorganization plan mentioned in Note 1, on March 1, 2000, New Iusacell changed its name from Nuevo Grupo Iusacell, S.A. de C.V. to Grupo Iusacell, S.A. de C.V., and Old Iusacell changed its name from Grupo Iusacell, S.A. de C.V. to Grupo Iusacell Celular, S.A. de C.V.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
Grupo Iusacell, S. A. de C. V.:

We have audited the accompanying consolidated balance sheets of Grupo Iusacell,
S. A. de C. V. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for each of the three years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Mexico which are substantially similar, in all material respects, to United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and are prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grupo Iusacell, S. A. de C. V. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of its operations, changes in stockholders' equity and changes in its consolidated financial position for each of the three years ended, December 31, 1999, in conformity with accounting principles generally accepted in Mexico.

Accounting principles generally accepted in Mexico vary in certain respects from accounting principles generally accepted in the United States. In our opinion, based on our audits, application of accounting principles generally accepted in the United States would have affected the determination of the amount shown as net loss for the years ended December 31, 1999, 1998 and 1997 and the total amount of stockholders' equity as of December 31, 1999 and 1998 to the extent summarized in Note 20 to the consolidated financial statements.

PricewaterhouseCoopers

Juan Manuel Ferron Solis
Partner

Mexico City, Mexico
February 29, 2000 (except with
respect to the matters discussed
in Notes 20, 21 and 22, for which
the date is March 16, 2000).

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998
                             (NOTES 1, 2, 3 AND 4)
    (ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
                     MEXICAN PESOS AS OF DECEMBER 31, 1999)

                                                              ------------------------------
                                                                  1999                  1998
                                                              -------------    -------------
ASSETS
CURRENT:
  Cash and cash equivalents (Note 4.c)                         Ps.  178,061     Ps.  286,666
                                                              -------------    -------------
  Accounts receivable:
    Trade, net of Ps.149,278 and Ps.75,400 of allowance for
     doubtful accounts in 1999 and 1998, respectively (Note
     4.d)                                                           707,934          340,492
    Related parties (Note 5)                                         47,140           12,782
    Recoverable taxes and other                                     601,279          661,970
                                                              -------------    -------------
                                                                  1,356,353        1,015,244
                                                              -------------    -------------
  Inventories (Note 6)                                              184,328          207,812
                                                              -------------    -------------
         Total current assets                                     1,718,742        1,509,722
INVESTMENT IN ASSOCIATED COMPANIES (Note 7)                          25,237           17,425
PROPERTY AND EQUIPMENT, net (Note 8)                              6,771,108        5,961,927
OTHER ASSETS, net (Note 9)                                        2,021,277        1,750,702
EXCESS OF COST OF INVESTMENTS IN SUBSIDIARIES OVER BOOK
  VALUE, net of accumulated amortization of Ps.487,245 in
  1999 and Ps.409,108 in 1998 (Note 4.i)                          1,801,211        1,911,574
                                                              -------------    -------------
         Total assets                                         Ps.12,337,575    Ps.11,151,350
                                                              =============    =============
LIABILITIES
CURRENT:
  Notes payable (Note 10)                                      Ps.   94,986     Ps.  833,799
  Current portion of long-term debt (Note 10)                       505,643               --
  Trade accounts payable (Note 11)                                  641,479          980,749
  Related parties (Note 5)                                          116,034          140,082
  Taxes and other payables                                          884,842          850,572
  Income tax (Note 12)                                                1,375           54,311
  Employee profit sharing (Note 12)                                     379                6
                                                              -------------    -------------
         Total current liabilities                                2,244,738        2,859,519
LONG-TERM DEBT (Note 10)                                          3,991,234        4,168,322
TRADE ACCOUNTS PAYABLE, LONG-TERM (Note 11)                              --            2,370
COMMITMENTS AND CONTINGENCIES (Notes 4.k and 13)                      2,370            2,871
                                                              -------------    -------------
         Total liabilities                                    Ps. 6,238,342    Ps. 7,033,082
                                                              -------------    -------------
STOCKHOLDERS' EQUITY
CONTRIBUTED CAPITAL (Notes 14, 15 and 16):
  Capital stock                                               Ps.11,314,227    Ps. 9,697,443
  Capital contributed                                                81,607           81,607
                                                              -------------    -------------
                                                                 11,395,834        9,779,050
                                                              -------------    -------------
EARNED CAPITAL (Note 16):
  Accumulated profits (losses):
    Legal reserve                                                     4,461            4,461
    For prior years                                              (4,902,385)      (3,445,323)
    For the year                                                    382,447       (1,457,062)
                                                              -------------    -------------
                                                                 (4,515,477)      (4,897,924)
                                                              -------------    -------------
    Deficit from restatement                                       (756,401)        (763,769)
                                                              -------------    -------------
         Total majority stockholders' equity                      6,123,956        4,117,357
MINORITY INTEREST                                                   (24,723)             911
                                                              -------------    -------------
         Total stockholders' equity                               6,099,233        4,118,268
                                                              -------------    -------------
         Total liabilities and stockholders' equity           Ps.12,337,575    Ps.11,151,350
                                                              =============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (NOTES 1, 2, 3 AND 4)
    (ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
                     MEXICAN PESOS AS OF DECEMBER 31, 1999)

                                                              -------------------------------------------------
                                                                  1999              1998              1997
                                                              -------------    --------------    --------------
REVENUES:
  Services                                                    Ps. 3,767,693     Ps. 2,750,863     Ps. 2,055,803
  Telephone equipment sales and other                               436,960           421,534           422,788
                                                              -------------    --------------    --------------
                                                                  4,204,653         3,172,397         2,478,591
                                                              -------------    --------------    --------------
COST OF SALES:
  Cost of services                                                1,074,191           860,821           685,051
  Cost of telephone equipment sales and other                       269,491           225,548           268,373
                                                              -------------    --------------    --------------
                                                                  1,343,682         1,086,369           953,424
                                                              -------------    --------------    --------------
    Gross profit                                                  2,860,971         2,086,028         1,525,167
                                                              -------------    --------------    --------------
OPERATING EXPENSES                                                1,444,508         1,210,540           990,880
DEPRECIATION AND AMORTIZATION                                     1,424,363           892,850           775,258
450 PROJECT NON-CASH WRITE-DOWN (Note 18)                                --         1,102,401                --
                                                              -------------    --------------    --------------
    Operating loss                                                   (7,900)       (1,119,763)         (240,971)
                                                              -------------    --------------    --------------
OTHER EXPENSES (INCOME), net                                         23,054          (149,046)               --
                                                              -------------    --------------    --------------
PROVISION FOR EQUIPMENT IMPAIRMENT (Note 4.b)                            --                --         1,236,307
                                                              -------------    --------------    --------------
INTEGRAL FINANCING (GAIN) COST:
  Interest expense, net                                             268,710           250,873           330,659
  Foreign exchange (gain) loss, net                                (184,837)          939,474            64,565
  Gain from monetary position                                      (661,133)         (762,581)         (389,975)
                                                              -------------    --------------    --------------
                                                                   (577,260)          427,766             5,249
                                                              -------------    --------------    --------------
EQUITY PARTICIPATION IN NET LOSS (GAIN) OF ASSOCIATED
  COMPANIES AND NET LOSS (GAIN) ON SALE OF EQUITY
  INVESTMENTS (Note 7)                                               47,611           (27,922)         (210,076)
                                                              -------------    --------------    --------------
    Profit (loss) from continuing operations before assets
      tax, income tax, minority interest and extraordinary
      item                                                          498,695        (1,370,561)       (1,272,451)
PROVISIONS FOR:
  Assets tax                                                        132,645            72,127            60,397
  Income tax                                                        405,881                --                --
                                                              -------------    --------------    --------------
    Loss from continuing operations before minority interest
      and extraordinary item                                        (39,831)       (1,442,688)       (1,332,848)
MINORITY INTEREST                                                    17,933             6,342               276
                                                              -------------    --------------    --------------
    Loss from continuing operations before extraordinary
      item                                                          (21,898)       (1,436,346)       (1,332,572)
EXTRAORDINARY ITEM:
  Amortization of tax loss carryforwards                            405,881                --                --
                                                              -------------    --------------    --------------
    Net profit (loss) from continuing operations                    383,983        (1,436,346)       (1,332,572)
LOSS FROM DISCONTINUED OPERATIONS (net of Income tax) (Note
  19)                                                                 1,536            20,716                --
                                                              -------------    --------------    --------------
    Net profit (loss) for the year                             Ps.  382,447    Ps. (1,457,062)   Ps. (1,332,572)
                                                              =============    ==============    ==============
WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING (thousands)                            1,286,844         1,121,396         1,070,825
                                                              =============    ==============    ==============
LOSS PER SHARE BEFORE EXTRAORDINARY ITEM (pesos)              Ps.     (0.02)    Ps.     (1.30)    Ps.     (1.24)
                                                              =============    ==============    ==============
NET PROFIT (LOSS) PER SHARE (pesos)                            Ps.     0.30     Ps.     (1.30)    Ps.     (1.24)
                                                              =============    ==============    ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (NOTES 1, 2, 3 AND 4)
        (ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF
                CONSTANT MEXICAN PESOS AS OF DECEMBER 31, 1999)

                                    -----------------------------------------------------------------------------------------------
                                                                             ACCUMULATED PROFITS (LOSSES)
                                                                             ----------------------------
                                          CAPITAL                                                     FOR       DEFICIT
                                            STOCK        CAPITAL      LEGAL          PRIOR            THE          FROM    MINORITY
                                       SUBSCRIBED  CONTRIBUTIONS    RESERVE          YEARS           YEAR   RESTATEMENT    INTEREST
                                    -------------  -------------   --------  -------------  -------------   -----------  ----------
Balance at December 31, 1996        Ps. 7,573,183    Ps.81,607     Ps.4,461  Ps.(1,586,610) Ps.  (526,141)  Ps.(725,802) Ps.  8,057
Application of 1996 net loss                                                      (526,141)       526,141
Increase in capital stock from the
  capitalization of stockholders'
  debt                                    817,781
Increase in capital stock through
  the issuance of shares under the
  Executive Stock Purchase Plan           112,783
Minority interest for the year                                                                                                7,362
Net loss for the year                                                                          (1,332,572)
                                    -------------    ---------     --------  -------------  -------------   -----------  ----------
Balance at December 31, 1997            8,503,747       81,607        4,461     (2,112,751)    (1,332,572)     (725,802)     15,419
Application of 1997 net loss                                                    (1,332,572)     1,332,572
Increase in capital stock from the
  capitalization of stockholders'
  debt                                  1,185,634
Increase in capital stock through
  the issuance of shares under the
  Executive Stock Purchase Plan             8,062
Recognition of inflation effects
  on financial information                                                                                      (37,967)
Minority interest for the year                                                                                              (14,508)
Net loss for the year                                                                          (1,457,062)
                                    -------------    ---------     --------  -------------  -------------   -----------  ----------
Balance at December 31, 1998            9,697,443       81,607        4,461     (3,445,323)    (1,457,062)     (763,769)        911
Application of 1998 net loss                                                    (1,457,062)     1,457,062
Increase in capital stock from the
  capitalization of stockholders'
  debt                                  1,616,784
Recognition of inflation effects
  on financial information                                                                                        7,368
Minority interest for the year                                                                                              (25,634)
Net profit for the year                                                                           382,447
                                    -------------    ---------     --------  -------------  -------------   -----------  ----------
Balance at December 31, 1999        Ps.11,314,227    Ps.81,607     Ps.4,461  Ps.(4,902,385) Ps.   382,447   Ps.(756,401) Ps.(24,723)
                                    =============    =========     ========  =============  =============   ===========  ==========

                                    -------------

                                            TOTAL
                                    STOCKHOLDERS'
                                           EQUITY
                                    -------------
Balance at December 31, 1996        Ps. 4,828,755
Application of 1996 net loss                   --
Increase in capital stock from the
  capitalization of stockholders'
  debt                                    817,781
Increase in capital stock through
  the issuance of shares under the
  Executive Stock Purchase Plan           112,783
Minority interest for the year              7,362
Net loss for the year                  (1,332,572)
                                    -------------
Balance at December 31, 1997            4,434,109
Application of 1997 net loss                   --
Increase in capital stock from the
  capitalization of stockholders'
  debt                                  1,185,634
Increase in capital stock through
  the issuance of shares under the
  Executive Stock Purchase Plan             8,062
Recognition of inflation effects
  on financial information                (37,967)
Minority interest for the year            (14,508)
Net loss for the year                  (1,457,062)
                                    -------------
Balance at December 31, 1998            4,118,268
Application of 1998 net loss                   --
Increase in capital stock from the
  capitalization of stockholders'
  debt                                  1,616,784
Recognition of inflation effects
  on financial information                  7,368
Minority interest for the year            (25,634)
Net profit for the year                   382,447
                                    -------------
Balance at December 31, 1999        Ps. 6,099,233
                                    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (NOTES 1, 2, 3 AND 4)
    (ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN THOUSANDS OF CONSTANT
                     MEXICAN PESOS AS OF DECEMBER 31, 1999)

                                                              -----------------------------------------------
                                                                  1999             1998             1997
                                                              -------------    -------------    -------------
OPERATING ACTIVITIES:
  Loss from continuing operations before extraordinary item   Ps.   (21,898)   Ps.(1,436,346)   Ps.(1,332,572)
  Items not requiring the use of resources:
     Depreciation and amortization                                1,424,363          892,850          775,258
     450 Project non-cash write-down                                     --        1,102,401               --
     Provision for equipment impairment                                  --               --        1,236,307
     Equity participation in net loss (gain) of associated
       companies and net loss (gain) on sale of equity
       investments                                                   47,611          (27,922)        (210,076)
     Minority interest                                              (17,933)          (6,342)            (276)
                                                              -------------    -------------    -------------
                                                                  1,432,143          524,641          468,641
  Resources (used for) provided by operating activities
  Trade accounts receivable                                        (367,442)         (68,036)         (69,164)
     Related parties                                                 60,691           78,986         (482,572)
     Recoverable taxes and other                                    (58,406)        (360,775)        (176,629)
     Inventories                                                     23,484          112,682         (204,300)
     Trade accounts payable                                        (341,640)          39,830          259,778
     Taxes and other payables                                        34,270          416,544          (98,679)
     Income tax                                                     (52,936)          42,543            2,343
     Employee profit sharing                                            372              (99)             (86)
     Other                                                             (501)            (192)             143
                                                              -------------    -------------    -------------
     Resources provided by (used for) operating activities
       before extraordinary item and discontinued operations        730,035          786,124         (300,525)
  Amortization of tax loss carryforwards                            405,881               --               --
  Loss from discontinued operations                                  (1,536)          20,716               --
                                                              -------------    -------------    -------------
     Resources provided by (used for) operating activities        1,134,380          765,408         (300,525)
                                                              -------------    -------------    -------------
FINANCING ACTIVITIES:
  Proceeds from long-term debt                                      328,555        1,238,406        2,955,992
  Principal payments on long-term debt                                   --          (26,080)        (956,338)
  (Decrease) increase in notes payable                             (738,813)         830,249       (1,074,666)
  Increase in capital stock from the capitalization of
     stockholders' debt                                           1,616,784        1,185,634          817,781
  Increase in capital stock through the issuance of shares
     under the Executive Employee Stock Purchase Plan                    --            8,062          112,783
                                                              -------------    -------------    -------------
     Resources provided by financing activities                   1,206,526        3,236,271        1,855,552
                                                              -------------    -------------    -------------
INVESTING ACTIVITIES:
  Purchase of property and equipment                             (1,502,280)      (2,647,158)        (941,899)
  Sale of common stock of associated companies                       11,856           12,334          321,833
  Purchase of PCS frequencies                                            --         (553,873)              --
  Increase in telephones to be amortized                           (758,281)        (620,798)        (225,621)
  Purchase of other assets                                         (200,806)         (62,051)        (692,938)
                                                              -------------    -------------    -------------
     Resources used for investing activities                     (2,449,511)      (3,871,546)      (1,538,625)
                                                              -------------    -------------    -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               (108,605)         130,133           16,402
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF
     THE YEAR                                                       286,666          156,533          140,131
                                                              -------------    -------------    -------------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR              Ps.   178,061    Ps.   286,666    Ps.   156,533
                                                              =============    =============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1999, 1998 AND 1997
 (EXCEPT AS OTHERWISE NOTED, ADJUSTED FOR PRICE-LEVEL CHANGES AND EXPRESSED IN
                             THOUSANDS OF CONSTANT
MEXICAN PESOS AS OF DECEMBER 31, 1999. AMOUNTS EXPRESSED IN U.S. DOLLARS ARE IN
                                  THOUSANDS.)

1. ENTITY AND NATURE OF BUSINESS

Grupo Iusacell, S.A. de C.V. (the "Company") is a holding company incorporated on October 6, 1992, and as mentioned in the following paragraph, starting August 4, 1999, the Company is subsidiary of Nuevo Grupo Iusacell, S.A. de C.V. ("New Iusacell"). Its subsidiaries are primarily engaged in the wireless telecommunications business and hold concessions to operate cellular telephone systems in four contiguous market areas (each a "Region") in central Mexico. The Company holds the celllular concessions for Region 5 (Guadalajara), Region 6
(Leon), Region 7 (Puebla) and a cellular authorization for Region 9 (Mexico
City). The Company and its subsidiaries are referred to collectively herein as the "Group" or "Grupo Iusacell".

As a part of a recapitalization and restructuring plan, a new holding company, New Iusacell, was incorporated on August 6, 1998 to acquire and hold all of the outstanding shares of the Company. In July 1999, New Iusacell initiated an offer to exchange its two classes of common stock for the four classes of common stock of the Company then outstanding on a one for one basis. As a result of the exchange, New Iusacell acquired 99.5% of Company's shares when the offer expired on August 10, 1999. Second offer expired on February 29, 2000 and as a result New Iusacell owns 99.9% of Company's shares. New Iusacell intends to make a repurchase offer for the remaining shares of the Company in the second quarter of 2000.

In October 1995, a subsidiary of the Company received a concession from the Mexican government to operate as a long distance carrier and began offering long distance service in August 1996. During 1996, the Company also signed a joint venture agreement for the operation of a business to provide nationwide and international paging services. The joint venture began to provide paging services in August 1996. In May 1998, a subsidiary of the Company acquired frequencies through auctions conducted by the Mexican government to provide wireless personal communication services ("PCS") in Regions 1 and 4 in northern Mexico.

New Iusacell holds a 99.5% ownership interest in the Company. Carlos Peralta and companies and individuals controlled by or related to him (together, the "Peralta Group") and subsidiaries of Bell Atlantic Corporation ("Bell Atlantic") hold substantial ownership interests (direct or indirect) in New Iusacell.

In February 1997, after execution of a definitive agreement between the Company's principal shareholders and approval by the Mexican government, Bell Atlantic assumed management control of the Company from the Peralta Group. After the recapitalization and restructuring plan mentioned above, Bell Atlantic also has management control of New Iusacell.

Summary
The subsidiaries of the Company which are included in the consolidated financial statements are as follows:

                                                              --------------------
                                                               ECONOMIC INTEREST
                                                              (DIRECT OR INDIRECT)
                                                                     AS OF
                                                                  DECEMBER 31
                                                              --------------------
SUBSIDIARY                                                     1999         1998
----------                                                    -------      -------
S.O.S. Telecomunicaciones, S.A. de C.V. (Region 9)               100%         100%
Iusacell, S.A. de C.V.                                           100%         100%
Sistecel, S.A. de C.V.                                           100%         100%
Comunicaciones Celulares de Occidente, S.A. de C.V.
  (Region 5)                                                     100%         100%
Sistemas Telefonicos Portatiles Celulares, S.A. de C.V.
  (Region 6)                                                     100%         100%
Telecomunicaciones del Golfo, S.A. de C.V. (Region 7)            100%         100%
Inflight Phone de Mexico, S.A de C.V.                            100%         100%
Inmobiliaria Montes Urales 460, S.A. de C.V.                     100%         100%
Mexican Cellular Investments, Inc.                               100%         100%
Iusanet, S.A. de C.V.                                            100%         100%
Promotora Celular, S.A. de C.V.                                  100%         100%
Renta-Cell, S.A. de C.V.                                          --          100%

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                                                              --------------------
                                                               ECONOMIC INTEREST
                                                              (DIRECT OR INDIRECT)
                                                                     AS OF
                                                                  DECEMBER 31
                                                              --------------------
SUBSIDIARY                                                     1999         1998
----------                                                    -------      -------
Iusatelecomunicaciones, S.A. de C.V.                              95%          95%
Iusatel, S.A. de C.V.                                             95%          95%
Grupo Iusacell Nicaragua, S.A.                                   100%         100%
Compania Colombiana de Telefonia Celular, S.A.                    --           70%
Cellular Solutions de Mexico, S.A. de C.V.                       100%         100%
Satelitron, S.A. de C.V.                                          65%          65%
Infotelecom, S.A. de C.V.                                         49%          49%
Punto a Punto Iusacell, S.A. de C.V.                              95%          95%
Iusacell PCS, S.A. de C.V. (Regions 1 and 4)                      95%          95%

2. ACQUISITIONS, DISPOSALS AND GROUP STRUCTURE

In November 1997, in connection with the resolution of various matters, the Group increased its ownership in Renta-Cell, S.A. de C.V. ("Renta-Cell") from 70% to 100% by acquiring the remaining 30% interest from the other Renta-Cell shareholders. The cost of this acquisition was Ps.24,647, all of which represented the excess of investment cost over book value. This amount was charged to operations during the year ended December 31, 1997. During 1999, Renta-Cell was merged into Promotora Celular, S.A. de C.V. The merger was recorded based on the financial statements of both subsidiary companies as of March 31, 1999.

In December 1998, the Group increased its ownership in Cellular Solutions de Mexico, S.A. de C.V. ("Cellular Solutions") from 68% to 100% by acquiring the remaining 32% interest from the other shareholder, an alternate director of New Iusacell. This interest was acquired in anticipation of the discontinuance of Cellular Solutions (see Note 19). The cost of this acquisition was Ps.3,932, all of which represented the excess of investment cost over book value. The amount of such excess was included in Cellular Solutions' loss from discontinued operations for the year ended December 31, 1998.

In November 1999, the Group liquidated its investment in Compania Colombiana de Telefonia Celular, S.A. ("Telecel") and recorded a loss of Ps.49,775.

Group Structure
Under the laws established by the Mexican government related to Bell Atlantic's assumption of management control, the Company may not own the majority of the voting stock of companies that hold concessions to provide telecommunications services other than cellular service. In November 1998, the Company and Jose Ramon Elizondo, a director of the Company (herein referred to as the "Mexican National"), entered into a joint venture formation agreement ("the Agreement") pursuant to which they agreed to participate together in the microwave frequencies leasing, long distance, local telephony, PCS and paging businesses. The Company and the Mexican National agreed that the Company would own 94.9% of the economic interest and 49% of the voting shares of Iusatel, S.A. de C.V., the Company's long distance concessionaire ("Iusatel"), Iusatelecomunicaciones, S.A. de C.V., the Company's fixed wireless local telephony operation ("Iusatelecomunicaciones"), Punto-a-Punto Iusacell, S.A. de C.V., a microwave frequencies concessionaire ("Punto-a-Punto Iusacell") and Iusacell PCS, S.A. de C.V., which holds concessions for 1.9GHz (PCS) frequencies in Regions 1 and 4 ("Iusacell PCS"). The Mexican National would own 5.1% of the economic interest and 51% of the voting shares of these companies. In addition, the Mexican National agreed to purchase a 2% economic and voting interest in Infotelecom, S.A. de C.V., a paging company ("Infotelecom"), at cost, from the Company, which would continue to hold a 49% economic and voting interest in such company. The Mexican National completed this purchase in December 1998 for Ps.26.

In December 1995, the Company signed a joint venture agreement with Infomin, S.A. de C.V. ("Infomin"), a Mexican company which holds a fifteen-year concession to provide nationwide and international paging services through July 2009. Pursuant to this agreement, in March 1996, the Company and Infomin established a joint venture company, Infotelecom S.A. de C.V. ("Infotelecom"). As of December 31, 1999, Infotelecom is owned 49%, 49% and 2%, by Old Iusacell, Infomin and the

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Mexican National, respectively. Under the Infotelecom joint venture agreement, the Company committed to contribute up to U.S.$10,500. As of December 31, 1999 and 1998, the Company had invested U.S.$10,000 and U.S.$9,032, respectively. This agreement establishes the individual and joint responsibilities of the partners. If a partner does not fulfill its responsibilities, sanctions could cause such partner to lose its investment and incur a penalty of up to U.S.$1,000.

In October 1997, the Company and the Mexican National incorporated Punto a Punto Iusacell, a company which participates in government auctions for microwave frequencies and operates concessions acquired in those auctions. Punto a Punto Iusacell acquired three concessions in the short haul microwave frequencies auction concluded in October 1997 and is negotiating to lease long haul microwave frequencies won at auction by a third party.

In June 1998, the Company and the Mexican National incorporated Iusacell PCS, S.A. de C.V., a company formed to participate in government auctions for frequencies in the 1.9 GHz band. Iusacell PCS acquired concessions in Regions 1 and 4 in such auctions, which were concluded in May 1998.

In November 1998, pursuant to the Agreement, the Mexican National acquired 51% of the voting shares of each of Iusatel and Iusatelecomunicaciones for Ps.25,130 and Ps.8,597, respectively. The shares of Infotelecom, Punto a Punto Iusacell, Iusacell PCS, Iusatel and Iusatelecomunicaciones (each a "Non-Cellular Subsidiary" and together, the "Non-Cellular Subsidiaries" acquired by the Mexican National pursuant to the Agreement are or will be illiquid. As a result, the Company agreed to grant the Mexican National, from and after June 30, 2002 (or sooner under certain circumstances), the right to put all, but not less than all, shares in any one or more Non-Cellular Subsidiary to the Company for an amount equal to his investment in the corresponding Non-Cellular Subsidiary, his cost of money to finance such investment or investments plus, for each year of his investment, 4% of his investment amount, grossed up with respect to any applicable Mexican income taxes. In return, the Agreement also contains a call option which provides the Company the right at any time to call the Mexican National's interest in these companies at the same price as if the put were exercised, subject to any legal requirement to have another Mexican National purchase the shares subject to the call option.

The Mexican National does not have the unilateral right to approve actions at the shareholder or board level of the Non-Cellular Subsidiaries. Under each company's by-laws, all shareholder or board action must also be approved by the majority of the shares held by the Company or a majority of the board members designated by the Company, respectively.

The Agreement, together with each joint venture company's by-laws, enable the Company to have management control over the day-to-day operations and financial administration of the Non-Cellular Subsidiaries. The Mexican National cannot alone, among other things, select, terminate or determine the compensation of management or establish operating and capital decisions in the ordinary course of business.

Consequently, the Company consolidates these subsidiaries in accordance with Bulletin B-8, "Consolidated and Combined Financial Statements and valuation of permanent investments" issued by the Mexican Institute of Public Accountants ("Bulletin B-8"), which provides that, in the event that majority ownership of a company's voting shares does not exist, control over the day-to-day operations and financial administration of that company may be achieved by other means. Since the Company has such other arrangements in place with the majority shareholder, the requirement for consolidation under generally accepted accounting principles in Mexico ("Mexican GAAP") is satisfied.

3. BASIS OF PRESENTATION

a) Basis of presentation
The Group's consolidated financial statements have been prepared in conformity with Mexican GAAP. The consolidated financial statements have been presented in thousands of constant Mexican pesos as of December 31, 1999 as required by Bulletin B-10, "Recognition of the Effects of Inflation on Financial Information", as amended, issued by the Mexican Institute of Public Accountants ("Bulletin B-10").

b) Consolidated financial statements
Those companies in which the Company holds 50% or more of the capital stock and/or exercises control over operating and financing activities are included in the consolidated financial statements. In addition, while the Company owns less than 50% of the voting common stock of Iusatel, Iusatelecomunicaciones, Infotelecom, Punto a Punto Iusacell and Iusacell PCS, it consolidates them because it exercises management control over their day-to-day operations and financial administration by

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES appointment of the shareholders and other arrangements (see Note 2). All significant inter-company balances and transactions have been eliminated in consolidation.

c) Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

4. ACCOUNTING POLICIES
A summary of the Group's significant accounting policies is as follows:

a) Monetary unit
The financial statements are presented in Mexican pesos, the currency that, based on Mexican laws, must be used to prepare the accounting records of the Company and its Mexican subsidiaries.

b) Effects of inflation on the financial statements
The consolidated financial statements of the Group have been prepared in accordance with Bulletin B-10. The Third Amendment to Bulletin B-10, effective for fiscal years beginning January 1, 1990, requires the restatement of all comparative financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Accordingly, the consolidated financial statements have been restated as follows:

     - The balance sheet amounts as of December 31, 1998 presented in the consolidated financial statements have been restated to constant Mexican pesos as of December 31, 1999 based on the National Consumer Price Index ("NCPI") published by Banco de Mexico (the "Mexican Central Bank").

     - Consolidated income statements for the current and prior years have been restated to constant Mexican pesos as of December 31, 1999 using the NCPI from the periods in which the transactions (income and expenses) occurred.

     - Bulletin B-12, "Statement of Changes in Financial Information", issued by the Mexican Institute of Public Accountants ("Bulletin B-12"), addresses the presentation of the statement of changes in financial position when financial statements have been restated to constant Mexican pesos as of the latest balance sheet date. Bulletin B-12 identifies the origin and application of resources representing differences between beginning and ending balance sheet amounts in constant Mexican pesos, excluding the effect of holding non-monetary assets. Bulletin B-12 also provides that monetary and foreign exchange gains and losses should not be eliminated from resources provided by operating or financing activities.

The items that originate from the recognition of effects of inflation on financial information are as follows:

Restatement of non-monetary assets:

Inventories are valued at the average price of the purchases made during the period, and are restated using the NCPI, without exceeding net realizable value.

Based on the Fifth Amendment to Bulletin B-10, effective January 1, 1997, property and equipment, net, and depreciation for the year are restated using the NCPI, without exceeding net realizable value.

In October 1997, the Group recorded an impairment loss to reduce the value of its investment in its analog communications equipment to fair value. The valuation of the analog equipment was determined based on an appraisal performed by independent appraisers registered with the Comision Nacional Bancaria y de Valores in order to comply with Bulletin B-10, which requires non-monetary assets to be valued as closely as possible to, but not higher than, their fair market value.

In December 1997, as further described in Note 13.d, the Company signed an agreement with subsidiaries of Lucent Technologies, Inc. ("Lucent") to purchase analog and digital communications equipment, primarily to address (i) customer requirements for better voice quality, (ii) the need to increase network capacity to handle rapidly growing subscriber levels,

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES and (iii) the need to remain competitive, particularly in view of the government's auction of digital wireless concessions in the 1.9 GHz frequency band to other carriers.

Property and equipment are depreciated using the straight-line method, based on the restated values. The average annual rates of depreciation used by the Group are as follows:

                                                              ------------
                                                              1999    1998
                                                              ----    ----
Buildings and facilities                                        4%      4%
Communications equipment                                        9%      9%
Furniture and fixtures                                          9%      9%
Transportation equipment                                       18%     18%
Computer equipment                                             21%     21%
Cellular rental telephones                                     25%     25%

Investments in associated companies are accounted for using the equity method based on the associated company's equity and are adjusted for the effects of inflation in accordance with Bulletin B-10.

Restatement of stockholders' equity:

The contributed and earned capital accounts include the effect of restatement determined by applying the NCPI factor from the date capital was contributed or earned. The restatement represents the amount required to maintain the contributions and accumulated results in constant Mexican pesos as of December 31, 1999.

The excess or deficit from restatement of capital account is an element of stockholders' equity that includes surplus or deficit from holding non-monetary assets, which represents the excess or deficit in specific values of net non-monetary assets in comparison with the increase attributable to general inflation as measured by the NCPI.

Integral financing (gain) cost:

Integral financing (gain) cost is comprised of net interest expense, foreign exchange gains and losses, and gains and losses from net monetary position.

Foreign exchange gains and losses on transactions denominated in currencies other than Mexican pesos result from fluctuations in exchange rates between the date transactions are recorded and the date of settlement or period end.

Gains and losses from net monetary position represent the effects of inflation, as measured by the NCPI, on the Group's monetary assets and liabilities at the beginning of each month. If monetary liabilities exceed monetary assets, there is a gain from monetary position. If monetary liabilities are less than monetary assets, there is a resulting loss from monetary position.

c) Cash and cash equivalents
Cash and short-term investments consist primarily of short-term, fixed rate investments and bank deposits. The Group invests its excess cash in deposits with major banks. The investments are carried at cost plus accrued interest, approximating market value. These investments are highly liquid cash equivalents, having a maturity of ninety days or less when acquired.

d) Allowance for doubtful accounts
The Group cancels service to customers with invoices that are 60 days past due. The allowance for doubtful accounts represents the Company's estimate of the probable loss inherent in all accounts receivable due to general historical trends of customer performance and factors surrounding specific customers' credit risk. The Group wrote off accounts receivable for Ps.18,889, Ps.59,506 and Ps.86,723 in 1999, 1998 and 1997, respectively. The charge to income for the year in order to increase the allowance for doubtful accounts amounted to Ps.92,767, Ps.30,913 and Ps.48,524 in 1999, 1998 and 1997, respectively.

e) Investment in associated companies
The Group carries long-term investments in associated companies in which the Group owns between 20% and 50% of the Company's voting common stock and over which the Group can exercise significant influence. Such investments are accounted

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES for using the equity method. As described in Note 2, the Company has consolidated the Non-Cellular Subsidiaries, in which the Company owns less than 50% of the voting common stock, because it exercises management control over their day-to-day operations and financial administration. Under the equity method such investments are carried at cost adjusted for the Company's share of the net income or losses of these companies and the effects of restatement of non-monetary assets in the associated companies. The effects of transactions with such associated companies are eliminated before applying the equity method.

f) Cellular telephones
The cost of cellular telephones given to customers under exclusive service contracts is amortized based on the nature and terms of the service contracts to match costs with the timing of revenues earned. The costs of such telephones are included in other assets, net of accumulated amortization, not to exceed market value.

At the end of the contract term, the cellular telephone is given to the customer. In the event of an early termination of an exclusive service contract, the customer either (i) is required to return the phone to the Group or (ii) acquires the telephone at its book value on the date of termination.

The cost of cellular telephones sold to customers is recorded as cost of sales based on the average cost of such telephones. Telephones leased to customers are included in fixed assets and are depreciated over the initial lease period, generally two years.

g) Concessions
Costs related to the acquisition of concessions granted by the Mexican government to provide cellular telephone services have been capitalized and are included in other assets. Such costs are amortized on a straight-line basis over the initial term of the respective concession. The Mexican government requires the Group's compliance with the specific terms of each concession. Through December 31, 1999 the Group had complied substantially with such requirements, except for certain informational requirements of the Mexican authorities. The Group believes that such noncompliance does not expose it to any risk of concession forfeiture, or any other material liability.

h) Advertising
Advertising costs are expensed as incurred. The cost of prepaid media advertising (including television air time, magazine, directory and other print media) is deferred and recorded in other assets until the advertising airtime or space is used, at which time such cost is recognized as an operating expense. Advertising expense amounted to Ps.228,866, Ps.203,139 and Ps.143,106 for 1999, 1998 and 1997, respectively.

i) Excess of cost of investment in subsidiaries over book value
The excess of cost over the book value of net assets of acquired subsidiaries is amortized on a straight-line basis over twenty years. Amortization expense was Ps.169,684, Ps.121,795 and Ps.124,366 in 1999, 1998 and 1997, respectively.

The carrying amount of such excess cost applicable to each acquired subsidiary is reviewed if the facts and circumstances suggest that it might be impaired.

j) Income taxes and employee profit sharing
Income Taxes are computed in accordance with the partial liability method, as required by Bulletin D-4, "Accounting Treatment for Income Tax and Employee Profit Sharing", issued by the Mexican Institute of Public Accountants ("Bulletin D-4"), under which deferred income tax provisions are recorded for identifiable, non-recurring temporary differences (i.e., those that are expected to reverse over a definite period of time) at rates in effect at the time such differences arise, and reversed at the rates in effect at the time such differences reverse (see Note 4.o for the new accounting bulletin effective January 1, 2000).

In accordance with Bulletin D-4, the Group did not record a provision for deferred taxes as of December 31, 1999 and 1998.

Employee profit sharing is a statutory labor obligation payable to employees and determined for each subsidiary with employees, on its pretax income as adjusted in accordance with the provisions of Mexican labor and tax laws.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

k) Seniority premiums
In accordance with Mexican labor law, the Group's employees are entitled to seniority premiums upon retirement after 15 years of service or upon dismissal, disability or death. The Group follows Bulletin D-3, "Labor Obligations", issued by the Mexican Institute of Public Accountants ("Bulletin D-3"). Under Bulletin D-3, the actuarially determined projected benefit obligation is computed using estimates of salaries that will be in effect at the time of payment.

Personnel not yet eligible for seniority premiums are also included in the determination of the obligation with necessary adjustments made in accordance with the probability that these employees will reach the required seniority. At December 31, 1999, the average seniority of the eligible employees was less than 5 years. The Group's liability and related costs for seniority premiums are immaterial for all periods presented.

In accordance with Mexican labor law, the Group is liable for severance payments to employees who are dismissed under certain circumstances. Such compensation is expensed when paid.

The Group has no employee pension plans and does not provide for post-retirement benefits.

l) Earnings (loss) per share
Effective January 1, 1997, Bulletin B-14, "Earnings per Share", issued by the Mexican Institute of Public Accountants ("Bulletin B-14"), requires disclosure in the income statement of the net earnings (loss) per share, and the per share effect of any extraordinary item affecting the net profit or loss for the year. Such per share amounts must be calculated based on the weighted average number of shares of common and/or preferred stock outstanding.

m) Revenue recognition
Cellular air time is recorded as revenue as service is provided except for revenue from the sale of prepay cards which is recognized at the date of sale. The Company recognizes the revenue on the sale of prepay cards at the date of sale rather than on a deferred basis because the length of the average consumption period for such prepay cards is not significant, i.e., approximately
1.2 months or less, and it is not material to results of operations for all periods presented. Sales of equipment and related services are recorded when goods are delivered and services are provided. Cellular access charges are billed in advance and recognized when the services are provided. Other revenues, mainly from paging and long distance services, are recognized when the related services are provided.

n) Foreign currency transactions
Foreign currency transactions are recorded at the exchange rates in effect at the transaction date. Assets and liabilities denominated in foreign currencies are translated to Mexican pesos using the exchange rates in effect at the time of settlement or valuation at each balance sheet date, with the resulting exchange differences being recognized as exchange gains or losses.

o) New accounting bulletins
As of January 1, 2000, the Group will adopt the provisions of revised Bulletin D-4. This revised Bulletin significantly modifies previous accounting treatment for the calculation of deferred taxes by the partial liability method to a method based on comprehensive assets and liabilities. The new method requires the recognition of future tax consequences based on the difference between the financial statements and tax bases of assets and liabilities.

In accordance with revised Bulletin D-4, the accrued effect as of January 1, 2000 will be charged directly to stockholders' equity. The Group's management estimates that the implementation of revised Bulletin D-4 will require the recognition of a net asset for deferred income tax of approximately Ps.172,031 and a net credit to stockholders' equity for the same amount.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The principal temporary differences giving rise to the deferred income tax liability at January 1, 2000 are as follows:

Inventories                                                   Ps.   184,328
Property and equipment                                              756,431
Cellular telephones to be amortized                                 538,959
Concessions                                                           9,031
Allowance for doubtful accounts                                    (149,278)
Other allowances                                                    (65,429)
Net operating loss carryforwards                                 (1,765,559)
                                                              -------------
                                                              Ps.  (491,517)
Statutory tax rate                                                       35%
                                                              -------------
Deferred tax asset                                            Ps.  (172,031)
                                                              =============

5. RELATED PARTIES

The Peralta Group and Bell Atlantic hold substantial ownership interests in the Company. In addition, the Peralta Group holds ownership interests in various other entities, primarily Industrias Unidas, S.A. de C.V. ("IUSA") and related entities, which are customers of or suppliers to the Group.

A summary of related party accounts and notes receivable, including interest, as of December 31, is as follows:

                                                              ----------------------
                                                                   1999         1998
                                                              ---------    ---------
IUSA and related entities                                     Ps. 8,342    Ps.12,782
New Iusacell                                                     38,798           --
                                                              ---------    ---------
          Total                                               Ps.47,140    Ps.12,782
                                                              =========    =========

Accounts receivable result from the financing of related parties' operations, the sale of cellular telephone services and operating lease contracts.

Accounts and notes payable to related parties, including interest, as of December 31, are as follows:

                                                              ------------------------
                                                                    1999          1998
                                                              ----------    ----------
Bell Atlantic                                                 Ps.116,034    Ps.140,082
                                                              ----------    ----------
          Total                                               Ps.116,034    Ps.140,082
                                                              ==========    ==========

Accounts payable result from the leasing of certain facilities and services received.

During 1997, the Company had notes payable and interest due to Bell Atlantic, of U.S.$57,900 (Ps.515,558), of which U.S.$25,000 (Ps.222,607) was repaid and
U.S.$32,900 (Ps.292,951) was converted to equity (see Note 14).

The U.S.$25,000 of borrowings was repaid prior to the stated maturity date as part of a debt restructuring program made by the Company in 1997. There was no gain (loss) recognized by the Company related to the early repayment.

In July 1997, Bell Atlantic agreed to provide the Company with subordinated convertible debenture financing in an aggregate amount of U.S.$150,000. The principal amount of the debentures was convertible into Company's series A shares (see Note 10).

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Following is an analysis of the related party transactions described above for the years ended December 31:

                                                              -----------------------------------
                                                                   1999         1998         1997
                                                              ---------    ---------    ---------
Service revenue                                               Ps.14,254    Ps.16,443    Ps.11,773
Lease income                                                      4,211       12,473        2,690
                                                              ---------    ---------    ---------
          Total income                                        Ps.18,465    Ps.28,916    Ps.14,463
                                                              =========    =========    =========
Commission expenses                                           Ps.    --    Ps.    --    Ps.   120
Technical expenses                                                5,525       49,450       40,521
Lease expenses                                                    5,623        2,842        4,777
Interest expense                                                     --       12,620       29,675
                                                              ---------    ---------    ---------
          Total expenses                                      Ps.11,148    Ps.64,912    Ps.75,093
                                                              =========    =========    =========

6. INVENTORIES

As of December 31, inventories consisted of the following:

                                                              ------------------------
                                                                    1999          1998
                                                              ----------    ----------
Cellular telephones and accessories                           Ps.193,809    Ps.165,175
Less: Allowance for obsolete and slow-moving inventories          (7,842)      (12,627)
                                                              ----------    ----------
          Net                                                    185,967       152,548
Advances to suppliers                                             (1,639)       55,264
                                                              ----------    ----------
          Total inventories                                   Ps.184,328    Ps.207,812
                                                              ==========    ==========

7. INVESTMENT IN ASSOCIATED COMPANIES

On September 30, 1997, the Group sold its direct and indirect interests in Ecuadorian cellular and paging companies, Consorcio Ecuatoriano de Telecomunicaciones, S.A. ("CONECEL") and Corptilor, S.A. In 1997, the Group received U.S.$29,400 in cash consideration for its direct interests in CONECEL, resulting in a gain of Ps.208,959. At December 31, 1997, the gain on sale of the Company's indirect interest in CONECEL by its Colombian subsidiary was deferred as a result of an uncertainty as to the timing and, given some of the capital markets legislation emerging from Colombia at that time, even the possibility of repatriation of the proceeds from Colombia. Therefore, the Company believed that sale recognition was not appropriate.

The Group received U.S.$2,000, net of taxes, in respect to its indirect interests during 1998, resulting in a gain of Ps.18,189.

As of December 31, the Group's investment in associated companies is as follows:

                                                     --------------------------------------------------
                                                              1999                       1998
                                                     -----------------------    -----------------------
ENTITY                                               OWNERSHIP    INVESTMENT    OWNERSHIP    INVESTMENT
---------------------------------------------------  ---------    ----------    ---------    ----------
Editorial Celular, S.A. de C.V.                        40.00%     Ps.10,466       40.00%     Ps. 7,523
AMCEL                                                     --         13,300          --          8,431
Other                                                     --          1,471          --          1,471
                                                                  ---------                  ---------
                                                                  Ps.25,237                  Ps.17,425
                                                                  =========                  =========

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Summarized financial information for these associated companies accounted for by the equity method as of December 31, 1999, 1998 and 1997 and for the years ended December 31, 1999, 1998 and 1997, is as follows:

                                                              -------------------------------------
                                                                 1999         1998          1997
                                                              ----------    ---------    ----------
Total assets                                                  Ps. 19,322    Ps.13,811    Ps. 60,205
Total liabilities                                                  3,922        2,837        53,687
Revenues                                                          38,867       38,717        36,160
Gross profit                                                      18,858       19,617        17,209
Net income                                                         5,160        7,298         2,794
Group's share of net earnings                                      2,164        2,919         1,117
(Loss) gain on sale of equity investments                        (49,775)      25,003       208,959

8. PROPERTY AND EQUIPMENT, NET

a) At December 31, property and equipment, net consisted of:

                                                              ------------------------------
                                                                  1999             1998
                                                              -------------    -------------
Buildings and facilities                                      Ps. 1,398,529    Ps. 1,398,500
Communications equipment                                          6,028,236        3,636,564
Furniture and fixtures                                              153,488          146,365
Transportation equipment                                             53,682           53,695
Computer equipment                                                  488,675          319,930
Cellular rental telephones                                            1,230            2,468
                                                              -------------    -------------
                                                                  8,123,840        5,557,522
Accumulated depreciation                                         (2,657,205)      (3,464,783)
                                                              -------------    -------------
                                                                  5,466,635        2,092,739
Land                                                                 51,144           50,773
Construction in progress                                          1,074,220        3,711,691
Advances to suppliers                                               179,109          106,724
                                                              -------------    -------------
                                                              Ps. 6,771,108    Ps. 5,961,927
                                                              =============    =============

b) Depreciation expense was Ps.693,099, Ps.380,104 and Ps.440,926 for 1999, 1998 and 1997, respectively. In addition, as described in Note 18, the Ps.321,339 charge for the write-down of the Project 450 fixed assets is included in the caption titled Project 450 non-cash write-down in the accompanying income statement.

9. OTHER ASSETS

a) At December 31, other assets consisted of the following:

                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
Concessions                                                    Ps. 820,834     Ps. 830,982
Cellular telephones to be amortized                                538,959         342,258
Prepaid expenses                                                   198,146         171,222
Advance payments                                                   280,294         276,287
Pre-operating expenses                                             112,754          49,112
Other                                                               70,290          80,841
                                                              ------------    ------------
                                                              Ps.2,021,277    Ps.1,750,702
                                                              ============    ============

b) Concessions and cellular telephone amortization expense was Ps.562,239, Ps.390,951 and Ps.209,966 in 1999, 1998 and 1997, respectively. In addition, in 1998 the Ps.781,062 charge for the write-down of Project 450 pre-operating expenses

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES and capitalized interest, as described in Note 18, is included in the caption entitled Project 450 non-cash write-down in the accompanying income statement.

10. NOTES PAYABLE AND LONG-TERM DEBT

As of December 31, 1999 and 1998, the long-term debt of the Group consisted of the following:

                                                        --------------------------------------------
                                                                               MEXICAN PESOS
                                                                        ----------------------------
                                                        U.S. DOLLARS        1999            1998
                                                        ------------    ------------    ------------
Unsecured senior notes due 2004                         U.S.$150,000    Ps.1,424,790    Ps.1,667,329
Long-term bank loan                                          125,000       1,187,325       1,389,441
Revolving credit facility                                    100,000         949,860       1,111,552
Eximbank financing                                            65,175         619,074              --
Commerzbank financing                                         25,750         244,589              --
BBV Handset facilities                                         7,500          71,239              --
                                                        ------------    ------------    ------------
                                                             473,425       4,496,877       4,168,322
Current portion of long-term debt                             53,233         505,643              --
                                                        ------------    ------------    ------------
                                                        U.S.$420,192    Ps.3,991,234    Ps.4,168,322
                                                        ============    ============    ============

a) Unsecured senior notes due 2004
On July 25, 1997 the Company completed an offering of long-term, unsecured senior notes due July 15, 2004 for U.S.$150,000, bearing interest at a fixed rate of 10%, payable semi-annually starting January 15, 1998 (the "Notes Due 2004"). The Notes Due 2004 are redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2001 starting at a redemption price of 105.0% of principal amount plus accrued interest, if any, declining to 102.5% after July 15, 2002, and finally to 100.0% after July 15, 2003.

In addition, at any time prior to July 15, 2000 the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes Due 2004 with proceeds of a public equity offering by the Company at a redemption price of 110.0% of principal amount plus accrued interest, if any. The Notes Due 2004 may also be redeemed at a price equal to 100.0% of principal amount plus accrued interest, if any, in the case of legal changes adversely affecting the treatment of the withholding taxes on payments to holders of the Notes Due 2004.

b) Long-term bank loan and revolving credit facility
The long-term bank loan and revolving credit facility bear interest at a variable rate equal to the lower of (i) LIBOR plus 1.75% or (ii) the higher of the loan agent's prime rate, the reserve adjusted secondary market rate for certificates of deposit plus 1% or the Federal Funds effective rate plus 0.5% or
(iii) 0.75% per annum. Interest is payable quarterly.

c) Eximbank financing
On July 15, 1999, Grupo Iusacell consummated a financing to acquire cellular infrastructure equipment manufactured in the U.S.A. The financing consists of
(i) a five-year senior secured term facility provided by UBS AG in the principal amount of approximately U.S.$72,500, and guaranteed by the Export-Import Bank of the United States and (ii) a two-year senior secured term facility provided by UBS AG and Commerzbank AG in the principal amount of approximately U.S.$25,750, but not guaranteed by the Export-Import Bank of the United States. During 1999, U.S.$98,250 of this facility had been drawn down, of which U.S.$75,000 had been used to refinance a short-term bridge facility which expired on July 15, 1999. An initial amortization payment of U.S.$7,242 dollars was made in November 1999. Banque Nationale de Paris purchased UBS's interest in this loan in December 1999.

Loans outstanding under the Eximbank facilities bear interest at a rate per annum equal to 0.20% per annum above six-month LIBOR, in case of the guaranteed facility and 1.75% per annum above six-month LIBOR, in the case of the unguaranteed facility.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

d) BBV handset facilities
In September 1999, the Company obtained a handset financing facility from Banco Bilbao Vizcaya ("BBV") which consists of an 18-month senior unsecured credit facility in the principal amount of U.S.$4,000 to be used solely to acquire cellular handsets. Loans outstanding under this facility bear interest at an annual rate equal to 2.50% above LIBOR for the related interest period, which can have a duration of 30, 60, 90, 180 or 360 days, with respect to each disbursement. The Company drew down the entire U.S.$4,000 available under this facility in September 1999. Payments are due in equal installments every six months.

In November 1999, in connection with a program to migrate its analog contract customers to digital service, the Company agreed to guarantee up to U.S.$6,600 in future loans to be granted by BBV to the Company's customers for the purchase of digital handsets.

In December 1999, the Company entered into a second 18-month senior unsecured credit facility with BBV in the principal amount of U.S.$4,000 to be used solely to purchase handsets. As with the September 1999 facility, loans outstanding under this facility will bear interest at annual rate equal to 2.50% above 180-day LIBOR. Payments are due in equal installments every six months. The Company drew down U.S.$3,500 under this facility on December 8, 1999.

e) Covenants and collateral
The long-term bank loan, the revolving credit facility and the Notes Due 2004, contain certain restrictive covenants, including the maintenance of certain financial ratios, restrictions on incurring additional debt, limitations on capital expenditures and restrictions on the sale or lease of the Group's assets. As of December 31, 1999, the Group had complied with such covenants except that in October 1999, the Company exceeded the capital expenditure limitation for 1999 under the long-term bank loan, the revolving credit facility and the two U.S. Eximbank loan facilities. The Company also had not registered the mortgage of a single parcel of real property in Leon, Guanajuato (Region 6) to secure the long-term bank loan and the revolving credit facility. These defaults triggered cross-defaults, all of which were cured by a modification or waiver of the restrictive covenant under the long-term bank loan, revolving credit facility and the two U.S. Eximbank loan facilities to enable Old Iusacell to make capital expenditures in excess of the maximum amount permitted for 1999, to increase the maximum amount of capital expenditures permitted for 2000 and to not comply with the Leon mortgage registration.

The Company's obligations under the long-term bank loan and the revolving credit facility are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of the Company and are secured by the pledge of substantially all capital stock and equity interests held by the Company and by all cellular concessions, and by a first lien on substantially all assets used in connection with or related to such concessions, except for a second lien on the assets over which the Eximbank lenders have a first lien.

The Company's obligations under the Eximbank facilities are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of the Company and are secured by a first lien on certain Lucent analog and CDMA equipment and a second lien on certain other analog and CDMA equipment. Company's obligations under the Eximbank facilities are unconditionally guaranteed, jointly and severally, by the principal operating and concession-holding subsidiaries of the Company and are secured by a first lien on certain Lucent analog and CDMA equipment. In connection with the Eximbank facilities, Old Iusacell was required, under the terms of its indenture relating to the Notes due 2004, to equally and ratably secured the holders of the Notes due 2004 by a second priority pledge of the cellular concessions and a second priority lien on certain equipment.

At December 31, 1999, the Group's long-term debt matures as follows:

                                                              -----------------------------
YEARS ENDED DECEMBER 31,                                      U.S. DOLLARS    MEXICAN PESOS
------------------------                                      ------------    -------------
2000                                                          U.S.$ 53,233    Ps.   505,643
2001                                                               134,983        1,282,150
2002                                                               113,483        1,077,930
2003                                                                14,483          137,568
2004                                                               157,243        1,493,586
                                                              ------------    -------------
          Total                                               U.S.$473,425     Ps.4,496,877
                                                              ============    =============

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

f) Bell Atlantic subordinated convertible debt facility
In July 1997, Bell Atlantic committed to provide Grupo Iusacell with subordinated convertible financing in an aggregate amount of U.S.$150,000, bearing interest at an annual rate of LIBOR plus 5.0%. At the option of Bell Atlantic, borrowings under the facility were convertible into series A shares at a conversion price of U.S.$0.70 per share. During the year ended December 31, 1999, U.S.$31,000 was borrowed under the facility and immediately converted to series A shares (see Note 10). During 1998, $101,500 US dollars were borrowed and converted to series A shares. The facility expired on June 30, 1999 with $17,500 US dollars unutilized.

g) Notes payable
As of December 31, notes payable consisted of the following:

                                                     ---------------------------------------
                                                     U.S. DOLLARS         MEXICAN PESOS
                                                     ------------    -----------------------
                                                         1999          1999          1998
                                                     ------------    ---------    ----------
Handset facility bearing interest at a fixed rate
  of 6.81%, maturing on April 21, 2000               U.S.$10,000     Ps.94,986    Ps.     --
Bridge loan facility bearing interest at a variable
  rate of LIBOR plus 1.0% with maturity date of
  December 1998, extended to July 1999                        --            --       833,667
Other                                                         --            --           132
                                                     -----------     ---------    ----------
          Total                                      U.S.$10,000     Ps.94,986    Ps.833,799
                                                     ===========     =========    ==========

In January 1999, the Company obtained a handset facility from UBS AG, which consists of a 360-day senior unsecured credit facility in the principal amount of U.S.$10,000. Loans outstanding under this facility bear interest at an annual rate of 6.81%. The Company drew down the entire U.S.$10,000 available under this facility in April 1999. Banque Nationale de Paris purchased UBS's interest in this loan in December 1999.

h) Interest rate collar
In July 1998, the Company entered into an interest rate collar agreement on a notional amount of U.S.$35,000 until July 30, 2002. The collar agreement limits the maximum effective LIBOR cost to 6.12% if six-month LIBOR is lower than 7.12% and 7.12% if LIBOR equals or exceeds 7.12%. The Company can participate in a decline in LIBOR to 5.30%.

On February 26, 1999, Grupo Iusacell entered into an interest rate collar agreement to limit the maximum interest rate which must be paid on U.S.$15,000 of its floating rate debt until July 2002. This collar agreement limits the maximum effective LIBOR cost to 5.82% if six-month LIBOR is lower than 6.82% and 6.82% if LIBOR equals or exceeds 6.82%. The Company can participate in a decline in LIBOR to 4.75%.

On December 30, 1999 the Company entered into a foreign currency hedge utilizing forward-rate contracts, hedging its exchange rate exposure for up to U.S.$77,000 or approximately 50% of the principal and interest payments coming due over the period April 2000 to April 2001. If the Mexican peso to U.S. Dollar exchange rate remains at the December 31, 1999 level through April 30, 2001, then the estimated cost to the Company of this hedging program will be approximately Ps.91,296 (U.S.$9,622).

11. TRADE ACCOUNTS PAYABLE

As of December 31, trade accounts payable consisted of the following:

                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Current accounts                                              Ps.630,909    Ps.849,745
Short-term notes payable                                          10,570       131,004
                                                              ----------    ----------
          Total                                               Ps.641,479    Ps.980,749
                                                              ==========    ==========
Long-term notes payable                                       Ps.     --    Ps.  2,370
                                                              ==========    ==========

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

On August 14, 1997, the Company and Telmex entered into a settlement agreement with respect to fees Telmex charged to Iusacell through May 31, 1997 for interconnection services, switched long distance services and certain other services billed by Telmex as of the date of the settlement agreement. The Company paid Telmex Ps.226,479, of which Ps.29,575 constituted value-added tax and Ps.38,101 was accounted for as interest expense.

In September 1997, the Company and Telmex amended the interconnection agreement, requiring the Company to pay Telmex an interim interconnection rate of 31 centavos per minute retroactive to June 1, 1997 and that Telmex extend to the Company a 38% discount available to other large business consumers for use of its long distance network.

In December 1998, the Comision Federal de Telecomunicaciones ("COFETEL") reached an agreement on various outstanding interconnection issues, including a reduction in the rate charged for calls terminated by Telmex from 31 centavos per minute to approximately 26 centavos per minute, effective October 1, 1998 (such rate being subject to inflation adjustments).

12. INCOME TAX, NET ASSETS TAX AND EMPLOYEE PROFIT SHARING

The Company has filed annual consolidated income tax returns since the tax year beginning January 1, 1994. New Iusacell does not consolidate its income tax return with the Company.

The income tax rate in Mexico is 35% (34% for the years ended December 31, 1998 and 1997). The provision for income tax differs from the statutory income tax rate due to temporary and permanent differences in the determination of income for tax reporting and financial reporting purposes. The most significant temporary differences are the tax deduction for inventory purchases and certain liability accruals which are deductible only when paid for tax purposes. The most significant permanent differences are the differences between book and tax depreciation, goodwill amortization and non-deductible expenses. In accordance with Mexican accounting principles, no deferred taxes have been provided for temporary differences since such differences are of a recurring nature and their realization does not occur over a defined time period.

For the year ended December 31, 1999, the Group generated a tax profit of Ps.1,159,660 which was totally offset by the application of tax loss carryforwards.

At December 31, 1999, the Group had the following net operating losses for income tax purposes that may be carried forward and applied against future taxable earnings:

                                                              ------------------------
                                                                AMOUNT      EXPIRATION
YEAR OF LOSS                                                   OF LOSS         YEAR
------------                                                  ----------    ----------
1994                                                          Ps.185,955       2004
1995                                                             692,132       2005
1996                                                              14,653       2006
1997                                                             327,932       2007
1998                                                             405,421       2008

These losses are indexed for inflation from the year incurred to the sixth month of the year utilized. Accordingly, these amounts include inflation up to June 1999. Due to a tax law change in 1999, the Company did not include additional tax losses for Ps.950,000, relating to one of its subsidiaries, Iusatelecomunicaciones, and may not be able to apply its losses against its other subsidiaries' profits in 2000 and beyond. The Company has filed an amparo against such change of law. Losses include Ps.228,386 and Ps.343,740 of capital stock issuance costs expensed for tax purposes in 1994 and 1993, respectively. Such amounts were charged against stockholders' equity in the financial statements.

The 1.8% net assets tax is calculated on the average value of substantially all assets less certain liabilities. This tax is required to be paid if this computation exceeds the amount of income tax. The 1.8% net assets tax paid may be utilized as a credit against future income tax in the years in which the Group generates an income tax in excess of the assets tax. The assets tax is available as a carry forward for up to ten years and is subject to restatement based on the NCPI when used. As of December 31, 1999, the net assets tax available as a carry forward was Ps.262,055.

Employee profit sharing, generally 10%, is computed on taxable income, with adjustments to exclude inflationary effects and the restatement of depreciation expense. In the years ended December 31, 1999 and 1998, the provision for profit sharing was of Ps.382 and Ps.530, respectively.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The effective rate reconciliation as of December 31, is as follows:

                                                           -----------------------------------------
                                                              1999           1998           1997
                                                           -----------    -----------    -----------
Income tax benefit at statutory rate                       Ps. 173,630    Ps.(465,991)   Ps.(432,632)
  Add (deduct):
     Inventory purchases less cost of sales                     38,685        252,531       (101,624)
     Depreciation and amortization                            (293,477)      (183,203)      (261,824)
     Provision for equipment impairment                             --             --        420,342
     Project 450 non-cash write-down                                --        374,818             --
     Differences between interest and inflationary gains
       or losses                                               137,081       (126,150)       140,767
     Net assets tax                                            132,645         72,127         60,397
     Income tax loss carryforwards                            (405,881)        75,928        180,283
     Provision for doubtful accounts                            25,857       (116,005)        11,456
     Telephones to be amortized                                196,784        132,923         71,388
     Goodwill amortized                                         59,389         41,409         42,285
     Other                                                      67,932         13,740        (70,441)
                                                           -----------    -----------    -----------
Effective income tax expense at effective rate             Ps. 132,645    Ps.  72,127    Ps.  60,397
                                                           ===========    ===========    ===========

13. COMMITMENTS AND CONTINGENCIES

As of December 31, 1999, the Group had the following commitments and contingent liabilities:

     a) The Group has entered into operating lease agreements for administrative offices, sales branches and service facilities. These lease agreements expire at various dates through 2007, and some agreements contain options for renewal. Rental expense was Ps.114,241, Ps.110,607 and Ps.82,819 for the years ended December 31, 1999, 1998 and 1997, respectively.

        Future annual minimum rental payments under existing leases with terms in excess of one year as of December 31, 1999 are as follows:

2000                                                            Ps.109,783
2001                                                                89,890
2002                                                                73,900
2003                                                                52,989
Thereafter                                                          42,649
                                                                ----------
                                                                Ps.369,211
                                                                ==========

     b) The Group may have contingent liabilities for taxes and penalties that the tax authorities may assess based on audits of prior years' tax returns. During 1997, the Mexican tax authorities completed an audit of three companies of the Group (Grupo Iusacell, Iusacell, S.A. de C.V. and SOS Telecomunicaciones, S.A. de C.V.), resulting in claims of Ps.8,174, including penalties and surcharges. These differences were paid in 1997 and are classified as a part of the provision for taxes in the income statement for that year. As a result of those investigations, the Company was assessed a Ps.21,881 penalty in 1999 by the tax authorities under the claim that it had incorrectly deducted for income tax purposes certain interest expense. The Company paid this penalty.

     c) Mitsubishi Electronics America Inc. ("MELA") filed a complaint in the United States on July 18, 1996 against Grupo Iusacell, Bell Atlantic Corporation and Bell Atlantic Latin American Holdings Inc., an affiliate of Bell Atlantic. Essentially, MELA alleges that it had a contract with Grupo Iusacell for the sale of telephone terminals and that Grupo Iusacell breached the contract or defrauded MELA by not purchasing the terminals. MELA alleges the contract was for the sale of 60,000 units at a unit cost of U.S.$0.510. MELA has filed an amended complaint against the Company with fraud in addition to the other existing allegations. The Company intends to move to dismiss the fraud charges, as it has previously done. The lawsuit is currently in the discovery stage. Management believes the lawsuit has no basis since

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES no contract was ever signed and that, at trial, no material damages will result in favor of MELA. Based on external counsel's opinion it is too early to evaluate the extent of Grupo Iusacell's exposure to loss by judgment at trial.

     d) In December 1997, Grupo Iusacell signed an agreement with Lucent Technologies to purchase CDMA-based wireless equipment for U.S.$188,000 and install its digital cellular network. In connection with this contract, Lucent issued trade-in credits for approximately U.S.$93,000, representing the net replacement cost of the analog network equipment being replaced. The trade-in credits are deducted from each purchase invoice proportionally to the cost of the total equipment purchased.

     e) In February 1998, Grupo Iusacell's former advertising agency sued the company for Ps.23,000, alleging improper termination of its contract. Grupo Iusacell won the lawsuit in trial court during 1998 without any damages in favor of such former advertising agency and also won a first appeal. The advertising agency filed a second and final appeal and, in June 1999, the Mexican Supreme Court found Grupo Iusacell in breach of its contract with the advertising agency and found further that the advertising agency suffered Ps.23,000 in damages. Subsequently, another tribunal confirmed the breach of contract finding, but assessed damages of only Ps.16,000. Grupo Iusacell has filed an injunctive action (amparo) with the Mexican Supreme Court against this sentence on the basis that this tribunal and the Mexican Supreme Court exceeded the scope of their review and also incorrectly assessed damages. In December 1999 the suit was settled for Ps.14,500.

     f) In April 1998, Grupo Iusacell learned that the Montes Urales property was subject to two liens. Such liens were not identified when Inmobiliaria Montes Urales was acquired in 1994, nor was Grupo Iusacell notified of such liens subsequent to acquisition. To date, the liens have not been removed and it is uncertain as to when the removal will take place.

     g) The Company has certain commitments derived from its joint venture agreement with Infomin, S.A. de C.V. (see Note 2).

     h) In 1994, the Company and Northern Telecom (CALA) Corporation ("Nortel") entered into an agreement pursuant to which Nortel would supply network switching equipment for the development of the 450 MHz local wireless network. The agreement would terminate automatically if the Company did not receive a concession to provide local wireless telephony in the 450 MHz frequency band from the SCT on or before December 31, 1997. Neither event having ocurred prior to December 31, 1997, the agreement was terminated. In 1994, as required under the agreement, the Company made advance payments of U.S.$15,000. The Company now seeks a refund of such advanced funds. Nortel, however, has asserted that such advances should be credited against development costs. Legal counsel believes that Nortel is legally obligated to refund the U.S.$15,000 dollars advance to the Company.

     i) During 2000, the SCT and COFETEL may determine how much, through what means and over how much time long distance concessionaires, including a subsidiary of the Company, Iusatel, will pay for the special projects implemented by Telmex prior to January 1997 to permit competition in long distance telephony. There can be no certainty that the Company will be able to reach a negotiated settlement with Telmex or, if it can reach such a settlement, on what terms.

14. CONTRIBUTED CAPITAL

During the years ended December 31, 1999, 1998 and 1997, the following transactions took place:

On February 18, 1997, in connection with the 1997 recapitalization of Old Iusacell, the Peralta Group converted 100,000,000 series A shares into series D shares and Bell Atlantic converted 200,000,000 series B shares and 166,769,760 series D shares into series A shares.

On February 28, 1997 the Company's Board of Directors ratified a capital increase of Ps.817,781. The shares were offered for subscription and payment in the following way:

     a) Bell Atlantic subscribed for 47,017,491 series A shares through the conversion of certain debt (Note 5).

     b) FIUSA Pasteje, S.A. de C.V. subscribed for 4,390,619 series A shares and 48,754,000 series D shares through the capitalization of certain liabilities.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

     c) Preemptive stockholder rights were exercised for the amount of 265 series D shares and 92,564 series L shares.

Additionally, 7,812,500 of the 15,625,000 series L shares authorized during 1996, were kept in the Company's treasury available for the Executive Employee Stock Purchase Plan (the "Stock Purchase Plan"), and the balance of 7,719,916 series L shares was canceled. During 1997, 7,549,834 of these shares were subscribed by employees, as follows:

     On April, 17, 1997, the technical committee of the trust administrating the Stock Purchase Plan ("Technical Committee") approved the subscription of 4,719,560 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.57,804.

     On June 6, 1997, the technical committee approved the subscription of 1,272,200 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.24,943.

     On September 30, 1997, the technical committee approved the subscription of 1,558,074 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.30,036.

On April 17, 1998, 262,666 series L shares which had not been subscribed for under the Stock Purchase Plan as of December 31, 1998, were automatically canceled.

At the June 19998 shareholders' meeting, the total authorized fixed portion of capital stock of the Company was increased by Ps.34,231 through the issuance of up to 2,000,000 series L shares of the Company under the Stock Purchase Plan.

From June 30 to July 14, 1998, preemptive stockholder rights related to the new authorization of series L shares for the Stock Purchase Plan were exercised for 40 series L shares in the amount of Ps.0.61.

During June 1998, 1,187,500 of the 2,000,000 previously authorized series L shares were added to the Company's treasury available for the Stock Purchase Plan. The balance of 812,460 series L shares was canceled. During 1998, 1,117,496 of these new shares of the Company made available under the Stock Purchase Plan were subscribed by employees, as follows:

     On September 2, 1998, the Technical Committee approved the subscription of 582,456 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.4,829.

     On October 2, 1998, the Technical Committee approved the subscription of 535,040 series L shares for the Stock Purchase Plan. The subscription price for those shares was Ps.3,233.

     As of December 31, 1998, 70,004 series L shares remained available in the Company's treasury for issuance under the Stock Purchase Plan.

On November 17, 1998 the Company's Board of Directors ratified a capital stock increase of Ps.855,875 by the issuance of 102,142,857 series A shares which were subscribed through the conversion of debentures issued by the Company under the Bell Atlantic subordinated convertible debt facility (see Note 10). The convertible debentures were issued and converted as follows:

     On August 19, 1998, the Company issued debentures in a principal amount of Ps.300,103 (U.S.$25,200), which were converted into 36,000,000 series A shares on the same date.

     On September 29, 1998, the Company issued debentures in a principal amount of Ps.555,772 (U.S.$46,300), which were converted into 66,142,857 series A shares on the same date.

On December 21, 1998 the Board of Directors of the Company ratified a capital increase of Ps.329,759 by the issuance of 42,857,142 series A shares. The increase was subscribed through the conversion of debentures issued by the Company under the Bell Atlantic subordinated convertible debt facility, in an aggregate principal amount of U.S.$30,000. The 42,857,142 series A shares were initially subscribed by Bell Atlantic, of which 50%, or 21,428,571, of such shares, was then sold to the Peralta Group. There was no gain or loss recognized from the sale.

On February 10, 1999 the technical committee approved the subscription of 70,004 series L Shares for the Stock Purchase Plan.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

On March 3, 1999 the Company converted an amount of Ps.337,024 (U.S.$31,000) into 44,285,714 series A shares. The 44,285,714 series A shares were initially subscribed by Bell Atlantic, of which 50%, or 22,142,857, of such shares, were then sold to Carlos Peralta. There was no gain or loss recognized from the sale.

On August 10, 1999, the Group concluded a corporate reorganization included the following transactions:

     a) An exchange offer by New Iusacell of its series A and V ADSs and shares for Company's series A, B, D and L ADSs and shares on a one-for-one basis. At the end of the exchange offer approximately 6,890,617 series D and L shares were not tendered.

     b) A rights offer in which the shareholders of the Company who participated in the exchange were also offered the option to purchase an aggregate of 22,419,716 series V shares of New Iusacell, in the form of ADSs or shares. A total of 18,405,490 series V shares were subscribed.

     c) Primary and secondary offers under which New Iusacell sold 23,596,783 series V shares, and Bell Atlantic and the Peralta Group sold 101,403,217 series V shares of New Iusacell.

On December 31, 1999, a total of 365,011,584 series A shares were subscribed through the capitalization of stockholders' debt. The total amount converted was Ps.1,279,760. This increase was ratified by the Board of Directors of the Company on February 21, 2000.

The changes in the number of shares of common stock for the period January 1, 1998 through December 31, 1999 are analyzed as follows:

                                                              ----------------
                                                              NUMBER OF SHARES
                                                              ----------------
January 1, 1997 balance                                          981,624,430
  February 28, 1997--issuance of common stock through the
     capitalization of debt                                      100,162,110
  February 28, 1997--issuance of common stock upon exercise
     of preemptive stockholder rights                                 92,829
  April 17, 1997-- issuance of common stock for the Stock
     Purchase Plan                                                 4,719,560
  June 6, 1997 -- issuance of common stock for the Stock
     Purchase Plan                                                 1,272,200
  September 30, 1997--issuance of common stock for the Stock
     Purchase Plan                                                 1,558,074
                                                               -------------
January 1, 1998 balance                                        1,089,429,203
  July 14, 1998--issuance of common stock upon exercise of
     preemptive stockholder rights                                        40
  September 2, 1998--issuance of common stock for the Stock
     Purchase Plan                                                   582,456
  October 2, 1998--issuance of common stock for the Stock
     Purchase Plan                                                   535,040
  November 17, 1998--issuance of common stock through the
     capitalization of debt                                      102,142,857
  December 21, 1998--issuance of common stock through the
     capitalization of debt                                       42,857,142
                                                               -------------
December 31, 1998 balance                                      1,235,546,738
  February 10, 1999--issuance of common stock for the Stock
     Purchase Plan                                                    70,004
  March 3, 1999--issuance of common stock for the Stock
     Purchase Plan                                                44,285,714
  December 31, 1999--issuance of common Stock through the
     capitalization of debt                                      365,011,584
                                                               -------------
December 31, 1999 balance                                      1,644,914,040
                                                               =============

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

At December 31, 1999 and 1998, the issued and outstanding shares of common stock of the Company, without par value, are as follows:

                                                             ------------------------------
                                                                 1999             1998
                                                             -------------    -------------
Series A                                                     1,256,764,993      891,753,409
Series B                                                         5,562,450        5,562,450
Series D                                                       186,904,725      186,904,725
Series L                                                       195,681,872      151,326,154
                                                             -------------    -------------
          Total                                              1,644,914,040    1,235,546,738
                                                             =============    =============

Series A, B and D represent shares entitling the holder of each share to one vote at the Company's stockholders' meetings. The holders of series L shares may vote only in limited circumstances as described in the Company's bylaws. Stockholder actions on certain matters require approval by both series A and series B stockholders.

Series A shares must always represent no less than 51% of the capital stock with full voting rights and may be acquired by Mexicans or foreigners. Series B, D and L shares may also be acquired by foreigners or Mexicans.

Series B shares cannot exceed 29.1% of the total capital stock and series D shares cannot exceed 19.9% of the total capital stock. Series L shares cannot exceed 19% of the total capital stock.

15. EXECUTIVE EMPLOYEE STOCK PURCHASE PLAN

In March 1997, the Company adopted the Stock Purchase Plan. The Stock Purchase Plan is administered by a management trust with the assistance of the trust division of a Mexican bank. Under the Stock Purchase Plan, a committee, which is composed of certain executive officers of the Company (the "Technical Committee"), determines to which executive employees series L shares of the Company will be offered for purchase (after the exchange offer the shares subject to the Stock Purchase Plan are series V shares of New Iusacell). The Technical Committee also determines the number of series L shares to be offered for purchase to such executive employees, the purchase price per share for such purchase rights, the vesting schedule for such purchase rights, the payment terms and all other terms and conditions therefor.

The number of series V shares that may be subject to purchase rights granted under the Stock Purchase Plan cannot exceed 4.9% of the aggregate number of issued and outstanding Company shares.

During 1997, the Technical Committee granted purchase rights with respect to a total of 7,549,834 series L shares, exchanged on August 1999 for series V shares. All such purchase rights vest either in three equal annual installments commencing on either April 17, 1998, June 6, 1998 or September 30, 1998 or in their entirety on either April 17, 1999 or June 6, 1999.

During 1998, the Technical Committee granted purchase rights with respect to a total of 2,199,600 series L shares through the issuance of 1,117,516 series L shares and the reassignment of 1,082,084 series L shares (all series L shares were exchanged on August 1999 for series V shares). All such purchase rights vest in three equal annual installments commencing on either September 1, 1999 or commencing on either October 1, 1999 or in their entirety on either September 1, 2000 or October 1, 2000.

During 1999, the Technical Committee granted purchase rights with respect to a total of 1,603,000 series L shares through the issuance of 70,004 series L shares and the reassignment of 1,532,996 series L shares (as mentioned above, all series L shares were exchanged on August 1999 for series V shares). All such purchase rights vest in three equal annual installments commencing on either February 10, 2000 or commencing on May 26, 2000 or in their entirety on either February 10, 2001 or May 26, 2001.

16. EARNED CAPITAL

Under Mexican law, a legal reserve must be created and increased annually by 5% of the annual net earnings until it reaches 20% of the nominal amount of a corporation's capital stock. This reserve is not available for dividends, but may be used to reduce a deficit or be transferred to capital.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Under the Federal income tax law, a tax on dividends is calculated based on the paid dividends which exceed taxable net income. The accumulated taxable net income of the Company as of December 31, 1999 is approximately Ps.116,772. The Company cannot pay dividends under the covenants for the senior notes due 2004.

The contributed capital and earned capital accounts consist of the following:

                                -------------------------------------------------------------------------------------------------
                                               DECEMBER 31, 1999                                 DECEMBER 31, 1998
                                -----------------------------------------------   -----------------------------------------------
                                                  ACCUMULATED                                       ACCUMULATED
                                 HISTORICAL     ADJUSTMENTS FOR                    HISTORICAL     ADJUSTMENTS FOR
                                    VALUE          INFLATION          TOTAL           VALUE          INFLATION          TOTAL
                                -------------   ---------------   -------------   -------------   ---------------   -------------
Capital stock                   Ps. 5,585,491    Ps. 5,728,736    Ps.11,314,227   Ps. 3,998,608    Ps. 5,698,835    Ps. 9,697,443
Capital contributions                  18,655           62,952           81,607          18,655           62,952           81,607
Legal reserve                           1,499            2,962            4,461           1,499            2,962            4,461
Accumulated losses from prior
  years                            (3,303,211)      (1,599,174)      (4,902,385)     (1,839,161)      (1,606,162)      (3,445,323)
Net profit for the year              (258,200)         640,647          382,447      (1,464,050)           6,988       (1,457,062)
Deficit from restatement                   --         (756,401)        (756,401)             --         (763,769)        (763,769)
                                -------------    -------------    -------------   -------------    -------------    -------------
Total                           Ps. 2,044,234    Ps. 4,079,722    Ps. 6,123,956   Ps.   715,551    Ps. 3,401,806    Ps. 4,117,357
                                =============    =============    =============   =============    =============    =============

17. FOREIGN CURRENCY POSITION

The balance sheet as of December 31 includes assets and liabilities denominated in U.S. dollars, as follows:

                                                           --------------------------------
                                                                1999              1998
                                                           --------------    --------------
Monetary assets                                            U.S.$  164,708    U.S.$   46,331
Monetary liabilities                                              598,803           574,489
                                                           --------------    --------------
Net monetary liability position in U.S. dollars            U.S.$  434,095    U.S.$  528,158
                                                           ==============    ==============
Equivalent in nominal Mexican pesos                        Ps.  4,123,295    Ps.  5,226,810
                                                           ==============    ==============

As of December 31, 1999 and 1998, most of the communications equipment and inventories of cellular telephones and accessories are of foreign origin (see Notes 6 and 8).

During 1999, 1998 and 1997, interest income and interest expense on assets and liabilities denominated in U.S. dollars were as follows:

                                                       --------------------------------------------
                                                           1999            1998            1997
                                                       ------------    ------------    ------------
Interest income                                        U.S.$    769    U.S.$    494    U.S.$    386
Interest expense                                             36,130          16,419          15,994
                                                       ------------    ------------    ------------
  Net interest expense                                 U.S.$ 35,361    U.S.$ 15,925    U.S.$ 15,608
                                                       ============    ============    ============
Equivalent in nominal Mexican pesos                    Ps.  335,880    Ps.  157,599    Ps.  125,927
                                                       ============    ============    ============

Operating results for the years ended December 31, 1999 and 1998, include depreciation and amortization expenses, related to fixed assets and inventories of foreign origin.

The exchange rate as of December 31, 1999 and 1998 was Ps.9.4986 and Ps.9.8963, per U.S. dollar, respectively. At the issuance date of these financial statements, February 29, 2000, the exchange rate in effect was Ps.9.4395 per U.S. dollar.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

18. PROJECT 450

During 1994, the Company created a subsidiary to provide fixed wireless local telephony services using the 450 MHz frequency band ("Project 450"). At December 31, the Company's investment in Project 450 consisted of the following assets:

                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
Fixed assets                                                  Ps.36,404    Ps.45,668
Inventory of handsets                                                 2       20,429
                                                              ---------    ---------
          Total                                               Ps.36,406    Ps.66,097
                                                              =========    =========

On June 10, 1997, the Mexican Telecommunications and Transportation Ministry ("SCT") and the Company reached an agreement on a process whereby the Company could obtain concessions issued by the SCT to provide local wireless service in the 450 MHz frequency band. While awaiting the Mexican government's resolution on coverage, spectrum clearing and other requirements which may cause management to reconsider the feasibility of fully deploying the 450 MHz technology, the Group began its overlay of CDMA digital technology in the 800 MHz frequency band.

Given the capabilities of CDMA technology and the success the Group has had thus far with its deployment, the Group is exploring alternatives for providing local telephony service, including fixed or limited zone wireless service in the 800 MHz and 1.9 GHz bands. The Group has not made a decision as to whether it will pursue its right of first refusal to acquire the above-mentioned 450 MHz concessions, or whether it will pursue an alternative means to provide local telephony services.

During September 1998, the Group made the decision to write-down the carrying value of the assets supporting its Project 450 assets as the Group believes there has been an impairment of its investment in this technology. During 1998, an impairment charge for Ps.1,102,401 was recorded representing 100% of the pre-operating expenses and 90% of the fixed assets deployed in this project.

19. DISCONTINUED OPERATIONS

In December 1998, the Company decided to discontinue the operations of its subsidiary, Cellular Solutions, subsidiary dedicated to the sale of accessories for cellular handsets. Cellular Solutions transferred all its existing inventories as of December 31, 1998 to another subsidiary of the Company and terminated all of Cellular Solutions' employees during January and February 1999.

Financial information regarding Cellular Solutions as of and for the year ended December 31 was as follows:

                                                              ------------------------------------
                                                                1999          1998         1997
                                                              ---------    ----------    ---------
Current assets                                                Ps. 1,543    Ps.  4,008    Ps. 9,162
Total assets                                                      1,543         5,531       10,640
Total liabilities                                                33,248        40,906        9,770
Revenues                                                             --        20,031       24,403
Gross profit                                                         --         4,402        6,985
Loss from operations before income taxes                             --        (8,822)      (7,345)
Provision for income taxes                                           --           101          188
Loss on disposal, including provision in 1998 of Ps.1,066
  for operating losses during phase-out period (no
  applicable taxes)                                                  --       (11,794)          --
                                                              ---------    ----------    ---------
          Net loss                                            Ps.    --    Ps.(20,717)   Ps.(7,533)
                                                              =========    ==========    =========

20. DIFFERENCES BETWEEN MEXICAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company's consolidated financial statements are prepared based on Mexican GAAP, which differ in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP").

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The following reconciliation to U.S. GAAP does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Mexican Bulletin B-10. The application of Bulletin B-10 represents a comprehensive measure of the effects of price-level changes in the financial statements based on historical cost for Mexican and U.S. accounting purposes. The principal differences, other than inflation accounting, between Mexican and U.S. GAAP are listed below together with an explanation, where appropriate, of the adjustments that affect consolidated net income and stockholders' equity for each of the years ended December 31, 1999, 1998 and 1997.

a) Deferred income taxes and employee profit sharing
Under Mexican GAAP, deferred income taxes are provided for identifiable, non-recurring timing differences (those expected to reverse over a definite period of time) at rates in effect at the time such differences originate. Benefits from loss carryforwards are not allowed to be recognized before the period in which the carryforward is utilized. For purposes of this reconciliation to U.S. GAAP, the Company has applied Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), for all periods presented.

SFAS No. 109 requires an asset and liability method of accounting whereby deferred taxes are recognized for the tax consequences of all temporary differences between the financial statement carrying amounts and the related tax bases of assets and liabilities. Under U.S. GAAP, the effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

SFAS No. 109 requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available evidence, including cumulative losses in recent years, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As described in Note 12, Mexican tax law requires payment of a 1.8% tax on the Group's net assets which may be used to offset future income tax obligations. Under Mexican GAAP, the net asset tax is charged to the provision for income taxes. Under SFAS No. 109, such amounts are treated as a deferred tax benefit and offset by a valuation allowance, if required.

Employee profit sharing expense, which is based on each subsidiary's taxable income after certain statutory adjustments, is included in the income tax provision under Mexican GAAP. The provision for employee profit sharing is charged to operations for U.S. GAAP purposes.

b) Preoperating costs
Under Mexican GAAP, the Group capitalized certain pre-operating costs, primarily related to Project 450. Under U.S. GAAP, pre-operating costs are expensed as incurred. During 1998, the Company recorded a write-down related to its investment in Project 450 for Mexican GAAP purposes and consequently, wrote-off all capitalized pre-operating costs as of that date.

c) Derivative Financial Instruments
Effective July 30, 1998, in connection with the U.S.$225,000 credit agreement (see Note 10), the Company entered into an interest rate collar agreement designated as a hedge of a portion of the Company's floating rate debt. The interest rate collar limits the Company's exposure to fluctuations in short-term interest rates by locking in a range of interest rates on U.S.$35,000 of its floating rate debt. The cap rates range from 6.12% to 7.12% for six-month LIBOR with the floor rate ranging down to 5.30% for six-month LIBOR. The interest rate collar matures on July 30, 2002.

Additionally, on February 26, 1999, the Company entered into a second interest rate collar agreement to limit the maximum interest rate which must be paid on U.S.$15,000 of its floating rate debt until July 2002. Under the terms of this collar agreement, the maximum effective LIBOR cost is limited to 5.82% if six-month LIBOR is lower than 6.82% and to 6.82% if LIBOR equals or exceeds that level. The floor level for six-month libor is 4.75%.

Under Mexican GAAP, the interest rate collar agreements are recorded on a cash basis. Under U.S. GAAP, the differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense at the balance sheet date. Additionally, the related amount payable or receivable from counter-parties is included in accrued other expenses at the balance sheet date.

The U.S.$50,000 aggregate notional amount of the interest rate collar agreements does not quantify risk or represent assets or liabilities of the Company, but is used in the determination of cash settlements under the agreements. The Company is exposed

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES to credit loss from counterparty nonperformance, but does not anticipate any such loss from the interest rate collar agreements, which are with a major financial institution.

The fair value of the interest rate collar agreements is Ps.5,262 (U.S.$554) and Ps.12,059 (U.S.$1,085), as of December 31, 1999 and 1998, respectively, and is estimated based on current market settlement prices of comparable contracts obtained from dealer quotes. The Company does not hold or issue derivative financial instruments for trading purposes.

On December 30, 1999, the Company entered into a foreign currency hedge utilizing forward rate contracts, hedging its exchange rate exposure for up to U.S.$77,000 or approximately 50% of the principal and interest payments coming due over the period April 2000 to April 2001. If the Mexican peso to the U.S. Dollar exchange rate remains at the December 31, 1999 level through April 30, 2001, then the estimated cost to the Company of this hedging program will be approximately Ps.91,962 (U.S.$9,622).

As described in Note 10, on December 30, 1999, Old Iusacell entered into a foreign currency hedge utilizing forward rate contracts, hedging its exchange rate exposure for up to U.S.$77,000 or approximately 50% of the principal and interest payments coming due over the period April 2000 to April 2001. Under Mexican GAAP, the contracts are recorded on a cash basis. Under U.S. GAAP, the contracts are recorded at fair value based on spot rates. The premium on such contracts is recorded upon inception of the contract and amortized over its related term. The contracts have terms from four to sixteen months and forward rates ranging from U.S.$9.9577 to U.S.$11.4066.

d) Minority interest
Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the stockholders' equity section of the consolidated balance sheet. For U.S. GAAP purposes, minority interest is not included in stockholders' equity and is deducted accordingly as a reconciling item to arrive at U.S. GAAP equity.

e) Basic and fully diluted loss per share
As of January 1, 1997, Mexican GAAP required the disclosure of earnings (loss) per share for public companies. Under U.S. GAAP, disclosure of basic earnings
(loss) per share and diluted earnings (loss) per share is required for public companies in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings
(loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted earnings (loss) per share is similar to basic earnings (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the years ended December 31, 1998 and 1997 as the drawdowns and conversions under the subordinated convertible facility with Bell Atlantic (see Note 10) and the shares subject to rights under the Stock Purchase Plan (see Note 15) are excluded from the computation of diluted earnings (loss) per share because to do so would have been anti-dilutive for the periods presented.

For the year ended December 31, 1998, the number of potentially dilutive shares that were excluded from the computation of diluted earnings (loss) per share for the drawdowns and conversions under the Bell Atlantic subordinated convertible debt facility were 69,285,714 shares, and for the shares subject to rights under the Stock Purchase Plan 332,650 shares. Diluted earnings (loss) per share is equal to basic earnings (loss) per share for the year ended December 31, 1999 as the Company did not have any potentially dilutive securities.

f) Comprehensive income
On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement, however, does not address recognition or measurement issues. The adoption of SFAS No. 130 had no impact on net loss or shareholders' equity. The Company has presented comprehensive loss and accumulated comprehensive loss under U.S. GAAP for each of the three years ended December 31, 1999 in Note 20.i below.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

g) Gain from the exchange of non-monetary assets
In December 1998, the Company entered into a fiber optic cable swap agreement with Bestel to exchange certain long-distance fiber optic cables for of Ps.215,081. Under Mexican GAAP, the Company recorded the transaction as both an acquisition and sale of fixed assets based on the contract amount, resulting in a gain on the sale of Ps.187,301 which was recorded as other income. Under U.S. GAAP, because the assets exchanged are similar productive assets and, on a net basis, no cash was exchanged, the transaction does not result in the recognition of earnings. Consequently, under U.S. GAAP the acquisition and sale would not have been recorded.

h) Effect of inflation accounting on U.S. GAAP adjustments
In order to determine the net effect on the financial statements of recognizing certain of the adjustments described above, it is necessary to recognize the effects of applying the Mexican GAAP inflation accounting principles (see Note
4) to such adjustments.

i) Net income (loss) and stockholders' equity under U.S. GAAP
The following is a summary of net profit (loss) and stockholders' equity adjusted to take into account certain material differences between Mexican GAAP and U.S. GAAP:

                                                       ----------------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                                           1999            1998             1997
                                                       ------------    -------------    -------------
Net profit (loss) as reported under Mexican GAAP       Ps.  382,447    Ps.(1,457,062)   Ps.(1,332,572)
Deferred income taxes                                       (18,726)          56,591          493,311
Pre-operating costs                                         (69,028)         178,385          (85,533)
Interest rate collar                                          6,797          (12,059)              --
Gain from the exchange of non-monetary assets                    --         (187,301)              --
Effect of inflation accounting on U.S. GAAP
  adjustments                                               (19,595)         (26,080)          20,171
                                                       ------------    -------------    -------------
Net profit (loss) under U.S. GAAP                      Ps.  281,895       (1,447,526)        (904,623)
                                                       ============    =============    =============
Weighted average number of shares outstanding
  (thousands)                                             1,286,844        1,070,825        1,070,825
                                                       ============    =============    =============
Basic and diluted net profit (loss) per share (pesos)  Ps.     0.22    Ps.     (1.35)   Ps.     (0.84)
                                                       ============    =============    =============

Comprehensive income:

                                                       -----------------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                           1999             1998             1997
                                                       -------------    -------------    -------------
Net profit (loss) under U.S. GAAP                      Ps.   281,895    Ps.(1,447,526)   Ps.  (904,623)
Inflation effects for the period                              19,595          (11,887)         (20,171)
                                                       -------------    -------------    -------------
Comprehensive income (loss)                            Ps.   301,490       (1,459,413)        (924,794)
                                                       =============    =============    =============
Accumulated comprehensive loss                         Ps.(6,163,528)   Ps.(6,465,018)   Ps.(5,005,605)
                                                       =============    =============    =============

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                                                              ----------------------------
                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
Stockholders' equity under Mexican GAAP                       Ps.6,099,233    Ps.4,118,268
Minority interest                                                   24,723            (911)
Deferred income taxes                                              166,582         185,308
Pre-operating costs                                                (69,028)             --
Interest rate collar                                                (5,262)        (12,059)
Gain from the exchange of non-monetary assets                     (187,301)       (187,301)
Provision for consolidation of facilities                           17,354          17,354
                                                              ------------    ------------
Stockholders' equity as reported under U.S. GAAP              Ps.6,046,301    Ps.4,120,659
                                                              ============    ============

The following is the Statement of Stockholders' Equity under U.S. GAAP for each of the two years ended December 31, 1999:

                                               ----------------------------------------------------------------
                                                CONTRIBUTED      ACCUMULATED       LOSS FOR
                                                  CAPITAL          LOSSES          THE YEAR           TOTAL
                                               -------------    -------------    -------------    -------------
Balances as of 12/31/97                        Ps. 8,585,354    Ps.(3,294,355)   Ps.  (904,623)   Ps. 4,386,376
  Application of 1997 net loss                                       (904,623)         904,623               --
  Increase in capital stock                        1,193,696                                          1,193,696
  Effects of inflation                                                (11,887)                          (11,887)
  Net loss for the year                                                             (1,447,526)      (1,447,526)
                                               -------------    -------------    -------------    -------------
Balances as of 12/31/98                            9,779,050       (4,210,865)      (1,447,526)       4,120,659
  Application of 1998 net loss                                     (1,447,526)       1,447,526               --
  Increase in capital stock                        1,616,784                                          1,616,784
  Effects of inflation                                                 26,963                            26,963
  Net profit for the year                                                              281,895          281,895
                                               -------------    -------------    -------------    -------------
Balances as of 12/31/99                        Ps.11,395,834    Ps.(5,631,428)   Ps.   281,895    Ps. 6,046,301
                                               =============    =============    =============    =============

j) Provision for impairment of analog equipment
As mentioned in Note 4.b, during the year ended December 31, 1997, changes in circumstances indicated that the carrying amount of the Group's analog telecommunications network might not be recoverable. These circumstances included: (i) customer and marketing requirements for better voice quality, more and improved value-added services and reduction of wireless fraud, all of which were more viable with a digital platform, factors accelerating the adoption of digital technology in the Mexican wireless market; (ii) the view of Bell Atlantic, which assumed management control of the Company in February 1997, that the Company would need to adopt digital technology in order to remain competitive and that CDMA was the best technology available to the Company;
(iii) the plans, developed in 1997 by other wireless carriers, to launch digital technology in Mexico in 1998; (iv) the Company's decision to participate in the digital PCS auctions that were announced in November 1997, and (v) an increase in the Company's subscriber base during 1997, resulting in the analog network operating at close to full capacity by November 1997 (a CDMA digital network has the potential to increase capacity by a six to ten times compared with similar analog equipment). Consequently, under U.S. GAAP, the Company evaluated the analog equipment for impairment using the criteria of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

In December 1997, the future estimated cashflows (undiscounted and without interest) of the analog equipment, considering the disposition of the equipment under the terms of the agreement with Lucent Technologies (see Note 13), were less than the book value. Consequently, the Company recorded an impairment charge of Ps.1,236,307 to adjust the carrying amount of the analog equipment to its fair value, amounting to Ps.3,243,881, based on an independent appraisal performed by Consultores y Valuadores de Empresas, S.C.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Under U.S. GAAP, this impairment charge is reflected as a component of operating loss for the year ended December 31, 1997.

k) Employee severance
The Group is required to pay certain severance benefits to employees that are dismissed without proper cause. Since during the normal course of operations, it is impracticable to estimate the number of employees that will be dismissed in the future, under U.S. GAAP, severance payments made to employees during the normal course of operations are expensed when paid. As of December 31, 1999 and 1998 severance accruals recorded were immaterial.

l) Supplementary U.S. GAAP disclosures

1) Cash flow information

SFAS No .95, "Statement of Cash Flows" does not provide any specific guidance with respect to inflation adjusted financial statements. For U.S. GAAP purposes, the following cash flow statement is presented, using U.S. GAAP balance sheets restated for inflation. Monetary gains and losses and unrealized foreign exchange gains and losses have been included as operating cash flow reconciling items. Other items have been included based on their cash flows, adjusted by inflation.

                                                       -----------------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                           1999             1998             1997
                                                       -------------    -------------    -------------
Operating activities:
  Net profit (loss) under U.S. GAAP                    Ps.   281,895    Ps.(1,447,526)   Ps.  (904,623)
  Adjustments to reconcile net loss to cash (used in)
     provided by operating activities:
     Depreciation                                            693,099          380,104          440,926
     Amortization                                            731,264          512,746          334,332
     450 Project non-cash write-down                              --          924,016               --
     Equity in loss (earnings) of associated
       companies                                              (2,164)          (2,919)          (1,117)
     Gain on sale of equity investments                       49,775          (25,003)        (208,959)
     Increase in allowance for doubtful accounts              92,767           30,913           48,524
     (Decrease)/Increase in allowance for obsolete
       and slow-moving inventories                            (4,785)              --           20,653
     Fixed assets impairment charge                               --               --        1,236,307
     Minority interest                                       (17,933)          (6,342)            (276)
     Deferred income taxes and employee profit
       sharing                                               151,371           15,536         (432,914)
     Gain on net monetary position and foreign
       exchange losses                                      (826,374)         202,971         (435,450)
Changes in operating assets and liabilities:
  Accounts receivable                                       (567,505)        (582,815)        (145,457)
  Inventories                                                 28,269          112,681         (224,951)
  Trade accounts payable and related parties               1,435,784        1,314,001          696,031
  Taxes and other payable                                    (98,060)         516,868         (322,167)
  Income tax                                                 (33,838)         (29,682)           3,465
  Other                                                         (501)            (189)             462
                                                       -------------    -------------    -------------
Net cash provided by operating activities                  1,913,064        1,915,360          104,786
Investing activities:
  Purchase of property and equipment, net                 (1,502,280)      (2,459,857)        (903,054)
  Proceeds from sales of investments in associated
     companies                                                11,856           12,333          329,472
  Purchase of other assets                                  (890,059)      (1,236,722)        (789,646)
                                                       -------------    -------------    -------------
Net cash used in investing activities                     (2,380,483)      (3,684,246)      (1,363,228)
                                                       -------------    -------------    -------------
Financing activities:
  Proceeds from notes payable and long-term debt           1,052,575        1,917,039        3,192,705
  Payments of notes payable and long-term debt              (693,761)         (26,081)      (2,030,643)
  Increase of capital stock                                       --            8,062          112,783
                                                       -------------    -------------    -------------
Net cash provided by financing activities                    358,814        1,899,020        1,274,845
Net (decrease) increase in cash and cash equivalents        (108,605)         130,134           16,403
Cash and cash equivalents at beginning of year               286,666          156,532          140,129
                                                       -------------    -------------    -------------
Cash and cash equivalents at the end of year           Ps.   178,061    Ps.   286,666    Ps.   156,532
                                                       =============    =============    =============
  Interest expense paid                                Ps.   343,184    Ps.   345,589    Ps.   247,007
                                                       =============    =============    =============
  Income tax paid                                      Ps.    90,120    Ps.    36,818    Ps.    43,432
                                                       =============    =============    =============

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Supplemental disclosures of non-cash activities:

                                                          ------------------------------------------
                                                                   YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------
                                                              1999            1998           1997
                                                          ------------    ------------    ----------
Conversion of debt to equity                              Ps.1,616,784    Ps.1,185,634    Ps.817,781

2) Provision for income taxes

The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 was as follows:

                                                             ---------------------------------------
                                                                    YEARS ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                1999          1998          1997
                                                             ----------    ----------    -----------
Asset tax not offset by current taxes                        Ps.132,645    Ps. 72,127    Ps.  60,397
Deferred tax                                                     18,726       (56,591)      (493,311)
                                                             ----------    ----------    -----------
Tax charge (benefit)                                         Ps.151,371    Ps. 15,536    Ps.(432,914)
                                                             ==========    ==========    ===========

3) Deferred income taxes

For Mexican tax purposes, inventories are expensed when purchased and consequently, result in the recognition of a deferred tax liability.

Significant components of deferred income taxes under U.S. GAAP are as follows:

                                                    ------------------------------------------------
                                                                   DECEMBER 31, 1999
                                                    ------------------------------------------------
                                                    SFAS NO. 109      SFAS NO. 109
                                                     APPLIED TO        APPLIED TO
                                                    MEXICAN GAAP        U.S. GAAP
                                                      BALANCES         ADJUSTMENTS          TOTAL
                                                    ------------    -----------------    -----------
Deferred liabilities:
  Inventories                                       Ps.  64,515        Ps.     --        Ps.  64,515
  Property and equipment                                264,751                --            264,751
  Cellular telephones to be amortized                   188,636                --            188,636
  Concessions                                             3,160                --              3,160
                                                    -----------        ----------        -----------
Deferred tax liabilities                                521,062                --            521,062
                                                    -----------        ----------        -----------
Deferred assets:
  Allowance for doubtful accounts                        52,247                --             52,247
  Net operating loss carryforwards and tax credits      880,001                --            880,001
  Reorganization reserve                                 22,900                --             22,900
  Interest rate collar                                       --             6,062              6,062
  Gain from the exchange of non-monetary assets              --            63,682             63,682
  Pre-operating expenses                                     --            22,275             22,275
  Valuation allowance                                  (262,055)          (92,019)          (354,074)
                                                    -----------        ----------        -----------
Deferred tax assets                                     693,093                --            693,093
                                                    -----------        ----------        -----------
Net deferred tax assets                             Ps.(172,031)       Ps.     --        Ps.(172,031)
                                                    ===========        ==========        ===========

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                                                    ------------------------------------------------
                                                                   DECEMBER 31, 1998
                                                    ------------------------------------------------
                                                    SFAS NO. 109      SFAS NO. 109
                                                     APPLIED TO        APPLIED TO
                                                    MEXICAN GAAP        U.S. GAAP
                                                      BALANCES         ADJUSTMENTS          TOTAL
                                                    ------------    -----------------    -----------
Deferred liabilities:
  Inventories                                       Ps.  70,656        Ps.     --        Ps.  70,656
  Property and equipment                                259,397                --            259,397
  Cellular telephones to be amortized                   116,368                --            116,368
  Concessions                                             2,982                --              2,982
                                                    -----------        ----------        -----------
Deferred tax liabilities                                449,403                --            449,403
                                                    -----------        ----------        -----------
Deferred assets:
  Allowance for doubtful accounts                        25,671                --             25,671
  Net operating loss carryforwards and tax credits    1,250,410                --          1,250,410
  Reorganization reserve                                 22,761                --             22,761
  Interest rate collar                                       --             4,100              4,100
  Gain from the exchange of non-monetary assets              --            63,682             63,682
  Valuation allowance                                  (664,131)          (67,782)          (731,913)
                                                    -----------        ----------        -----------
Deferred tax assets                                     634,711                --            634,711
                                                    -----------        ----------        -----------
Net deferred tax assets                             Ps.(185,308)       Ps.     --        Ps.(185,308)
                                                    ===========        ==========        ===========

Under U.S. GAAP, the effect of the restatement of non-monetary assets is recorded directly to stockholders' equity. Accordingly, the deferred taxes related to such assets would be reflected directly in equity under U.S. GAAP. Deferred taxes recorded directly to stockholders' equity relating to the restatement of non-monetary assets were Ps.392,554 for the year ended December 31, 1996 (not applicable thereafter).

The Company has recorded a deferred tax asset of Ps.880,001 reflecting the benefit of tax loss carryforwards, which expire in varying amounts between 2004 and 2008. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset at December 31, 1999 will be realized based on the following:

        (i) the net deferred tax asset amounting to Ps.172,031 represents only the tax loss carryforwards (which are subject to indexation) of 1998 which has expiration periods of 10 years, and

        (ii) although the Group generated operating losses for five years through 1998, it believes that it is more likely than not that the net deferred tax asset will be realized based on the Group's business plan estimate of future taxable income over the next five years in an amount sufficient to utilize the net deferred tax losses recorded as of December 31, 1999.

The Group's estimate of future taxable income is based primarily on and supported by (i) management's expectations of the Company's growth and profitability over the next 5 years, and (ii) the significant improvement in operating performance from February 1997 through December 1999, as evidenced by the success of the implementation of the Bell Atlantic wireless business model. This model has produced strong subscriber growth in excess of 75% year over year, improved revenues (based on customer growth and price increases) and lower network and operating costs, resulting in an operating profit during the first three quarters of 1999 and during 1998 (excluding the write-down of Project
450), as compared to an operating loss during 1997 and (iii) the effects of cost-cutting measures achieved as a result of the restructuring completed during 1997 and 1998, primarily related to a 15% reduction in headcount and elimination of duplicate administrative costs.

The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced (See Note 12.)

As of December 31, 1999, the Company had a valuation allowance of Ps.354,074 to reduce its deferred tax assets to estimated realizable value. The valuation allowance primarily relates to the deferred tax assets arising from tax loss carryforwards and tax

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES credits. The net change in the total valuation allowance for the year ended December 31, 1999 was principally due to the realization of tax loss carryforwards during the year ended December 31, 1999.

The effective rate reconciliation under U.S. GAAP as of December 31, is as follows:

                                                           -----------------------------------------
                                                              1999           1998           1997
                                                           -----------    -----------    -----------
Income tax expense (benefit) at statutory rate             Ps. 145,809    Ps.(481,990)   Ps.(454,855)
  Add (deduct):
     Inventory purchases less cost of sales                     32,544        201,311        (32,162)
     Depreciation and amortization                            (288,123)       293,058       (258,716)
     Differences between interest and inflationary gains
       or losses                                               141,432       (126,150)       140,767
     Net assets tax                                            132,645         72,127         60,397
     Income tax loss carryforwards                            (437,548)        68,893        112,324
     Provision for doubtful accounts                              (719)      (106,283)        24,809
     Telephones to be amortized                                269,052        211,070         62,864
     Goodwill amortized                                         59,389         41,409         42,285
     Pre-operating expenses                                     23,470        (60,650)        29,081
     Income tax rate change                                      5,450             --             --
     Other                                                      67,970        (97,259)      (159,708)
                                                           -----------    -----------    -----------
Effective income tax expense (benefit) at effective rate   Ps. 151,371    Ps.  15,536    Ps.(432,914)
                                                           ===========    ===========    ===========

4) Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1999 and 1998.

Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value due to its short-term nature.

Long term debt: The Company's long-term debt, except for the unsecured senior notes, bears interest at variable rates and consequently, the carrying value approximates fair value. As of December 31, 1999 and 1998, the carrying value of the unsecured senior notes due 2004 was Ps.1,424,790 and Ps.1,667,329 and the fair value was Ps.1,353,551 and Ps.1,444,740, respectively.

Foreign currency exchange contracts: At December 31, 1999, the book value and the fair value of the foreign currency hedge forward rate contracts was Ps.822,796 and Ps.731,500, respectively. Fair values were determined based on estimated current market settlement prices obtained from dealer quotes.

5) Economic environment
-----------------------------

The Company is a Mexican corporation with substantially all of its operations located in Mexico and approximately 99.5% of its 1999 revenues generated within Mexico. Accordingly, the economic environment within Mexico, which is significantly affected by the actions taken by the Mexican government, can be expected to have a significant impact on the Company's financial condition and results of operations and its ability to meet its future obligations. The Company imports (and purchases in U.S. Dollars) handsets, equipment for cellular sites and other telecommunications equipment, while prices are set and revenues are generated in Mexican pesos.

6) Disclosure of certain significant risks and uncertainties
-----------------------------------------------------------------

     A) Year 2000 compliance:

        All external and internal costs specifically associated with modifying internal-use software for the Year 2000 are charged to expenses as incurred by the Company. For the years ended December 31, 1999 and 1998, the Year 2000

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES compliance costs incurred by the Company, were approximately U.S.$6,095 and U.S.$2,800, respectively. Amounts incurred as of December 31, 1997 were immaterial.

     B) Foreign Currency Exchange Risk

        Although substantial amount of the Company's debt obligations, including the long-term bank loan and unsecured senior notes, is denominated in U.S. Dollars, the Company generates revenues in Mexican pesos; therefore, the Company is exposed to currency exchange rate risks that could significantly affect the Company's ability to meet its obligations. As mentioned in Note 10 and in Note 20.c, the Company entered into a foreign currency hedge utilizing forward-rate contracts, hedging its exchange rate exposure for principal and interest payments coming due over the period April 2000 to April 2001. The exchange rate of Mexican pesos to the U.S. Dollar is a freely floating rate which has declined in recent years. Any significant decrease in the value of the Mexican peso relative to the U.S. Dollar in the near term may have a material adverse effect on the Company and on its ability to meet its long-term debt obligations.

7) Concentration of credit risk
----------------------------------

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of interest-bearing investments, foreign currency exchange contracts and trade accounts receivable.

The Company maintains cash and cash equivalents, investments and certain other financial instruments with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of subscribers and their dispersion across Mexico. Prior to providing services to a new subscriber, the Company requires a credit card or a deposit, as a guarantee from the customer over the period it provides services, and performs a credit history check.

8) Stock purchase plan
--------------------------

As mentioned in Note 15, the Company has a Stock Purchase Plan. This plan grants options to purchase Iusacell common stock at a price equal to the market price of the stock at the date of the grant. The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock based Compensation". The Company recognizes no compensation expense for its Stock Purchase Plan. If the Company had elected to recognize compensation expense based on the fair value at the grant dates for 1997 through 1999, and subsequent fixed plan awards consistent with the provisions of SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                                        -----------------------------
                                                                          YEARS ENDED DECEMBER 31,
                                                                        -----------------------------
                                                                           1999             1998
                                                                        ----------      -------------
Under Mexican GAAP
  Net profit (loss)                                    As reported      Ps.382,447      Ps.(1,457,062)
                                                       Pro forma           373,803         (1,465,706)
  Basic and fully diluted
     profit (loss) per share                           As reported      Ps.   0.30      Ps.     (1.30)
                                                       Pro forma              0.29              (1.31)

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                                                                        -----------------------------
                                                                          YEARS ENDED DECEMBER 31,
                                                                        -----------------------------
                                                                           1999             1998
                                                                        ----------      -------------
Under U.S. GAAP:
  Net profit (loss)                                    As reported      Ps.281,895      Ps.(1,447,526)
                                                       Pro forma           273,251         (1,456,170)
  Basic and fully diluted
     profit (loss) per share                           As reported      Ps.   0.22      Ps.     (1.35)
                                                       Pro forma              0.21              (1.30)

These results may not be representative of the effects on pro forma net income for future years.

The Company determined the pro forma amounts using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

                                                              ------------
                                                              1999    1998
                                                              ----    ----
Dividend yield                                                  0%      0%
Expected volatility                                            71%     67%
Risk-free interest rate                                        20%     25%
Expected lives (in years)                                     2.0     2.7

The weighted average per share value of options granted during 1999 and 1998 was Ps.11.06 and Ps.6.47, respectively.

This table is a summary of the status of the Stock Purchase Plan:

                                                              -------------------------------
                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                              STOCK OPTIONS    EXERCISE PRICE
                                                              -------------    --------------
Outstanding December 31, 1997                                     7,549,834       Ps.10.52
     Granted                                                      2,199,600           6.47
     Exercised                                                      967,460           9.58
     Canceled/forfeited                                           1,082,084           9.82
                                                              -------------
Outstanding December 31, 1998                                     7,699,890           9.58
     Granted                                                      1,603,000          11.06
     Exercised                                                    2,267,145          10.09
     Canceled/forfeited                                           1,532,996           7.74
                                                              -------------
Outstanding December 31, 1999                                     5,502,749          10.31
                                                              =============

As of December 31, 1999 and 1998, 3,899,749 and 5,500,290 shares, respectively, were exercisable; however, no shares were exercisable at December 31, 1997. The following table summarizes information about Stock Purchase Plan options outstanding as of December 31, 1999, 1998 and 1997:

                                       ---------------------------------------------------------
                                             RANGE                                      WEIGHTED
                                              OF                          REMAINING     AVERAGE
                                           EXERCISE                      CONTRACTUAL    EXERCISE
                                            PRICES           SHARES         LIFE         PRICE
                                       -----------------    ---------    -----------    --------
1997                                   Ps. 8.48 to 14.00    7,549,834         0         Ps.10.52
1998                                        5.16 to 8.48    5,332,908         1             7.65
1998                                      13.82 to 14.00    2,366,982         1            13.92
1999                                        5.16 to 9.20    2,632,017         2             7.59
1999                                      11.46 to 14.00    2,870,732         2            12.81

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

9) Capitalized interest and interest expense

As of December 31, 1999, 1998 and 1997, capitalized interest amounted to Ps.162,383, Ps.138,904 and Ps.349,290, respectively. For the years ended December 31, 1999, 1998 and 1997 interest expensed amounted to Ps.291,417, Ps.367,222 and Ps.306,996, respectively.

10) New accounting pronouncements

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Derivative financial instruments are currently used by the Company to manage interest rate risk and foreign exchange rate risk, on certain long-term debt. The Company is currently determining the impact that the adoption of SFAS No. 133 will have on its financial position or results of operations.

11) Project 450 non-cash write-down

As described in Note 18, during the year ended December 31, 1998, the Company recorded an impairment charge to write-down the Project 450 assets to their fair value. Under U.S. GAAP, the impairment charge was determined in accordance with SFAS No. 121 as follows:

During the third quarter of 1998, changes in circumstances indicated that the carrying amount of the Project 450 assets might not be recoverable. These circumstances included (i) the successful deployment of more attractive alternative technology; (ii) the lack of availability of 450 MHz handsets at substantially lower costs; and (iii) that the Mexican government had not issued the coverage and investment requirements for the 450 MHz licenses or provided any indications on timing and means to clear the contaminated frequencies in the northern regions.

In view of these circumstances, the Company decided not to fully continue Project 450, given that it was becoming less operationally and technically feasible. At such time, the undiscounted future cash flows were less than the carrying value of the Project 450 assets. As a result, in September 1998, the Company's Board of Directors resolved to writedown the Project 450 assets. An impairment charge of Ps.1,102,401 was recorded to reduce the Project 450 assets to their fair value, amounting to Ps.45,668. Even though there was no market for the 450 MHz network equipment, the Company's operations group determined that certain of these assets, representing about 10% of the related fixed assets, could be re-deployed in the mobile wireless network. Therefore, a full provision for impairment was recorded for all other assets associated with the project.

12) Segment information

In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public enterprises must determine and report information about operating segments in their annual and interim reports.

The "management approach" designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The adoption of SFAS No. 131 did not affect results of operations or financial position.

The Company has three reportable segments that it operates and manages as strategic business units that offer different products and services. The Company measures its reportable segments based on operating income (loss), including intersegment revenues and corporate expenses that are allocated to the operating segments and excluding any non-recurring items. Intersegment transactions are accounted for at current market prices. The Company evaluates the performance of its segments and allocates resources to them based on earnings before interest, taxes, depreciation and amortization (EBITDA) and operating income (loss). The Company is not dependent on any single customer. The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note 4).

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

The Company's three reportable segments and their principal activities are:

        Cellular--The Company operates and provides wireless cellular telephone services in four out of the nine Regions in the Mexican market. The Company serves customers in large metropolitan areas such as Mexico City, Guadalajara, Leon and Puebla. The Company's services include "value added services" such as voice mail and caller identification of incoming calling numbers.

        Long Distance--The Company provides long distance services for which its first natural market is its cellular subscriber base. The Company is also providing these services to residential and commercial entities. The Company uses its own switches and transmission equipment and a combination of fiber optic lines, microwave links, satellite transmission and lines leased from Telmex to provide these services.

        Other Businesses--The Company provides paging, local telephony and data transmission services. It has concessions for PCS services and microwave links, which are in a preoperating stage.

The tables below presents information about reported segments for the year ended December 31, 1999 and 1998 under Mexican GAAP measurement, using the presentation required by SFAS No. 131. The Company has not provided information for the year ending December 31, 1997 as it was impracticable to prepare.

                       -------------------------------------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31, 1999
                       -------------------------------------------------------------------------------------------
                                           LONG          OTHER           TOTAL        RECONCILING        TOTAL
                         CELLULAR        DISTANCE      BUSINESSES      SEGMENTS        ITEMS(2)      CONSOLIDATED
                       -------------   ------------   ------------   -------------   -------------   -------------
Revenues-third party   Ps. 3,929,595   Ps.  110,906   Ps.  162,657   Ps. 4,203,158   Ps.     1,495   Ps. 4,204,653
Revenues-affiliates        1,815,599        344,877        447,572       2,608,048      (2,608,048)             --
Depreciation and
  amortization             1,369,198         53,710          8,226       1,431,134          (6,771)      1,424,363
Operating income
  (loss)                      89,180       (119,801)       (71,708)       (102,329)         94,429          (7,900)
EBITDA(1)                  1,458,378        (66,091)       (63,482)      1,328,805          87,658       1,416,463
Total assets              13,262,737        318,812        718,788      14,300,337      (1,962,762)     12,337,575
Capital expenditures       1,597,961        104,960         11,000       1,713,921              --       1,713,921

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

                       -------------------------------------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31, 1998
                       -------------------------------------------------------------------------------------------
                                           LONG          OTHER           TOTAL        RECONCILING        TOTAL
                         CELLULAR        DISTANCE      BUSINESSES      SEGMENTS        ITEMS(2)      CONSOLIDATED
                       -------------   ------------   ------------   -------------   -------------   -------------
Revenues-third party   Ps. 2,941,927   Ps.   61,807   Ps.  177,874   Ps. 3,181,608   Ps.    (9,211)  Ps. 3,172,397
Revenues-affiliates        1,252,365        203,597        500,112       1,956,074      (1,956,074)             --
Depreciation and
  amortization               846,709         25,364         22,754         894,827          (1,977)        892,850
Operating income
  (loss)                      60,084       (146,109)       (17,061)       (103,086)     (1,016,677)     (1,119,763)
EBITDA(1)                    906,792       (120,747)         5,692         791,737          83,751         875,488
Total assets              13,759,156      1,108,926      1,343,272      16,211,354      (5,060,004)     11,151,350
Capital expenditures       3,130,393        483,748         21,348       3,635,489              --       3,635,489

---------------
(1) EBITDA as used by the Company is operating profit (loss) plus the sum of depreciation and amortization. The Company's reconciliation of EBITDA to consolidated net profit (loss) under Mexican GAAP as of December 31, 1999 and 1998, is as follows:

                                                      ------------------------------
                                                         YEARS ENDED DECEMBER 31,
                                                      ------------------------------
                                                          1999             1998
                                                      -------------    -------------
EBITDA                                                Ps. 1,416,463    Ps.   875,488
Depreciation and amortization                            (1,424,363)        (892,850)
Project 450 non-cash write-down                                  --       (1,102,401)
Other (expense) income, net                                 (23,054)         149,046
Integral financing gain (cost)                              577,260         (427,766)
Equity participation in net (loss) gain of
  associated companies and net (loss) gain on sale
  of equity investments                                     (47,611)          27,922
Assets tax                                                 (132,645)         (72,127)
Minority interest                                            17,933            6,342
Loss from discontinued operations                            (1,536)         (20,716)
                                                      -------------    -------------
Net profit (loss) for the year                        Ps.   382,447    Ps.(1,457,062)
                                                      =============    =============

(2) Reconciling items primarily reflect inter-segment eliminations and certain non-recurring items, including a gain on sale in 1998 of Ps.187,301 related to a fiber optic cable agreement (see Note 20.g) and a non-cash write-down of Ps.1,102,401 in connection with Project 450 (see Notes 18 and 20.b).

m) Discontinued operations
As described in Note 19, in December 1998, the Company decided to discontinue the operations of its subsidiary, Cellular Solutions, which was in the business of selling accessories for cellular handsets, and consequently, recognized a loss from discontinued operations amounting to Ps.1,536 and Ps.20,716, for the years ended December 31, 1999 and 1998, respectively. Under U.S. GAAP the loss from discontinued operations is recorded as an operating expense.

n) Extraordinary item
Under Mexican GAAP the utilization of the Company's tax loss carryforwards is classified as an extraordinary item and presented as a separate line item in the consolidated income statement. Under U.S. GAAP, the utilization of the Company's tax loss carryforward is recorded as a component of the taxation expense.

21. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

As mentioned in Note 10, in July 1997, the Company issued U.S.$150,000 of senior unsecured notes due 2004 as part of its refinancing program. The Notes Due 2004 are guaranteed on a senior subordinated, unsecured basis pursuant to guarantees by most of the Company's directly and indirectly wholly owned subsidiaries ("Guarantor Subsidiaries"). The subsidiary guarantees are full, unconditional, joint and several.

                 GRUPO IUSACELL, S.A. DE C.V. AND SUBSIDIARIES

Presented below is condensed consolidating financial information as of December 31, 1999 and 1998 and for the three years ended December 31, 1999 for i) the Company; ii) the combined Guarantor Subsidiaries; iii) the combined non-Guarantor Subsidiaries; iv) eliminations; and v) the Company's consolidated financial statements.

Where applicable, the equity method has been used by the parent company with respect to its investments in certain subsidiaries for the respective periods presented.

The Company has not presented separate financial statements and other disclosure concerning each of the Guarantor Subsidiaries because management has determined that such information is not material to investors.

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999

                                         ----------------------------------------------------------------------------
                                                           COMBINED       COMBINED
                                            PARENT        GUARANTOR     NON-GUARANTOR
                                            COMPANY      SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                         -------------   ------------   -------------   -------------   -------------
ASSETS
Current assets:
  Cash and short-term investments        Ps.    43,290   Ps.   70,741   Ps.       154   Ps.    63,876   Ps.   178,061
                                         -------------   ------------   -------------   -------------   -------------
  Accounts receivable:
     Trade                                          --        696,009           9,019           2,906         707,934
     Related parties                         1,683,750        764,574      (1,713,101)       (688,083)         47,140
     Recoverable taxes and other                53,048        374,744         297,171        (123,684)        601,279
                                         -------------   ------------   -------------   -------------   -------------
                                             1,736,798      1,835,327      (1,406,911)       (808,861)      1,356,353
                                         -------------   ------------   -------------   -------------   -------------
  Inventories                                    2,013        179,164           9,135          (5,984)        184,328
                                         -------------   ------------   -------------   -------------   -------------
  Total current assets                       1,782,101      2,085,232      (1,397,622)       (750,969)      1,718,742
Investment in associated companies           1,867,544        295,601              --      (2,137,908)         25,237
Property and equipment, net                  5,192,604        820,128         779,245         (20,869)      6,771,108
Other assets                                   367,501        809,715         112,893         731,168       2,021,277
Excess of investment cost over book
  value                                      1,801,210             --              --               1       1,801,211
                                         -------------   ------------   -------------   -------------   -------------
          Total assets                   Ps.11,010,960   Ps.4,010,676   Ps.  (505,484)  Ps.(2,178,577)  Ps.12,337,575
                                         =============   ============   =============   =============   =============

LIABILITIES
Current liabilities:
  Notes payable                          Ps.   600,629   Ps.       --   Ps.        --   Ps.        --   Ps.   600,629
  Trade accounts payable                       229,947        410,743          47,966         (47,177)        641,479
  Related parties                                   --             --              --         116,034         116,034
  Taxes and other payable                      282,885        527,256         170,084         (95,383)        884,842
  Income tax                                     1,282             97             373               2           1,754
                                         -------------   ------------   -------------   -------------   -------------
  Total current liabilities                  1,114,743        938,096         218,423         (26,524)      2,244,738
Long-term debt                               3,991,234             --              --              --       3,991,234
Trade accounts payable, long-term                   --             --              --              --              --
Commitments and contingencies                       --          2,310              60              --           2,370
                                         -------------   ------------   -------------   -------------   -------------
          Total liabilities                  5,105,977        940,406         218,483         (26,524)      6,238,342
                                         -------------   ------------   -------------   -------------   -------------
STOCKHOLDERS' EQUITY
Stockholders' equity:
Capital contributions                       11,376,872      5,391,215       1,113,117      (6,485,370)      9,557,906
Earned capital                              (5,448,505)    (2,332,590)     (1,837,084)      4,346,301      (5,533,661)
Minority interest                              (23,384)        11,645              --         (12,984)        (24,723)
                                         -------------   ------------   -------------   -------------   -------------
Total stockholders' equity                   5,904,983      3,070,270        (723,967)     (2,152,053)      6,099,233
                                         -------------   ------------   -------------   -------------   -------------
Total liabilities and stockholders'
  equity                                 Ps.11,010,960   Ps.4,010,676   Ps.  (505,484)  Ps.(2,178,577)  Ps.12,337,575
                                         =============   ============   =============   =============   =============
Total stockholders' equity under
  Mexican GAAP                           Ps. 5,904,983   Ps.3,070,270   Ps.  (723,967)  Ps.(2,152,053)  Ps. 6,099,233
Minority interest                                   --             --              --          24,723          24,723
Deferred income taxes                          208,399        (29,516)         15,472         (27,773)        166,582
Interest rate collar                            (5,262)            --              --              --          (5,262)
Gain from exchange of non-monetary
  assets                                            --             --        (187,301)             --        (187,301)
Provision for consolidation of
  facilities                                    17,354             --              --              --          17,354
                                         -------------   ------------   -------------   -------------   -------------
Total stockholders' equity under U.S.
  GAAP                                   Ps. 6,125,474   Ps.3,040,754   Ps.  (964,824)  Ps.(2,155,103)  Ps. 6,046,301
                                         =============   ============   =============   =============   =============

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                    ----------------------------------------------------------------------------
                                                    COMBINED        COMBINED
                                      PARENT       GUARANTOR      NON-GUARANTOR
                                     COMPANY      SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                    ----------    ------------    -------------    -------------    ------------
Total revenues                      Ps.627,382    Ps.5,903,956     Ps. 582,655     Ps.(2,909,340)   Ps.4,204,653
Total cost of sales                     22,578       2,332,458         391,312        (1,402,666)      1,343,682
                                    ----------    ------------     -----------     -------------    ------------
  Gross profit                         604,804       3,571,498         191,343        (1,506,674)      2,860,971
Operating expenses                     114,170       2,688,292         258,218        (1,616,172)      1,444,508
Depreciation and amortization          686,912         678,958          63,500            (5,007)      1,424,363
                                    ----------    ------------     -----------     -------------    ------------
  Operating profit (loss)             (196,278)        204,248        (130,375)          114,505          (7,900)
                                    ----------    ------------     -----------     -------------    ------------
Other income                                --              --              --            23,054          23,054
                                    ----------    ------------     -----------     -------------    ------------
Integral financing result:
  Interest expense, net                (57,111)       (133,133)        304,154           154,800         268,710
  Foreign exchange loss, net          (174,181)        (13,995)          3,340                (1)       (184,837)
  Gain from monetary position         (445,355)         96,556        (158,892)         (153,442)       (661,133)
                                    ----------    ------------     -----------     -------------    ------------
                                      (676,647)        (50,572)        148,602             1,357        (577,260)
                                    ----------    ------------     -----------     -------------    ------------
Equity participation in net (gain)
  loss of associated companies          (3,215)             --              --            50,826          47,611
Provision for assets tax                83,280          27,994             (15)           21,386         132,645
Minority interest                      (17,192)          1,673              --            (2,414)        (17,933)
Loss from discontinued operations           --              --              --             1,536           1,536
                                    ----------    ------------     -----------     -------------    ------------
Net profit for the year             Ps.417,496    Ps.  225,153     Ps.(278,962)    Ps.    18,760    Ps.  382,447
                                    ==========    ============     ===========     =============    ============
Net profit (loss) for the year
  under Mexican GAAP                Ps.417,496    Ps.  225,153     Ps.(278,962)    Ps.    18,760    Ps.  382,447
Deferred income taxes                   22,317         (40,996)             27               (73)        (18,726)
Pre-operating costs                         --              --         (69,028)               --         (69,028)
Interest rate collar                     6,797              --              --                --           6,797
Effect of inflation on U.S. GAAP
  adjustments                           40,982         (60,508)             40              (109)        (19,595)
                                    ----------    ------------     -----------     -------------    ------------
Net profit (loss) for the year
  under US GAAP                     Ps.487,592    Ps.  123,649     Ps.(347,924)    Ps.    18,578    Ps.  281,895
                                    ==========    ============     ===========     =============    ============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                          -------------------------------------------------------------------------
                                                          COMBINED       COMBINED
                                            PARENT       GUARANTOR     NON-GUARANTOR
                                            COMPANY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                          -----------   ------------   -------------   ------------   -------------
Operating activities:
  Net profit (loss) for the year          Ps. 487,592   Ps. 123,649     Ps.(347,924)   Ps.  18,578    Ps.   281,895
Adjustments to reconcile net loss to
  cash provided by (used in) operating
  activities:
Depreciation and amortization                 686,912       678,958          63,500         (5,007)       1,424,363
Equity in net loss (earnings) of
  associated companies and net gain on
  sale of equity investments                   (3,215)           --              --         50,826           47,611
Increase in allowance for doubtful
  accounts                                         --        91,204           1,182            381           92,767
Increase in allowance for obsolete and
  slow-moving inventories                         (52)       (4,651)           (237)           155           (4,785)
Minority interest                             (17,192)        1,673              --         (2,414)         (17,933)
Deferred income taxes and employee
  profit sharing                              105,597       (13,002)             12         58,765          151,371
Gain on net monetary position and
  foreign exchange losses                    (578,554)       22,053        (155,512)      (114,361)        (826,374)
Changes in operating assets and
  liabilities:
  Accounts receivable                              --      (409,959)          2,096       (159,642)        (567,505)
  Inventories                                   3,171        11,963          16,819         (3,684)          28,269
  Trade accounts payable and related
     parties                                  857,402       (83,320)         97,947        563,755        1,435,784
  Taxes and other payable                    (268,436)      321,758          17,029       (168,411)         (98,060)
  Income tax                                  (72,678)       39,717            (952)            74          (33,838)
  Other                                            --          (503)              2             --             (501)
                                          -----------   -----------     -----------    -----------    -------------
Net cash provided by (used in) operating
  activities                                1,200,547       779,540        (306,038)       239,015        1,913,064
                                          -----------   -----------     -----------    -----------    -------------
Investing activities:
Purchase of property and equipment, net    (1,023,154)     (361,572)        (82,831)       (34,723)      (1,502,280)
Investment in associated companies, net
  cash acquired                               256,609      (106,801)             --       (137,952)          11,856
Purchase of other assets                     (715,443)      (86,478)        (15,028)       (73,110)        (890,059)
                                          -----------   -----------     -----------    -----------    -------------
Net cash (used in) provided by investing
  activities                               (1,481,988)     (554,851)        (97,859)      (245,785)      (2,380,483)
                                          -----------   -----------     -----------    -----------    -------------
Financing activities:
Proceeds from notes payable and
  long-term debt                              764,033            --         344,181        (55,639)       1,052,575
Payments of notes payable and long-term
  debt                                       (693,761)     (125,433)             --        125,433         (693,761)
                                          -----------   -----------     -----------    -----------    -------------
Net cash provided by (used in) financing
  activities                                   70,272      (125,433)        344,181         69,794          358,814
                                          -----------   -----------     -----------    -----------    -------------
Net increase (decrease) in cash              (211,169)       99,256         (59,716)        63,024         (108,605)
Cash at beginning of year                     254,459       (28,515)         59,870            852          286,666
                                          -----------   -----------     -----------    -----------    -------------
Cash at the end of year                   Ps.  43,290   Ps.  70,741     Ps.     154    Ps.  63,876    Ps.   178,061
                                          ===========   ===========     ===========    ===========    =============

          CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998

                                    -----------------------------------------------------------------------------
                                                      COMBINED        COMBINED
                                       PARENT         GUARANTOR     NON-GUARANTOR
                                       COMPANY      SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                    -------------   -------------   -------------   -------------   -------------
ASSETS
Current assets:
  Cash and short-term investments   Ps.   254,459   Ps.   (28,515)  Ps.    59,870   Ps.       852   Ps.   286,666
                                    -------------   -------------   -------------   -------------   -------------
  Accounts receivable:
  Trade                                        --         377,254          12,297         (49,059)        340,492
  Related parties                       1,226,934         703,682              --      (1,917,824)         12,782
  Recoverable taxes and other             327,960         131,118         435,945        (233,054)        661,970
                                    -------------   -------------   -------------   -------------   -------------
                                        1,554,894       1,212,054         448,243      (2,199,947)      1,015,244
                                    -------------   -------------   -------------   -------------   -------------
  Inventories                               5,132         186,476          25,717          (9,513)        207,812
                                    -------------   -------------   -------------   -------------   -------------
          Total current assets          1,814,486       1,370,016         533,829      (2,208,608)      1,509,722
Investment in associated companies      2,130,345         178,828              --      (2,291,748)         17,425
Property and equipment, net             4,124,439       1,137,514         759,914         (59,939)      5,961,927
Other assets                              305,610         691,243          97,865         655,984       1,750,702
Excess of investment cost over
  book value                            1,879,581          31,994              --              --       1,911,574
                                    -------------   -------------   -------------   -------------   -------------
          Total assets              Ps.10,254,460   Ps. 3,409,594   Ps. 1,391,608   Ps.(3,904,312)  Ps.11,151,350
                                    =============   =============   =============   =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                     Ps.   833,799   Ps.        --   Ps.        --   Ps.        --   Ps.   833,799
  Trade accounts payable                  532,423         435,371         349,072        (336,117)        980,749
  Related parties                              --              --       1,322,425      (1,182,344)        140,082
  Taxes and other payable                 551,321         205,498         153,055         (59,302)        850,572
  Income tax                               51,643           1,376           1,298              --          54,317
                                    -------------   -------------   -------------   -------------   -------------
          Total current
            liabilities                 1,969,186         642,246       1,825,851      (1,577,763)      2,859,519
Long-term debt                          4,168,322              --              --              --       4,168,322
Trade accounts payable, long-term              --           2,370              --              --           2,370
Commitments and contingencies                  --           2,813              58              --           2,871
                                    -------------   -------------   -------------   -------------   -------------
          Total liabilities             6,137,508         647,428       1,825,909      (1,577,763)      7,033,082
                                    -------------   -------------   -------------   -------------   -------------
Stockholders' equity:
Capital contributions                   9,760,178       5,386,645       1,104,740      (6,472,512)      9,779,050
Earned capital                         (5,642,820)     (2,624,479)     (1,539,041)      4,144,647      (5,661,693)
Minority interest                              --              --              --             911             911
                                    -------------   -------------   -------------   -------------   -------------
Total stockholders' equity              4,117,358       2,762,166        (434,301)     (2,326,954)      4,118,268
                                    -------------   -------------   -------------   -------------   -------------
Total liabilities and
  stockholders' equity              Ps.10,254,866   Ps. 3,409,594   Ps. 1,391,608   Ps.(3,904,718)  Ps.11,151,350
                                    =============   =============   =============   =============   =============
Total stockholders' equity under
  Mexican GAAP                      Ps. 4,117,358   Ps. 2,762,166   Ps.  (434,301)  Ps.(2,326,954)  Ps. 4,118,268
Minority interest                              --              --              --            (911)           (911)
Deferred income taxes                     185,673          11,481          15,445         (27,291)        185,308
Interest collar                           (12,059)             --              --              --         (12,059)
Exchange gain                                  --              --        (187,301)             --        (187,301)
Provision for consolidation of
  facilities                               17,354              --              --              --          17,354
                                    -------------   -------------   -------------   -------------   -------------
          Total stockholders'
            equity under U.S. GAAP  Ps. 4,308,326   Ps. 2,773,646   Ps.  (606,157)  Ps.(2,355,156)  Ps. 4,120,659
                                    =============   =============   =============   =============   =============

           CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED
                               DECEMBER 31, 1998

                                  --------------------------------------------------------------------------------
                                                     COMBINED        COMBINED
                                     PARENT         GUARANTOR      NON-GUARANTOR
                                     COMPANY       SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                  -------------    ------------    -------------    -------------    -------------
Total revenues                    Ps.   269,573    Ps.4,506,128    Ps.   361,982    Ps.(1,965,286)   Ps. 3,172,397
Total cost of sales                      21,353       1,870,900          311,865       (1,117,748)       1,086,369
                                  -------------    ------------    -------------    -------------    -------------
  Gross profit                          248,220       2,635,228           50,117         (847,538)       2,086,028
Operating expenses                       61,641       1,860,958          132,687         (844,745)       1,210,540
Depreciation and amortization           339,331         521,617           33,921           (2,019)         892,850
450 Project non-cash write-down              --              --        1,102,401               --        1,102,401
                                  -------------    ------------    -------------    -------------    -------------
  Operating profit (loss)              (152,751)        252,654       (1,218,891)            (774)      (1,119,763)
                                  -------------    ------------    -------------    -------------    -------------
Other income                                 --              --          149,046               --          149,046
                                  -------------    ------------    -------------    -------------    -------------
Provision for equipment
  impairment                                 --              --               --               --               --
                                  -------------    ------------    -------------    -------------    -------------
Integral financing result:
  Interest expense, net                (267,112)        182,372          262,242           73,371          250,873
  Foreign exchange loss, net            838,734          96,338            4,402               --          939,474
  Gain from monetary position          (351,937)       (105,730)        (217,080)         (87,834)        (762,581)
                                  -------------    ------------    -------------    -------------    -------------
                                        291,685         172,980           49,564          (14,463)         427,766
                                  -------------    ------------    -------------    -------------    -------------
Equity participation in net
  (gain) loss of associated
  companies                          (1,049,289)         28,909               --        1,048,302           27,922
Provision for assets tax                 31,404          39,248            1,475               --           72,127
Minority interest                            --              --               --            6,342            6,342
Loss from discontinued
  operations                              3,933          16,784               --               --           20,716
                                  -------------    ------------    -------------    -------------    -------------
Net loss for the year             Ps.(1,457,062)   Ps.   52,551    Ps.(1,120,885)   Ps.(1,068,333)   Ps.(1,457,062)
                                  =============    ============    =============    =============    =============
Net loss for the year under
  Mexican GAAP                    Ps.(1,457,062)   Ps.   52,551    Ps.(1,120,885)   Ps.(1,068,333)   Ps.(1,457,062)
Deferred income taxes                    57,405         (25,854)          17,540            7,500           56,591
Pre-operating costs                          --              --          178,385               --          178,385
Interest rate collar                    (12,059)             --               --               --          (12,059)
Gain on exchange                             --              --         (187,301)              --         (187,301)
Effect of inflation on U.S. GAAP
  adjustments                           (26,455)         11,913           (8,084)          (3,454)         (26,080)
                                  -------------    ------------    -------------    -------------    -------------
Net loss for the year under U.S
  GAAP                            Ps.(1,438,171)   Ps.  (38,611)   Ps.(1,120,345)   Ps. 1,072,379    Ps.(1,447,526)
                                  =============    ============    =============    =============    =============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                ----------------------------------------------------------------------------
                                                  COMBINED       COMBINED
                                   PARENT        GUARANTOR     NON-GUARANTOR
                                   COMPANY      SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                -------------   ------------   -------------   -------------   -------------
Operating activities:
  Net loss for the year         Ps.(1,438,171)  Ps.  38,611    Ps.(1,120,348)  Ps. 1,072,381   Ps.(1,447,526)
Adjustments to reconcile net
  loss to cash provided by
  (used in) operating
  activities:
     Depreciation and
       amortization                   339,331       521,617           33,922          (2,020)        892,850
     450 Project non-cash
       write-down                          --            --          924,016              --         924,016
     Equity in net loss
       (earnings) of
       associated companies
       and net gain on sale of
       equity investments           1,201,317            --               --      (1,229,239)        (27,922)
     Increase in allowance for
       doubtful accounts               29,775        34,250            1,116         (34,228)         30,913
Minority interest                          --            --               --          (6,342)         (6,342)
Deferred income taxes and
  employee profit sharing             (26,001)       65,101          (16,065)         (7,499)         15,536
Gain on net monetary position
  and foreign exchange losses         513,252       (21,307)        (204,599)        (84,375)        202,971
Changes in operating assets
  and liabilities:
Accounts receivable                  (433,160)       37,597         (301,005)        113,753        (582,815)
Inventories                            13,696       111,273           24,391         (36,678)        112,681
Trade accounts payable and
  related parties                   2,037,999       (74,133)         789,671      (1,439,536)      1,314,001
Taxes and other payable               453,443       (33,889)         205,577        (108,262)        516,868
Income tax                             11,543       (40,663)          (1,529)            966         (29,682)
Other                                      --           (45)            (144)             --            (189)
                                -------------   -----------    -------------   -------------   -------------
Net cash provided by (used in)
  operating activities              2,703,023       638,412          335,003      (1,716,078)      1,915,360
                                -------------   -----------    -------------   -------------   -------------
Investing activities:
Purchase of property and
  equipment, net                   (2,272,742)     (365,611)      (1,023,518)      1,202,013      (2,459,857)
Proceeds from sale of
  investments                      (2,172,443)     (164,863)          11,083       2,338,556          12,333
Purchase of other assets              (44,694)     (143,777)         735,765      (1,784,016)     (1,236,722)
                                -------------   -----------    -------------   -------------   -------------
Net cash (used in) provided by
  investing activities             (4,489,878)     (674,252)        (276,671)     (1,756,554)     (3,684,246)
                                -------------   -----------    -------------   -------------   -------------
Financing activities:
Proceeds from notes payable
  and long-term debt                1,917,039            --               --              --       1,917,039
Payments of notes payable and
  long-term debt                      (31,462)           --               --           5,382         (26,081)
Increase of capital stock               8,062            --               --              --           8,062
                                -------------   -----------    -------------   -------------   -------------
Net cash provided by (used in)
  financing activities              1,893,638            --               --           5,382       1,899,020
                                -------------   -----------    -------------   -------------   -------------
Net increase (decrease) in
  cash                                106,783       (35,839)          58,332             857         130,134
Cash at beginning of year             147,676         7,326            1,531              --         156,532
                                -------------   -----------    -------------   -------------   -------------
Cash at the end of year         Ps.   254,459   Ps. (28,514)   Ps.    59,863   Ps.       857   Ps.   286,666
                                =============   ===========    =============   =============   =============

              CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR
                            ENDED DECEMBER 31, 1997

                                  --------------------------------------------------------------------------------
                                                     COMBINED        COMBINED
                                     PARENT         GUARANTOR      NON-GUARANTOR
                                     COMPANY       SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                  -------------    ------------    -------------    -------------    -------------
Total revenues                    Ps.   488,945    Ps.3,544,184     Ps. 298,904     Ps.(1,853,443)   Ps. 2,478,591
Total cost of sales                      28,150       1,637,438         265,323          (977,487)         953,424
                                  -------------    ------------     -----------     -------------    -------------
  Gross profit                          460,795       1,906,746          33,581          (875,956)       1,525,167
Operating expenses                       80,128       1,722,676         230,426        (1,042,349)         990,880
Depreciation and amortization           369,940         382,472          22,846                --          775,258
                                  -------------    ------------     -----------     -------------    -------------
  Operating profit (loss)                10,728        (198,402)       (219,690)          166,393         (240,971)
                                  -------------    ------------     -----------     -------------    -------------
Provision for equipment
  impairment                            756,483         479,824              --                --        1,236,307
                                  -------------    ------------     -----------     -------------    -------------
Integral financing result:
  Interest expense, net                  18,998          39,994         181,410            90,257          330,659
  Foreign exchange loss, net             55,617           8,234             714                --           64,565
  Gain from monetary position          (129,876)        (44,885)       (150,031)          (65,183)        (389,975)
                                  -------------    ------------     -----------     -------------    -------------
                                        (55,262)          3,344          32,094            25,073            5,249
                                  -------------    ------------     -----------     -------------    -------------
Equity participation in net
  (gain) loss of associated
  companies                            (631,646)             --              --           841,722          210,076
Provision for assets tax                 10,434          43,536             433             5,995           60,397
Minority interest                            --              --              --               276              276
                                  -------------    ------------     -----------     -------------    -------------
Net loss for the year             Ps.(1,332,574)   Ps. (725,108)    Ps.(252,217)    Ps.   977,324    Ps.(1,332,572)
                                  =============    ============     ===========     =============    =============
Net loss for the year under
  Mexican GAAP                    Ps.(1,332,574)   Ps. (725,108)    Ps.(252,217)    Ps.   977,324    Ps.(1,332,572)
Deferred income taxes                   289,337         122,906          81,067                --          493,311
Pre-operating costs                          --         (85,533)             --                --          (85,533)
Effect of inflation on U.S. GAAP
  adjustments                            11,834           5,026           3,312                --           20,171
                                  -------------    ------------     -----------     -------------    -------------
Net loss for the year under U.S.
  GAAP                            Ps.(1,031,403)   Ps. (682,709)    Ps.(167,837)    Ps.   977,324    Ps.  (904,623)
                                  =============    ============     ===========     =============    =============

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                 ----------------------------------------------------------------------------
                                                                   COMBINED       COMBINED
                                                        PARENT    GUARANTOR     NON-GUARANTOR
                                                       COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                                       -------   ------------   -------------   ------------   --------------
Operating activities:
  Net loss for the year                          Ps.(1,031,403)  Ps.(682,709)    Ps.(167,835)   Ps.  977,324   Ps.   (904,623)
Adjustments to reconcile net loss to cash
  provided by (used in) operating activities:
    Depreciation and amortization                      369,940       382,472          22,846              --          775,258
    Equity in net loss (earnings) of associated
      companies and net gain on sale of equity
      investments                                      631,646            --              --        (841,722)        (210,076)
    Increase in allowance for doubtful accounts             --        49,509            (985)             --           48,524
Increase in allowance for obsolete and
  slow-moving inventories                                  (72)       20,898            (173)             --           20,653
Provision for equipment impairment                     756,483       479,824              --              --        1,236,307
Minority interest                                           --            --              --            (276)            (276)
Deferred income taxes and employee profit
  sharing                                             (278,904)      (79,369)        (80,365)          5,994         (432,914)
Gain on net monetary position and foreign
  exchange losses                                      (80,978)     (128,840)       (157,076)        (68,556)        (435,450)
Changes in operating assets and liabilities:
Accounts receivable                                    (24,376)     (157,229)         39,759          (3,612)        (145,457)
Inventories                                             (4,036)     (227,262)         (9,622)         15,969         (224,951)
Trade accounts payable and related parties            (995,832)      961,039         704,266          26,558          696,031
Taxes and other payable                                (98,055)     (175,142)         37,323         (86,293)        (322,167)
Income tax                                                (323)        2,668           1,071              49            3,465
Other                                                       --            81             143             238              462
                                                 -------------   -----------     -----------    ------------   --------------
Net cash provided by (used in) operating
  activities                                          (755,911)      445,941         389,082          25,673          104,786
                                                 -------------   -----------     -----------    ------------   --------------
Investing activities:
Purchase of property and equipment, net               (796,096)       (4,677)          7,579        (109,860)        (903,054)
Investment in associated companies, net cash
  acquired                                            (151,823)       20,837         (11,083)        471,540          329,472
Purchase of other assets                               375,493       (81,842)       (390,533)       (692,765)        (789,646)
                                                 -------------   -----------     -----------    ------------   --------------
Net cash (used in) provided by investing
  activities                                          (572,426)      (65,681)       (394,036)       (331,085)      (1,363,228)
                                                 -------------   -----------     -----------    ------------   --------------
Financing activities:
Proceeds from notes payable and long-term debt       2,324,390      (308,624)           (714)      1,177,653        3,192,705
Payments of notes payable and long-term debt        (1,074,668)      (80,490)             --        (875,485)      (2,030,643)
Increase in capital stock                              112,797            --              --             (13)         112,783
                                                 -------------   -----------     -----------    ------------   --------------
Net cash provided by (used in) financing
  activities                                         1,362,519      (389,114)           (714)        302,155        1,274,845
                                                 -------------   -----------     -----------    ------------   --------------
Net increase (decrease) in cash                         34,182        (8,855)         (5,668)         (3,257)          16,403
Cash at beginning of year                              113,493        16,180           7,195           3,257          140,129
                                                 -------------   -----------     -----------    ------------   --------------
Cash at the end of year                          Ps.   147,675   Ps.   7,325     Ps.   1,527    Ps.       --   Ps.    156,532
                                                 =============   ===========     ===========    ============   ==============

22.  SUBSEQUENT EVENTS

As part of the recapitalization and reorganization plan mentioned in Note 1, on March 1, 2000, New Iusacell changed its name from Nuevo Grupo Iusacell, S.A. de C.V. to Grupo Iusacell, S.A. de C.V., and the Company changed its name from Grupo Iusacell, S.A. de C.V. to Grupo Iusacell Celular, S.A. de C.V.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of
Nuevo Grupo Iusacell, S.A. de C.V.:

We have audited the consolidated balance sheets of Nuevo Grupo Iusacell, S.A. de C.V. (the "Company") and subsidiaries (successor to Grupo Iusacell, S.A. de C.V. and subsidiaries) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and changes in financial position for each of the three years ended December 31, 1999 and have issued our report thereon dated February 29, 2000, except with respect to certain matters discussed in Notes 20 and 21 for which the date is March 16, 2000, included elsewhere in this Annual Report on Form 20-F. Our audits also included the financial statements schedule listed in Item 19 of this Annual Report on Form 20-F. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial schedule based on our audits.

In our opinion, the financial statements schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

PricewaterhouseCoopers

Juan Manuel Ferron Solis
Public Accountant

Mexico City, D. F., Mexico.
March 16, 2000

                       NUEVO GRUPO IUSACELL, S.A. DE C.V.

         SCHEDULE IX -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                        DECEMBER 31, 1999, 1998 AND 1997
   (Thousands of Mexican pesos with purchasing power as of December 31, 1999)

                                                       ----------------------------------------------------------------
                                                        BALANCE AT    CHARGED TO   CHARGED TO                BALANCE AT
                                                       BEGINNING OF    COST AND      OTHER                     END OF
                                                          PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                                                       ------------   ----------   ----------   ----------   ----------
DECEMBER 31, 1997
Allowance for obsolete and slow-moving inventories        49,650        20,652        --          31,204       39,099
Allowance for doubtful accounts                          142,192        48,524        --          86,723      103,993
Allowance for obsolete fixed assets                       69,152            --        --          69,152           --
Restructure reserve                                      133,264            --        --         133,264           --
DECEMBER 31, 1998
Allowance for obsolete and slow-moving inventories        39,099            --        --          26,472       12,627
Allowance for doubtful accounts                          103,993        30,913        --          59,508       75,400
DECEMBER 31, 1999
Allowance for obsolete and slow-moving inventories        12,627        11,510        --          16,295        7,842
Allowance for doubtful accounts                           75,400        92,767        --          18,889      149,278

                                                                         ANNEX A

                      GLOSSARY OF TELECOMMUNICATIONS TERMS

analog:              A transmission method employing a continuous electrical
                     signal that varies in amplitude or frequency in response to changes in sound, light, position, etc., impressed on a
                     transducer in the sending device.
band:                A range of frequencies between two defined limits.
cdma:                Code Division Multiple Access, a standard of digital
                     cellular technology which provides more call carrying
                     capacity than analog or TDMA. CDMA increases capacity by
                     transmitting a large number of simultaneous conversations
                     over a single channel, assigning unique codes that can be
                     reassembled at the receiving end.
Cellular A-band:     The range of frequencies used to provide cellular wireless service between 825-835 MHz and between 870-880 MHz of the radio spectrum.
Cellular B-band:     The range of frequencies used to provide cellular wireless service between 835-845 MHz and between 880-890 MHz of the radio spectrum.
channel:             A pathway for the transmission of information between a
                     sending point and a receiving point.
COFETEL:             Comision Federal de Telecomunicaciones, the Mexican Federal
                     Telecommunications Commission.
Covered POPS:        The number of POPs in a defined area for whom a cellular
                     signal is accessible.
digital:             A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses
                     that represent the binary digits 0 and 1. Digital
                     transmission and switching technologies employ a sequence of discrete, distinct pulses to represent information, as
                     opposed to the continuous analog signal.
hertz:               The unit measuring the frequency with which an alternating electromagnetic signal cycles through the zero-value state between lowest and highest states. One hertz (abbreviated
                     Hz) equals one cycle per second; KHz (kilohertz) stands for thousands of hertz; MHz (megahertz) stands for millions of hertz; and GHz (gigahertz) stands for billions of hertz.
IMTS:                Improved mobile telephone service; IMTS systems are analog mobile telephone systems that employ a single powerful radio base station to communicate with IMTS mobile telephones that are within approximately a 25-mile radius.
LATA:                Local Access and Transport Area; an area in which a local
                     exchange carrier is permitted to provide service as
                     designated by the 1982 United States federal court decree
                     resulting from antitrust litigation brought by the United
                     States Department of Justice against AT&T Corporation.
PCS:                 Personal Communications Services. PCS has come to represent two things: first, a digital wireless communications service operating over the 1.9 GHz band; and second, more
                     generically, a wireless communications service utilizing a digital network that offers typical features such as voice, video and data applications, short messaging, voicemail,
                     caller identification, call conferencing and call
                     forwarding. Generic PCS suppliers promote this service on
                     the ability of its features to be customized, or "bundled,"
                     to the needs of the individual customer.
PCS A-Band:          The range of frequencies used to provide PCS wireless
                     services between 1.850-1.865 GHz and between 1.930-1.945 GHz of the radio spectrum.
PCS B-Band:          The range of frequencies used to provide PCS wireless
                     services between 1.870-1.885 GHz and between 1.950-1.965 GHz of the radio spectrum.
PCS D-Band:          The range of frequencies used to provide PCS wireless
                     services between 1.865-1.870 GHz and between 1.945-1.950 GHz of the radio spectrum.
PCS E-Band:          The range of frequencies used to provide PCS wireless
                     services between 1.885-1.890 GHz and between 1.965-1.970 GHz of the radio spectrum.
Penetration rate:    A cellular operator's subscribers within a defined area
                     divided by total POPs within that area.

POPs:                The population for a particular area based on the 1990
                     Mexican census. Population figures for 1995, 1996, 1997,
                     1998 and 1999 have been calculated by applying the forecast annual population growth rate for 1995, as published by the
                     Instituto Nacional de Estadistica, Geografia e Informatica
                     (the National Institute of Statistics, Geography and
                     Information Processing, "INEGI") to the official 1990 census figures. Where the population information is set forth
                     without reference to a year, the information given is as of
                     December 31, 1999. The SCT divides Mexico into nine
                     geographic regions for the provision of cellular service
                     (individually a "Region" and collectively the "Regions").
                     Information regarding the numbers of POPs within a given
                     region has been calculated using the national population
                     growth rate, as published by INEGI. Information regarding
                     the number of POPs within a given city has been calculated using the growth rate for that city, as published by INEGI, which may not be the same as the national growth rate
                     published by INEGI. The number of POPs in any region or
                     other geographic area should not be confused with the
                     current number of users of wireless services in that region or other geographic area and is not indicative of the number of users of wireless services in the future.
Region 1:            Consists of the states of Baja California Norte and Baja
                     California Sur and the municipality of San Luis Rio Colorado in northwestern Sonora. Major cities in the region include
                     Tijuana, Mexicali, Ensenada, Tecate and La Paz.
Region 2:            Consists of the states of Sonora and Sinaloa (except for the municipality of San Luis Rio Colorado in northwestern
                     Sonora). Major cities in the region include Hermosillo,
                     Ciudad Obregon, Culiacan and Mazatlan.
Region 3:            Consists of the states of Chihuahua and Durango and the
                     municipalities of Torreon, Francisco I. Madero, Matamoros,
                     San Pedro and Viesca in the state of Coahuila. Major cities in the region include Ciudad Juarez, Chihuahua, Durango,
                     Gomez Palacio and Torreon.
Region 4:            Consists of the states of Tamaulipas and Nuevo Leon and,
                     with the exception of the municipalities of Torreon,
                     Francisco I. Madero, Matamoros, San Pedro and Viesca, the
                     state of Coahuila. Major cities in the region include
                     Monterrey, Saltillo, Tampico, Nuevo Laredo, Reynosa and
                     Matamoros.
Region 5:            Consists of the states of Colima, Jalisco (except for twelve municipalities in northeastern Jalisco), Michoacan and
                     Nayarit. Major cities in the region include Guadalajara
                     (population 1.9 million), Mexico's second largest city,
                     Morelia, Tepic, Colima and Manzanillo.
Region 6:            Consists of the states of Aguascalientes, Guanajuato,
                     Queretaro, San Luis Potosi, Zacatecas and twelve
                     municipalities in northeastern Jalisco. Major cities in the region include Leon, Queretaro, Aguascalientes, San Luis
                     Potosi and Zacatecas.
Region 7:            Consists of the states of Guerrero, Oaxaca, Puebla, Tlaxcala and Veracruz. Major cities in the region include Puebla,
                     Acapulco, Veracruz and Oaxaca.
Region 8:            Consists of the states of Yucatan, Quintana Roo, Campeche,
                     Chiapas and Tabasco. Major cities in the region include
                     Merida, Cancun, Villahermosa, Campeche and Tuxtla Gutierrez.
Region 9:            Consists of the states of Mexico, Hidalgo and Morelos and
                     the Federal District. Major cities in the region include
                     Mexico City, one of the world's most populous cities,
                     Toluca, Cuernavaca and Pachuca.
roaming:             A service offered by mobile communications providers which allows a subscriber to use his or her telephone while in the service area of another carrier.
SCT:                 Secretaria de Comunicaciones y Transportes, the Mexican
                     Telecommunications and Transportation Ministry.
switch:              A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information.
                     Switching is the process of interconnecting circuits to form a transmission path between users.
TDMA:                Time Division Multiple Access, a standard of digital
                     cellular technology, which provides more call carrying
                     capacity than analog, but less than CDMA, by interlacing
                     conversations on a single channel through time-sharing
                     methods.

PROSPECTUS

                                U.S.$600,000,000

                          GRUPO IUSACELL, S.A. DE C.V.
                                Debt Securities
                                  Common Stock
              American Depositary Shares Representing Common Stock

Grupo Iusacell, S.A. de C.V. may:

        - sell debt securities to the public

        - sell common stock to the public

        - sell American depositary shares representing common stock to the public

One or more of our shareholders may sell shares of our common stock or American depositary shares representing common stock.

American depositary shares representing shares of our series V common stock are listed on the New York Stock Exchange under the symbol "CEL." Our series A and V common stock are listed on the Mexican Stock Exchange.

INVESTING IN THESE SECURITIES INVOLVES SOME RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF OUR FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 1999, WHICH IS INCORPORATED BY REFERENCE.

We will provide the specific terms of the securities in supplements to this prospectus. The prospectus supplement will also contain the names of the underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts. You should read this prospectus and any prospectus supplement carefully before you make a decision to invest.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

March 22, 2000

                               TABLE OF CONTENTS

                                             PAGE
                                             NO.
                                             ----
About This Prospectus......................     i
Where You Can Find More Information........    ii
Forward-Looking Statements.................    ii
Iusacell...................................     1
Use of Proceeds............................     2
Ratio of Earnings to Fixed Charges.........     2

                                             PAGE
                                             NO.
                                             ----
Description of Securities that May be
  Offered..................................     3
Description of the Debt Securities.........     3
Plan of Distribution.......................     8
Legal Matters..............................     9
Experts....................................     9
Enforceability of Civil Liabilities........     9

                            ------------------------

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, which we refer to as the SEC using the "shelf" registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that can be offered. Each time we sell securities, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

"NEW IUSACELL" AND "IUSACELL" MEAN GRUPO IUSACELL, S.A. DE C.V. THIS COMPANY WAS FORMERLY KNOWN AS NUEVO GRUPO IUSACELL, S.A. DE C.V.

"OLD IUSACELL" MEANS GRUPO IUSACELL CELULAR, S.A. DE C.V. THIS COMPANY WAS FORMERLY KNOWN AS GRUPO IUSACELL, S.A. DE C.V. NEW IUSACELL OWNS 99.9% OF THE CAPITAL STOCK OF OLD IUSACELL.

Unless otherwise specified, all references to "U.S. dollars," "dollars," "U.S.$" or "$" are to United States dollars, and references to "Ps." and "pesos" are to Mexican pesos. We publish our financial statements in pesos that are adjusted to reflect changes in purchasing power due to inflation. Thus, unless otherwise specified, our financial data is presented in constant pesos of December 31, 1999 purchasing power. Amounts presented in this prospectus may not add up or may be slightly inconsistent due to rounding.

Unless otherwise provided, this prospectus contains translations of peso amounts into U.S. dollars solely for the convenience of the reader based on the exchange rate reported by the Federal Reserve Bank of New York as its noon buying rate for pesos, which we refer to as the noon buying rate, at December 31, 1999, which was Ps.9.480 per U.S.$1.00. These currency conversions should not be construed as representations that the peso amounts actually represent such dollar amounts. Additionally, these conversions should not be construed as representations that these peso amounts have been, could have been or could be converted into U.S. dollars at those or any other rates of exchange.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual and special reports and furnish other information with the SEC from time to time. You may read and copy any document filed by us at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, some of our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. In addition, because the American depositary shares representing our series V common stock, which we refer to as ADSs, are listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and includes the following:

     - annual report on Form 20-F for the year ended December 31, 1999.

     - all documents that we file in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, any future reports on Form 6-K that indicate they are incorporated into this prospectus and any future annual reports on Form 20-F that we file with the SEC until we sell all of the securities that may be offered through this prospectus.

You should consider any statement in this prospectus or incorporated by reference to be modified by any statement subsequently incorporated by reference to the extent that subsequent statement modifies the prior statement.

We will provide without charge upon written or oral request a copy of any document that is incorporated by reference in this prospectus, other than exhibits that are not specifically incorporated by reference. These requests should be directed to our Director of Investor Relations, at Prolongacion Paseo de la Reforma 1236, Colonia Santa Fe, Delegacion Cuajimalpa, 05348 Mexico, D.F., telephone number + (525) 109-4400. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains projections of some financial data and discloses plans and objectives for the future. This forward-looking information, as defined in the United States Private Securities Litigation Reform Act of 1995, reflects our views regarding future events and financial performance. Actual events and results could differ materially from those projected in the forward-looking statements as a result of the risk factors described above, as well as factors discussed below.

The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which in any event speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The risk factors described in or incorporated into this prospectus, and many other factors, could cause actual events and results to differ materially from historical results or those anticipated.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

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                                    IUSACELL

We are the second largest wireless telecommunications provider in Mexico with more than 1.3 million cellular customers. We own and operate concessions for a range of frequencies in the 800 MHz band used to provide cellular wireless services in four contiguous regions in central Mexico, including Mexico City, one of the world's most populous cities.

     - Our cellular concessions cover regions representing approximately 68 million inhabitants, or 69% of Mexico's total population.

     - Our cellular network makes services available in areas where approximately 59 million people live, representing 88% of the inhabitants of the regions where we provide cellular wireless services and 61% of Mexico's total population.

Since August 1999, we have been offering digital coverage and services in all areas where we provide cellular wireless services.

Since February 1997, we have been under the management control of subsidiaries of Bell Atlantic Corporation. Bell Atlantic has invested approximately U.S.$1.2 billion since 1993 for its 40.2% economic and voting interest in our equity. Today, Bell Atlantic personnel seconded to Iusacell and Bell Atlantic consultants are integrally involved in defining and implementing our long-term strategy and in managing day-to-day operations.

Since Bell Atlantic took control of our management in February 1997, our cellular subscriber base has grown from approximately 245,000 to 1,322,798 subscribers at December 31, 1999. Of these subscribers, 352,289 were post-paid contract customers who purchase cellular services pursuant to fixed term contracts and the remaining 970,509 were customers who pay for their cellular services in advance through the purchase of prepay calling cards. Approximately 207,000 of these prepay customers are incoming calls only customers who only receive incoming calls and cannot make outgoing calls. These customers generate little or no revenue.

In addition to our core mobile wireless services, we also provide a wide range of other telecommunications services, including long distance, paging, wireless local telephony and data transmission. In late March 2000, we launched wireless Internet service.

                            ------------------------

Our principal executive offices are located at Prolongacion Paseo de la Reforma 1236, Colonia Santa Fe, Delegacion Cuajimalpa, 05348, Mexico, D.F. Our telephone number is + (525) 109-4400. Our internet website address is http://www.iusacell.com.mx. Information contained in our website is not part of this prospectus.

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                                USE OF PROCEEDS

Unless otherwise disclosed in the accompanying prospectus supplement, we will use the net proceeds from the sale of securities to fund the business of Iusacell and its subsidiaries.

The offering price of our debt securities, common stock and ADSs representing common stock will be determined by market conditions.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges covers continuing operations. For this purpose earnings are calculated as income or loss before taxes plus (i) integral financing cost, including amortization of capitalized interest, (ii) the interest portion of annual rent expense, and (iii) losses from the less than 50%-owned affiliates. Fixed charges include the expensed and capitalized portions of integral financing cost.

Earnings were inadequate to cover fixed charges in 1995, 1996, 1997 and 1998. The fixed charge coverage deficiency for the years ended December 31, 1995, 1996, 1997 and 1998 amounted to Ps.2,043.4 million (U.S.$215.6 million),
Ps.464.4 million (U.S.$49.0 million), Ps.1,334.3 million (U.S.$140.7 million) and Ps.2,275.5 million (U.S.$240.0 million). There was no fixed charge coverage deficiency for the year ended December 31, 1999. The fixed charge coverage amounted to Ps.501,897 (U.S.$52,943) and the ratio of earnings to fixed charges was 2.59.

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                 DESCRIPTION OF SECURITIES THAT MAY BE OFFERED

We may offer debt securities, common stock, ADSs representing common stock, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to U.S.$600,000,000 worth of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement. For a description of our common stock or ADSs representing common stock, see our annual report on Form 20-F for the year ended December 31, 1999.

                       DESCRIPTION OF THE DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. Debt securities may be secured or unsecured general obligations of Iusacell. Senior debt securities will rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the prospectus supplement (other than statutorily preferred obligations). Subordinated debt securities will rank in right of payment below all other indebtedness outstanding at or after the time issued, unless the other indebtedness provides that it is not senior to the subordinated debt. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. A copy of the form of each type of indenture has been or will be filed as an exhibit to the registration statement of which this prospectus is a part. A prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities and the indentures are not complete. We strongly urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

GENERAL

The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be unsecured and unsubordinated obligations of Iusacell and will rank equally with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt. We will have the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of that series. The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of such debt securities or the series of which they are a part;

     - the person to whom any interest on a debt security of the series will be paid;

     - the date or dates on which we must pay the principal;

     - the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

     - the terms of any interest escrow arrangement;

     - the place or places where we must pay the principal of and any premium or interest on the debt securities;

     - the terms and conditions on which we may redeem any debt security, if at all;

     - any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

     - any provisions for the payment of additional amounts for taxes;

     - the denominations in which we may issue the debt securities;

     - the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

     - the currency in which we will pay the principal of and any premium or interest on the debt securities;

     - the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

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

     - the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon maturity or that will be deemed to be outstanding as of any date;

     - if applicable, that the debt securities are defeasible;

     - if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, common stock or other securities or property;

     - whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

     - the subordination provisions that will apply to the subordinated debt securities;

     - any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of such debt securities due and payable; and

     - any addition to or change in the covenants in the indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe special United States federal income tax and Mexican tax considerations considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity in accordance with the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe certain United States federal income tax, Mexican tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the applicable prospectus supplement.

CONVERSION AND EXCHANGE RIGHTS

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for ADSs or common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. We will describe how the number of ADSs or common stock or other securities or property to be received upon conversion or exchange would be calculated.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution or winding-up or liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. We may not resume payments on the subordinated debt securities until the defaults are cured or waived or certain periods pass. If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

GLOBAL SECURITIES

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless the depositary has notified us that it is unwilling or unable to continue as depositary or an event of default occurs and continues with respect to the debt securities. The depositary will determine how all securities issued in exchange for a global security will be registered.
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

As long as the depositary or its nominee is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities.

We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security. Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the applicable trustee assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

Unless otherwise stated in the prospectus supplement, we will pay principal of and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest. Unless otherwise stated in the prospectus supplement, we will pay principal of and any premium or interest on the debt securities at the office of our designated paying agent, except we may pay interest by check mailed to the address of the person entitled to the payment. Unless we state otherwise in the prospectus supplement, the corporate trust office of the trustee will be the paying agent for the debt securities. Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities. The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. The holder thereafter may look only to us for payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

Under the terms of the indentures, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

     - the successor is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of Mexico, the United States or any state thereof or any other country recognized by the United States and assumes our obligations under the debt securities and the indentures;

     - immediately after the transaction, no event of default occurs and continues; and

     - we meet certain other conditions.

EVENTS OF DEFAULT

Each of the following will constitute an event of default under each indenture:

     - failure to pay principal of or any premium on any debt security when due;

     - failure to pay any interest on any debt security when due, continued for a specified number of days;

     - failure to deposit any sinking fund payment, when due;

     - failure to perform any other covenant in the indenture that continues for a specified number of days after written notice has been given by the trustee, or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

     - certain events in bankruptcy, insolvency or reorganization of Iusacell;
       and

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

     - any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. If an event of default, other than an event of default as a result of certain events of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series automatically will become immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

     - the holder has previously given the trustee written notice of a continuing event of default;

     - the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered reasonable indemnity to the trustee to institute the proceeding; and

     - the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days.

Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

We and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would:

     - change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

     - reduce the principal, premium or interest on any debt security;

     - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

     - change the place or currency of payment of principal, premium or interest on any debt security;

     - impair the right to enforce any payment on any debt security;

     - in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

     - in the case of debt securities that are convertible or exchangeable into other securities of Iusacell, adversely affect the right of holders to convert or exchange any of the debt securities;

     - reduce the percentage in principal amount of outstanding securities of any series for which the holders' consent is required;

     - reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

     - modify provisions with respect to modification and waiver.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with certain restrictive provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the

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

indenture with respect to debt securities of that series, except a default in the payment of principal of an premium, if any, or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent. Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

DEFEASANCE AND COVENANT DEFEASANCE

To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants in the indentures, to the debt securities of any series.

NOTICES

We will mail notices to holders of debt securities at the addresses that appear in the security register.

TITLE

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

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                              PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

     - the name or names of any underwriters, if any;

     - the purchase price of the securities and the proceeds we will receive from the sale;

     - any underwriting discounts and other items constituting underwriters compensation;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.

We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, an agent will act on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities.

Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer other than certain common stock held in our treasury will be new issues of securities with no established trading market.

Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

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                                 LEGAL MATTERS

The legality of the securities will be passed upon by Clifford Chance Rogers & Wells LLP, New York, New York, special United States counsel to Iusacell with respect to matters of New York law and United States federal law, and by De Ovando y Martinez del Campo, S.C., Mexico D.F., special Mexican counsel to Iusacell with respect to matters of Mexican law. As to all matters of Mexican law, Clifford Chance Rogers & Wells LLP will rely on the opinion of De Ovando y Martinez del Campo, S.C. As to all matters of New York law and United States federal law, De Ovando y Martinez del Campo, S.C. will rely on the opinion of Clifford Chance Rogers & Wells LLP. All statements of Mexican law in this prospectus have been passed upon by, and are made upon the authority of, De Ovando y Martinez del Campo, S.C. Certain legal matters as to United States law relating to the securities will be passed upon for the underwriters, if any, by the counsel named in the applicable prospectus supplement. Certain legal matters as to Mexican law will be passed upon for the underwriters, if any, by the counsel named in the applicable prospectus supplement.

                                    EXPERTS

The consolidated financial statements of Iusacell and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in the registration statement and this prospectus from Iusacell's annual report on Form 20-F for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers, independent auditors, as stated in their reports which are incorporated herein by reference and are so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The description of the appraisal of Iusacell's prior analog telecommunications network incorporated by reference in the registration statement and in this prospectus from Iusacell's annual report on Form 20-F for the year ended December 31, 1999 has been prepared by Consultores y Valuadores de Empresas, S.C., an international property appraiser, as indicated in their appraisal report. The description of the appraisal is included in reliance upon such report and information given on the authority of the firm as experts in property valuation.

                      ENFORCEABILITY OF CIVIL LIABILITIES

Iusacell is incorporated with limited liability in Mexico and substantially all of its assets are located in Mexico. In addition, the majority of the directors and officers of Iusacell and some of the experts named in this prospectus reside outside the United States (principally in Mexico) and all or a significant portion of the assets of those persons and of Iusacell are located outside the United States. As a result, it may not be possible for investors to effect service of process upon such persons within the United States or to enforce against such persons Iusacell judgments obtained in the courts of the United States, including without limitation, judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Iusacell has been advised by De Ovando y Martinez del Campo, S.C., its special Mexican counsel, that there is doubt as to the enforceability in original actions in Mexican courts of liabilities predicated solely upon United States federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of the United States federal securities laws. As a result, because substantially all of the assets of Iusacell are located in Mexico, holders of Iusacell securities may effectively be required to pursue in Mexico, under Mexican law, any claims they may have against Iusacell.

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                            [IUSACELL DIGITAL LOGO]